Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-172827

Prospectus Supplement

UNITED COMMUNITY BANK

401(k) PROFIT SHARING PLAN

OFFERING OF UP TO 448,125 SHARES OF

UNITED COMMUNITY BANCORP

COMMON STOCK AND RELATED INTERESTS

This prospectus supplement relates to the 448,125 shares of United Community Bancorp common stock, par value $0.01 per share (the “Common Stock”) together with related participation interests offered in connection with the United Community Bancorp stock offering to participants in the United Community Bank 401(k) Profit Sharing Plan (the “401(k) Plan”). See “The Conversion and Offering” on page 127 of the prospectus attached to this prospectus supplement for detailed information on the United Community Bancorp stock offering.

In connection with the stock offering, United Community Bancorp has registered with the U.S. Securities and Exchange Commission sufficient shares of Common Stock and related interests to enable Mid Atlantic Trust Company to subscribe for and purchase, on behalf of 401(k) Plan participants, up to 448,125 shares of Common Stock. 401(k) Plan participants may direct Mid Atlantic Trust Company to use all or a portion of their 401(k) Plan account balances (excluding funds already invested in United Community Bancorp common stock) to subscribe for and purchase shares of Common Stock in the stock offering.

The prospectus dated November 9, 2012 of United Community Bancorp, which is attached to this prospectus supplement, includes detailed information regarding the offering of United Community Bancorp common stock and the financial condition, results of operations and business of United Community Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement, together with the prospectus, and keep both for future reference.

Please refer to “Risk Factors” beginning on page 19 of the prospectus.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales of shares of Common Stock through the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell shares of Common Stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. United Community Bancorp, United Community Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Common Stock shall under any circumstances imply that there has been no change in the affairs of United Community Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is November 9, 2012.

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THE OFFERING

Securities Offered

Up to 448,125 shares of new United Community Bancorp common stock are being offered to participants in the 401(k) Plan, at $8.00 per share, together with related participation interests in connection with United Community Bancorp’s stock offering. Your investment in new shares of United Community Bancorp common stock in the stock offering is governed by the purchase priorities contained in United Community Bank’s plan of conversion and reorganization and is conditioned upon the closing of the stock offering. See the prospectus attached to this prospectus supplement for a discussion of the purchase priorities in the stock offering.

The shares of United Community Bancorp common stock currently held in the United Community Bancorp Stock Fund will automatically be exchanged for shares of new United Community Bancorp common stock pursuant to the exchange ratio as more fully described in the prospectus attached to this prospectus supplement. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders” in the prospectus. Any new shares of United Community Bancorp common stock you subscribe for and purchase in the stock offering will be added to the shares that you receive in the exchange. All of these shares will be held in the United Community Bancorp Stock Fund. See “—Nature of a Participant’s Interest in the United Community Bancorp Stock Fund.”

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding United Community Bank’s second-step conversion, the United Community Bancorp stock offering and the financial condition, results of operations and business of United Community Bank. The address of the principal executive office of United Community Bank is 92 Walnut Street, Lawrenceburg, Indiana 47025. The telephone number of United Community Bank is (812) 537-4822.

Election to Purchase New Shares of United Community Bancorp Common Stock in the Stock Offering

If you elect to participate in the stock offering using all or a portion of your 401(k) Plan funds (excluding your current investment in the United Community Bancorp Stock Fund), you must complete and submit the blue election form included with this prospectus supplement (the “Investment Form”). See “—Method of Directing Your Investment Election” and “—Time for Directing Your Investment Election” for detailed information on how to participate in the stock offering using your 401(k) Plan funds.

All 401(k) Plan participants are eligible to participate in the United Community Bancorp stock offering. However, participant investment directions are subject to subscription rights, purchase priorities and purchase limitations. If you are eligible to subscribe for shares in the stock offering, your order will be filled in the following order of priority:

1.	Persons with (i) $50 or more on deposit at United Community Bank as of the close of business on December 31, 2009, or (ii) $50 or more on deposit at Integra Bank, National Association, as of the close of business on June 4, 2010 and which deposits United Community Bank assumed on that date;

2.	Persons with $50 or more on deposit at United Community Bank as of the close of business on September 30, 2012 who are not in category 1 above; and

3.	Except for persons eligible to subscribe for shares under categories 1 and 2, depositors as of the close of business on October 31, 2012, who were not eligible to subscribe for shares of United Community Bancorp common stock under categories 1 and 2 above.

To the extent shares of United Community Bancorp common stock remain available after filling orders in the subscription offering, shares will be available in a community offering with a preference to natural persons and trusts of natural persons residing in Dearborn and Ripley Counties in Indiana, to our existing public stockholders and to the general public.

The limitations on the total amount of United Community Bancorp common stock that you may purchase in the stock offering, as described in the prospectus (see “The Conversion and Offering— Limitations on Purchases of Shares”) will be calculated based on the aggregate amount that you subscribed for: (1) through your 401(k) Plan account; and (2) through your sources of funds outside of the 401(k) Plan by placing an order in the stock offering

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using a Stock Order Form. Whether you place an order through the 401(k) Plan, outside the plan or both, the number of shares of United Community Bancorp common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities set forth in the prospectus. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated as described in “The Conversion and Offering —Subscription Offering and Subscription Rights” in the prospectus. Available shares will be allocated between your 401(k) Plan order and your order outside of the 401(k) Plan.

Value of 401(k) Plan

As of June 30, 2012, the market value of the assets of the 401(k) Plan (excluding assets invested in United Community Bancorp common stock) equaled approximately $3,584,940. United Community Bank has informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of June 30, 2012. The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Your Investment Election

If you wish to use your 401(k) Plan funds (excluding those currently invested in the United Community Bancorp Stock Fund) to participate in the stock offering, you must complete, sign and submit the enclosed blue Investment Form to Barbara McCormack in the United Community Bank Human Resources Department. The Investment Form allows you to direct the 401(k) Plan recordkeeper to liquidate a percentage of your current 401(k) Plan investments (in multiples of not less than 1%) and direct the transfer of the cash to a noninterest-bearing Stock Pending Fund until your funds are used to purchase new shares of United Community Bancorp common stock in the stock offering. Please note that in order to have the liquidity necessary to facilitate transactions within the United Community Bancorp Stock Fund, approximately five percent (5%) of your investment direction will be held in a short-term investment account. Approximately ninety-five (95%) of the total amount liquidated in accordance with your investment direction will be used to purchase new shares of United Community Bancorp common stock in the stock offering rounded down to the nearest $8.00 increment. Only funds divisible by $8.00, the per share price of United Community Bancorp common stock in the stock offering, will be used to purchase shares of United Community Bancorp common stock in the stock offering. Any remaining cash will be held in the noninterest-bearing Stock Pending Fund until the close of the stock offering at which time you can reinvest the funds in any of the investments maintained in the 401(k) Plan. Once you submit your blue Investment Form, your election to participate in the stock offering using your 401(k) Plan funds is IRREVOCABLE. See “—Irrevocability of Your Investment Election and Restrictions on Transferability” below. If you do not wish to invest in the United Community Bancorp Stock Fund at this time, you do not need to take any action. The minimum investment during the stock offering is $200, which equals 25 shares.

Time for Directing Your Investment Election

Your Investment Form must be received by Barbara McCormack in the Human Resources Department by 4:00 p.m. on December 3, 2012.

Irrevocability of Your Investment Election and Restrictions on Transferability

Once you have submitted your Investment Form, you cannot change your election to subscribe for shares of United Community Bancorp in the stock offering with your 401(k) Plan funds. You will have no access to the funds you liquidate during the stock offering period. If you anticipate needing to withdraw funds for any reason during the stock offering period, please plan accordingly.

If you are an officer of United Community Bank or United Community Bancorp and you purchase United Community Bancorp common stock in the stock offering, you will not be able to sell that stock for a period of one year following the close of the stock offering, except in the event of your death. Shares of United Community Bancorp purchased through the 401(k) Plan AFTER the close of the stock offering will not be subject to this restriction.

Purchase Price of New Shares of United Community Bancorp Common Stock

Mid Atlantic Trust Company will use the funds transferred to the Stock Pending Fund to purchase shares of United Community Bancorp common stock in the stock offering. The United Community Bancorp Stock Fund will

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be comprised of stock units and a cash reserve. Mid Atlantic Trust Company will pay the same price for shares of United Community Bancorp common stock in the stock offering, $8.00 per share, as all other persons who purchase shares of United Community Bancorp common stock in the stock offering.

Nature of a Participant’s Interest in United Community Bancorp Stock Fund

Mid Atlantic Trust Company will register and hold United Community Bancorp common stock purchased in the stock offering in the name of the 401(k) Plan. The 401(k) Plan recordkeeper will credit each participant’s account in units which will consist of new shares of United Community Bancorp common stock and cash. Any dividends paid on shares of United Community Bancorp common stock held in the United Community Bancorp Stock Fund will be reinvested in United Community Bancorp common stock. Participants who invested in the shares of common stock held in the United Community Bancorp Stock Fund prior to the stock offering will be exchanged for new shares of United Community Bancorp common stock and their accounts will be adjusted accordingly.

Voting and Tender Rights of United Community Bancorp Common Stock

Mid Atlantic Trust Company (based on instructions it receives) generally will exercise voting and tender rights attributable to all United Community Bancorp common stock held by the United Community Bancorp Stock Fund as directed by participants with interests in the United Community Bancorp Stock Fund. With respect to each matter as to which holders of United Community Bancorp common stock have a right to vote, you will be given voting instruction rights reflecting your proportionate interest in the United Community Bancorp Stock Fund. The number of shares of United Community Bancorp common stock held in the United Community Bancorp Stock Fund that are voted for and against each matter will be proportionate to the number of voting instruction rights exercised by participants. If there is a tender offer for United Community Bancorp common stock, the 401(k) Plan provides that each participant will be allotted a number of tender instruction rights reflecting the participant’s proportionate interest in the United Community Bancorp Stock Fund. The percentage of shares of United Community Bancorp common stock held in the United Community Bancorp Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer. The remaining shares of United Community Bancorp common stock held in the United Community Bancorp Stock Fund will not be tendered. The 401(k) Plan makes provisions for participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

Future Direction to Purchase United Community Bancorp Common Stock

You will be able to invest in the United Community Bancorp Stock Fund after the stock offering by accessing your account via the internet (https://myaccount.ascensus.com/rplink), interactive voice response system or by calling the client service center at (866) 809-8146. After the stock offering, to the extent that shares of United Community Bancorp common stock are available, Mid Atlantic Trust Company will acquire United Community Bancorp common stock at your election in open market transactions at the prevailing market price. Special restrictions may apply to transfers directed to and from the United Community Bancorp Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal stockholders of United Community Bancorp.

DESCRIPTION OF THE 401(k) PLAN

Introduction

Effective June 5, 2012, United Community Bank amended and restated the United Community Bank 401(k) Profit Sharing Plan, originally effective as of April 1, 1997, in its entirety. United Community Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” United Community Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. United Community Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the 401(k) Plan, as it sees fit. As a 401(k) Plan governed by ERISA, federal law provides you with various rights and protections as a 401(k) Plan participant. Although the 401(k) Plan is governed by many of the provisions of ERISA, the Pension Benefit Guaranty Corporation does not guarantee your retirement benefits under the 401(k) Plan.

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Reference to Full Text of the 401(k) Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the 401(k) Plan. United Community Bank qualifies this overview in its entirety, however, by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document by contacting Barbara McCormack at United Community Bank. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the 401(k) Plan.

Eligibility and Participation

Eligible employees of United Community Bank may participate in the 401(k) Plan as of the first day of the month coinciding with or next following their satisfaction of the eligibility requirements. Generally, employees who are at least 18 years of age may participate in the 401(k) Plan upon the completion of one month of service with United Community Bank.

As of December 31, 2011, 112 of the 114 employees of United Community Bank eligible to participate in the 401(k) Plan elected to participate in the 401(k) Plan.

Contributions Under the 401(k) Plan

401(k) Plan Participant Contributions. Subject to certain Internal Revenue Code limitations, the 401(k) Plan permits each participant to contribute up to 100% of their annual compensation to the 401(k) Plan. See “—Limitations on Contributions” below. Participants may change their rate of contribution with respect to pre-tax deferrals upon providing thirty (30) days’ notice to United Community Bank.

United Community Bank Contributions. The 401(k) Plan provides that United Community Bank may make matching contributions. United Community Bank currently matches 50% of each participant’s salary deferrals, up to a maximum of 10% of annual compensation. United Community Bank may also make discretionary contributions on behalf of 401(k) Plan participants. Employer contributions (matching and discretionary) are allocated to each participant who has completed 500 hours of service during the Plan Year (i.e., the calendar year) or who terminated employment during the Plan Year due to disability, retirement or death. Employer contributions vest 100% upon three (3)  Years of Service with the Employer.

Limitations on Contributions

Limitations on Employee Salary Deferrals. Although the 401(k) Plan permits you to defer up to 100% of your compensation, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $17,000 for 2012. Employees who are age 50 and over may make additional catch-up contributions to the 401(k) Plan, in amounts up to $5,500 for 2012. (The Internal Revenue Service will periodically increase these annual limitations.) Contributions in excess of these limitations, or “excess deferrals,” will be included in an affected participant’s gross income for federal income tax purposes in the year the contributions are made, provided they are distributed to the participant no later than the first April 15th following the close of the taxable year in which the excess deferrals were made. Excess deferrals distributed after that date will be treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (i.e., annual additions) credited to a participant during any year under all defined contribution plans of United Community Bank (including the 401(k) Plan and the proposed United Community Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s compensation or $50,000 for 2012.

Top-Heavy Plan Requirements. If the 401(k) Plan is a “Top-Heavy Plan” for any calendar year, United Community Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a Top-Heavy Plan for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of “Key Employees” exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of United Community Bank whose annual compensation exceeds $165,000;

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(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of United Community Bancorp, or who owns stock that possesses more than 5% of the total combined voting power of all stock of United Community Bancorp; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of United Community Bancorp, or who owns stock that possesses more than 1% of the total combined voting power of all stock of United Community Bancorp, and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2012.

401(k) Plan Investments

The following chart lists the investments in the 401(k) Plan and the annual rate of return for each of the investments over the noted years.

Funds	2011	2010	2009

American Funds EuroPacific Growth Fund	(13.85)%	9.07%	38.71%
American Funds Growth Fund of America	(5.14)	11.95	34.12
American Funds Investment Company of America	(2.11)	10.45	26.77
American Funds New Perspective Fund	(7.93)	12.35	37.08
American Funds SmallCap World Fund	(14.61)	24.52	53.10
Delaware Foundation Conservative Allocation Fund	1.98	9.42	25.15
Delaware High-Yield Opportunities Fund	1.76	16.06	49.30
Delaware Foundation Moderate Allocation Fund	(0.29)	10.08	27.14
Delaware Foundation Growth Allocation Fund	(2.27)	11.65	30.56
Delaware U.S. Growth Fund	7.44	13.71	43.63
Delaware Select Growth Fund	7.17	25.94	56.54
Federated Kaufmann Fund	(13.78)	18.75	29.68
Franklin Total Return Fund	5.29	8.99	15.12
Morley Capital Stable Value Fund	2.37	2.14	2.16
MFS Utilities Fund	6.34	13.24	32.60
Pioneer Growth Opportunities Fund	(2.63)	19.30	42.95
Victory Diversified Stock Fund	(6.87)	12.58	26.32
Victory Fund for Income	4.26	6.52	6.05
Victory Special Value Fund	(10.90)	19.96	32.02
United Community Bancorp Stock Fund	(18.03)	23.91	28.97

American Funds EuroPacific Growth Fund. This investment fund seeks long-term growth of capital. The fund normally invests at least 80% of assets in equity securities of issuers domiciled in Europe and the Pacific Basin. It may also hold cash or money market instruments.

American Funds Growth Fund of America. This investment fund seeks capital growth. The fund invests primarily in common stocks. Management selects securities that it believes are reasonably priced and represent solid long-term investment opportunities. The fund may invest a portion of its assets in securities of issuers domiciled outside the United States of America.

American Funds Investment Company of America. The fund seeks both capital appreciation and income. The fund invests primarily in common stocks that offer growth and dividend potential.

American Funds New Perspective Fund. The fund seeks long-term growth of capital; income is a secondary consideration. The fund primarily invests in common stocks of foreign and U.S. companies.

American Funds SmallCap World Fund. This fund seeks long-term growth of capital. Normally, the fund invests at least 80% of its assets in equity securities of companies located around the world with small market capitalizations. It may also invest in convertible securities, government obligations, preferred stocks, repurchase agreements, and corporate debt securities.

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Delaware Foundation Conservative Allocation Fund. This fund seeks current income and capital appreciation. The fund primarily invests in various Delaware Investments mutual funds based on four asset classes. It normally invests in fixed-income funds, U.S. equity funds, international equity funds and money market funds. This fund is non-diversified.

Delaware High-Yield Opportunities Fund. This fund seeks total return and, as a secondary objective, high current income. The fund invests primarily in corporate bonds rated BBB- or lower by Standard & Poor’s Corporation, Baa3 or lower by Moody’s, or similarly rated by another nationally recognized statistical ratings organization. The fund will also invest in unrated bonds judged to be of comparable quality. The fund may invest in U.S. and foreign government securities and corporate bonds of foreign issuers.

Delaware Foundation Moderate Allocation Fund. The fund seeks capital appreciation; current income is secondary. The fund primarily invests in various Delaware Investments mutual funds based on four asset classes. It normally invests assets in U.S. equity funds, fixed income funds, international equity funds and money market funds. This fund is non-diversified.

Delaware Foundation Growth Allocation Fund. The fund seeks long-term capital growth. The fund typically invests about 80% of net assets in equities and 20% of net assets in fixed income securities. The fund may invest 15% to 70% of its assets in foreign securities and up to 20% in emerging markets.

Delaware U.S. Growth Fund. The fund seeks long-term capital appreciation. The fund invests primarily in common stocks of companies that are expected to grow faster than the United States economy.

Delaware Select Growth Fund. The fund seeks long-term capital appreciation. The fund invests primarily in common stocks of companies of any size believed to have long-term capital appreciation.

Federated Kaufman Fund. The fund seeks long-term capital appreciation. It invests primarily in common stocks of small and medium-sized companies. The fund may invest a portion of its assets in foreign securities.

Franklin Total Return Fund. The fund seeks to provide high current income, consistent with preservation of capital. Its secondary goal is capital appreciation over the long term. The fund normally invests primarily in investment grade debt securities and financial futures contracts, or options on such contracts, or U.S. Treasury securities.

Morley Capital Stable Value Fund. This fund seeks a high level of income with relative safety of principal by investing in high qualify guaranteed investment contracts issued by major insurance companies.

MFS Utilities Fund. The MFS Utilities fund seeks capital growth and current income. The fund normally invests at least 80% of its assets in equity and debt securities of domestic and foreign companies in the utilities industry. It may invest in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts. The fund may also invest in junk bonds, mortgage-backed and asset-backed securities, collateralized mortgage obligations, securities issued by foreign markets and emerging markets and may also engage in active and frequent trading. It is a non-diversified fund.

Pioneer Growth Opportunities Fund. This fund seeks capital growth by investing primarily in equity securities of companies believed to be reasonably priced or undervalued with above average growth potential.

Victory Diversified Stock Fund. This fund seeks to provide long-term capital growth. The fund principally invests in equity securities and securities convertible into common stocks traded on U.S. Exchanges and issued by large, established companies.

Victory Fund for Income. The fund seeks a high level of current income consistent with the preservation of capital. The fund primarily invests in securities issued by the U.S. government and its agencies. It may invest the remaining assets in securities issued by the U.S. government or its agencies or instrumentalities, with nominal maturities ranging from two to 30 years.

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Victory Special Value Fund. This fund seeks to provide long-term capital growth and dividend income. The fund normally invests in the equity securities of companies with market capitalizations within the range of companies comprising the Russell Mid-Cap Index. The fund advisor seeks equity securities that have low valuations relative to the market.

United Community Bancorp Stock Fund. This fund invests primarily in the common stock of United Community Bancorp. To facilitate transactions in the fund, the fund maintains a 5% cash reserve. Each participant’s proportionate undivided beneficial interest in the United Community Bancorp Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the fund.

Upon payment of a cash dividend, the unit value is determined prior to distributing the dividend. The dividend is used, to the extent practicable, to purchase shares of United Community Bancorp common stock. Pending investment in the common stock, assets held in the United Community Bancorp Stock Fund are generally placed in other short-term investments.

Participants considering investing in the United Community Bancorp Stock Fund should be aware of the risks of investing in a single stock fund that depends solely on the performance of one company.

Benefits Under the 401(k) Plan

Vesting. 401(k) Plan participants are 100% vested in their elective salary deferrals. Employer contributions to the 401(k) Plan vest 100% upon the completion of three Years of Service; participants are 0% vested prior to their completion of three Years of Service.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the 401(k) Plan trustee will make the distribution proportionately from the investment funds in which you have invested your account balances. Participants and beneficiaries are also eligible for 401(k) Plan loans, subject to the procedures and requirements established by the Plan Administrator. You may obtain additional information from Barbara McCormack in the Human Resources Department at United Community Bank.

Distribution Upon Retirement or Disability. Upon retirement or disability, you may receive a full lump sum payment or installment payments from the 401(k) Plan equal to the value of your account.

Distribution Upon Death. If you die before your benefits are paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.

Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $1,000, the 401(k) Plan trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balance does not exceed $1,000, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with United

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Community Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with United Community Bank or after your termination of employment.

ADMINISTRATION OF THE 401(k) PLAN

Trustee/Custodian

The board of directors of United Community Bank has appointed Frontier Trust Company as the directed trustee for all of the assets in the 401(k) Plan. Mid Atlantic Trust Company serves as the custodian of the assets in the United Community Bancorp Stock Fund. The trustee receives, holds and invests the assets of the 401(k) Plan based on participant instructions. Mid Atlantic Trust Company is authorized by the trustee to vote all shares of United Community Bancorp common stock as directed by participants and to subscribe for shares of United Community Bancorp in the stock offering.

Plan Administrator

The Plan Administrator is United Community Bank. The Plan Administrator is responsible for the administration of the 401(k) Plan, selection of investment funds under the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures to participants, beneficiaries and others required under ERISA.

Reports to 401(k) Plan Participants

United Community Bank, as Plan Administrator, has engaged a third party recordkeeper to furnish you with a benefits statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period and any adjustments to your account to reflect earnings or losses.

Amendment and Termination

United Community Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, United Community Bank may terminate the 401(k) Plan at any time. If United Community Bank terminates the 401(k) Plan in whole or in part, regardless of any contrary provisions of the 401(k) Plan, all affected participants will become fully vested in their accounts. United Community Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that United Community Bank may also amend the 401(k) Plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the 401(k) Plan assets to another plan, and if either the 401(k) Plan or the other plan is then terminated, you would receive a benefit immediately after the merger, consolidation or transfer that would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You should consult with your tax advisor with respect to any transaction involving the 401(k) Plan and any distribution from the 401(k) Plan.

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As a “qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan tax advantages, including the following:

(1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2) Participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) Earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

United Community Bank administers the 401(k) Plan to comply with the operational requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If United Community Bank should receive an adverse determination letter regarding the 401(k) Plan’s tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another tax-qualified retirement plan, and United Community Bank would be denied certain tax deductions with respect to the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to the participant under the 401(k) Plan and all other profit sharing plans, if any, maintained by United Community Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by United Community Bank, if the distribution includes those amounts.

United Community Bancorp Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes United Community Bancorp common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation with respect to United Community Bancorp common stock; that is, the excess of the value of United Community Bancorp common stock at the time of the distribution over the cost or other basis of the securities to the 401(k) Plan. The tax basis of United Community Bancorp common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of United Community Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of United Community Bancorp common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the United Community Bancorp common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of United Community Bancorp common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under Internal Revenue Service regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of United Community Bancorp under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from the registration requirements. An “affiliate” of United Community Bank is someone who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, United Community Bank. Generally, a director, principal officer or major stockholder of a corporation is deemed to be an “affiliate” of that corporation.

9

Any person who may be an “affiliate” of United Community Bank may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of United Community Bancorp common stock acquired under the 401(k) Plan or other sales of United Community Bancorp common stock.

Persons who are not deemed to be “affiliates” of United Community Bank at the time of resale may resell freely any shares of United Community Bancorp common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of United Community Bank at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of United Community Bancorp common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when United Community Bancorp is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as United Community Bancorp. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Reporting persons must also report certain changes in beneficial ownership involving allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by United Community Bancorp of profits realized from the purchase and sale, or sale and purchase, of the common stock within any six-month period by any officer, director or any person who beneficially owns more than ten percent of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or other person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of a distribution, to hold shares of the common stock distributed from the 401(k) Plan for six months after the distribution date.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for 401(k) Plan benefits at December 31, 2011, is available upon written request to Barbara McCormack in the Human Resources Department at United Community Bank.

LEGAL OPINION

The validity of the issuance of the common stock of United Community Bancorp will be passed upon by Kilpatrick Townsend & Stockton LLP, Washington, DC. Kilpatrick Townsend & Stockton LLP acted as special counsel for United Community Bancorp in connection with the stock offering.

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***SPECIAL ONE-TIME FORM FOR USE IN STOCK OFFERING***

UNITED COMMUNITY BANK

401(k) PROFIT SHARING PLAN

INVESTMENT FORM

Name of 401(k) Plan Participant:
(Please Print)

Social Security Number:

1. Instructions. In connection with the stock offering, you may direct Mid Atlantic Trust Company to use your 401(k) Plan funds (excluding funds currently invested in the United Community Bancorp Stock Fund) to subscribe for new shares of United Community Bancorp common stock (“Common Stock”) in the stock offering. Please note that approximately five percent (5%) of the total amount that you liquidate to be invested in new shares of Common Stock will not be used to purchase new shares of Common Stock in the stock offering, but will instead be held as a cash reserve, as discussed on page 2 of the Prospectus Supplement. Approximately ninety-five percent (95%) of the total amount that you direct to be liquidated on this form will be used to purchase shares of Common Stock in the stock offering, rounded down to the nearest $8.00 increment, with any remainder also held in cash within the Stock Pending Fund.

If you elect to use your 401(k) Plan funds to participate in the stock offering, complete and return this form to Barbara McCormack at United Community Bank. This form must be received no later than 4:00 p.m. on Monday, December 3, 2012. If you need any assistance in completing this form, please contact Ms. McCormack at (812) 537-4822. If you do not complete and return this form by 4:00 p.m. on December 3, 2012, your 401(k) Plan funds will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the 401(k) Plan if you have not provided investment directions.

You need not submit this form if you do not wish to purchase shares of Common Stock in the stock offering with your 401(k) Plan funds. PLEASE KEEP A COPY OF THE COMPLETED FORM FOR YOUR RECORDS.

2. Purchaser Information. Your ability to purchase Common Stock in the stock offering is based upon your subscription rights. Please indicate only the earliest date that applies to you:

Persons with (i) $50 or more on deposit at United Community Bank as of the close of business on December 31, 2009, or (ii) $50 or more on deposit at Integra Bank, National Association, as of the close of business on June 4, 2010 and which deposits United Community Bank assumed on that date;

Persons with $50 or more on deposit at United Community Bank as of the close of business on September 30, 2012 who are not in category 1 above; and

Except for persons eligible to subscribe for shares under categories 1 and 2, depositors as of the close of business on October 31, 2012, who were not eligible to subscribe for shares of United Community Bancorp common stock under categories 1 and 2 above.

3. Investment Directions. I hereby authorize the Plan Administrator to direct the 401(k) Plan recordkeeper to liquidate my 401(k) Plan assets as noted below. I understand that the cash will be held in the Stock Pending Fund until it is used by Mid Atlantic Trust Company to subscribe for and purchase shares of Common Stock in the stock offering:

Investment Funds	Percentage
American Funds EuroPacific Growth Fund		%
American Funds Growth Fund of America		%
American Funds Investment Company of America		%
American Funds New Perspective Fund		%
American Funds SmallCap World Fund		%
Delaware Foundation Conservative Allocation Fund		%
Delaware High-Yield Opportunities Fund		%
Delaware Foundation Moderate Allocation Fund		%
Delaware Foundation Growth Fund		%
Delaware U.S. Growth Fund		%
Delaware Select Growth Fund		%
Federated Kaufmann Fund		%
Franklin Total Return Fund		%
Morley Capital Stable Value Fund		%
MFS Utilities Fund		%
Pioneer Growth Opportunities Fund		%
Victory Diversified Stock Fund		%
Victory Fund for Income		%
Victory Special Value Fund		%

I understand that, if there is not enough Common Stock available in the stock offering to fill my subscription in whole or in part pursuant to the investment directions above, any funds not used to purchase Common Stock in the stock offering will remain in the Stock Pending Fund until I provide directions to reinvest the funds in accordance with the terms of the 401(k) Plan.

4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the prospectus and the prospectus supplement.

Signature of Participant:	Date:

Acknowledgment of Receipt by Plan Administrator. This Investment Form was received by United Community Bank on the date noted below.

By:
Date

THE COMMON STOCK AND RELATED INTERESTS OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY, AND ARE NOT GUARANTEED BY UNITED COMMUNITY BANCORP OR UNITED COMMUNITY BANK. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

SUBSCRIPTION AND COMMUNITY

OFFERING PROSPECTUS

(Proposed holding company for United Community Bank)

Up to 4,013,888 Shares of Common Stock

(Subject to increase to 4,615,971 shares)

United Community Bancorp, an Indiana corporation, is offering up to 4,013,888 shares of common stock for sale at $8.00 per share in connection with the conversion of United Community MHC from the mutual holding company to the stock holding company form of organization. The shares we are offering represent the ownership interest in United Community Bancorp, a federal corporation, currently owned by United Community MHC. In this prospectus, we refer to United Community Bancorp, the Indiana corporation, as “new United Community Bancorp,” and to United Community Bancorp, the federal corporation, as “United Community Bancorp.” United Community Bancorp’s common stock is currently traded on the NASDAQ Global Market under the trading symbol “UCBA.” After the completion of the conversion and offering, the shares of new United Community Bancorp common stock will trade on the NASDAQ Global Market under the symbol “UCBA.”

The shares of common stock are first being offered in a subscription offering to eligible depositors and the tax-qualified employee stock ownership plan of United Community Bank as described in this prospectus. Eligible depositors and the employee stock ownership plan have priority rights to buy all of the shares offered. Shares not purchased in the subscription offering will simultaneously be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by United Community Bank and existing stockholders of United Community Bancorp. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering in a separate public offering through a syndicate of selected broker-dealers, with Sandler O’Neill & Partners, L.P. serving as a sole book-running manager, referred to in this prospectus as the syndicated offering, or in our discretion after consultation with Sandler O’Neill & Partners, L.P., in a separate firm commitment underwritten offering. Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock that are being offered for sale in the subscription offering, community offering and any syndicated offering. We may increase the offering to up to 4,615,971 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting purchasers. We must sell a minimum of 2,966,787 shares in the offering in order to complete the offering and the conversion.

In addition to the shares we are selling in the offering, the remaining interest in United Community Bancorp currently held by the public will be exchanged for shares of common stock of new United Community Bancorp based on an exchange ratio that will result in existing public stockholders of United Community Bancorp owning approximately the same percentage of new United Community Bancorp common stock as they owned in United Community Bancorp immediately before the completion of the conversion. We will issue between 0.6375 and 0.8625 shares of common stock in the exchange for each share of United Community Bancorp common stock, which may be increased to 0.9919 shares if we sell 4,615,971 shares of common stock in the offering.

The minimum order is 25 shares. The offering is expected to expire at 5:00 p.m., Eastern Time, on December 10, 2012. We may extend this expiration date until January 24, 2013 without notice to you or longer if the Board of Governors of the Federal Reserve System approves a later date. No single extension may exceed 90 days and the offering must be completed by December 21, 2014. Once submitted, orders are irrevocable unless the offering is terminated or is extended, with regulatory approval, beyond January 24, 2013, or the number of shares of common stock to be sold is increased to more than 4,615,971 shares or decreased to less than 2,966,787 shares. If the offering is extended past January 24, 2013, or if the number of shares to be sold is increased to more than 4,615,971 shares or decreased to less than 2,966,787 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at United Community Bank and will earn interest at 0.10% per annum until completion or termination of the offering. No shares purchased in the subscription and community offerings will be issued until completion of any syndicated or firm commitment underwritten offering.

Sandler O’Neill & Partners, L.P. will assist us in selling the shares on a best efforts basis in the subscription and community offerings. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of common stock that are sold in the subscription or community offerings.

OFFERING SUMMARY

Price per Share: $8.00

	Minimum	Midpoint	Maximum	Maximum, as Adjusted
Number of shares	2,966,787	3,490,338	4,013,888	4,615,971
Gross offering proceeds	$23,734,296	$27,922,704	$32,111,104	$36,927,768
Estimated offering expenses, excluding selling agent fees, expenses and discounts	$1,850,000	$1,850,000	$1,850,000	$1,850,000
Estimated selling agent fees, expenses and discounts (1) (2) (3)	$1,207,590	$1,388,755	$1,559,919	$1,756,760
Estimated net proceeds	$20,666,706	$24,683,949	$28,702,185	$33,321,008
Estimated net proceeds per share	$6.97	$7.07	$7.15	$7.22

(1)	Includes: (i) selling commissions payable by us to Sandler O’Neill & Partners, L.P. in connection with the subscription and community offerings equal to 1% of the aggregate amount of common stock in the subscription and community offerings (net of insider purchases and shares purchased by our employee stock ownership plan) or approximately $85,041 at the maximum, as adjusted, of the offering range, assuming that 30% of the offering is sold in the subscription and community offerings; (ii) fees and selling agent and underwriter’s commissions payable by us to Sandler O’Neill & Partners, L.P. and any other broker-dealers participating in the syndicated or firm commitment underwritten offering equal to 5.5% of the aggregate amount of common stock sold in the syndicated or firm commitment underwritten offering, or, approximately $1.4 million at the adjusted maximum of the offering range. See “Pro Forma Data” on page 54 and “The Conversion and Offering—Marketing Arrangements” on page 138.
(2)	If all shares of common stock are sold in the syndicated or firm commitment underwritten offering, the maximum selling agent and underwriter’s commissions and expenses would be $1.5 million at the minimum, $1.8 million at the midpoint, $2.0 million at the maximum, and $2.3 million at the adjusted maximum.
(3)	Consists of expenses of the offering payable to Sandler O’Neill & Partners, L.P. and the other broker-dealers that may participate in the syndicated or firm commitment underwritten offering, including the assumptions regarding the number of shares that may be sold in the subscription offering, community offering and the syndicated or firm commitment underwritten offering to determine the estimated offering expenses.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 19.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 9, 2012

SUMMARY

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

United Community Bancorp. United Community Bancorp was organized on March 30, 2006 under the laws of the United States to be the holding company for United Community Bank, a stock savings bank also organized under the laws of the United States, in connection with United Community Bank’s conversion from the mutual to the mutual holding company form of organization. On March 30, 2006, United Community Bancorp completed its initial public offering in which it sold 3,647,984 shares, or 43.1%, of its common stock to the public, including 331,788 shares to the United Community Bank employee stock ownership plan. An additional 4,655,200 shares, or 55.0% of United Community Bancorp’s then outstanding stock, were issued to United Community MHC, United Community Bancorp’s federally chartered mutual holding company. Additionally, United Community Bancorp contributed 160,816 shares, or 1.9% of its then outstanding common stock, to the United Community Bank Charitable Foundation. See “Our Business—General—United Community Bank Charitable Foundation.” At June 30, 2012, United Community Bancorp had approximately $495.9 million in assets, $427.0 million in deposits and $55.0 million in stockholders’ equity. This entity will cease to exist following the completion of the conversion and the offering.

New United Community Bancorp. Following the completion of the conversion and offering, new United Community Bancorp will be the unitary savings and loan holding company for United Community Bank. New United Community Bancorp is an Indiana chartered corporation.

United Community MHC. United Community MHC is our federally chartered mutual holding company parent. United Community Bancorp is a majority-owned subsidiary of United Community MHC. As a mutual holding company, United Community MHC is a non-stock company that has as its members depositors of United Community Bank. United Community MHC does not engage in any business activity other than owning a majority of the common stock of United Community Bancorp. Currently, United Community MHC owns 4,655,200 shares of United Community Bancorp’s common stock. This entity will cease to exist following the completion of the conversion and the offering.

United Community Bank. United Community Bank is a federally chartered savings bank and was created on April 12, 1999 through the merger of Perpetual Federal Savings and Loan Association and Progressive Federal Savings Bank, both located in Lawrenceburg, Indiana. On June 4, 2010, United Community Bank acquired three branches from Integra Bank, National Association, all of which are located in Ripley County, Indiana, by acquiring $45.9 million in loans and assuming $53.0 million in deposits.

Our principal executive offices are located at 92 Walnut Street, Lawrenceburg, Indiana 47025 and our telephone number is (812) 537-4822. Our web site address is www.bankucb.com. Information on our web site should not be considered part of this prospectus.

Our Market Areas

We are headquartered in Lawrenceburg, Indiana, which is in the eastern part of Dearborn County, Indiana, along the Ohio River. We currently have five branches located in Dearborn County and three branches located in adjacent Ripley County. Dearborn and Ripley Counties represent our primary deposit markets. The primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We advertise on television and radio and in newspapers that are widely circulated in Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. Accordingly, when our loan rates are competitive, we attract loans from throughout these counties. The economy of the region in which our current offices are located has historically been a mixture of light industrial enterprises and services. Since the mid-1990s, the economy in Lawrenceburg has been strengthened by the riverboat casino in Lawrenceburg whose presence has supported the development of retail centers and job growth as well as an increase in housing development. Located 20 miles from Cincinnati, Dearborn and Ripley Counties have also benefited from the growth in and around Cincinnati and northern Kentucky, as many residents commute to these areas for employment. Dearborn and Ripley Counties’ road system includes eight state highways and three U.S. highways. The counties have two rail lines and port facilities due to the proximity of the Ohio River.

Our Business

We operate as a community-oriented financial institution offering a wide menu of banking services and products to consumers and businesses in our market areas. Recent years have seen the expansion of services we offer from a traditional savings and loan product mix to those of a full-service financial institution servicing the needs of retail and commercial customers. Our primary business lines involve generating funds from deposits from the general public and municipalities or borrowings and investing such funds in loans and investment securities. We offer non-deposit investment products through a third-party network arrangement with a registered broker dealer. We currently operate eight retail banking locations in Dearborn and Ripley Counties, Indiana.

Our primary lines of business are:

•

Retail Lending. We offer a variety of one- to four-family mortgage loans, residential construction loans to individuals to finance the construction of residential dwellings for personal use, home equity loans and consumer loans through our branch network. Retail loans constituted 61.2% of our total loan portfolio at June 30, 2012.

•

Multi-family and Nonresidential Real Estate Lending. We offer multi-family real estate, nonresidential real estate, land and commercial business loans for property owners and businesses in our market area. We also offer commercial construction loans for commercial development projects, including apartment buildings, restaurants, shopping centers and owner-occupied properties used for businesses. Multi-family and nonresidential real estate loans constituted $101.4 million, or 35.2%, of our total loan portfolio at June 30, 2012. As a result of credit quality issues experienced with a portion of our nonresidential and multi-family real estate loans, we have deemphasized the origination of such loans, particularly in the southwestern Ohio and northern Kentucky real estate markets, for the foreseeable future.

•

Deposit Products and Services. We offer a full range of traditional deposit products for consumers and businesses, such as NOW accounts, checking accounts, money market accounts, regular savings accounts, club savings accounts, certificates of deposit, education savings accounts and various retirement accounts. These products can have additional features such as direct deposit, ATM and check card services, overdraft protection, telephone and Internet banking, and remote electronic deposits, thereby providing our customers multiple channels to access their accounts. We also accept deposits from municipalities, which primarily consist of tax and other revenues received from the local gaming industry. While we have steadily decreased our reliance on municipal deposits, 24.1% of our total deposits at June 30, 2012 were municipal deposits.

Operating Strategy

Our mission is to operate a profitable, independent community-oriented financial institution serving retail customers and small businesses in our market areas. We are focused on prudently increasing profitability and enhancing stockholder value. The following are key elements of our current business strategy:

Improving our asset quality

Historically we have not had significant losses in our lending operations. Beginning in the year ended June 30, 2008, we began to experience the adverse effects of the national recession, negatively impacting both the ability of some of our borrowers to repay their loans and the value of the collateral securing those loans. The impact was particularly pronounced in our multi-family and nonresidential real estate loan portfolios, as multi-family and commercial properties suffered increases in vacancies and slowdowns in revenues, resulting in reduced cash flows as well as decreases in the market values of the underlying properties. Our nonperforming assets increased from $3.3 million, or 0.9% of total assets at June 30, 2007, to a recent high of $20.7 million, or 4.4% of total assets at June 30, 2011, of which $16.8 million were multi-family or nonresidential real estate loans.

Our initial approach to resolving nonperforming loans focused on foreclosure and liquidations. This manner of troubled asset resolution proved lengthy and costly as a result of legal and other operating costs, as well as the depressed values of the collateral securing the loan. As a result, beginning in the latter part of the year ended June 30, 2009, we placed more attention and resources on loan workouts and implemented a troubled debt restructuring initiative that provided for either restructuring the loan to the existing borrower in recognition of the lower available cash flows from the collateral properties or identification of stronger borrowers to purchase the property and refinance the loan. Under either resolution alternative, we believe we provided the necessary valuation allowances or charge-offs to reduce the loans’ carrying amounts to fair value at the time of restructuring.

During the quarter ended March 31, 2011, management undertook a “split note” strategy for certain loans, restructuring them into a “Note A/B” format. While no amount of the original indebtedness of the borrower is forgiven through this process, the full amount of Note B is charged-off at the time of issuance. Note A is treated as any other troubled debt restructuring (referred to as “TDRs” in this prospectus), and generally may return to accrual status after performing in accordance with the restructured terms for at least six consecutive months. The intended benefit of this strategy is that the restructuring and subsequent charge-off reduces the carrying value of the loan to an “as is” fair value, which enables the Company to liquidate delinquent loan balances without recording significant additional losses if the restructured loans experience further delinquency. As a result of these efforts, total nonperforming loans have declined from $20.6 million at June 30, 2011 to $16.1 million at June 30, 2012, reflecting a decrease in TDRs on nonaccrual status from $16.2 million at June 30, 2011 to $9.8 million at June 30, 2012.

We have also implemented more stringent underwriting standards for our lending programs, and as discussed below, we have implemented a strategy to control the growth of our nonresidential real estate and multi-family real estate loan portfolios. For additional information on this strategy, see “— Deemphasizing the origination of multi-family and nonresidential real estate loans until economic conditions improve.”

Improving our funding mix by attracting lower cost core retail deposits

Core deposits include all deposit account types except certificates of deposit and municipal deposits. Core deposits are our least costly source of funds, which improves our interest rate spread, and represent our best opportunity to develop customer relationships that enable us to cross-sell our full complement of products and services. Core deposits also contribute noninterest income from account-related fees and services and are generally less sensitive to withdrawal when interest rates fluctuate. At June 30, 2012, core deposits represented 36.7% of our total deposits compared to 32.9% at June 30, 2011 and 31.8% at June 30, 2010. Municipal deposits represent tax and other revenues from the local gaming industry. We have steadily reduced our reliance on municipal deposits as a percentage of total deposits. At June 30, 2012, municipal deposits represented 24.1% of total deposits, compared to 47.9% of total deposits at June 30, 2006. While we have steadily decreased our reliance on municipal deposits, which decreased $8.1 million from June 30, 2011 to June 30, 2012, we have concurrently to replace municipal deposits with core retail deposits, which increased $22.0 million during the same period. While we expect municipal deposits to continue to remain an important source of funding, we intend to continue our efforts to improve our funding mix by marketing lower cost core retail deposits.

Deemphasizing the origination of multi-family and nonresidential real estate loans until economic conditions improve

Our primary lending activity is the origination of one- to four-family mortgage loans secured by homes in our local market area of Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. Between 2006 and 2010, we expanded and diversified our lending activities by originating multi-family and nonresidential real estate loans secured by properties in the metropolitan Cincinnati market area and, to a lesser extent, in northern Kentucky and the Indiana counties outside of our local market area. From June 30, 2006 until June 30, 2010, our multi-family real estate loans grew from $20.3 million, or 8.2% of the total loan portfolio, to $46.8 million, or 14.8% of our total loans outstanding. During the same period, our nonresidential real estate loans grew from $65.6 million, or 26.5% of total loans outstanding, to $77.6 million, or 24.6% of total loans outstanding. In the Cincinnati and northern Kentucky markets, our multi-family loans grew from $15.5 million to $32.8 million, and our nonresidential real estate loans increased from $21.7 million to $35.8 million.

As a result of the credit quality issues arising in our multi-family and nonresidential real estate loan portfolios as discussed under “Improving Our Asset Quality” above, in June 2010, we implemented a strategy to control the growth of our nonresidential real estate and multi-family real estate loan portfolios, particularly outside of our five-county local market area. As part of this strategy, beginning in June 2010, we restricted the origination of new multi-family and nonresidential real estate loans to our local market area, and limited our multi-family and nonresidential real estate lending origination activity outside of our local market area to the renewal, refinancing and restructuring of existing loans. We also amended our loan policy to reduce our concentration limits for nonresidential real estate, multi-family real estate, construction and land loans, which limits were further reduced in August 2011. As of June 30, 2012, we met each of these concentration limits.

Since we implemented our strategy to deemphasize the origination of multi-family and nonresidential real estate loans, our multi-family and nonresidential loan portfolios have declined. While we may generally consider increasing our multi-family and nonresidential real estate lending origination activity in general, including in the Cincinnati or northern Kentucky markets, we intend to continue our strategy to deemphasize the origination of multi-family and nonresidential real estate loans until the local economy materially improves and the level of our nonperforming assets consisting of these types of loans materially declines.

Continuing to increase noninterest income

Our earnings rely heavily on the spread between the interest earned on loans and securities and interest paid on deposits and other borrowings. Because of our strategy to control the growth of our nonresidential real estate and multi-family real estate loan portfolios, we expect that our weighted average yield on interest-earning assets will decrease in future periods because one- to four-family mortgage loans and investment securities generally yield less than nonresidential and multi-family real estate loans. In order to decrease our reliance on interest rate spread income, we have pursued initiatives to increase noninterest income. Our primary recurring source of non-interest income has been service charges on deposit products and other services. We have also implemented, and realize fee income from, an overdraft protection program and from customer use of debit cards. We also have a significant secondary mortgage operation, including loan servicing, and we continue to invest in personnel and systems in order to increase our ability to sell one- to four-family mortgages in the secondary market to increase fee income and reduce interest rate risk through the sale of conforming fixed-rate one- to four-family residential mortgage loans. To date, all loans have been sold without recourse but with servicing retained. The volume of loans sold totaled $15.4 million and $21.1 million for the years ended June 30, 2012 and 2011, respectively. For the years ended June 30, 2012 and 2011, we recognized gains of $505,000 and $519,000, respectively, on the sale of loans. We intend to continue to originate loans for sale in the secondary market to grow our servicing portfolio and generate additional non-interest income. We have also enhanced our ability to increase our income from the sale of non-deposit investment and insurance products through Lincoln Financial Advisors, a third party registered broker-dealer, by adding two investment advisors in 2010 to serve our branch offices. We continue to review programs to further enhance our service fee structure within the new regulatory environment.

Expanding our geographic footprint

We consider our primary deposit and lending market area to be Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. Since 2005, we have grown our community banking franchise organically through the addition of de novo branches in St. Leon and Aurora, Indiana, and through the strategic acquisition of three branch offices in Ripley County, Indiana. As a result, we have increased our branch network from four to eight offices. We plan to continue to seek opportunities to grow our business through a combination of de novo branching and complementary acquisitions in our existing market and contiguous markets. We will consider acquisition opportunities that expand our geographic reach in banking, insurance or other complementary financial service businesses, although we do not currently have any agreements or understandings regarding any specific acquisition.

Continuing our community-oriented focus

As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. Our ability to succeed in our communities is enhanced by the stability of our senior management, who have an average tenure with United Community Bank of over 33 years. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our market area. At June 30, 2011, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation (the “FDIC”), we held 39.1% of the total deposits held by FDIC-insured institutions in Dearborn County, which was the largest market share out of the nine financial institutions with offices in Dearborn County, and 8.4% of the deposits in Ripley County, which was the sixth largest market share out of the nine financial institutions with offices in Ripley County.

Description of the Conversion and Offering (page 128)

*	The United Community Bank Charitable Foundation owns approximately 2.0% of the current outstanding shares of United Community Bancorp common stock, and will own approximately 2.0% of the new United Community Bancorp common stock upon the completion of the conversion.

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of United Community Bank’s common stock will be owned by new United Community Bancorp, and all of new United Community Bancorp’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our plan of conversion. Upon completion of the conversion and offering, United Community Bancorp and United Community MHC will cease to exist.

As part of the conversion, we are offering for sale common stock representing the 59.4% ownership interest of United Community Bancorp that is currently held by United Community MHC. At the conclusion of the conversion and offering, existing public stockholders of United Community Bancorp will receive shares of common stock in new United Community Bancorp in exchange for their existing shares of common stock of United Community Bancorp, based upon an exchange ratio of 0.6375 shares to 0.8625 shares, subject to upward adjustment to 0.9919 shares. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in United Community Bancorp’s existing public stockholders owning the same 40.6% interest of new United Community Bancorp common stock as they currently own of United Community Bancorp common stock, without giving effect to cash paid in lieu of issuing fractional shares or shares that existing stockholders may purchase in the offering.

After the conversion and offering, our ownership structure will be as follows:

*

Upon completion of the offering, the United Community Bank Charitable Foundation will continue to own approximately 2.0% of the outstanding shares of new United Community Bancorp common stock. No stock or cash contribution will be made to the charitable foundation in connection with the conversion and offering. All new United Community Bancorp common stock owned by the charitable foundation will continue to be voted in the same ratio as all other new United Community Bancorp shares voted on each proposal considered by new United Community Bancorp stockholders.

We may cancel the conversion and offering with the concurrence of the Federal Reserve Board. If canceled, orders for common stock submitted will be canceled, subscribers’ funds will be promptly returned with interest calculated at United Community Bank’s passbook savings rate, currently 0.10%, and all deposit account withdrawal authorizations will be cancelled.

The normal business operations of United Community Bank will continue without interruption during the conversion and offering, and the same officers and directors who currently serve United Community Bank in the mutual holding company structure will serve the new holding company and United Community Bank in the fully converted stock form.

Reasons for the Conversion and Offering (page 127)

Our primary reasons for the conversion and offering are the following:

•

While United Community Bank currently exceeds all regulatory capital requirements, given the changing regulatory environment, the proceeds from the sale of common stock will strengthen our capital position, which will support our continuing operations and future lending and operational growth. Our board of directors considered current market conditions, the amount of capital needed for continued operations and growth, that the offering will not raise excessive capital, and the interests of existing stockholders in deciding to conduct the conversion and offering at this time.

•

Recently enacted financial regulatory reform legislation has resulted in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, which include changes in capital requirements and changes in the ability of United Community MHC to waive dividends and may in the future include changes in the valuation of minority stockholder interests in a conversion to full stock form. While it is impossible to predict the ultimate effect of the reform legislation, our board of directors believes that the reorganization will eliminate the legislative uncertainties associated with the mutual holding company structure, and better position us to meet all future regulatory capital requirements.

•

The larger number of shares that will be in the hands of public investors after completion of the conversion and offering is expected to result in a more liquid and active market than currently exists for United Community Bancorp common stock. A more liquid and active market would make it easier for our stockholders to buy and sell our common stock. See “Market for the Common Stock.”

•

The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings and to acquire other financial institutions or financial service companies. Our current mutual holding company structure limits our ability to raise capital or issue stock in an acquisition transaction because United Community MHC must own at least 50.1% of the shares of United Community Bancorp. Conversely, our mutual holding company structure also limits the types of entities that could acquire us. Currently, however, we have no plans, agreements or understandings regarding any additional securities offerings or acquisitions.

Terms of the Offering

We are offering between 2,966,787 and 4,013,888 shares of common stock in a subscription offering to eligible depositors of United Community Bank (including depositors of the three branches of Integra Bank, National Association, we acquired in June, 2010) and to our employee stock ownership plan. To the extent shares remain available, we will offer shares in a community offering to natural persons (and trusts of natural persons) residing in Dearborn and Ripley Counties, Indiana, to our existing public stockholders as of October 31, 2012 and to the general public. With regulatory approval, we may increase the number of shares to be sold up to 4,615,971 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Federal Reserve Board will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations, and changes in financial market conditions. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond

January 24, 2013, or the number of shares of common stock to be sold is increased to more than 4,615,971 shares or decreased to less than 2,966,787 shares. If we extend the offering beyond January 24, 2013, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at United Community Bank’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,966,787 shares or more than 4,615,971 shares, we will promptly return all funds, with interest, and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Shares of our common stock not purchased in the subscription offering or the community offering may be sold in a syndicated or firm commitment underwritten offering managed by Sandler O’Neill & Partners, L.P. Such syndicated offering may commence concurrently with or following the subscription and the community offerings (including any extensions). No shares purchased in the subscription and community offerings will be issued until completion of the syndicated or firm commitment underwritten offering.

The purchase price is $8.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings, but is not obligated to purchase any shares of common stock in the subscription or the community offerings.

How We Determined the Offering Range and Exchange Ratio (page 130)

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering) as determined by an independent appraisal. We have retained Keller & Co., Inc., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. Keller & Co. has indicated that in its valuation as of August 10, 2012 our common stock’s estimated full market value ranged from $39.95 million to $62.2 million, with a midpoint of $47.0 million. The pro forma market value of new United Community Bancorp includes:

•	the total number of shares that will be sold in the offering (representing the 59.4% ownership interest in United Community Bancorp currently owned by United Community MHC); and

•

the total number of shares to be issued to current United Community Bancorp stockholders in exchange for their shares of United Community Bancorp common stock (representing the remaining 40.6% ownership interest in United Community Bancorp currently owned by current United Community Bancorp stockholders).

This valuation and United Community MHC’s ownership interest in United Community Bancorp results in an offering range of $23.7 million to $32.1 million, with a midpoint of $27.9 million. Keller & Co. will receive fees totaling $95,000 for its appraisal report, plus $3,000 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses. The appraisal is based in part upon United Community Bancorp’s financial condition and results of operations, the effect of the additional capital we will raise from the sale of common stock in this offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that Keller & Co. considered comparable to United Community Bancorp. The appraisal peer group consists of the companies listed below. Total assets are as of June 30, 2012. All members of the peer group are traded on the NASDAQ Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)
Cheviot Financial Corp.	CHEV	Cheviot, OH	$634
First Capital, Inc.	FCAP	Corydon, OH	454
First Clover Leaf Financial Corp.	FCLF	Edwardsville, IL	538
IF Bancorp, Inc.	IROQ	Watseka, IL	511
LSB Financial Corp.	LSBI	Lafayette, IN	368
MutualFirst Financial, Inc.	MFSF	Muncie, IN	1,471
River Valley Bancorp, Inc.	RIVR	Madison, IN	408
Standard Financial Corp.	STND	Monroeville, PA	442
TF Financial Corporation	THRD	Newton, PA	693
Wayne Savings Bancshares, Inc.	WAYN	Wooster, OH	409

Average			593
Median			483

In preparing its appraisal, Keller & Co. considered the information in this prospectus, including our financial statements. Keller & Co. also considered the following factors, among others:

•

our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of noninterest income, and the amount of noninterest expense;

•

the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•

a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly-traded savings associations and savings and loan holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure;

•

the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans; and

•	the trading market for United Community Bancorp common stock and securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s core earnings. Keller & Co. considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. Keller & Co.’s appraisal also incorporates an analysis of a peer group of publicly traded companies that Keller & Co. considered to be comparable to us. In applying each of the valuation methods, Keller & Co. considered adjustments to our pro forma market value based on a comparison of United Community Bancorp with the peer group.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by Keller & Co. in its appraisal and the pro forma pricing ratios for us as calculated by Keller & Co. in its appraisal report, based on United Community Bancorp’s financial data as of and for the 12 months ended June 30, 2012. The pro forma pricing ratios for new United Community Bancorp are based on United Community Bancorp’s financial data as of or for the 12 months ended June 30, 2012.

	Price to Book Value Ratio	Price to Tangible Book Value Ratio	Price to Earnings Multiple	Price to Core Earnings Multiple
New United Community Bancorp (pro forma):
Minimum	54.35%	56.98%	18.52x	29.60x
Midpoint	60.93	63.75	21.56x	34.24x
Maximum	66.95	69.87	24.54x	38.72x
Maximum, as adjusted	73.19	76.26	27.89x	43.71x

Pricing ratios of peer group companies as of June 30, 2012:
Average	76.68	82.35	18.56x	18.11x
Median	72.73	74.36	16.95x	15.08x

Compared to the average pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a discount of 12.69% to the peer group on a price-to-book basis, a discount of 15.14% on a price-to-tangible book basis and a premium of 113.80% on a price to core earnings basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis and more expensive on a core earnings basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at discount of 29.11% to the peer group on a price-to-book basis, a discount of 30.80% on a price-to-tangible book basis and a premium of 63.41% on a price-to-core earnings basis. This means that, at the minimum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis and more expensive on an earnings and core earnings basis.

Our board of directors reviewed Keller & Co.’s appraisal report, including the methodology and the assumptions used by Keller & Co., and determined that the offering range was reasonable and adequate. Our board of directors has determined to offer the shares for a price of $8.00 per share by taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.6375 shares to a maximum of 0.8625 shares of new United Community Bancorp common stock for each current share of United Community Bancorp common stock, with a midpoint of 0.7500. Based upon this exchange ratio, we expect to issue between 2,026,963 and 3,153,716 shares of new United Community Bancorp common stock to the holders of United Community Bancorp common stock outstanding immediately before the completion of the conversion and offering.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $8.00 purchase price after the offering.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

Possible Change in the Offering Range

Keller & Co. will update its appraisal before we complete the conversion and offering. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, Keller & Co. determines that our estimated pro forma market value has increased, we may sell up to 4,615,971 shares without further notice to you. If our pro forma market value at that time is either below $43.4 million or above $67.5 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The Exchange of Existing Shares of United Community Bancorp Common Stock (page 129)

If you are a stockholder of United Community Bancorp on the date we complete the conversion and offering, your existing shares will be cancelled and exchanged for shares of new United Community Bancorp. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering that is intended to result in United Community Bancorp’s existing public stockholders owning approximately 40.6% of new United Community Bancorp’s common stock, which is the same percentage of United Community Bancorp common stock currently owned by existing public stockholders. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of United Community Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering, and the pro forma tangible book value per exchanged share.

	Exchange Ratio	Shares to be Received for 100 Existing Shares (1)
Minimum	0.6375	63
Midpoint	0.7500	75
Maximum	0.8625	86
Maximum, as adjusted	0.9919	99

(1)	No fractional shares of new United Community Bancorp common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 per share offering price.

We also will convert options previously awarded under the 2006 Equity Incentive Plan into options to purchase new United Community Bancorp common stock. At June 30, 2012, there were outstanding options to purchase 346,304 shares of United Community Bancorp common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of United Community Bancorp common stock outstanding will increase and the exchange ratio could be adjusted.

Ownership of New United Community Bancorp After Completion of the Conversion and Offering

The following table shows the number of shares to be issued, and approximate percentage of the total stock issuance, for each of the shares to be sold in the offering and shares to be received in exchange for existing shares of United Community Bancorp.

	Shares to be Sold in the Offering		Shares to be Received in Exchange for Existing Shares of United Community Bancorp		Total Shares of Common Stock to be Outstanding
	Amount	Percent	Amount	Percent
Minimum	2,966,787	59.4%	2,026,963	40.6%	4,993,750
Midpoint	3,490,338	59.4	2,384,663	40.6	5,875,000
Maximum	4,013,888	59.4	2,742,362	40.6	6,756,250
Maximum, as adjusted	4,615,971	59.4	3,153,716	40.6	7,769,688

How We Intend to Use the Proceeds of This Offering (page 46)

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.

	Minimum of Offering Range	Maximum of Offering Range
	2,966,787 Shares at $8.00 per Share	4,013,888 Shares at $8.00 per Share
	(In thousands)

Offering proceeds	$23,734	$32,111
Less: Offering expenses	(3,068)	(3,410)

Net offering proceeds	20,666	28,701
Plus: Consolidation of MHC	100	100
Less:
Proceeds contributed to United Community Bank	(12,400)	(17,221)
Proceeds used for loan to employee stock ownership plan	(1,503)	(2,034)

Proceeds remaining for new United Community Bancorp	$6,863	$9,546

Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, new United Community Bancorp may use the funds it retains to invest in securities, pay cash dividends, repurchase shares of its common stock, subject to regulatory restrictions, or for general corporate purposes. Over time, United Community Bank intends to use the portion of the proceeds that it receives to fund new loans, but the amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. We may also use the proceeds of the offering to diversify our business or acquire other companies or expand our branch network, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page 118)

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 29,300 shares. Our directors and executive officers will pay the same $8.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

All directors and executive officers, together with their associates, are expected to own, upon completion of the offering and the exchange, approximately 6.8% of our outstanding shares at the minimum of the offering range, not including any shares that may be acquired by exercising currently exercisable stock options.

Benefits of the Conversion to Management (page 109)

We will recognize additional compensation expense related to the expanded employee stock ownership plan and the new equity incentive plan that we intend to adopt subsequent to the completion of the offering and the conversion. The actual expense will depend on the market value of our common stock and will increase as the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual after-tax expense related to the employee stock ownership plan and the new equity incentive plan would have been $306,000 for the year ended June 30, 2012, assuming shares are sold at the maximum of the offering range. If awards under the new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 3.3%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase an amount of shares equal to 6.34% of the shares sold in the offering by using the proceeds from a 20-year loan from new United Community Bancorp. Alternatively, we reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the employee stock ownership plan. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. The purchase of common stock by the employee stock ownership plan in the offering will comply with all applicable Federal Reserve Board regulations except to the extent waived by the Federal Reserve Board. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

New Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our stockholders for their approval. Under this plan, if implemented within 12 months following the completion of the conversion, we intend to grant stock options in an amount up to 8.99% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3.17% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. If the new equity incentive plan is adopted more than 12 months after the completion of the conversion, restricted stock awards and stock option grants under the plan may exceed the percentage limitations set forth above. The new equity incentive plan will supplement our existing 2006 Equity Incentive Plan, which will continue as a plan of new United Community Bancorp. The equity incentive plan will comply with all applicable Federal Reserve Board regulations except to the extent waived by the Federal Reserve Board.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan. The number of shares reflected for the benefit plans in the table below assumes that the new equity incentive plan is implemented within 12 months following completion of the conversion.

	Number of Shares to be Granted or Purchased			Dilution Resulting from Issuance of Additional Shares	Total Estimated Value
	At Maximum of Offering Range	As a % of Common Stock Sold in the Offering	As a % of Common Stock Outstanding After Offering (3)
	(Dollars in thousands)

Employee stock ownership plan (1)	254,332	6.34%	8.0%	0.0%	$2,035
Restricted stock awards (1)	127,166	3.17	4.0	1.6	1,017
Stock options (2)	360,987	8.99	10.0	5.1	574

Total	742,485	18.50%	22.0%	6.9%	$3,626

(1)	Assumes the value of new United Community Bancorp common stock is $8.00 per share for determining the total estimated value.
(2)	Assumes the value of a stock option is $1.59. See “Pro Forma Data.”
(3)	Reflects the percentage of outstanding shares the employee stock ownership plan and the equity incentive plan will have after the offering, shares held by our existing employee stock ownership plan, and stock options and restricted stock previously awarded or available for future awards under our existing 2006 Equity Incentive Plan.

We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our 2006 Equity Incentive Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as Federal Reserve Board regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the equity incentive plan or, with prior regulatory approval, under extraordinary circumstances.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded or available for future awards under our 2006 Equity Incentive Plan, additional shares to be purchased by our employee stock ownership plan, and our proposed new equity incentive plan. The table below assumes that 6,756,250 shares are outstanding after the offering, which includes the sale of 4,013,888 shares in the offering at the maximum of the offering range and the issuance of 2,742,362 shares in exchange for shares of United Community Bancorp using an exchange ratio of 0.8625. It is also assumed that the value of the stock is $8.00 per share. The number of shares reflected for the benefit plans in the table below assumes that the new equity incentive plan is implemented within 12 months following completion of the conversion.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Offering
		(Dollars in thousands)
Employee Stock Ownership Plan:	Employees
Shares purchased in 2006 offering (1)		286,168	(2)	$2,289		4.24%
Shares to be purchased in this offering		254,332		2,035		3.76

Total employee stock ownership plan		540,500		$4,324		8.00%

Restricted Stock Awards:	Directors and employees
2006 Equity Incentive Plan (1)		143,084	(3)	$1,145		2.12%
New shares of restricted stock		127,166		1,017	(4)	1.88

Total shares of restricted stock		270,250		$2,162		4.00%

Stock Options:	Directors and employees
2006 Equity Incentive Plan (1)		314,638	(5)	$500	(6)	4.66%
New stock options		360,987		574	(7)	5.34

Total stock options		675,625		1,074		10.00

Total stock benefit plans		1,486,375		$7,560		22.00%

(1)	Number of shares has been adjusted for the 0.8625 exchange ratio at the maximum of the offering range.
(2)	As of June 30, 2012, of these shares, 143,970 (166,922 before adjustment) have been allocated to the accounts of participants.
(3)	As of June 30, 2012, of these shares, 121,327 (140,669 before adjustment) have been awarded and 15,507 (16,597 before adjustment) remain available for future awards. As of June 30, 2012, awards covering 140,699 shares have vested and the shares have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $8.00 per share.
(5)	As of June 30, 2012, of these shares, options for 298,687 shares (346,304 shares before adjustment) have been awarded and are outstanding and options for 33,421 shares (35,772 shares before adjustment) remain available for future grants. As of June 30, 2012, no options had been exercised.
(6)	The fair value of stock options granted and outstanding under the 2006 Equity Incentive Plan has been estimated using the Black-Scholes option pricing model. Before the adjustment for the exchange ratio, there were 346,304 outstanding options with a weighted average fair value of $2.37 per option. Using this value and adjusting for the exchange ratio at the maximum of the offering range, the fair value of stock options granted or available for grant under the 2006 Equity Incentive Plan has been estimated at $1.59 per option.
(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $1.59 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 3.0%; expected life, 10 years; expected volatility, 25.8%; and risk-free interest rate, 1.53%.

Persons Who Can Order Stock in the Subscription and Community Offerings (page 133)

We are offering shares of new United Community Bancorp common stock in a subscription offering to the following persons in the following order of priority:

1.	Persons with (i) $50 or more on deposit at United Community Bank as of the close of business on December 31, 2009, or (ii) $50 or more on deposit at Integra Bank, National Association, as of the close of business on June 4, 2010 and whose deposits United Community Bank assumed on that date.

2.	Our employee stock ownership plan.

3.	Persons with $50 or more on deposit at United Community Bank as of the close of business on September 30, 2012 who are not eligible in category 1 above.

4.	United Community Bank’s depositors as of the close of business on October 31, 2012, who are not eligible in categories 1 or 3 above.

Unlike our employee stock ownership plan, the United Community Bank 401(k) Profit Sharing Plan and Trust has not been granted priority subscription rights. Accordingly, a 401(k) plan participant who elects to purchase shares in the offering through self-directed purchases within the 401(k) plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) plan.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to residents of Dearborn and Ripley Counties, Indiana and the stockholders of United Community Bancorp as of October 31, 2012. Shares not sold in the subscription and community offerings may be offered for sale in a syndicated offering, which would be an offering to the general public on a best efforts basis by a syndicate of selected broker-dealers, or alternatively, pursuant to a firm commitment underwritten offering. In the subscription offering, community offering and any syndicated offering, Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock. We retain the right to accept or reject, in part or in whole, any order received in the community offering or the syndicated or firm commitment underwritten offering. Any determination to accept or reject orders in the community offering or syndicated or firm commitment underwritten offering will be based on the facts not circumstances available to management at the time of the determination.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

See “The Conversion and Offering” for a detailed description of the subscription, community, syndicated and firm commitment underwritten offerings.

Subscription Rights are Not Transferable

You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase in the subscription offering. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Purchase Limitations (page 137)

Pursuant to our plan of conversion, our board of directors has established limitations on the purchase of common stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•	No individual may purchase more than $500,000 (which equals 62,500 shares).

•

No individual, together with any associates and no group of persons acting in concert, may purchase more than $800,000 of common stock (which equals 100,000 shares) in all the categories of the offering combined. For purposes of applying this limitation, your associates include:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of United Community Bank;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

•

No individual, together with any associates and no group of persons acting in concert, may purchase shares of common stock so that, when combined with shares of new United Community Bancorp common stock received in exchange for shares of United Community Bancorp common stock, such person or persons would hold more than 5% of the number of shares of new United Community Bancorp common stock outstanding upon completion of the conversion and offering (the “5% Total Limit”). No person will be required to divest any shares of United Community Bancorp common stock or be limited in the number of shares of new United Community Bancorp to be received in exchange for shares of United Community Bancorp common stock as a result of this purchase limitation.

Subject to the Federal Reserve Board’s approval, we may increase the maximum purchase limitation to up to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering. Even under these increased purchase limits, purchases remain subject to the 5% Total Limit described above. Our employee stock ownership plan is authorized to purchase up to 10.0% of the shares sold in the offering, without regard to these purchase limitations, but intends to purchase 6.34% of the shares sold in the offering.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by voting members of United Community MHC (depositors of United Community Bank);

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of United Community Bancorp, including shares held by United Community MHC;

•	the plan of conversion is approved by at least a majority of the votes eligible to be cast by stockholders of United Community Bancorp, excluding shares held by United Community MHC;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Federal Reserve Board to complete the conversion and offering.

United Community MHC, which owns 59.4% of the outstanding shares of United Community Bancorp, intends to vote these shares in favor of the plan of conversion. In addition, as of October 31, 2012, directors and executive officers of United Community Bancorp and their associates beneficially owned 489,255 shares of United Community Bancorp or 6.24% of the outstanding shares, not including any shares that may be acquired by the exercise of currently exercisable stock options. They intend to vote those shares in favor of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

We must sell a minimum of 2,966,787 shares to complete the conversion and offering. Purchases by our directors and executive officers and our employee stock ownership plan will count towards the minimum number of shares we must sell to complete the offering. If we do not receive orders for at least 2,966,787 shares of common stock in the subscription and community offerings and/or the syndicated or firm commitment underwritten offering, we may increase the purchase limitations and/or seek regulatory approval to extend the offering beyond January 24, 2013, (provided that any such extension will require us to resolicit subscribers). Alternatively, we may terminate the offering, in which case we will promptly return your funds with interest calculated at United Community Bank’s passbook savings rate, which is currently 0.10% per annum, and cancel all deposit account withdrawal authorizations.

How to Purchase Common Stock (page 140)

In the subscription offering and the community offering, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to “United Community Bancorp” (United Community Bank lines of credit checks and third-party checks of any type will not be accepted); or

2.	authorizing us to withdraw money from the types of United Community Bank deposit accounts identified on the stock order form.

United Community Bank is not permitted to lend funds (including funds drawn on a United Community Bank line of credit) to anyone to purchase shares of common stock in the offering. Please do not send cash or pay by wire transfer.

You may not designate on your stock order form a direct withdrawal from a retirement account held at United Community Bank. See the following section for guidance regarding use of retirement account funds. Additionally, you may not designate on your stock order form a direct withdrawal from United Community Bank accounts with check-writing privileges. Instead, a check must be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and we will immediately withdraw the amount from your checking account.

Personal checks will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds submitted by check or money order will be held in a segregated account at United Community Bank. We will pay interest calculated at United Community Bank’s passbook savings rate from the date those funds are processed until completion or termination of the offering. Withdrawals from certificate of deposit accounts at United Community Bank to purchase common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with United Community Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may deliver your stock order form in one of three ways: by mail, using the stock order reply envelope provided, by overnight delivery to the Stock Information Center at the address indicated on the stock order form or by hand-delivery to United Community Bank’s main office, located at 92 Walnut Street, Lawrenceburg, Indiana. Stock order forms will not be accepted at our other United Community Bank offices. Please do not mail stock order forms to United Community Bank. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering (page 141)

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA. If you wish to use some or all of the funds in your United Community Bank IRA or other retirement account, the applicable funds must first be transferred to a self-directed retirement account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our Stock Information Center can give you guidance if you wish to place an order for stock using funds held in a retirement account at United Community Bank or elsewhere. Because processing retirement account transactions takes additional time, we recommend that you contact our Stock Information Center for guidance promptly, preferably at least two weeks before the December 10, 2012, offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Deadline for Ordering Stock in the Subscription and Community Offerings

The subscription offering will end at 5:00 p.m., Eastern Time, on December 10, 2012. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) no later than this time. We expect that the community offering, if held, will terminate at the same time, although it may continue until January 24, 2013, or longer if the Federal Reserve Board approves a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond January 24, 2013, in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at United Community Bank’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,966,787 shares or more than 4,615,971 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Market for New United Community Bancorp’s Common Stock (page 50)

United Community Bancorp common stock is listed on the NASDAQ Global Market under the symbol “UCBA.” We expect that new United Community Bancorp’s common stock will trade on the NASDAQ Global Market under the trading symbol “UCBA” after the completion of the conversion and offering. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $8.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

New United Community Bancorp’s Dividend Policy (page 48)

United Community Bancorp has paid quarterly cash dividends since the fourth quarter of 2006. For the fiscal year ended June 30, 2012, United Community Bancorp paid quarterly cash dividends of $0.11 per share, equaling $0.44 per share on an annualized basis. After the conversion and offering, we expect to pay a quarterly cash dividend of $0.06 per share, or $0.24 per share on an annualized basis, at all levels of the offering range. This represents an annual dividend yield of 3.0% at all levels of the offering range based on the offering price of $8.00 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements and alternative uses for capital, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future. In recognition that current United Community Bancorp stockholders are not expected to receive dividends until the conversion is completed and New United Community Bancorp establishes a new policy of regular cash dividends, New United Community Bancorp intends to declare and pay a one-time special cash dividend, currently anticipated to be $0.18 per share of New United Community Bancorp common stock within the first year following the completion of the conversion, subject to receipt of regulatory approval. No assurances can be given as to whether or when such approval will be obtained.

Tax Consequences (page 145)

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing stockholders of United Community Bancorp who receive cash in lieu of fractional share interests in shares of new United Community Bancorp will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Townsend & Stockton LLP and Clark, Schaefer, Hackett & Co. have issued us opinions to this effect.

Delivery of Prospectus

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 5:00 p.m., Eastern Time, on December 10, 2012 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates in the Subscription and Community Offerings (page 143)

Certificates representing shares of common stock issued in the subscription and community offerings will be mailed by regular mail by our transfer agent as soon as practicable following completion of the conversion and offering. Certificates will be mailed to purchasers at the registration address provided by them on the order form. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock before your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The toll-free telephone number is 1-800-474-7845, ext. 499 or 812-537-4822, ext. 499. The Stock Information Center is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors before purchasing shares of new United Community Bancorp common stock.

Risks Related to Our Business

Our nonperforming assets expose us to increased risk of loss.

Our nonperforming assets have increased from historical levels primarily as a result of the recent economic recession. At June 30, 2012, we had total nonperforming loans of $16.1 million, or 3.26% of total assets, a $4.5 million decrease from $20.6 million total at June 30, 2011. The decrease in nonperforming loans in fiscal 2012 was primarily the result of a $7.5 million reduction due to troubled debt restructurings which were placed on accrual (performing) status after performing in accordance with their restructured terms for at least six consecutive months, partially offset by the addition of $3.0 million in new nonperforming loans in the current year. Troubled debt restructurings are considered to be impaired loans. The elevated level of troubled debt restructurings at June 30, 2011 and June 30, 2012 is related to continued weakness in the local economy.

Our nonperforming assets adversely affect our net income in various ways. We do not accrue interest income on nonaccrual loans and no interest income is recognized until the loan is performing and the value of the underlying collateral supports recording interest income on a cash basis. We must reserve for probable losses, which are established through a current period charge to income in the provision for loan losses, and from time to time, write down the value of properties in our other real estate owned portfolio to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to our other real estate owned. Further, the resolution of nonperforming assets requires the active involvement of management, which can distract us from the overall supervision of operations and other income-producing activities of United Community Bancorp. Finally, if our estimate of the allowance for loan losses is inaccurate, we will have to increase the allowance accordingly. At June 30, 2012, our allowance for loan losses amounted to $5.6 million, or 1.95% of total loans and 34.8% of nonperforming loans, compared to $5.3 million, or 1.83% of total loans and 25.9% of nonperforming loans at June 30, 2011.

A significant amount of our troubled debt restructurings are subject to interest rate increases or balloon payments over the next fiscal year.

Over the two fiscal years ending June 30, 2011, we restructured approximately $13.0 million in nonresidential and multi-family loans under terms which required these lending relationships to be classified as troubled debt restructurings. Two of the loan relationships, totaling $6.1 million at June 30, 2012, were granted interest rate concessions of 300-400 basis points. The loans comprising one of these loan relationships, having an aggregate carrying value of $2.0 million at June 30, 2012, are subject to balloon payments during the quarter ending December 31, 2012. The interest rate concessions on the loans comprising the second loan relationship, having an aggregate carrying value of $4.1 million at June 30, 2012, also expire during the quarter ending December 31, 2012. As of June 30, 2012, all of the loans in these loan relationships were performing in accordance with their restructured terms. Additionally, seven loan relationships were restructured using the “Note A/B” split note strategy. These loans, totaling $6.9 million at June 30, 2012, were generally given interest rate reductions of between 200 and 400 basis points and were structured with two year balloon payments. As of June 30, 2012, all of these loans were performing in accordance with their restructured terms; however, approximately $2.2 million of these loans were placed on nonaccrual status due to the loss of a major tenant. Approximately $6.0 million of these loans at June 30, 2012 are subject to a balloon payment due during the quarter ending March 31, 2013, while $900,000 is subject to a balloon payment due during the quarter ending June 30, 2013. If the financial position of the borrowers is not sufficient to enable the borrowers to service the loans upon their reversion to the higher interest rate or to satisfy the balloon payments, we may have to further restructure the loan or foreclose on the loan and liquidate the collateral, which could result in an increase in nonaccrual loans and/or additional provisions for loan losses.

Our multi-family and nonresidential real estate loans expose us to increased credit risks.

At June 30, 2012, our nonresidential real estate and multi-family real estate loans totaled $59.1 million and $42.3 million, respectively, or 20.5% and 14.7%, respectively, of our total loans outstanding. Nonresidential and multi-family real estate loans represented 24.9% and 38.5%, respectively, of our total nonperforming assets of $16.3 million at June 30, 2012.

We have grown our loan portfolio in recent years, particularly with respect to multi-family residential and nonresidential real estate loans, but our current strategy is to control the growth of these loans, particularly those involving properties outside of our local market area until the local economy materially improves and the level of our nonperforming assets in these loan portfolios materially declines. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family mortgage loans. Also, some of our multi-family and nonresidential real estate and land borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family mortgage loan. During the two years ended June 30, 2012, we have experienced aggregate net charge-offs of $3.0 million of multi-family real estate loans and $4.9 million of nonresidential real estate loans.

The continued economic recession could further increase our level of nonperforming loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the United States and in our local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets, and the strength of the economy in the United States generally and in our market area in particular. The national economy continues to recover from a severe recession, with rising unemployment levels, declines in real estate values and an erosion in consumer confidence. There have been dramatic declines in the U.S. housing market over the past few years, with falling home prices and increasing foreclosures, and unemployment levels remain high. According to the U.S. Department of Labor, at June 30, 2012, the unemployment rate for Dearborn County and Ripley County was 7.7% and 8.6%, respectively, compared to the national unemployment rate of 8.2%. Further declines in the values of real estate, or other events that affect household and/or corporate incomes, could impair the ability of our borrowers to repay their loans in accordance with their terms. Most of our loans are secured by real estate or made to businesses in Dearborn and Ripley Counties, Indiana. As a result of this concentration, a prolonged or more severe decline in the local economy could result in significant increases in nonperforming loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would hurt our earnings. The economic decline could also result in reduced demand for credit or fee-based products and services, which would negatively impact our revenues.

Higher loan losses could require us to increase our allowance for loan losses through a charge to earnings.

When we loan money we incur the risk that our borrowers will not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The decline in the national economy and the local economies of the areas in which our loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions, resulting in increased charge-off amounts and the need for additional loan loss provisions in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by our primary regulator, the Office of the Comptroller of the Currency (referred to in this prospectus as the OCC), as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the OCC after a review of the information available at the time of its examination. Our allowance for loan losses amounted to 1.95% of total loans and 34.8% of nonperforming loans at June 30, 2012. Our allowance for loan losses at June 30, 2012 may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require an increased provision to replenish the allowance, which would negatively affect earnings.

As a result of our deemphasis on originating multi-family and nonresidential loans, we expect our weighted average yield on interest-earning assets will decrease in future periods.

Since June 2010, we have deemphasized the origination of nonresidential and multi-family real estate loans as a strategic focus, particularly outside of Dearborn and Ripley Counties in Indiana. From June 30, 2006 through June 30, 2010, we experienced asset growth in excess of 38% in large part due to a determination to increase the size of our nonresidential and multi-family real estate loan portfolios and expand our lending efforts to southwestern Ohio and northern Kentucky. While these lending areas are geographically proximate to the southeastern Indiana marketplace, the southwestern Ohio and northern Kentucky real estate markets were more negatively impacted by the economic downturn. As a result, our loan relationships in these markets exhibited disproportionate loan losses and required an extraordinary investment of managerial time to monitor and mitigate the losses on these credits. In response, management has elected to deemphasize multi-family and nonresidential lending in those markets until the local economy materially improves and the level of our nonperforming assets in these segments of our loan portfolio materially declines. As a result, our one- to four-family residential mortgage loan portfolio and our investment securities portfolio will likely comprise a greater percentage of our interest-earning assets. At June 30, 2012, our nonresidential real estate and multi-family real estate loan portfolios totaled $101.4 million, or 20.5% of total assets, compared to $124.3 million, or 25.3% of total assets at June 30, 2010.

We would expect that our weighted average yield on interest-earning assets will decrease in future periods because one- to four-family mortgage loans and investment securities generally yield less than nonresidential and multi-family real estate loans. We expect this strategy will make us more reliant on our noninterest income in order to generate net income. While we have identified various strategies that we are pursuing to improve earnings, including growing and diversifying our sources of noninterest income, these strategies may not succeed in generating and increasing income. If we are unable to generate or increase income, our stock price may be adversely affected. For more detail on our strategy to deemphasize the origination of multi-family and nonresidential real estate loans and our strategic initiatives to improve earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Strategy.”

Our emphasis on one- to four-family mortgage loans exposes us to credit risks.

At June 30, 2012, $139.5 million, or 48.4%, of our loan portfolio consisted of one- to four-family mortgage loans, and $31.2 million, or 10.9%, of our loan portfolio consisted of home equity loans and second mortgage loans. Recent economic conditions have resulted in declines in real estate values in our market areas. These declines in real estate values could cause some of our mortgage and home equity loans to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Our primary market area depends substantially on the gaming industry and a decline in that industry could hurt our business and our prospects.

Our business is concentrated in the Lawrenceburg, Indiana area. Since the mid-1990s, the economy in Lawrenceburg has been strengthened by the riverboat casinos in Lawrenceburg and nearby Rising Sun whose presence has supported the development of retail centers and job growth as well as an increase in housing development. Any event that negatively and materially impacts the gaming and tourism industry will adversely impact the Lawrenceburg economy.

Gaming revenue is vulnerable to fluctuations in the national economy. There has been a prolonged decline in the national economy; however, its impact on Lawrenceburg and its gaming industry has not been as significant as in other parts of the country. Tax revenue from the gaming industry has decreased in recent years, but not to the extent that it has affected civil services or other areas.

A continued deterioration in economic conditions generally, and a slowdown in gaming and tourism activities in particular, could result in the following consequences, any of which could adversely affect our business, financial condition, results of operations and prospects and expose us to a greater risk of loss:

•	Loan delinquencies may increase;

•	Problem assets and foreclosures may increase;

•	Demand for our products and services may decline; and

•

Collateral for loans made by us may decline in value, reducing the amount of money that our customers may borrow against the collateral, and reducing the value of assets and collateral associated with our loans.

The expansion of permissible gaming activities in other states, particularly in Ohio and/or Kentucky, may lead to a decline in gaming revenue in Lawrenceburg, Indiana, which could hurt our business and our prospects.

Lawrenceburg, Indiana competes with other areas of the country for gaming revenue, and it is possible that the expansion of gaming operations in other states, as a result of changes in laws or otherwise, could significantly reduce gaming revenue in the Lawrenceburg area. In 2009, a vote in the State of Ohio approved casino gaming in several cities in the state, including one in downtown Cincinnati, Ohio which is scheduled to open in March 2013. The establishment of casino gaming in Ohio could have a substantial adverse effect on gaming revenue in Lawrenceburg which would adversely affect the Lawrenceburg economy and our business.

Changes in interest rates could adversely affect our results of operations and financial condition.

Our primary source of income is net interest income, which is the difference between the interest income generated by our interest-earning assets (consisting primarily of loans and, to a lesser extent, securities) and the interest expense generated by our interest-bearing liabilities (consisting primarily of deposits and, to a lesser extent, wholesale borrowings).

The level of net interest income is a function of the average balance of our interest-earning assets, the average balance of our interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities which, in turn, are affected by such external factors as the local economy, competition for loans and deposits, the monetary policy of the Federal Open Market Committee of the Federal Reserve Board referred to as the FOMC and market interest rates.

The cost of our deposits and short-term wholesale borrowings is largely based on short-term interest rates, the level of which is driven by the FOMC. However, the yields on our loans and securities are typically based on intermediate-term or long-term interest rates, which are set by the market and generally vary daily. The level of net interest income is therefore influenced by movements in such interest rates and the pace at which such movements occur. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income and with it, a reduction in our earnings. Our net interest income and earnings would be similarly impacted were the interest rates on its interest-earning assets to decline more quickly than the interest rates on our interest-bearing liabilities.

In addition, such changes in interest rates could affect our ability to originate loans and attract and retain deposits, the fair value of our financial assets and liabilities, and the average life of our loan and securities portfolios.

Changes in interest rates could also have an effect on the slope of the yield curve. A flat to inverted yield curve could cause our net interest income and net interest margin to contract, which could have a material adverse effect on our net income and cash flows and the value of our assets.

Changes in interest rates particularly affect the value of our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity. In addition, we invest in callable securities that expose us to reinvestment risk, particularly during periods of falling market interest rates when issuers of callable securities tend to call or redeem their securities. Reinvestment risk is the risk that we may have to reinvest the proceeds from called securities at lower rates of return than the rates earned on the called securities.

A majority of our real estate loans held for investment are adjustable-rate loans. Any rise in market interest rates may result in increased payments for borrowers who have adjustable-rate mortgage loans, increasing the possibility of default. In addition, although adjustable-rate mortgage loans help make our loan portfolio more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. At June 30, 2012, approximately 75.6% of our loan portfolio had adjustable rates of interest.

Municipal deposits are an important source of funds for us and a reduced level of those deposits may hurt our profits. Securities we pledge as collateral for our municipal deposits may be subject to risk of loss.

Historically, municipal deposits, consisting primarily of tax revenues from the local river boat casino operations, have been a significant source of funds for our lending and investment activities. At June 30, 2012, $103.1 million, or 24.1% of our total deposits, consisted of municipal deposits. If our municipal deposits decrease to a level where we would need to resort to other sources of funds to support our lending and investment activities, such as borrowings from the Federal Home Loan Bank of Indianapolis, the interest expense associated with these other funding sources may be higher than the rates we pay on the municipal deposits, which would adversely affect our income. Since October, 2011, we are required to pledge collateral to the Indiana Board of Depositories equal to 50% of the municipal deposits maintained at United Community Bank. The percentage that we are required to pledge as collateral will periodically vary based on a number of financial factors. This collateral is used to insure the municipal deposits of all institutions who receive deposits from Indiana municipalities, and, therefore, is subject to risk of loss if other such institutions fail and there are insufficient Federal Deposit Insurance funds available to cover the liabilities of such institutions.

We are dependent upon the services of key executives.

We rely heavily on our President and Chief Executive Officer, William F. Ritzmann, and on our Executive Vice President and Chief Operating Officer, Elmer G. McLaughlin. The loss of Mr. Ritzmann or Mr. McLaughlin could have a material adverse impact on our operations because, as a small company, we have fewer management-level personnel that have the experience and expertise to readily replace these individuals. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition, and results of operations. We have employment agreements with Messrs. Ritzmann and McLaughlin.

Strong competition within our market areas could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2011, the most recent date for which information is available, we held 39.1% of the deposits in Dearborn County and 8.4% of the deposits in Ripley County. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market areas.

Our asset valuations may include methodologies, estimations and assumptions that are subject to differing interpretations and could result in changes to asset valuations that may materially adversely affect our results of operations or financial condition.

We must use estimates, assumptions, and judgments when financial assets and liabilities are measured and reported at fair value. Assets and liabilities carried at fair value inherently result in a higher degree of financial statement volatility. Fair values and the information used to record valuation adjustments for certain assets and liabilities are based on quoted market prices and/or other observable inputs provided by independent third-party sources, when available. When such third-party information is not available, we estimate fair value primarily by using cash flows and other financial modeling techniques utilizing assumptions such as credit quality, liquidity, interest rates and other relevant inputs. Changes in underlying factors, assumptions, or estimates in any of these areas could materially impact our future financial condition and results of operations.

During periods of market disruption, including periods of significantly rising or high interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain of our assets if trading becomes less frequent and/or market data becomes less observable. There may be certain asset classes that were in active markets with significant observable data that become illiquid due to the then current financial environment. In such cases, certain asset valuations may require more subjectivity and management judgment. As such, valuations may include inputs and assumptions that are less observable or require greater estimation. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of assets as reported within our consolidated financial statements, and the period-to-period changes in value could vary significantly. Decreases in value may have a material adverse effect on our results of operations or financial condition.

Financial regulatory reform may have a material impact on our operations.

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Dodd-Frank Act restructured the regulation of depository institutions. Under the Dodd-Frank Act, the Office of Thrift

Supervision, which formerly regulated United Community Bank, was merged into the OCC. Mutual holding companies and savings and loan holding companies, including United Community MHC and United Community Bancorp, are now regulated by the Federal Reserve Board. Also included was the creation of a new federal agency to administer consumer protection and fair lending laws, a function that was formerly performed by the depository institution regulators. The federal preemption of state laws that was formerly accorded federally chartered depository institutions has been reduced as well and State Attorneys Generals now have greater authority to bring a suit against a federally chartered institution, such as United Community Bank, for violations of certain state and federal consumer protection laws. The Dodd-Frank Act also imposes consolidated capital requirements on savings and loan holding companies which are to be effective no more than five years from the date of enactment, and which may limit our ability to borrow at the holding company and invest the proceeds from such borrowings as capital in United Community Bank that could be leveraged to support additional growth. The Dodd-Frank Act contains various other provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as occurred in 2008-2009. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs.

In addition to the enactment of the Dodd-Frank Act, the federal regulatory agencies recently have begun to take stronger supervisory actions against financial institutions that have experienced increased loan losses and other weaknesses as a result of the continued economic crisis. The actions include the entering into of written agreements and cease and desist orders that place certain limitations on their operations. Federal bank regulators recently have also been using with more frequency their ability to impose individual minimal capital requirements on banks, which requirements may be higher than those imposed under the Dodd-Frank Act or which would otherwise qualify the bank as being “well capitalized” under the OCC’s prompt corrective action regulations. If we were to become subject to a consent agreement or higher individual minimum capital requirements, such action may have a negative impact on our ability to execute our business plans, as well as our ability to grow, pay dividends or engage in mergers and acquisitions and may result in restrictions in our operations.

Additionally, on August 30, 2012, the federal banking regulatory agencies issued proposed rules that would implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. If adopted as proposed, Basel III and regulations proposed by the federal banking regulatory agencies will require bank holding companies and banks to undertake significant activities to demonstrate compliance with the new and higher capital standards. Compliance with these rules, which are still being analyzed, will impose additional costs on banking entities and their holding companies.

We rely on other companies to provide key components of our business infrastructure.

Third party vendors provide key components of United Community Bancorp’s business infrastructure such as internet connections, network access and fund distribution. While United Community Bancorp has selected these third party vendors carefully, it does not control their actions. Any problems caused by these third parties, including those which result from their failure to provide services for any reason or their poor performance of services, could adversely affect United Community Bancorp’s ability to deliver products and services to its customers and otherwise to conduct its business. Replacing these third party vendors could also entail significant delay and expense.

Federal Reserve Board regulations could limit our ability to pay dividends to our shareholders.

United Community Bank, our wholly owned subsidiary, is the primary source of cash with which we pay the cash dividend on our common stock. Federal Reserve Board regulations impose limitations upon all capital distributions by a savings institution, including cash dividends. Under the regulations, a notice must be filed with the Federal Reserve Board 30 days prior to declaring a dividend, with a notice to the OCC. The Federal Reserve Board may disapprove a dividend notice if the proposed dividend raises safety and soundness concerns, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the OCC. In the event United Community Bank’s capital falls below its regulatory requirements or the OCC notifies it that it is in need of increased supervision, United Community Bank’s ability to make capital distributions, including cash dividends, could be restricted, thereby eliminating the primary source of cash with which we pay our dividend to our stockholders.

Additionally, the Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies that it has made applicable to savings and loan holding companies as well. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. These regulatory policies could affect the ability of New United Community Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions. For additional information, see “Regulation and Supervision—Holding Company Regulation—Capital Requirements.”

Risks Related to the Offering

Our share price may fluctuate, which may make it difficult for you to sell your common stock when you want or at prices you find attractive.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial services sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2007 and through the present, the business environment for financial services firms has been extremely challenging. During this period, many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, we cannot assure you that further market and economic turmoil will not occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares expected to be granted to employees, directors and executives under new benefit plans. Stock options and restricted stock may be granted under a new equity incentive plan adopted following the offering, if approved by stockholders. These additional expenses will adversely affect our profitability. We cannot determine the actual amounts of these new stock-related compensation expenses at this time because applicable accounting practices generally require that these expenses be based on the fair market value of the options or shares of common stock at the date of the grant; however, they may be material. We recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. Pro forma after-tax expenses for the year ended June 30, 2012 were $306,000 at the maximum of the offering range, based on the assumptions as set forth in the pro forma financial information under “Pro Forma Data” assuming the $8.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Future Equity Incentive Plan.”

Our stock price may decline when trading commences.

If you purchase shares in the offering, you might not be able to sell them later at or above the $8.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the years ended June 30, 2012 and 2011, our return on average equity was 3.62% and 2.17%, respectively. Although we expect that our net income will increase following the offering, we expect that our return on equity will remain low as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the year ended June 30, 2012 is 1.67%, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by Keller & Co. in its appraisal had an average return on equity of 4.34% for the 12 months ended June 30, 2012. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other similarly situated publicly held companies. This goal could take a number of years to achieve, and we might not attain it. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 60% of the net proceeds of the offering to United Community Bank and to use approximately 7.1% of the net proceeds, at the midpoint of the offering, to fund the loan to the employee stock ownership plan. We may use the proceeds retained by new United Community Bancorp to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. United Community Bank may use the portion of the proceeds that it receives to fund new loans, repay outstanding borrowings, invest in securities and expand its business activities. We may also use the proceeds of the offering to open new branches, diversify our business and acquire other companies, although we have no specific plans to do so at this time. Other than as described in “Use of Proceeds,” we have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to stockholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of common stock. If we fund restricted stock awards under the equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 1.85%, assuming we award all of the shares and options available under the plan. We currently have outstanding options and shares available for future stock options under our 2006 Equity Incentive Plan. If we fund the awards under our existing plan with new shares of stock, your ownership interest would be diluted by approximately 5.08%, assuming we award all of the shares and options available under the plan. See “Pro Forma Data” and “Our Management—2006 Equity Incentive Plan.”

The articles of incorporation and bylaws of new United Community Bancorp and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of new United Community Bancorp.

Provisions of the articles of incorporation and bylaws of new United Community Bancorp, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of new United Community Bancorp. As a result, our stockholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of new United Community Bancorp may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. Some of these provisions currently exist in the charter and bylaws of United Community Bancorp. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

A limitation on voting rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit.

A classified board. Our board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board provision is designed to afford anti-takeover protection by making it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors at a single annual meeting of stockholders without the consent of the incumbent board of directors of new United Community Bancorp.

Advance notice provisions for stockholder nominations and proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate notice of the stockholder’s intention to bring that business before the meeting. Advance notice of nominations or proposed business by stockholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about those matters.

Director qualifications. Our bylaws provide for director qualifications, including ownership and integrity requirements, which may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

Limitations on calling special meetings of stockholders. Our stockholders must act only through an annual or special meeting. Special meetings of stockholders may only be called by the Chairman, the President or a majority of the board of directors. The limitations on the calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Elimination of cumulative voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting may afford anti-takeover protection by preventing a stockholder from electing nominees opposed by the board of directors of new United Community Bancorp.

Limitations on filling of board vacancies and removal of directors. Our articles of incorporation provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our articles of incorporation provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares of stock then entitled to vote in an election of directors, which vote may only be taken at a meeting of stockholders called expressly for that purpose. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Supermajority voting requirement for the amendment of our articles of incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least two-thirds (2/3) of the outstanding shares entitled to vote.

Amendment of our bylaws. Our articles of incorporation provide that our bylaws may be adopted, amended or repealed by a resolution adopted by a two-thirds (2/3) majority of the directors then in office.

Authorized but unissued shares of capital stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

•

Indiana anti-takeover statute. Under Indiana law, any person who acquires more than 10% of an Indiana corporation without prior approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. If such advance approval is not received, then the business combination must meet all requirements of the articles of incorporation and either must be approved by a majority vote of the voting stock not owned by the interested stockholder and its associates at a meeting called for that purpose no earlier than five (5) years after the interested stockholder’s share acquisition date or the proposed consideration to be paid in the business combination must satisfy certain fair price criteria. Under Indiana law, new United Community Bancorp is permitted and has decided to specifically opt out of the application of the Business Combinations Chapter of the Indiana Business Corporations Law.

•

Federal Reserve Board regulations. Federal Reserve Board regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Federal Reserve Board. See “Restrictions on Acquisition of New United Community Bancorp.”

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to:

•	general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses;

•	conditions in the securities markets and real estate markets or the banking industry;

•	changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities;

•	changes in deposit flows and wholesale borrowing facilities;

•	changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve;

•	changes in our credit ratings or in our ability to access the capital markets;

•	changes in our customer base or in the financial or operating performance of our customers’ businesses;

•	changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio;

•	changes in the quality or composition of our loan or securities portfolios;

•	changes in competitive pressures among financial institutions or from non-financial institutions;

•

the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel of any banks we may acquire, into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames;

•	our ability to retain key members of management;

•	our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	any interruption in customer service due to circumstances beyond our control;

•	potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition;

•	the outcome of pending or threatened litigation, or of other matters before regulatory agencies, whether currently existing or commencing in the future;

•	environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to United Community Bancorp or United Community Bank;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;

•

changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the impact of the Dodd-Frank Wall Street Reform and Consumer

Protection Act, and other changes pertaining to banking, securities, taxation, rent regulation and housing, environmental protection, and insurance; and the ability to comply with such changes in a timely manner;

•	additional FDIC special assessments or required assessment prepayments;

•	changes in accounting principles, policies, practices or guidelines;

•	the ability to keep pace with, and implement on a timely basis, technological changes;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System;

•	the ability of the Bank to complete its second-step conversion to a fully public stock company;

•	war or terrorist activities; and

•	other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at June 30, 2012 and 2011 and for the years ended June 30, 2012 and 2011 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information presented below does not include the financial condition, results of operations or other data of United Community MHC.

	At June 30,
	2012	2011	2010	2009	2008
	(In thousands)
Financial Condition Data:
Total assets	$495,903	$472,531	$490,678	$401,579	$382,726
Cash and cash equivalents	29,079	31,159	32,023	27,004	35,710
Securities held to maturity	493	564	631	175	200
Securities available for sale	21,275	49,230	62,089	46,769	13,816
Mortgage-backed securities available-for-sale	124,621	74,119	57,238	29,713	24,211
Loans receivable, net	283,154	285,877	307,237	272,270	284,352
Deposits	426,967	413,091	430,180	339,616	320,774
Advances from Federal Home Loan Bank	10,833	1,833	2,833	3,833	4,833
Stockholders’ equity	54,988	54,146	54,054	55,079	54,489

	For the Year Ended June 30,
	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Operating Data:
Interest income	$18,186	$19,846	$18,936	$19,912	$21,615
Interest expense	4,288	5,587	6,429	7,906	11,353

Net interest income	13,898	14,259	12,507	12,006	10,262
Provision for loan losses	3,662	4,140	4,847	2,447	4,718

Net interest income after provision for loan losses	10,236	10,119	7,660	9,559	5,544
Other income	4,977	4,038	3,557	2,787	2,197
Other expense	12,436	12,486	12,198	11,450	9,850

Income (loss) before income taxes (benefits)	2,777	1,671	(981)	896	(2,109)
Provision (benefit) for income taxes	788	501	(569)	177	(653)

Net income (loss)	$1,989	$1,170	$(412)	$719	$(1,456)

Per Share Data:
Earnings (loss) per share, basic and diluted	$0.26	$0.15	$(0.05)	$0.09	$(0.19)

	At or for the Year Ended June 30,
	2012	2011	2010	2009	2008
Performance Ratios:
Return on average assets	0.41%	0.24%	(0.10)%	0.18%	(0.38)%
Return on average equity	3.62	2.17	(0.74)	1.31	(2.48)
Interest rate spread (1)	3.05	3.04	2.97	3.04	2.43
Net interest margin (2)	3.10	3.11	3.12	3.25	2.85
Noninterest expense to average assets	2.57	2.56	2.87	2.92	2.58
Efficiency ratio (3)	65.89	68.24	75.93	77.40	79.06
Average interest-earning assets to average interest-bearing liabilities	105.27	106.31	109.47	110.34	112.97
Average equity to average assets	11.35	11.04	13.03	14.02	15.41
Dividend payout ratio (4)	68.58	115.98	NM	152.43	NM

	At or for the Year Ended June 30,
	2012	2011	2010	2009	2008

United Community Bank Capital Ratios:
Tangible capital	9.24%	9.80	9.12	12.08	13.00
Core capital	9.24%	9.80	9.12	12.08	13.00
Total risk-based capital	19.05%	17.47	14.30	18.40	20.51

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	5.60	7.08	5.47	2.15	2.57
Nonperforming loans as a percent of total assets	3.26	4.36	3.52	1.49	1.95
Nonperforming assets as a percent of total assets	3.30	4.39	3.58	1.97	2.70
Allowance for loan losses as a percent of total loans	1.95	1.83	2.54	1.52	1.59
Allowance for loan losses as a percent of nonperforming loans	34.79	25.90	46.47	70.51	61.98
Net charge-offs to average outstanding loans during the period	1.19	2.30	0.38	1.00	1.06

Other Data:
Number of:
Real estate loans outstanding	1,806	1,787	1,685	1,463	1,396
Deposit accounts	33,248	32,544	27,595	24,572	22,175
Full-service offices	8	9	9	6	6

NM means not meaningful.

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents other expense divided by the sum of net interest income and other income.
(4)	Represents dividends declared (excluding waived dividends) divided by net income. A summary of the dividends declared and waived (and thus not paid) dividends is set forth below:

	For the Year Ended June 30,
	2012	2011	2010	2009	2008
	(In thousands)
Dividends:
Paid to minority stockholders	$1,364	$1,357	$1,170	$1,096	$1,059
Waived by United Community MHC	2,048	1,955	1,909	1,722	1,536

Total dividend	$3,412	$3,312	$3,079	$2,818	$2,595

RECENT DEVELOPMENTS

The following tables contain certain information concerning the financial position and results of operations at September 30, 2012 and for the three-month periods ended September 30, 2012 and 2011. This information was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The information at June 30, 2012 is derived in part from the audited consolidated financial statements that appear in this prospectus. The results of operations for the three months ended September 30, 2012 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year.

(Dollars in thousands)	At September 30, 2012	At June 30, 2012
	(Unaudited)
Selected Financial Condition Data:
Total assets	$502,153	$495,903
Cash and cash equivalents	31,271	29,079
Securities held-to-maturity	471	493
Securities available-for-sale	25,355	21,275
Mortgage-backed securities available-for-sale	135,600	124,621
Loans receivable, net	272,076	283,154
Deposits	433,059	426,967
Advances from Federal Home Loan Bank	10,583	10,833
Stockholders’ equity	55,297	54,988

	Three Months Ended September 30,
	2012	2011
(Unaudited) Selected Operating Data:
Interest income	$4,225	$4,687
Interest expense	1,003	1,152

Net interest income	3,222	3,535
Provision for loan losses	250	898

Net interest income after provision for loan losses	2,972	2,637
Other income	1,067	1,126
Other expense	3,417	3,149

Income before income taxes	622	614
Provision for income taxes	128	138

Net income	$494	$476

Per Share Data:
Earnings per share, basic and diluted	$0.06	$0.06

	At or For Three Months Ended September 30,
	2012	2011
Performance Ratios (1):
Return on average assets	0.40%	0.40%
Return on average equity	3.58	3.49
Interest rate spread (2)	2.75	3.16
Net interest margin (3)	2.79	3.22
Noninterest expense to average assets	2.74	2.66
Efficiency ratio (4)	79.67	67.56
Average interest-earning assets to average interest-bearing liabilities	105.06	105.76
Average equity to average assets	11.07	11.51
Dividend payout ratio (5)	174.49	78.15

United Community Bank Capital Ratios:
Tangible capital	9.18	9.86
Core capital	9.18	9.86
Total risk-based capital	19.64	17.97

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	5.44	5.25
Nonperforming assets as a percentage of total assets	3.15	3.27
Allowance for loan losses as a percent of total loans	2.05	2.06
Allowance for loan losses as a percent of nonperforming loans	37.71	39.20
Net charge-offs to average outstanding loans during the period	0.26	0.40

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents other expense divided by the sum of net interest income and other income.
(5)	Represents dividends declared (excluding waived dividends) divided by net income. A summary of the dividends declared and waived (and thus not paid) dividends is set forth below:

	At or For the Three Months Ended September 30,
	2012	2011
	(In thousands)
Dividends:
Paid to minority stockholders	$350	$372
Paid to United Community MHC	512	—
Waived by United Community MHC	—	512

Total dividend	$862	$884

Balance Sheet Analysis

Total assets were $502.2 million at September 30, 2012, compared to $495.9 million at June 30, 2012. Total assets increased $6.3 million, or 1.3%, primarily as a result of a $15.0 million increase in investment securities, partially offset by an $11.1 million decrease in loans. Our investment securities increased as a result of an increase in deposits and decrease in loans. The increase in investment securities was primarily related to purchases of both mortgage-backed securities and municipal bonds. The decrease in loans was primarily the result of payoffs aggregating $5.8 million for three performing commercial real estate loans as described below.

Total liabilities were $446.9 million at September 30, 2012, compared to $440.9 million at June 30, 2012. The increase of $6.0 million was primarily the result of a $6.1 million increase in deposits which reflected a $3.8 million net increase in municipal deposits and a $2.3 million increase in retail customer deposits. The increase in municipal deposits consisted of an increase in demand deposits totaling $5.0 million, partially offset by a decrease in savings accounts totaling $1.2 million. The increase in retail deposits consisted of increases in demand deposit accounts of $1.0 million and savings accounts of $2.7 million, partially offset by declines in certificate of deposit of $1.4 million.

Total stockholders’ equity was $55.3 million at September 30, 2012, compared to $55.0 million at June 30, 2012. The increase was primarily the result of net income of $494,000 and a $633,000 increase in net unrealized gains on investments, partially offset by dividends paid of $862,000. Due to recent changes in federal regulations applicable to mutual holding companies relating to the waiver of dividends by parent mutual holding companies, United Community MHC was not able to waive receipt of United Community Bancorp’s dividends during the quarter ended September 30, 2012 and decided to suspend the payment of any further cash dividends on United Community Bancorp’s common stock until after completion of the United Community MHC’s pending second-step conversion, which United Community Bancorp currently anticipates will be completed in the first calendar quarter of 2013.

Loans. At September 30, 2012, one- to four-family residential loans totaled $137.9 million, or 49.7% of total gross loans, compared to $139.5 million, or 48.4% of total gross loans, at June 30, 2012. The reduction in the one- to four-family residential portfolio during the 2012 period was primarily due principal repayments coupled with our strategy of selling in the secondary market newly-originated fixed-rate loans with terms longer than 10 years.

Multi-family and nonresidential real estate and land loans totaled $91.0 million and represented 32.8% of total loans at September 30, 2012, compared to $101.4 million, or 35.2% of total loans, at June 30, 2012. The decrease was primarily attributable to the repayment of one nonresidential real estate loan totaling $1.8 million and two multi-family real estate loans totaling $4.0 million.

Construction loans totaled $1.4 million, or 0.5% of total loans, at September 30, 2012, compared to $1.2 million, or 0.4% of total loans, at June 30, 2012.

Commercial business loans totaled $4.3 million, or 1.6% of total loans, at September 30, 2012, compared to $3.9 million, or 1.3% of total loans, at June 30, 2012.

Consumer loans totaled $35.5 million, or 12.8% of total loans, at September 30, 2012, compared to $35.6 million, or 12.4% of total loans, at June 30, 2012.

Agricultural loans totaled $3.5 million, or 1.3% of total loans, at September 30, 2012, compared to $3.2 million or 1.1% of total loans, at June 30, 2012.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At September 30, 2012		At June 30, 2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential real estate:
One- to four-family	$137,853	49.7%	$139,522	48.4%
Multi-family	35,424	12.8	42,325	14.7
Construction	1,386	0.5	1,189	0.4
Nonresidential real estate	55,547	20.0	59,123	20.5
Land	3,665	1.3	3,441	1.2
Commercial business	4,278	1.6	3,854	1.3
Agricultural	3,497	1.3	3,150	1.1
Consumer:
Home equity	31,338	11.3	31,242	10.9
Auto	1,991	0.7	1,820	0.6
Share loans	1,143	0.4	1,200	0.4
Other	1,047	0.4	1,333	0.5

Total consumer loans	35,519	12.8	35,595	12.4

Total loans	$277,169	100.0%	$288,199	100.0%

Less (plus):
Deferred loan costs, net	(960)		(924)
Undisbursed portion of loans in process	370		355
Allowance for loan losses	5,683		5,614

Loans, net	$272,076		$283,154

Loan Maturity

The following table sets forth certain information at September 30, 2012 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from the contractual requirements shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Less Than One Year	More Than One Year to Five Years	More Than Five Years	Total Loans
	(In thousands)

One- to four-family residential real estate	$2,253	$31,905	$103,695	$137,853
Multi-family real estate	231	11,212	23,981	35,424
Construction	884	244	258	1,386
Nonresidential real estate	2,527	20,745	32,275	55,547
Land	231	2,153	1,281	3,665
Commercial	156	2,651	1,471	4,278
Agricultural	78	1,306	2,113	3,497
Consumer	5,424	2,755	27,340	35,519

Total	$11,784	$72,971	$192,414	$277,169

The following table sets forth the dollar amount of all loans at September 30, 2012 due after September 30, 2013 that have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)

One- to four-family residential real estate	$42,933	$92,667	$135,600
Multi-family real estate	4,248	30,945	35,193
Construction	225	277	502
Nonresidential real estate	7,381	45,639	53,020
Land	1,235	2,199	3,434
Commercial	1,404	2,718	4,122
Agricultural	728	2,691	3,419
Consumer	2,281	27,814	30,095

Total	$60,435	$204,950	$265,385

Loan Activity

The following table shows loan origination, repayment and sale activity during the periods indicated.

	Three Months Ended September 30,
	2012	2011
	(In thousands)

Total loans at beginning of period	$288,199	$290,834
Loans originated (1):
One- to four-family residential real estate	9,636	2,606
Multi-family residential real estate	—	—
Construction	471	351
Nonresidential real estate	52	—
Land	—	58
Commercial business	391	25
Consumer	3,132	549

Total loans originated	13,682	3,589
Deduct:
Loan principal repayments	18,173	2,765
Loans originated for sale	6,539	3,459

Net loan activity	(11,030)	(2,635)

Total loans at end of period	$277,169	$288,199

(1)	Includes loan renewals, loan refinancings and restructured loans.

Results of Operations for the Three Months Ended September 30, 2012 and 2011

Overview. Net income for the three months ended September 30, 2012 was $494,000, compared to net income of $476,000 for the three months ended September 30, 2011. A $648,000 decrease in the provision for loan losses was partially offset by a $313,000 decrease in net interest income and $268,000 increase in noninterest expense.

Net Interest Income. Net interest income decreased $313,000, or 8.9%, to $3.2 million for the quarter ended September 30, 2012 as compared to $3.5 million for the quarter ended September 30, 2011. A decrease of $462,000 in interest income was partially offset by a $149,000 decrease in interest expense. The decrease in interest income was principally the result of a decrease in the average rate earned on loans from 5.48% to 4.99%, and a decrease in the average interest rate earned on investments from 2.40% to 2.01%. The impact of a $7.8 million decrease in average loans was largely offset by a $23.0 million increase in average investments. The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 1.10% to 0.89%, partially offset by a $15.4 million increase in average outstanding deposits. Changes in interest rates are reflective of decreases in overall market rates. Net interest margin for the quarter ended September 30, 2012 was 2.79%, a decrease of 17 basis points from the quarter ended June 30, 2012 and a decrease of 43 basis points from the quarter ended September 30, 2011.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using month-end balances, and nonaccrual loans are included in average balances only. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Three Months Ended September 30,
	2012			2011
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$276,830	$3,450	4.99%	$284,642	$3,898	5.48%
Investment securities	154,006	772	2.01	131,011	786	2.40
Other interest-earning assets	30,972	3	0.04	23,413	3	0.05

Total interest-earning assets	461,808	4,225	3.66	439,066	4,687	4.27

Noninterest-earning assets	36,451			34,375

Total assets	$498,259			$473,441

Liabilities and equity:
Interest-bearing liabilities:
NOW and money market deposit accounts	$156,988	$127	0.32%	$146,058	$175	0.48%
Passbook accounts	81,200	104	0.51	70,557	68	0.39
Certificates of deposit	190,678	725	1.52	196,827	895	1.82

Total interest-bearing deposits	428,866	956	0.89	413,442	1,138	1.10
FHLB advances	10,708	47	1.76	1,708	14	3.28

Total interest-bearing liabilities	439,574	1,003	0.91	415,150	1,152	1.11

Noninterest-bearing liabilities	3,509			3,790

Total liabilities	443,083			418,940
Total stockholders’ equity	55,176			54,501

Total liabilities and stockholders’ equity	$498,259			$473,441

Net interest income		$3,222			$3,535

Interest rate spread			2.75%			3.16%
Net interest margin			2.79%			3.22%
Average interest-earning assets to average interest-bearing liabilities			105.06%			105.76%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2012 Compared to 2011
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest and dividend income:
Loans	$(107)	$(341)	$(448)
Investment securities	138	(152)	(14)
Other interest-earning assets	1	(1)	—

Total interest-earning assets	32	(494)	(462)

Interest expense:
Deposits	42	(224)	(182)
FHLB advances	74	(41)	33

Total interest-bearing liabilities	116	(265)	(149)

Net change in net interest income	$(84)	$(229)	$(313)

Provision for Loan Losses. The provision for loan losses was $250,000 for the quarter ended September 30, 2012, compared to $898,000 for the same quarter in the prior year. The decrease in the loan loss provision was primarily due to a decrease in the loan portfolio of approximately $11.1 million combined with a decrease in nonperforming loans from June 30, 2012 of approximately $1.0 million.

Other Income. The following table summarizes other income for the three months ended September 30, 2012 and 2011.

	Three Months Ended September 30,		% Change
	2012	2011
	(Dollars in thousands)

Service charges	$621	$639	(2.8)%
Gain on sale of loans	248	83	198.8
Gain on sale of investments	—	236	(100.0)
Gain on sale of other real estate owned	7	—	100.0
Income from bank-owned life insurance	135	67	101.5
Other	56	101	(44.6)

Total other income	$1,067	$1,126	(5.2)%

Other income remained flat at $1.1 million in the quarters ended September 30, 2012 and 2011. Increases of $165,000 in gain on sale of loans and $68,000 in income from bank owned life insurance during the quarter ended September 30, 2012 were offset by a $236,000 decrease in gain on sale of investments. The increase in the gain on sale of loans was the result of an increase in loan sales to Freddie Mac in the September 30, 2012 quarter when compared to the same quarter in the prior year, primarily due to an increase in refinancing activity as a result of the continued low interest rate environment. The increase in income from bank owned life insurance was the result of the purchase of additional bank owned life insurance during the latter part of the fiscal year ended June 30, 2012. The decrease in gain on sale of investments was the result of no sales of mortgage-backed securities and other available for sale investment securities during the current year quarter as compared to the prior year quarter.

Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes for the three months ended September 30, 2012 and 2011.

	Three Months Ended September 30,		% Change
	2012	2011
	(Dollars in thousands)

Compensation and employee benefits	$1,809	$1,736	4.2%
Premises and occupancy expense	339	328	3.4
Deposit insurance premium	177	137	29.2
Advertising expense	96	93	3.2
Data processing expense	373	305	22.3
Intangible amortization	40	39	2.6
Professional fees	302	198	52.5
Other operating expenses	281	313	(10.2)

Total noninterest expense	$3,417	$3,149	8.5%

Noninterest expense increased $268,000, or 8.5%, from $3.1 million for the quarter ended September 30, 2011 to $3.4 million for the quarter ended September 30, 2012. The increase is primarily due to increases of $104,000 in professional fees, $73,000 in compensation and employee benefits, and $68,000 in data processing expenses. The increase in professional fees was primarily due to an increase in audit, legal and consulting expenses related to annual reporting requirements. The increase in compensation and employee benefits expense was primarily due to the addition of employees in the accounting and collections departments and annual wage increases. The increase in data processing expense was primarily due to the implementation of a new branch network communication system.

Income Taxes. Income tax expense for the three months ended September 30, 2012 was $128,000, compared to an expense of $138,000 for the three months ended September 30, 2011.

Analysis of Nonperforming Assets. We consider foreclosed real estate, repossessed assets, nonaccrual loans and TDRs that are delinquent or have not been performing in accordance with their restructured terms for a specified period of time to be nonperforming assets.

All of the TDRs at September 30, 2012 represented loan relationships with long-time borrowers. In measuring impairment, management considered the results of independent property appraisals, together with estimated selling expenses, and/or detailed cash flow analyses. At September 30, 2012, 46 loans were considered to be TDRs (with an aggregate balance of $21.8 million) of which 23 loans (with an aggregate balance of $9.8 million) were included in nonperforming assets.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	At September 30, 2012	At June 30, 2012
(Dollars in thousands)	(Unaudited)
Nonaccrual loans:
One- to four-family residential real estate	$2,467	$2,412
Multi-family real estate	1,991	2,034
Nonresidential real estate and land	46	1,106
Commercial	236	240
Consumer	532	508

Total nonaccrual loans	5,272	6,300

Nonaccrual restructured loans:
One- to four-family residential real estate	2,693	2,601
Multi-family real estate	4,179	4,251
Nonresidential real estate and land	2,926	2,987

Total nonaccrual restructured loans	9,798	9,839

Total nonperforming loans	15,070	16,139
Real estate owned	763	197

Total nonperforming assets	15,833	16,336
Accruing restructured loans	12,583	13,211

Accruing restructured loans and nonperforming assets	$28,416	$29,547

Total nonperforming loans to total loans	5.44%	5.60%
Total nonperforming loans to total assets	3.00%	3.26%
Total nonperforming assets to total assets	3.15%	3.30%
Total number of nonperforming loans	79	74

The decrease in nonperforming loans is primarily due to a payoff of approximately $300,000 of a nonresidential real estate loan and the acquisition through foreclosure of a nonresidential real estate loan with a carrying value of $600,000.

Interest income that would have been recorded for the three months ended September 30, 2012 had nonaccruing loans been current according to their original terms was $80,000. Interest recognized on the cash basis with regard to nonaccrual restructured loans was $21,000 for the three months ended September 30, 2012.

A discussion of our most significant nonaccrual loans is included under “Management’s Discussion and Analysis and Results of Operations — Risk Management — Analysis of Nonperforming and Classified Assets.” At September 30, 2012, these loans comprise $13.8 million. The five largest nonaccrual loans at September 30, 2012 were comprised of: loans A-1 and A-3 of Loan Relationship A and the loans in Loan Relationships B, G, H and I. Loan A-2 (within Loan Relationship A) and the loans in Loan Relationships C, E and F, which were reported as “accruing restructured loans” at June 30, 2012, have been performing in accordance with their restructured terms for a sufficiently long period of time and are reported as “accruing restructured loans” at September 30, 2012.

•

Loan Relationship A. The loans comprising this loan relationship (with Loan A-3 using the split note strategy) had a net carrying value of $5.1 million at September 30, 2012. At September 30, 2012 and June 30, 2012, Loan A-1 and Loan A-3 are included in the above table in “Nonaccrual restructured loans, Multi-family real estate.” Loan A-2 is included in “Accruing restructured loans.” In the “Credit Risk Profile by Internally Assigned Grade” table on page 44, Loans A-1, A-2, and A-3 were classified as “Multi-family residential real estate, Substandard,” at September 30, 2012 and June 30, 2012. This relationship was performing in accordance with its restructured terms at September 30, 2012.

•

Loan Relationship B. The loans comprising Loan Relationship B, using the split note strategy, had a net carrying value of $1.5 million at September 30, 2012. These loans are included in the above table as “Nonaccrual restructured loans, Nonresidential real estate” at September 30, 2012 and June 30, 2012. In the “Credit Risk Profile by Internally Assigned Grade” table on page 44, these loans were classified as “Nonresidential real estate, Substandard” at September 30, 2012 and June 30, 2012. The loans were performing in accordance with their restructured terms at September 30, 2012.

•

Loan Relationship C. The loans comprising this relationship, using the split note strategy, had a net carrying value of $1.5 million at September 30, 2012. The Note A loan is included in the above table in “Accruing restructured loans” at September 30, 2012 and at June 30, 2012. In the “Credit Risk Profile by Internally Assigned Grade” table on page 44, the Note A loan is classified as “Multi-family real estate, Substandard” at September 30, 2012 and June 30, 2012, respectively. This relationship was performing in accordance with its restructured terms at September 30, 2012, and no further impairments have been recorded since the most recent restructuring. Even though this relationship was performing in accordance with its restructured terms at September 30, 2012, in October 2012, this borrower agreed to deed these properties back to United Community Bank, except for two one-to four-family residential properties. United Community Bank accepted this offer and based on the appraisals, United Community Bank does not expect to incur any additional losses as a result of repossessing these properties or on the two one-to four-family residential properties that were not repossessed.

•

Loan Relationship D. The loan comprising this loan relationship had a net carrying value of $1.3 million at September 30, 2012. As of September 30, 2012 and June 30, 2012, this loan is included in “Accruing restructured loans” in the above table. In the “Credit Risk Profile by Internally Assigned Grade” table on page 44, the carrying value of Loan A was classified as “Multi-family residential real estate, Substandard,” at September 30, 2012 and at June 30, 2012. At September 30, 2012, this loan was performing in accordance with its restructured terms.

•

Loan Relationship E. Two loans (which consisted of one note prior to the use of the split note strategy) with an aggregate carrying value of $532,000 at September 30, 2012, secured by nonresidential real estate. Note A is included in the above table in “Accruing restructured loans” at September 30, 2012 and at June 30, 2012. In the “Credit Risk Profile by Internally Assigned Grade” table on page 44, these loans were classified in “Nonresidential real estate, Substandard” at September 30, 2012 and at June 30, 2012, respectively. At September 30, 2012, no further impairments have been recorded since the most recent restructuring. This relationship was performing in accordance with its restructured terms at September 30, 2012.

•

Loan Relationship F. This relationship consists of two loans (based on the split note strategy) with an aggregate carrying value of $453,000 at September 30, 2012. These loans are secured by single-family and multi-family residential real estate. Note A is included in the above table as “Accruing restructured loans, at September 30, 2012 and at June 30, 2012. In the “Credit Risk Profile by Internally Assigned Grade” table on page 44, the “A” loan was classified as “Multi-family real estate, Substandard” at September 30 and June 30, 2012, respectively. The loan has performed in accordance with its restructured terms, and no further impairments have been recorded since the most recent restructuring.

•

Loan Relationship G. This loan is included in the above table in “Nonaccrual loans, Multi-family real estate” as of September 30, 2012 and as of June 30, 2012. In the “Credit Risk Profile by Internally Assigned Grade” table on page 44, this loan is classified as “Multi-family residential real estate, Substandard,” at September 30, 2012 and at June 30, 2012. At September 30, 2012, the net carrying value of United Community Bancorp’s portion of the loan balance was $2.0 million. At September 30, 2012, the loan was performing in accordance with its restructured terms.

•

Loan Relationship H. As of September 30, 2012, this loan relationship consists of two loans with a net carrying value of $744,000. As stated in the June 30, 2012 narrative, this relationship was restructured using the split note strategy in the September 30, 2012 quarter. Both of the loans in the “Split Note Strategy” have the same security and priority as the one loan discussed in the June 30, 2012 narrative. The collateral value is $978,000 on properties for which United Community Bank has a first lien. No additional loss was incurred when the loan was restructured. The “A” loan of the split note strategy is included in the above table as “Nonaccrual loans, Multi-family real estate” as of September 30, 2012. Also, in the “Credit Risk Profile by Internally Assigned Grade” table on page 44, the “A” loan is classified as “Multi-Family residential real estate, Substandard” at September 30, 2012. The “B” loan of the split note strategy is charged off.

•

Loan Relationship I. This relationship is comprised of one loan which is secured by an industrial/office nonresidential property and is included in the above table, in “Nonaccrual loans nonresidential real estate” as of September 30, 2012 and as of June 30, 2012. In the “Credit Risk Profile by Internally Assigned Grade” table on page 44, this loan is classified as “Nonresidential real estate, Substandard” at September 30, 2012 and at June 30, 2012. The carrying value of the loan was $711,000 at September 30, 2012. The borrower has continued to make the required market rate monthly principal and interest payments through September 30, 2012.

The following table summarizes all Note A/B format loans at September 30, 2012:

	Loan Balances			Number of Loans
	Note A	Note B	Total	Note A	Note B
	(Dollars in thousands)

Nonresidential real estate	$3,818	$2,382	$6,200	4	4
Multi-family residential real estate	6,255	3,331	9,586	7	7
One- to four-family residential real estate	520	61	581	1	1

Total (1)	$10,593	$5,774	$16,367	12	12

(1)	Included in this total are an aggregate of $7.4 million comprised of Note As and $4.1 million comprised of Note Bs that are included in the discussion of Loan Relationships A, B, C, D, E, F and H.

Based on the fact that our loans receivable greater than 30 days past due and accruing in the multi-family residential real estate and nonresidential real estate portfolios totaled $529,000, which represents 0.6% of these loans at September 30, 2012, management does not believe there are any other large concentrations of credit risk that are not performing under the original terms or modified terms, as applicable.

The following table provides information with respect to all of our loans that are classified as TDRs. For additional information regarding TDRs on nonaccrual status, see the table of nonperforming assets above.

	At September 30, 2012
	Loan Status		Total Unpaid Principal Balance	Related Allowance	Recorded Investment	Number of Loans	Average Recorded Investment
	Accrual	Nonaccrual
	(Dollars in thousands)
One- to four-family residential real estate	$2,095	$2,693	$4,788	$23	$4,765	26	$4,858
Multi-family residential real estate	7,377	4,179	11,556	160	11,396	12	11,598
Nonresidential real estate	3,111	2,926	6,037	435	5,602	8	5,623

Total	$12,583	$9,798	$22,381	$618	$21,763	46	$22,079

The following table is a roll forward of activity in our TDRs:

	Three Months Ended September 30, 2012
	Recorded Investment	Number of Loans
	(Dollars in thousands)

Beginning balance	$22,394	48
Additions to TDRs	156	—
Removal from TDRs (1)	(146)	(2)
Payments	(641)	—

Ending balance	$21,763	46

(1)	One TDR was foreclosed on during the period and transferred to REO in the amount of $146,000. At June 30, 2012, one customer had two TDRs that were restructured during the quarter ended September 30, 2012 into one loan.

Two loans that were recorded as TDRs at June 30, 2012 were restructured during the quarter ended September 30, 2012 upon the end of the original restructured terms. The restructuring increased the recorded investment in these loans by $156,000 and the loans continue to be carried as TDRs.

No new loans were restructured during the quarter ended September 30, 2012.

Loans that were included in TDRs at September 30, 2012 were generally given concessions of interest rate reductions of between 25 and 300 basis points, and/or structured as interest only payment loans for periods of one to three years. Many of these loans also have balloon payments due at the end of their lowered rate period, requiring the borrower to refinance at market rates at that time. At September 30, 2012, there were 38 loans that required payments of principal and interest, and eight loans that required interest payments only.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At September 30,
	2012	2011
	(In thousands)

Special mention assets	$9,384	$10,254
Substandard assets	30,648	33,280

Total classified assets	$40,032	$43,534

The following tables illustrate certain disclosures required by ASC 310-10-50-29(b) at September 30, 2012 and at June 30, 2012.

At September 30, 2012:

	Credit Risk Profile by Internally Assigned Grade
	One- to Four- Family Owner- Occupied Mortgage	Consumer	One- to Four- Family Non- Owner Occupied Mortgage	Multi- Family Non- Owner- Occupied Mortgage	Non- Residential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Grade:
Pass	$105,945	$33,961	$12,080	$16,203	$30,256	$707	$2,673	$6,441	$208,266
Watch	7,279	1,004	3,945	3,006	11,554	479	965	639	28,871
Special mention	526	22	823	344	7,623	—	—	46	9,384
Substandard	5,774	532	1,481	15,871	6,114	200	27	649	30,648

Total:	$119,524	$35,519	$18,329	$35,424	$55,547	$1,386	$3,665	$7,775	$277,169

At June 30, 2012:

	Credit Risk Profile by Internally Assigned Grade
	One- to Four- Family Owner- Occupied Mortgage	Consumer	One- to Four- Family Non- Owner Occupied Mortgage	Multi- Family Non- Owner- Occupied Mortgage	Non- Residential Real estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Grade:
Pass	$108,642	$34,380	$11,836	$15,423	$30,379	$510	$2,577	$6,015	$209,762
Watch	6,503	683	4,059	10,223	11,250	479	836	615	34,648
Special mention	268	24	827	347	10,249	—	—	—	11,715
Substandard	6,288	508	1,099	16,332	7,245	200	28	374	32,074

Total	$121,701	$35,595	$17,821	$42,325	$59,123	$1,189	$3,441	$7,004	$288,199

The following table illustrates certain disclosures required by ASC 310-10-50-7A for gross loans.

	At September 30, 2012		At June 30, 2012
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)

One- to four-family mortgage – owner-occupied	$1,000	$218	$1,764	$355
Consumer	296	3	195	15
One- to four-family mortgage – nonowner-occupied	1,251	—	947	—
Multi-family mortgage	488	—	489	—
Nonresidential real estate mortgage – commercial and office buildings	41	—	207	306
Construction	—	—	—	—
Land	50	—	—	—
Commercial and agricultural	6	46	246	—

Total	$3,132	$267	$3,848	$676

The following table illustrates the changes to the allowance for loan losses for the three months ended September 30, 2012:

	One- to Four- Family Mortgage Owner- Occupied	Consumer	One- to Four- Family Mortgage Nonowner- Occupied	Multi- Family Mortgage Nonowner- Occupied	Non- Residential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Allowance for Loan Losses:
Beginning Balance:	$666	$477	$236	$1,915	$2,282	$3	$11	$24	$5,614
Charge offs	(59)	(50)	—	—	(100)	—	—	—	(209)
Recoveries	5	13	(1)	9	1	—	—	1	28
Provision	323	111	22	(253)	38	3	8	(2)	250

Ending Balance:	$935	$551	$257	$1,671	$2,221	$6	$19	$23	$5,683

Balance, Individually Evaluated	$17	$—	$6	$448	$435	$—	$—	$—	$906
Balance, Collectively Evaluated	918	551	251	1,223	1,786	6	19	23	4,777
Financing receivables: ending balance	119,524	35,519	18,329	35,424	55,547	1,386	3,665	7,775	277,169
Ending Balance: individually evaluated for impairment	4,903	1,619	1,976	13,547	6,047	—	27	236	28,355
Ending Balance: collectively evaluated for impairment	101,429	28,873	15,621	21,497	45,034	1,386	3,556	6,577	223,973
Ending Balance: loans acquired at fair value	13,192	5,027	732	380	4,466	—	82	962	24,841

The following table sets forth the allocation of the allowance for loan losses by loan category at the dates indicated.

	At September 30,			At June 30,
	2012			2012
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)

One- to four-family residential real estate	$1,192	21.0%	49.7%	$902	16.1%	48.4%
Multi-family real estate	1,671	29.4	12.8	1,915	34.1	14.7
Nonresidential real estate	2,221	39.1	20.0	2,282	40.6	20.5
Land	19	0.3	1.3	11	0.2	1.2
Agricultural	—	—	1.3	—	—	1.1
Commercial	23	0.4	1.6	24	0.4	1.3
Consumer	551	9.7	12.8	477	8.5	12.4
Construction	6	0.1	0.5	3	0.1	0.4

Total allowance for loan losses	$5,683	100.0%	100.0%	$5,614	100.0%	100.0%

Total loans	$277,169			$288,199

USE OF PROCEEDS

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at United Community Bank will reduce United Community Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	2,966,787 Shares at $8.00 per Share	Percent of Net Proceeds	3,490,338 Shares at $8.00 per Share	Percent of Net Proceeds	4,013,888 Shares at $8.00 per Share	Percent of Net Proceeds	4,615,971 Shares at $8.00 per Share	Percent of Net Proceeds
	(Dollars in thousands)

Gross offering proceeds	$23,734		$27,923		$32,111		$36,928
Less: offering expenses	(3,068)		(3,239)		(3,410)		(3,608)

Net offering proceeds	20,666	100.00%	24,684	100.00%	28,701	100.00%	33,320	100.00%
Plus:
Consolidation of MHC	100	0.48	100	0.41	100	0.35	100	0.30
Less:
Proceeds contributed to United Community Bank	(12,400)	(60.00)	(14,810)	(60.00)	(17,221)	(60.00)	(19,993)	(60.00)
Proceeds used for loan to employee stock ownership plan	(1,503)	(7.27)	(1,769)	(7.17)	(2,034)	(7.09)	(2,339)	(7.02)

Proceeds remaining for new United Community Bancorp	$6,863	33.21%	$8,205	33.24%	$9,546	33.26%	$11,088	33.28%

We initially intend to invest the proceeds retained from the offering by new United Community Bancorp in short-term investments, such as U.S. treasury and government agency securities, mortgage-backed securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and new United Community Bancorp’s liquidity requirements. In the future, new United Community Bancorp may liquidate its investments and use those funds:

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes, including contributing additional capital to United Community Bank.

Under current Federal Reserve Board regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

United Community Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to United Community Bank, in short-term investments. Over time, United Community Bank intends to use the proceeds that it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We currently anticipate that 60% of the net proceeds of the offering will be contributed to United Community Bank and, after initially being invested in short-term investments, will primarily be used to fund new loans. As further discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Strategy—Deemphasizing the origination of multi-family and nonresidential real estate loans until economic conditions improve” as a result of our strategy to deemphasize the origination of multi-family and nonresidential loans, we will likely experience growth in our one-to four-family residential mortgage loan portfolio and in our investment portfolio, primarily short-term investments. We believe our existing infrastructure and our recent expansion into Ripley County, along with the proceeds of this offering, will enable us to originate new loans, particularly one-to four-family residential loans, consistent with our strategy to deemphasize the origination of multi-family and nonresidential loans. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand.

We currently do not have any specific plans for any expansion or diversification activities that would require funds from this offering. Except as described above, we have no specific plans for the investment of the proceeds of the offering and have not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Offering—Reasons for the Conversion and Offering.”

OUR DIVIDEND POLICY

United Community Bancorp declared its initial dividend for the quarter ended March 31, 2006 which was paid in April 2006. Dividends were declared for each subsequent quarterly period through the quarter ended June 30, 2012, which dividend was paid in August 2012. The final dividend payment was $0.11 per share, which equals $0.44 per share on an annualized basis.

As publicly announced on September 27, 2012, United Community Bancorp suspended the payment of dividends as a result of the cost and uncertainty associated with United Community MHC’s ability to waive receipt of United Community Bancorp’s dividends. This cost and uncertainty was due to the Federal Reserve Board requirement that a “grandfathered” mutual holding company, like United Community MHC, obtain member (depositor) approval and comply with other procedural requirements prior to waiving dividends, which would make dividend waivers impracticable. United Community MHC had previously received non-objection from the Office of Thrift Supervision and, after July 21, 2011, the Federal Reserve Board, to waive receipt of all dividend payments on the United Community Bancorp shares of common stock owned by United Community MHC through dividends paid for the quarter ended March 31, 2012. This waiver did not apply to the dividend paid by United Community Bancorp for the quarter ended June 30, 2012. Accordingly, on August 31, 2012, United Community Bancorp paid a cash dividend to all stockholders, including United Community MHC, for the quarter ended June 30, 2012, which totalled $862,000, including $512,000 paid to United Community MHC.

After the conversion and offering, we currently expect to pay a quarterly cash dividend of $0.06 per share, or $0.24 per share on an annualized basis, at all levels of the offering range. This represents an annual dividend yield of 3.0% at all levels of the offering range based on a stock price of $8.00 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements and alternative uses for capital, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will commence payment and, if commenced, continue to pay dividends or that they will not be reduced or eliminated in the future. In recognition that current United Community Bancorp stockholders are expected to receive dividends until the conversion is completed and new United Community Bancorp establishes a new policy of regular cash dividends, new United Community Bancorp intends to declare and pay a one-time special cash dividend, currently anticipated to be $0.18 per share of new United Community Bancorp common stock, within the first year following completion of the conversion, subject to receipt of regulatory approval. No assurances can be given as to whether or when such approval will be obtained.

New United Community Bancorp is subject to Indiana law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than the sum of its liabilities and the amount that would be needed, if United Community Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. Pursuant to Federal Reserve Board regulations, new United Community Bancorp will not be required to obtain prior Federal Reserve approval to pay a dividend unless the declaration and payment of a dividend could raise supervisory concerns about the safe and sound operation of new United Community Bancorp and United Community Bank, such as where the dividend declared for a period is not supported by earnings for that period, or where new United Community Bancorp plans to declare a material increase in our common stock dividend.

New United Community Bancorp’s ability to pay dividends may depend, in part, upon its receipt of dividends from United Community Bank. For a discussion of restrictions on the payment of dividends by United Community Bank, see “Regulation and Supervision—Federal Savings Institution Regulation—Limitation on Capital Distributions.” In addition, any payment of dividends by United Community Bank to new United Community Bancorp that would be deemed to be drawn out of United Community Bank’s bad debt reserves would require the payment of federal income taxes by United Community Bank at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and Note 17 of the notes to consolidated financial statements included elsewhere in this prospectus. New United Community Bancorp does not contemplate any distribution by United Community Bank that would result in this type of tax liability.

Pursuant to the plan of conversion, neither new United Community Bancorp nor United Community Bank may declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such action would cause its equity to be reduced below (i) the amount required for the liquidation account established in connection with the conversion, or (ii) the regulatory capital requirements of new United Community Bancorp (to the extent applicable) or United Community Bank. Additionally, pursuant to Federal Reserve Board regulations, during the three-year period following the conversion, we will not make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

The common stock of United Community Bancorp is currently listed on the NASDAQ Global Market under the symbol “UCBA.” Upon completion of the conversion and offering, the shares of common stock of new United Community Bancorp will replace United Community Bancorp’s common stock. After the completion of the conversion and offering, the shares of new United Community Bancorp common stock will trade on the NASDAQ Global Market under the symbol “UCBA.” To list our common stock on the NASDAQ Global Market we are required to have at least three broker-dealers who will make a market in our common stock. United Community Bancorp currently has approximately 18 registered market makers.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $8.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for United Community Bancorp’s common stock and the cash dividends per share declared for the periods indicated.

	High	Low	Dividends
Year Ended June 30, 2013:
Second Quarter (through November 8, 2012)	$6.70	$6.00	$—
First Quarter	7.62	5.57	0.11

Year Ended June 30, 2012:
Fourth Quarter	$6.10	$5.44	$0.11
Third Quarter	6.89	5.50	0.11
Second Quarter	6.45	5.30	0.11
First Quarter	6.73	5.29	0.11

Year Ended June 30, 2011:
Fourth Quarter	$7.49	$6.20	$0.11
Third Quarter	8.13	7.04	0.11
Second Quarter	7.75	6.04	0.11
First Quarter	8.00	6.88	0.11

At June 30, 2012, United Community Bancorp had approximately 664 stockholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of United Community Bancorp common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of new United Community Bancorp common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of United Community Bancorp common stock will be converted into options to purchase a number of shares of new United Community Bancorp common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

CAPITALIZATION

The following table presents the historical capitalization of United Community Bancorp at June 30, 2012 and the capitalization of new United Community Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the 2006 Equity Incentive Plan or the proposed new equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We must sell a minimum of 2,966,787 shares to complete the offering.

	Pro Forma Capitalization at June 30, 2012 Based Upon Sale at $8.00 per Share
	United Community Bancorp Historical	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
		2,966,787 Shares at $8.00 per Share	3,490,338 Shares at $8.00 per Share	4,013,888 Shares at $8.00 per Share	4,615,971 Shares at $8.00 per Share
	(Dollars in thousands)

Deposits (1)	$426,967	$426,967	$426,967	$426,967	$426,967
Borrowings	10,833	10,833	10,833	10,833	10,833

Total deposits and borrowings	$437,800	$437,800	$437,800	$437,800	$437,800

Stockholders’ equity:
Preferred stock, $.01 par value 1,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common stock, $.01 par value 25,000,000 shares authorized; assumed outstanding—as shown (2)	36	50	59	68	78

Additional paid-in capital	36,958	57,610	61,619	65,628	70,237
Retained earnings (3)	27,060	27,060	27,060	27,060	27,060
Unrealized gains on securities	472	472	472	472	472
MHC consolidation		100	100	100	100
Less:
Treasury stock	(7,122)	(7,122)	(7,122)	(7,122)	(7,122)
Shares purchased for stock benefit plans	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
Common stock acquired by ESOP in the offering (4)		(1,503)	(1,769)	(2,034)	(2,339)
Common stock to be acquired by the new stock benefit plan (5)		(752)	(885)	(1,017)	(1,170)

Total stockholders’ equity	$54,988	$73,499	$77,118	$80,739	$84,900

Pro Forma Shares Outstanding
Total shares outstanding	7,834,782	4,993,750	5,875,000	6,756,250	7,769,688

Equity/assets	11.09%	14.29%	14.89%	15.48%	16.15%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 4,993,750, 5,875,000, 6,756,250 and 7,769,688 at the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)

Assumes that 6.34% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from new United Community Bancorp. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur. Since the funds are borrowed from new United Community Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of new United Community Bancorp. See “Pro Forma Data.”

(5)	Assumes the purchase in the open market at $8.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 3.17% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering. See “Risk Factors—Risks Related to the Offering—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Future Equity Incentive Plan.”

REGULATORY CAPITAL COMPLIANCE

At June 30, 2012, United Community Bank exceeded all regulatory capital requirements. The following table presents United Community Bank’s capital position relative to its regulatory capital requirements at June 30, 2012, on a historical and a pro forma basis. The table reflects receipt by United Community Bank of 60% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan has been deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of the Comptroller of the Currency. For a discussion of the capital standards applicable to United Community Bank, see “Regulation and Supervision—Federal Savings Institution Regulation—Capital Requirements.”

			Pro Forma at June 30, 2012
	Historical at June 30, 2012		Minimum of Offering Range 2,966,787 Shares at $8.00 per Share		Midpoint of Offering Range 3,490,338 Shares at $8.00 per Share		Maximum of Offering Range 4,013,888 Shares at $8.00 per Share		15% Above Maximum of Offering Range 4,615,971 Shares at $8.00 per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total equity under generally accepted accounting principles	$49,961	10.1%	$60,105	11.8%	$62,118	12.2%	$64,130	12.5%	$66,444	12.9%

Tangible capital:
Actual (2)	$45,283	9.2%	$55,427	11.0%	$57,440	11.4%	$59,452	11.7%	$61,766	12.1%
Requirement	7,351	1.5	7,537	1.5	7,573	1.5	7,609	1.5	7,650	1.5

Excess	$37,932	7.7%	$47,890	9.5%	$49,867	9.9%	$51,843	10.2%	$54,115	10.6%

Tier 1 leverage capital:
Actual (2)	$45,283	9.2%	$55,427	11.0%	$57,440	11.4%	$59,452	11.7%	$61,766	12.1%
Requirement	19,602	4.0	20,098	4.0	20,194	4.0	20,290	4.0	20,401	4.0

Excess	$25,681	5.2%	$35,329	7.0%	$37,246	7.4%	$39,161	7.7%	$41,365	8.1%

Tier 1 risk-based capital (3):
Actual (2)	$45,283	17.8%	$55,427	21.6%	$57,440	22.3%	$59,452	23.0%	$61,766	23.9%
Requirement	10,180	4.0	10,279	4.0	10,299	4.0	10,318	4.0	10,340	4.0

Excess	$35,103	13.8%	$45,147	17.6%	$47,141	18.3%	$49,134	19.0%	$51,426	19.9%

Total risk-based capital (3):
Actual (2)(4)	$48,476	19.0%	$58,620	22.8%	$60,633	23.5%	$62,645	24.3%	$64,959	25.1%
Requirement	20,360	8.0	20,559	8.0	20,597	8.0	20,636	8.0	20,680	8.0

Excess	$28,116	11.0%	$38,061	14.8%	$40,035	15.5%	$42,009	16.3%	$44,279	17.1%

Reconciliation of capital contributions to United Community Bank:			$20,766		$24,784		$28,801		$33,421
Proceeds to Bank			12,400		14,810		17,221		19,993
Less common stock acquired by ESOP			1,503		1,769		2,034		2,339
Less common stock acquired by equity incentive plan			752		885		1,018		1,171

Pro forma increase in GAAP and regulatory capital			$10,144		$12,157		$14,169		$16,483

(1)	Based on adjusted total assets of $490.0 million for the purposes of the tangible and core capital requirements, and risk-weighted assets of $254.5 million for the purposes of the Tier 1 risk-based and total risk-based capital requirements.
(2)	Pro forma capital levels assume receipt by United Community Bank of 60% of the net proceeds from the sale of common stock in the offerings at all the offering ranges.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weight.
(4)	Historical risk-based capital is comprised of tangible capital of approximately $45.3 million plus $3.2 million of United Community Bank’s total allowance for loan and lease losses of $5.6 million.

PRO FORMA DATA

The following table illustrates the pro forma impact of the conversion and offering on our net income and stockholders’ equity based on the sale of common stock at the minimum, the midpoint, the maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	30% of the shares of common stock will be sold in the subscription and community offerings with the remaining 70% of the shares sold in a syndicated or firm commitment underwritten offering;

•

Our employee stock ownership plan will purchase a number of shares equal to 6.34% of the shares sold in the offering using the proceeds of a loan from new United Community Bancorp that will be repaid in equal installments over 20 years;

•

Sandler O’Neill & Partners, L.P. will receive an aggregate management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our employee stock ownership plan, and no sales fee will be payable with respect to the exchange shares;

•

The sales agent and underwriter’s commission for shares sold in the syndicated or firm commitment underwritten offering will be equal to 5.5% of the aggregate purchase price of the shares sold in the syndicated or firm commitment underwritten offering; and

•	Total expenses of the offering, excluding selling agent fees, expenses and commissions referenced above, will be approximately $1.9 million.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon the number of shares sold in the subscription and community offerings, as opposed to the syndicated or firm commitment underwritten offering.

Pro forma net income for the year ended June 30, 2012 have been calculated as if the offering were completed at the beginning of the respective period, and the net proceeds had been invested at 2.65%, the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the pro forma reinvestment rate required by Federal Reserve Board regulations.

A pro forma after-tax return of 1.75% is used for the year ended June 30, 2012, after giving effect to a combined federal and state income tax rate of 34.0%. The actual rate of return and/or tax rate experienced by new United Community Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

Since funds on deposit at United Community Bank may be withdrawn to purchase shares of common stock, those funds will not result in the receipt of new funds for investment. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or expenses related to the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of United Community Bank’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which are based on United Community Bancorp’s stockholders’ equity at June 30, 2012, and net income for the year ended June 30, 2012, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we were to be liquidated after the conversion.

	At or For the Year Ended June 30, 2012
	2,966,787 Shares Sold at $8.00 per Share (Minimum of Offering Range)	3,490,338 Shares Sold at $8.00 per Share (Midpoint of Offering Range)	4,013,888 Shares Sold at $8.00 per Share (Maximum of Offering Range)	4,615,971 Shares Sold at $8.00 per Share (15% Above Maximum of Offering Range)
	(Dollars in thousands, except per share amounts)

Pro forma market capitalization	$39,950	$47,000	$54,050	$62,158
Less exchange shares	16,216	19,077	21,939	25,230

Gross proceeds of offering	23,734	27,923	32,111	36,928
Less offering expenses	(3,068)	(3,239)	(3,409)	(3,607)

Estimated net conversion proceeds	20,666	24,684	28,702	33,321
Plus MHC assets reinvested	100	100	100	100
Less: Employee stock ownership plan (1)	(1,503)	(1,769)	(2,034)	(2,339)
Less: Equity incentive plan shares (2)	(752)	(885)	(1,017)	(1,170)

Estimated proceeds available for investment	$18,511	$22,130	$25,751	$29,912

Consolidated net income:
Historical	$1,989	$1,989	$1,989	$1,989
Pro forma adjustments:
Net income from proceeds	324	387	450	523
Employee stock ownership plan (1)	(50)	(58)	(67)	(77)
Restricted stock awards (2)	(99)	(117)	(134)	(155)
Stock options (3)	(78)	(91)	(105)	(121)

Pro forma net income	$2,086	$2,110	$2,133	$2,159

Net income per share:
Historical	$0.41	0.35	0.31	0.27
Pro forma adjustments:
Net income from proceeds	0.07	0.07	0.07	0.07
Employee stock ownership plan (1)	(0.01)	(0.01)	(0.01)	(0.01)
Restricted stock awards (2)	(0.02)	(0.02)	(0.02)	(0.02)
Stock options (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income	$0.43	$0.37	$0.33	$0.29

Pro forma price to earnings per share	18.47x	21.48x	24.43x	27.76x
Number of shares for earnings (4)	4,815,264	5,664,967	6,514,679	7,491,938

Stockholders’ equity:
Historical (retained earnings)	$54,988	$54,988	$54,988	$54,988
Estimated net conversion proceeds	20,666	24,684	28,702	33,321
MHC capital consolidation	100	100	100	100
Less common stock acquired by:
Employee stock ownership plan (1)	(1,503)	(1,769)	(2,034)	(2,339)
Restricted stock awards (2)	(752)	(885)	(1,017)	(1,170)

Pro forma equity	73,499	77,118	80,739	84,900
Less intangible assets	(3,392)	(3,392)	(3,392)	(3,392)

Pro forma tangible equity	$70,107	$73,726	$77,347	$81,508

Stockholders’ equity per share:
Historical	$11.01	$9.36	$8.14	$7.08
Estimated net conversion proceeds	4.14	4.20	4.25	4.29
MHC capital consolidation	0.02	0.02	0.01	0.01
Less common stock acquired by:
Employee stock ownership plan (1)	(0.30)	(0.30)	(0.30)	(0.30)
Restricted stock awards (2)	(0.15)	(0.15)	(0.15)	(0.15)

Pro forma equity per share	$14.72	$13.13	$11.95	$10.93
Less intangible assets	(0.68)	(0.58)	(0.50)	(0.44)

Pro forma tangible equity per share	$14.04	$12.55	$11.45	$10.49

Pro forma price to book value	54.35%	60.93%	66.95%	73.19%
Pro forma price to tangible book value	56.98	63.75	69.87	76.26

Number of shares for total and tangible book value	4,993,750	5,875,000	6,756,250	7,769,688

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 6.34% of the shares sold in the offering 188,094, 221,287, 254,480 and 292,653 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by new United Community Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, which will be fixed at the time of the offering and be for a term of 20 years. United Community Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of the pro forma tables, was assumed to be equal to the $8.00 per share purchase price. If the average market value per share is greater than $8.00 per share, total employee stock ownership plan expense would be greater.

(2)	Assumes that new United Community Bancorp will purchase in the open market a number of shares of common stock equal to 3.17% of the shares sold in the offering (94,047, 110,644, 127,240, 146,326 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at new United Community Bancorp or with dividends paid to new United Community Bancorp by United Community Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $8.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 1.85%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of new United Community Bancorp common stock was $8.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $8.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)

The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by stockholders, a number of shares equal to 8.99% of the number of shares sold in the offering (266,714, 313,781, 360,848 and 414,976 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Compensation cost relating to share-based payment transactions will be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $1.59 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 3.0%; expected life, 10 years; expected volatility, 25.80%; and risk-free interest rate, 1.53%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over the vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that all of the options awarded are non-qualified options and that the combined federal and state income tax rate was 34.0%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $8.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 5.08%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within the one year period following the offering as adjusted to effect a weighted average over the period. See footnote 1 above. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

OUR BUSINESS

General

United Community Bancorp. United Community Bancorp’s business activities consist of the ownership of United Community Bank’s capital stock and management of the offering proceeds it retained. United Community Bancorp does not own or lease any property. Instead, it uses the premises, equipment and other property of United Community Bank with the payment of appropriate rental fees, as required by applicable law and regulations. Accordingly, the information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to United Community Bank. As a registered savings and loan holding company, United Community Bancorp is subject to the regulation of the Federal Reserve Board. At June 30, 2012, we had approximately $495.9 million in assets, $427.0 million in deposits and $55.0 million in stockholders’ equity. United Community Bancorp will cease to exist following the completion of the conversion and the offering.

United Community Bank. United Community Bank is a federally chartered savings bank and was created on April 12, 1999 through the merger of Perpetual Federal Savings and Loan Association and Progressive Federal Savings Bank, both located in Lawrenceburg, Indiana. On June 4, 2010, United Community Bank acquired three branches from Integra Bank, National Association all of which are located in Ripley County, Indiana. In connection with the acquisition, United Community Bank acquired $45.9 million in loans and assumed $53.0 million in deposits.

United Community Bank operates as a community-oriented financial institution offering a full menu of banking services and products to consumers and businesses in our market areas. Recent years have seen the expansion of services we offer from a traditional savings and loan product mix to one of a full-service financial institution servicing the needs of retail and commercial customers. United Community Bank attracts deposits from the general public and local municipalities and uses those funds to originate one- to four-family real estate, multi-family real estate and nonresidential real estate, construction, commercial and consumer loans. Generally, fixed-rate one-to four-family residential conforming loans with terms of 15 or more years that we originate are sold in the secondary market with the servicing retained. Such sales generate mortgage banking fees. The remainder of our loan portfolio is originated for investment. United Community Bank also maintains an investment portfolio. United Community Bank is regulated by the Office of the Comptroller of the Currency and its deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation. United Community Bank is also a member of the Federal Home Loan Bank of Indianapolis.

United Community Bank’s website address is www.bankucb.com. Information on our website should not be considered a part of this prospectus.

New United Community Bancorp. New United Community Bancorp, a Indiana corporation, was incorporated in March 2011 to become the holding company for United Community Bank upon completion of the conversion and offering. Before the completion of the conversion and offering, new United Community Bancorp has not engaged in any significant activities other than organizational activities. Following completion of the conversion and offering, new United Community Bancorp’s business activity will be the ownership of the outstanding capital stock of United Community Bank. New United Community Bancorp will not own or lease any property but will instead use the premises, equipment and other property of United Community Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that new United Community Bancorp and United Community Bank will enter into upon completion of the conversion and offering. The expense allocation agreement generally provides that new United Community Bancorp will pay to United Community Bank fees for its use of United Community Bank’s premises, furniture, equipment and employees in an amount to be determined by the board of directors of new United Community Bancorp and United Community Bank. Such fees shall not be less than the fair market value received for such goods or services. In addition, new United Community Bancorp and United Community Bank will also enter into a tax allocation agreement upon completion of the conversion and offering as a result of their status as members of an affiliated group under the Internal Revenue Code. The tax allocation agreement generally provides that new United Community Bancorp will file consolidated federal tax income returns with United Community Bank and its subsidiaries. The tax allocation agreement also formalizes procedures for allocating the consolidated tax liability of the group among its members and establishes procedures for the future payments by United Community Bank to new United Community Bancorp for tax liabilities attributable to United Community Bank and its subsidiaries. In the future, new United Community Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

United Community Bank Charitable Foundation. The United Community Bank Charitable Foundation was organized in connection with United Community Bank’s mutual holding company reorganization and was funded with 160,816 shares of United Community Bancorp common stock on March 30, 2006. As of June 30, 2012, the charitable foundation had assets of $1.5 million, no liabilities and a net worth of $1.5 million. As of June 30, 2012, the charitable foundation owned 154,588 shares, or 2.0%, of United Community Bancorp’s outstanding common stock. The officers and directors of the charitable foundation are William F. Ritzmann (President and Director), Vicki A. March (Treasurer), Elmer G. McLaughlin (Secretary), Robert J. Ewbank (Director), Jerry W. Hacker (Director) and Eugene B. Seitz, II (Director). The officers and directors of the charitable foundation do not receive any compensation for their services.

The conversion and offering will not have a material effect on the charitable foundation. At the midpoint of the offering range, the charitable foundation will own approximately 2.0% of the outstanding shares of new United Community Bancorp common stock. No stock or cash contribution will be made to the charitable foundation in connection with the conversion and offering. All new United Community Bancorp common stock owned by the charitable foundation will continue to be voted in the same ratio as all other new United Community Bancorp shares voted on each proposal considered by new United Community Bancorp stockholders.

UCB Real Estate Management Holdings, LLC. UCB Real Estate Management Holdings, LLC is a wholly-owned subsidiary of United Community Bank. The entity was formed for the purpose of holding real estate assets that are acquired by United Community Bank through, or in lieu of, foreclosure. Real estate assets held totaled $197,000 as of June 30, 2012.

UCB Financial Services, Inc. UCB Financial Services, Inc., a wholly-owned subsidiary of United Bank, was formed for the purpose of collecting commissions on investments referred to Lincoln Financial Group.

Market Areas

We are headquartered in Lawrenceburg, Indiana, which is in the eastern part of Dearborn County, Indiana, along the Ohio River. We currently have five branches located in Dearborn County and three branches located in adjacent Ripley County. Dearborn and Ripley Counties represent our primary deposit markets. The primary source of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We advertise on television and on radio and in newspapers that are widely circulated in Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. Accordingly, when our loan rates are competitive, we attract loans from throughout Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. Based on 2010 U.S. Census data, these counties had an aggregate population of 119,000. We occasionally purchase loans and participation interests in loans to supplement our origination efforts. The economy of the region in which our current offices are located has historically been a mixture of light industrial enterprises and services. Since the mid-1990s, the economy in Lawrenceburg has been strengthened by the riverboat casino in Lawrenceburg whose presence has supported the development of retail centers and job growth as well as an increase in housing development. Located 20 miles from Cincinnati, Ohio, Dearborn and Ripley Counties have also benefited from the growth in and around Cincinnati and northern Kentucky, as many residents commute to these areas for employment.

Dearborn and Ripley Counties’ road system includes eight state highways and three U.S. highways. The counties have two rail lines and port facilities due to the proximity of the Ohio River.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market areas and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2011, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation (“FDIC”), we held approximately 39.1% of the deposits held by FDIC-insured institutions in Dearborn County, which was the largest market share out of the nine financial institutions with offices in Dearborn County, and 8.4% of the deposits in Ripley County, which was the sixth largest market share out of the nine financial institutions with offices in Ripley County. In addition, banks owned by large out-of-state bank holding companies such as Fifth Third Bancorp and U.S. Bancorp also operate in our market areas. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market areas, and, to a lesser extent, from other financial service providers such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies which have entered the mortgage market such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our future growth. Nevertheless, while in recent years we have steadily decreased our reliance on municipal deposits, which decreased $8.1 million from June 30, 2011 to June 30, 2012, we continue to replace municipal deposits with core retail deposits, which increased $22.0 million during the same period.

Lending Activities

General. We originate loans primarily for investment purposes. Historically, our primary lending activity has been the origination of one- to four-family mortgage loans secured by homes in our local market area, particularly in Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. A significant portion of this historical lending activity has been the origination for retention in our portfolio of adjustable-rate mortgage (“ARM”) loans collateralized by one- to four-family residential real estate located within our primary market area. The low interest rate environment that has persisted over the last few years has required that we augment adjustable rate originations with 10-year fixed-rate loan originations. In order to further complement our traditional emphasis of one- to four-family residential real estate lending, significant segments of our loan portfolio consist of nonresidential real estate and land loans, multi-family real estate loans and consumer loans. Between 2006 and 2010, we increased and diversified our lending efforts in the metropolitan Cincinnati market area and, to a lesser extent, in northern Kentucky and the Indiana counties outside of our local market area, particularly with respect to nonresidential and multi-family real estate lending. In June, 2010, we implemented a strategy to control the growth of our nonresidential real estate and multi-family real estate loan portfolios, particularly outside of Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. The strategy was implemented to address the fact that multi-family and nonresidential real estate loans, particularly those originated outside of United Community Bank’s traditional southeastern Indiana market area, experienced the most financial difficulty during the recent economic downturn, in turn, causing United Community Bank to incur losses and devote an inordinate amount of management oversight to these relationships. Consistent with the strategy to deemphasize the origination of multi-family and nonresidential real estate loans, since June 2010 our multi-family and nonresidential real estate lending origination activity outside, and to a lesser extent inside, of Dearborn, Ripley, Franklin, Ohio and Switzerland Counties in Indiana has been limited to the renewal, refinancing and restructuring of these types of loans. While in the future we may consider increasing our multi-family and nonresidential real estate lending origination activity in general, including in the Cincinnati or northern Kentucky markets, we intend to continue our strategy to deemphasize the origination of multi-family and nonresidential real estate loans for the foreseeable future until the local economy materially improves and the level of our nonperforming assets in these segments of our loan portfolio materially declines. For additional information regarding our strategy to deemphasize the origination of multi-family and nonresidential real estate loans and our nonresidential and multi-family residential lending, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Strategy—Improving our asset quality,” “—Deemphasizing the origination of multi-family and nonresidential real estate loans until economic conditions improve” and “—Risk Management—Analysis of Nonperforming and Classified Assets.”

One- to Four-Family Residential Real Estate Loans. We offer mortgage loans to enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the owner. We offer fixed-rate and adjustable-rate loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions. Most of our loan originations result from relationships with existing or past customers, members of our local community and referrals from realtors, attorneys and builders.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. As a result of the continued low interest rate environment during the past several years, a greater percentage of our one- to four-family loan originations consisted of fixed-rate one- to four-family mortgage loans. Our practice in recent years has generally been to (i) sell in the secondary market newly originated conforming fixed-rate 15-, 20- and 30-year one- to four-family residential real estate loans on a servicing retained basis, without recourse to United Community Bank, and (ii) to hold in our portfolio fixed-rate loans with 10-year terms or less and adjustable-rate loans. Currently, we have no intention of changing our practice of selling our fixed-rate loan originations, although we may determine to change this practice in the future. Historically in higher interest rate environments consumer preference for adjustable rate mortgages has enabled us to originate such loans for our portfolio. Therefore, in a rising interest rate environment, we expect that a greater percentage of our loan originations will consist of adjustable-rate loans, which we generally retain in our portfolio. In the past, we have occasionally purchased loans and purchased participation interests in loans originated by other institutions to supplement our origination efforts. At June 30, 2012, loans serviced by United Community Bank for others totaled $59.6 million, resulting in $150,000 in servicing fee income during the year ended June 30, 2012. At June 30, 2011, loans serviced by United Community Bank for others totaled $60.8 million, resulting in $115,000 in servicing fee income during the year ended June 30, 2011. During the years ended June 30, 2012 and 2011, we sold $15.4 million and $21.1 million, respectively, of fixed-rate one- to four-family loans. As of June 30, 2012 and 2011, we had $393,000 and $196,000, respectively, of mortgage loans held for sale recorded at the lower of cost or fair value.

Interest rates and payments on our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that ranges from one to seven years. Interest rates and payments on these adjustable-rate loans generally are based on the one-year constant maturity U.S. Treasury index (three-year constant maturity U.S. Treasury index in the case of three-year adjustable-rate loans) as published by the Federal Reserve Board in Statistical Release H.15. The maximum amount by which the interest rate may be increased is generally two percentage points per adjustment period and the lifetime interest rate cap ranges from five to six percentage points over the initial interest rate of the loan. Our adjustable-rate one- to four-family mortgage loans generally do not provide for a decrease in the rate paid below the initial contract rate. The inability of our residential real estate loans to adjust downward below the initial contract rate can contribute to increased income in periods of declining interest rates, and also assists us in our efforts to limit the risks to earnings and equity value resulting from changes in interest rates, subject to the risk that borrowers may refinance these loans during periods of declining interest rates.

ARM loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks. As interest rates increase, the required periodic payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the terms of the ARM loans, and therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. Decreasing interest rates could result in a downward adjustment of the contractual interest rates, subject to interest rate floor, resulting in lower interest income. At June 30, 2012, 33.2% of our loan portfolio consisted of one- to four-family residential loans with adjustable interest rates.

We generally do not make conventional loans with loan-to-value ratios exceeding 95% at the time the loan is originated. Private mortgage insurance is generally required for all fixed-rate loans with loan-to-value ratios in excess of 80%, and all adjustable-rate loans with loan-to-value ratios exceeding 85%. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance for loans on properties located in a flood zone, before closing the loan.

We do not offer, and have not previously offered, subprime, Alt-A, low-doc, no-doc loans or loans with negative amortization and generally do not offer interest-only loans.

Multi-Family Real Estate Loans. We offer adjustable-rate mortgage loans secured by multi-family real estate. Our multi-family real estate loans are generally secured by apartment buildings within and outside our primary market area. At June 30, 2012, approximately 76.7% of our multi-family real estate loans were secured by properties located outside of Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana, 70.9% of which were in the Cincinnati and northern Kentucky markets. In June, 2010, we implemented a strategy to control the growth of our nonresidential real estate and multi-family real estate loan portfolios, particularly outside of Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. The strategy was implemented to address the fact that multi-family and nonresidential real estate loans, particularly those originated outside of United Community Bank’s traditional southeastern Indiana market area, experienced significant financial difficulties during the recent economic downturn, which resulted in United Community Bank incurring losses and being required to devote a significant amount of management’s time and energy to overseeing these relationships. Consistent with the strategy to deemphasize the origination of multi-family and nonresidential real estate loans, since June 2010 our multi-family and nonresidential real estate lending origination activity outside of, and to a lesser extent within, Dearborn, Ripley, Franklin, Ohio and Switzerland Counties in Indiana has been limited to the renewal, refinancing and restructuring of these types of loans. As part of the strategy, we amended our loan policy to reduce our concentration limits for multi-family real estate loans to 100% of the sum of core capital plus our allowance for loan losses. At June 30, 2012, our multi-family real estate loans totalled 87.3% of the sum of core capital plus the allowance for loan losses. While in the future we may consider increasing our multi-family and nonresidential real estate lending origination activity in general, including in the Cincinnati or northern Kentucky markets, we intend to continue our strategy to deemphasize the origination of multi-family and nonresidential real estate loans for the foreseeable future until the local economy materially improves and the level of our nonperforming assets in these segments of our loan portfolio materially declines. At June 30, 2012, $6.3 million, or 38.5%, of nonperforming assets were multi-family residential real estate loans. For additional information regarding our TDRs, strategy to deemphasize the origination of multi-family and nonresidential real estate loans and our multi-family residential lending, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Strategy—Improving our asset quality,” “—Deemphasizing the origination of multi-family and nonresidential real estate loans until economic conditions improve” and “—Risk Management—Analysis of Nonperforming and Classified Assets.”

These loans are typically repaid or the term is extended before maturity, in which case a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule. We originate adjustable-rate multi-family real estate loans with terms up to 30 years. Interest rates and payments on most of these loans typically adjust annually after an initial fixed term of one to seven years, with the adjustable-rate generally being based on the prime interest rate as published in The Wall Street Journal, plus a spread. The maximum amount by which the interest rate may be increased is generally two percentage points per adjustment period and the lifetime interest rate cap is six percentage points over the initial interest rate of the loan. Our adjustable-rate multi-family loans generally do not provide for a decrease in the rate paid below the initial contract rate. Loans are secured by first mortgages that generally do not exceed 80% of the lesser of the property’s appraised value or the purchase price, the maximum amount of which is limited by our in-house loans to one borrower limit which currently is $3.8 million. When the borrower is a corporation, partnership or other entity, we generally require that significant equity holders serve as co-borrowers on the loan, or, to a lesser extent, serve as a personal guarantor of the loan. Environmental walkover and/or inspections are generally required for loans over $500,000.

Loans secured by multi-family real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. A primary concern in multi-family real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than one- to four-family residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we may require borrowers and co-borrowers of loan relationships totaling $1.0 million or more, in the aggregate, to provide annual financial statements and/or tax returns. In reaching a decision on whether to make a multi-family real estate loan, we consider the net operating income of the property, the borrower’s character and expertise, credit history and profitability and the value of the underlying property. In addition, with respect to rental properties, we will also consider the term of the lease and the credit quality of the tenants. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x.

At June 30, 2012, we had $42.3 million in multi-family real estate loans outstanding, or 14.7% of total loans. The largest outstanding multi-family real estate loan at such date had an outstanding balance of $5.6 million and is secured by apartment buildings in Cincinnati, Ohio. This loan was performing in accordance with its original contractual terms at June 30, 2012.

Nonresidential Real Estate and Land Loans. We offer adjustable-rate mortgage loans secured by nonresidential real estate. Our nonresidential real estate loans are generally secured by commercial buildings. These loans are typically repaid or the term is extended before maturity, in which case a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule. We originate adjustable-rate nonresidential real estate loans with terms up to 30 years. Interest rates and payments on most of these loans typically adjust annually after an initial fixed term of one to seven years, with the adjustable-rate generally being based on the prime interest rate as published in The Wall Street Journal, plus a spread. The maximum amount by which the interest rate may be increased is generally two percentage points per adjustment period and the lifetime interest rate cap is six percentage points over the initial interest rate of the loan. Loans are secured by first mortgages that generally do not exceed 80% of the property’s appraised value or the purchase price (75% for improved land only loans and 65% for unimproved land only loans), the maximum amount of which is limited by our in-house loans to one borrower limit which currently is $3.8 million. When the borrower is a corporation, partnership or other entity, we may require that significant equity holders serve as co-borrowers or as personal guarantors of the loan. As of June 30, 2012, approximately $4.1 million, or 24.9% of our nonperforming assets, were nonresidential real estate loans, comprised entirely of five nonresidential real estate loans which were classified as TDRs. In June, 2010, we implemented a strategy to control the growth of our nonresidential real estate and multi-family real estate loan portfolios, particularly outside of Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. The strategy was implemented to address the fact that multi-family and nonresidential real estate loans, particularly those originated outside of United Community Bank’s traditional southeastern Indiana market area, experienced the most financial difficulty during the recent economic downturn, in turn causing United Community Bank to incur losses and devote an inordinate amount of management oversight to these relationships. Consistent with the strategy to deemphasize the origination of multi-family and nonresidential real estate loans, since June 2010 our multi-family and nonresidential real estate lending origination activity outside, and to a lesser extent inside, of Dearborn, Ripley, Franklin, Ohio and Switzerland Counties in Indiana has been limited to the renewal, refinancing and restructuring of these types of loans. As part of the strategy, we amended our loan policy to reduce our concentration limits for nonresidential real estate and land loans to 150% of the sum or core capital plus our allowance for loan losses. At June 30, 2012, our nonresidential real estate and land loans totalled 129.1% of the sum of core capital plus the allowance for loan losses. While in the future we may consider increasing our multi-family and nonresidential real estate lending origination activity in general, including in the Cincinnati or northern Kentucky markets, we intend to continue our strategy to deemphasize the origination of multi-family and nonresidential real estate loans for the foreseeable future until the local economy materially improves and the level of our nonperforming assets in these segments of our loan portfolio materially declines. For additional information regarding our TDRs, strategy to deemphasize the origination of multi-family and nonresidential real estate loans and our nonresidential real estate and land loans, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Strategy—Improving our asset quality,” “—Deemphasizing the origination of multi-family and nonresidential real estate loans until economic conditions improve” and “—Risk Management—Analysis of Nonperforming and Classified Assets.”

Loans secured by nonresidential real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Our primary concern in nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than one- to four-family residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors of loan relationships totaling $1.0 million or more, in the aggregate, to provide annual financial statements and/or tax returns. In reaching a decision on whether to make a nonresidential real estate loan, we consider the net operating income of the property, the borrower’s expertise and character, credit history and profitability and the value of the underlying property. In addition, with respect to rental properties, we will also consider the term of the leases and the credit quality of the tenants. We may require that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys and/or inspections are generally required for loans over $500,000.

We also originate loans secured by unimproved property, including lots for single-family homes and for mobile homes, raw land, commercial property and agricultural property. The terms and rates of our land loans are longer and higher than our nonresidential and multi-family real estate loans. Loans secured by undeveloped land or improved lots generally involve greater risks than one- to four-family residential mortgage lending because land loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, in the event of default and foreclosure, we may be confronted with a property the value of which is insufficient to assure full repayment. Loan amounts generally do not exceed 75% and 65% of the lesser of the appraised value or the purchase price for improved and unimproved land loans, respectively.

At June 30, 2012, we had $59.1 million in nonresidential real estate loans outstanding, or 20.5% of total loans, and $3.4 million in land loans outstanding, or 1.2% of total loans. At June 30, 2012, the largest outstanding nonresidential real estate loan had an outstanding balance of $2.9 million and was performing in accordance with its original contractual terms at that date. At June 30, 2012, our largest land loan, which was performing in accordance with its original terms at that date, had an outstanding balance of $890,000 and was secured by land held for nonresidential real estate development.

Construction Loans. We originate fixed-rate and adjustable-rate loans to individuals and, to a lesser extent, builders to finance the construction of residential dwellings. We also make construction loans for commercial development projects, including apartment buildings, restaurants, shopping centers and owner-occupied properties used for businesses. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually nine months for residential properties and 12 months for commercial properties. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 95% on residential construction and 80% on commercial construction at the time the loan is originated. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also will require an inspection of the property before disbursement of funds during the term of the construction loan.

At June 30, 2012, our largest outstanding residential construction loan was for $264,000, of which $107,000 was outstanding. At June 30, 2012, our largest outstanding commercial construction loan was for $500,000, of which $480,000 was outstanding, and is secured by a commercial office building. These loans were performing in accordance with their original contractual terms at June 30, 2012.

At June 30, 2012, we had $1.2 million of construction loans, or 0.4% of total loans.

Commercial Loans. We occasionally make commercial business loans to professionals, sole proprietorships and small businesses in our market area. We extend commercial business loans on an unsecured basis and secured basis, the maximum amount of which is limited by our in-house loans to one borrower limit.

We originate secured and unsecured commercial lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows. Commercial lines of credit secured by nonresidential real estate are adjustable-rate loans whose rates are based on the prime interest rate as published in The Wall Street Journal, plus a spread, and adjust monthly. Commercial lines of credit secured by nonresidential real estate have a maximum term of five years and a maximum loan-to-value ratio of 80% of the pledged collateral. We also originate commercial lines of credit secured by marketable securities and unsecured lines of credit. These lines of credit, as well as certain commercial lines of credit secured by nonresidential real estate, require that only interest be paid on a monthly or quarterly basis and have a maximum term of five years.

We also originate secured and unsecured commercial loans. Secured commercial loans are generally collateralized by nonresidential real estate, marketable securities, accounts receivable, inventory, industrial/commercial machinery and equipment and furniture and fixtures. We originate both fixed-rate and adjustable-rate commercial loans with terms up to 20 years for secured loans and up to five years for unsecured loans. Adjustable-rate loans are based on the prime interest rate as published in The Wall Street Journal, plus a spread, and adjust either monthly or annually. Where the borrower is a corporation, partnership or other entity, we generally require significant equity holders to be co-borrowers, and in cases where they are not co-borrowers, we generally require personal guarantees from significant equity holders.

When making commercial business loans, we consider the financial statements and/or tax returns of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral.

At June 30, 2012, our largest commercial loan was a $570,000 loan secured by the assets of a private utility company. This loan was performing in accordance with its original contractual terms at June 30, 2012.

At June 30, 2012, we had $3.9 million of commercial loans outstanding, or 1.3% of total loans.

Consumer Loans. We offer a variety of consumer loans, primarily home equity loans and lines of credit, and, to a much lesser extent, loans secured by savings accounts or certificates of deposit (share loans), new farm and garden equipment, new and used automobiles, recreational vehicle loans and secured and unsecured personal loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

We generally offer home equity loans and lines of credit with a maximum combined loan to value ratio of 90%. Our lowest interest rates are generally offered to customers with a maximum combined loan to value ratio of 80% or less. Home equity lines of credit have adjustable-rates of interest that are based on the prime interest rate as published in The Wall Street Journal, plus a spread. Home equity lines of credit generally require that only interest be paid on a monthly basis and have terms of up to 20 years. Interest rates on these loans typically adjust monthly. We offer fixed-rate and adjustable-rate home equity loans. Home equity loans with fixed rates have terms that range from one to 15 years. Home equity loans with adjustable-rates have terms that range from one to 30 years. Interest rates on these loans are based on the prime interest rate as published in The Wall Street Journal, plus a spread. We hold a first mortgage position on most of the homes that secure our home equity loans and home equity lines of credit.

We offer loans secured by new and used vehicles. These loans have fixed interest rates and generally have terms up to five years.

We offer loans secured by new and used boats, motor homes, campers and motorcycles. We offer fixed and adjustable-rate loans for new motor homes and boats with terms up to 10 years for adjustable-rate loans and up to 10 years for fixed-rate loans. We offer fixed-rate loans for all other new and used recreational vehicles with terms up to 10 years for campers and five years for motorcycles.

We offer secured consumer loans with fixed interest rates and terms up to ten years and secured lines of credit with adjustable-rates based on the prime interest rate as published in The Wall Street Journal with terms up to five years. We also offer fixed-rate unsecured consumer loans and lines of credit with terms up to five years. For more information on our loan commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Liquidity Management.” At June 30, 2012, we had $35.6 million of consumer loans outstanding, or 12.4% of total loans.

Agricultural Loans. Our agricultural loans were acquired in connection with our acquisition of the Ripley County branch offices in 2010. Our agricultural loans generally consist of short and medium-term loans and lines of credit that are primarily used for crops, livestock, equipment and general operations. Agricultural loans are ordinarily secured by assets such as livestock, crops or equipment and are repaid from the operations of the farm. Agricultural loans generally have maturities of five years or less, with operating lines for one production season. We have a loan officer who specializes in agricultural lending. At June 30, 2012, we had $3.2 million of agricultural loans outstanding, or 1.1% of total loans. At June 30, 2012, our largest outstanding agricultural loan balance was for $349,000, and is secured by farm equipment and crops. This loan was performing in accordance with its original contractual terms at June 30, 2012.

Loan Underwriting Risks

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our loan portfolio more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multi-family and Nonresidential Real Estate and Land Loans. Loans secured by multi-family and nonresidential real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers, co-borrowers and loan guarantors of loan relationships totaling $1.0 million or more, in the aggregate, to provide annual financial statements and/or tax returns. In reaching a decision on whether to make a multi-family and nonresidential real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys and inspections are generally required for loans over $500,000.

We underwrite all loan participations to our own underwriting standards and will not participate in a loan unless each participant has at least a 10% interest in the loan. In addition, we also consider the financial strength and reputation of the lead lender. To monitor cash flows on loan participations, we require the lead lender to provide us with annual financial statements from the borrower. Generally, we also conduct an annual internal loan review for loan participations.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Loans. Unlike one- to four-family mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property the value of which tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than do one- to four-family mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Agricultural Loans. Payments on agricultural loans are typically dependent on the profitable operation or management of the related farm property. The success of the farm may be affected by many factors outside the control of the borrower, including adverse weather conditions that prevent the planting of a crop or limit crop yields, declines in market prices for agricultural products and the impact of government regulations. In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the farm. If the cash flow from a farming operation is diminished, the borrower’s ability to repay the loan may be impaired. For loan relationships greater than $250,000, crop insurance is required at a minimum of 70% of the loan amount when the crops are United Community Bank’s primary collateral.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We advertise on television and on radio and in newspapers that are widely circulated in Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. Accordingly, when our rates are competitive, we attract loans from throughout Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. We occasionally purchase loans and participation interests in loans to supplement our origination efforts.

We generally originate loans for our portfolio, but our current practice is to sell to the secondary market almost all newly originated conforming fixed-rate, 15, 20, 25 and 30-year one- to four-family mortgage loans and to hold in our portfolio fixed-rate loans with 10-year terms or less and adjustable-rate loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management considerations. Loans are sold to Freddie Mac with servicing retained.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors and management. The board has granted the Management Mortgage Loan Committee (comprised of the President, Executive Vice President and the Senior Vice President, Lending) with loan approval authority for mortgage loans up to $200,000 and to the board Loan Committee, consisting of the President, the Executive Vice President and three to four other members of the board, up to $1.0 million.

The board has granted authority to approve consumer loans to certain employees up to prescribed limits, depending on the officer’s experience and tenure. The board also granted loan approval authority to the Management Consumer Loan Committee, consisting of the President, the Executive Vice President, the Senior Vice President, Lending and two other experienced lenders. Any two members of the Loan Committee may approve consumer loans secured by real estate up to $250,000, and consumer loans secured by assets other than real estate up to $100,000 and unsecured loans up to $15,000. The board of directors has also granted loan approval authority to the Management Commercial Loan Committee, consisting of the President, the Executive Vice President, and the Senior Vice President, Lending. Any two members of the Loan Committee may approve commercial loans secured by real estate up to $250,000, commercial loans secured by assets other than real estate up to $50,000 and unsecured commercial loans up to $25,000. The Management Commercial Loan Committee may approve commercial loans secured by real estate up to $500,000, commercial loans secured by assets other than real estate up to $100,000 and unsecured commercial loans up to $50,000 with unanimous approval by the Committee.

The board Loan Committee may approve consumer and commercial loans secured by real estate up to $1,000,000, consumer and commercial loans secured by assets other than real estate up to $300,000 and unsecured commercial loans up to $100,000.

All loans in excess of these limits must be approved by the full board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities generally is limited, by regulation, to 15% of our unimpaired capital and surplus. At June 30, 2012, our general regulatory limit on loans to one borrower was $7.5 million. On June 30, 2012, our largest lending relationship was a $7.2 million multi-family real estate loan relationship. The loans that comprise this relationship were performing according to their restructured terms at June 30, 2012. In 2007, to reduce the risk of loss to any one borrower, the board established a loans to one borrower limit of 7.5% of unimpaired capital and surplus. At June 30, 2012, this limit was $3.8 million. Any relationship in excess of 7.5% at the time of implementation of our in-house limit was grandfathered.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our mortgage loan commitments expire after 30 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, state and municipal governments, deposits at the Federal Home Loan Bank of Indianapolis and certificates of deposit of federally insured institutions. We also are required to maintain an investment in Federal Home Loan Bank of Indianapolis stock. While we have the authority under applicable law to invest in derivative securities, our investment policy does not permit such investments. We had no investments in derivative securities at June 30, 2012.

At June 30, 2012, our investment portfolio totaled $146.4 million and consisted primarily of municipal bonds and mortgage-backed securities issued primarily by Fannie Mae and Freddie Mac.

At June 30, 2012, $13.4 million of our investment portfolio consisted of callable securities. These securities were included in municipal bonds. These securities contain either a one-time call option or may be called any time after the first call date. We face reinvestment risk with callable securities, particularly during periods of falling market interest rates when issuers of callable securities tend to call or redeem their securities. Reinvestment risk is the risk that we may have to reinvest the proceeds from called securities at lower rates of return than the rates paid on the called securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of income when demand for loans is weak and to generate a favorable return. The Investment Committee is responsible for the implementation of the investment policy. The Management Investment Committee, consisting of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, is responsible for monitoring our investment performance. Portfolio composition and performance are reviewed by our board of directors quarterly.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the State of Indiana. We attract deposits in our market area through advertising and through our website. We offer a broad selection of deposit instruments, including noninterest-bearing demand accounts (such as checking accounts), interest-bearing accounts (such as interest-bearing checking and money market accounts), regular savings accounts and certificates of deposit. Municipal deposits comprise a substantial portion of our total deposits. At June 30, 2012, $103.1 million, or 24.1% of our total deposits, were municipal deposits compared to 47.9% of total deposits at June 30, 2006. While we expect municipal deposits to continue to remain an important source of funding, we expect to continue to improve our funding mix by marketing lower cost core retail deposits, with the goal to reduce the portion of our deposit portfolio comprised of municipal deposits. Municipal deposits decreased $8.1 million from June 30, 2011 until June 30, 2012. During that same period core deposits increased $22.0 million. At June 30, 2012, we did not utilize brokered deposits. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing bi-weekly. Our current strategy is to offer competitive rates and to be in the middle of our market for rates on all types of deposit products.

Borrowings. We may utilize advances from the Federal Home Loan Bank of Indianapolis to supplement our supply of investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Indianapolis and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. At June 30, 2012, $10.8 million was advanced from the Federal Home Loan Bank at an average interest rate of 1.81%, and we had the ability to draw up to an additional $92.1 million from the Federal Home Loan Bank.

Properties

The following table sets forth the location of United Community Bancorp’s office facilities at June 30, 2012, and certain other information relating to these properties at that date.

Location	Year Opened		Owned/ Leased		Date of Lease Expiration	Net Book Value as of June 30, 2012
Full-Service Branch and Main Office:
92 Walnut Street Lawrenceburg, Indiana 47025	2004		Owned		—	$1,275,000

Full-Service Branches:
215 W. Eads Parkway Lawrenceburg, Indiana 47025	1914		Owned		—	424,000

19710 Stateline Road Lawrenceburg, Indiana 47025	2000		Owned		—	754,000

500 Green Boulevard Aurora, Indiana 47001	2006		Owned		—	1,257,000

7600 Frey Road St. Leon, Indiana 47012	2007		Owned		—	1,192,000

106 Mill Street Milan, Indiana 47031	1990	(1)	Owned		—	387,000

420 South Buckeye Osgood, Indiana 47037	1977	(1)	Owned		—	379,000

111 East U.S. 50 Versailles, Indiana 47042	1983	(1)	Owned		—	371,000

Other Properties:
Corner of State Route 350 & State Route 101 Milan, Indiana 47031	Lot		Owned	(2)	—	135,000

Corner of 4th and Main Street Lawrenceburg, Indiana 47025	Lot		Owned	(2)	—	77,000

(1)	Acquired from Integra Bank National Association on June 4, 2010. “Year Opened” for these branches reflects the date the branch was originally opened (prior to being acquired by United Community Bank).
(2)	Land only.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

United Community Bank has two subsidiaries: United Community Bank Financial Services, Inc. and UCB Real Estate Management Holdings, LLC. United Community Bank Financial Services, Inc. receives commissions from the sale of non-deposit investment and insurance products. UCB Real Estate Management Holdings, LLC owns and operates real estate that has been acquired through, or in lieu of, foreclosure.

Personnel

As of June 30, 2012, we had 97 full-time employees and 17 part-time employees, none of which are represented by a collective bargaining unit. We believe our relationship with our employees is good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and securities, and interest expense, which is the interest that we pay on our deposits and Federal Home Loan Bank of Indianapolis (“FHLB”) borrowings. Other significant sources of pre-tax income are service charges on deposit accounts and other loan fees. We also recognize income or losses from the sale of loans and investments in years that we have such sales.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable credit losses inherent in the loan portfolio. The allowance is established through the provision for loan losses, which is charged to income. Management estimates the allowance balance required using past loan loss experience, the nature and value of the portfolio, information about specific borrower situations, and estimated collateral values, economic conditions, and other factors.

Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy and equipment expenses, advertising and public relations expenses, regulatory fees and deposit insurance premiums and various other miscellaneous expenses.

Salaries and employee benefits consist primarily of salaries and wages paid to our employees, payroll taxes and expenses for health insurance and other employee benefits, and stock-based compensation.

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes, insurance and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years.

Advertising and public relations expenses include expenses for print, radio and television advertisements, promotions, third-party marketing services and premium items.

Regulatory fees and deposit insurance premiums are primarily payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

Other expenses include expenses for supplies, telephone and postage, data processing, expenses related to other real estate owned by the Bank, director and committee fees, professional fees, insurance and surety bond premiums and other fees and expenses.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies: allowance for loan losses, deferred income taxes and fair value measurements.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover probable credit losses in the loan portfolio at the statement of financial condition date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on affected loans; and the value of collateral. Inherent loss factors based upon environmental and other economic factors are then applied to the remaining loan portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the OCC, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. For additional discussion, see notes 1 and 4 of the Notes to the Consolidated Financial Statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Accounting Standards Codification (“ASC”) 740-10-50. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings. United Community Bancorp accounts for income taxes under the provisions of ASC 275-10-50-8 to account for uncertainty in income taxes. United Community Bancorp had no unrecognized tax benefits as of June 30, 2012 and 2011. United Community Bancorp recognized no interest and penalties on the underpayment of income taxes during fiscal years June 30, 2012 and 2011, and had no accrued interest and penalties on the balance sheet as of June 30, 2012 and 2011. United Community Bancorp has no tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase with the next fiscal year. United Community Bancorp is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for tax years ending on or before June 30, 2008.

Fair Value Measurements. ASC 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not recognized in the consolidated balance sheet for which it is practicable to estimate the value. For financial instruments where quoted market prices are not available, fair values are estimated using present value or other valuation methods.

The following methods and assumptions are used in estimating the fair values of financial instruments:

Cash and Cash Equivalents. The carrying values presented in the Consolidated Statements of Financial Position approximate fair value.

Investments and Mortgage-Backed Securities. For investment securities (debt instruments) and mortgage-backed securities, fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

Loans Receivable. The fair value of the loan portfolio is estimated by evaluating homogeneous categories of loans with similar financial characteristics. Loans are segregated by types, such as residential mortgage, nonresidential real estate, and consumer. Each loan category is further segmented into fixed and adjustable-rate interest, terms, and by performing and non-performing categories. The fair value of performing loans, except residential mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value for significant non-performing loans is based on recent internal or external appraisals. Assumptions regarding credit risk, cash flow, and discount rates are judgmentally determined by using available market information.

Federal Home Loan Bank Stock. United Community Bank is a member of the Federal Home Loan Bank system and is required to maintain an investment based upon a pre-determined formula. The carrying values presented in the consolidated statements of financial condition approximate fair value.

Deposits. The fair values of passbook accounts, interest bearing checking accounts, and money market savings and demand deposits approximate their carrying values. The fair values of fixed maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar maturities.

Advances from Federal Home Loan Bank. The fair value is calculated using rates available to United Community Bancorp on advances with similar terms and remaining maturities.

Off-Balance Sheet Items. Carrying value is a reasonable estimate of fair value. These instruments are generally variable rate or short-term in nature, with minimal fees charged.

Operating Strategy

Our mission is to operate a profitable, independent community-oriented financial institution serving primarily retail customers and small businesses in our market areas. We are focused on prudently increasing profitability and enhancing stockholder value. The following are key elements of our current business strategy:

Improving our asset quality

We recognize that high asset quality is a key to long-term financial success. We have sought to grow and diversify our loan portfolio, while maintaining a high level of asset quality and moderate credit risk, using underwriting standards that we believe are prudent. We also believe that we have implemented diligent monitoring and collection efforts. Historically, we had not incurred significant losses in our lending operations. However, beginning in the year ended June 30, 2008, we began to experience the adverse effects of the national recession and declining real estate values, negatively impacting both the ability of some of our borrowers to repay their loans and the value of the collateral securing those loans. The impact was particularly pronounced in our multi-family and nonresidential real estate loan portfolios, as multi-family and commercial properties suffered increases in vacancies and slowdowns in revenues, resulting in reduced cash flows as well as decreases in the market values of the underlying properties. Our nonperforming assets increased from $3.3 million, or 0.9% of total assets at June 30, 2007, to a recent high of $20.7 million, or 4.4% of total assets at June 30, 2011, of which $16.8 million were multi-family or nonresidential real estate loans, the majority of which were secured by properties in the Cincinnati and northern Kentucky markets.

Management works closely with the Internal Asset Review Committee of the Board of Directors to resolve nonperforming assets in a manner most advantageous to the Company. Our initial approach to resolving nonperforming loans focused on foreclosure and liquidations. This manner of troubled asset resolution proved lengthy and costly as a result of legal and other operating costs, as well as the depressed values of the collateral securing the loan. As a result, beginning in the latter part of the year ended June 30, 2009, we placed more attention and resources on loan workouts and implemented a troubled debt restructuring initiative that provided for either restructuring the loan to the existing borrower in recognition of the lower available cash flows from the collateral properties or identification of stronger borrowers to purchase the property and refinance the loan. Under the TDRs, borrowers were granted limited rate concessions, generally ranging from 100 to 300 basis points below the then current market rate, for periods of up to three years. If the loan performs in accordance with its restructured terms, then, at the end of the concession period, the loan will be refinanced at the then current market interest rate. Under either resolution alternative, we believe we provided the necessary valuation allowances or charge-offs to reduce the loans’ carrying amounts to fair value at the time of restructuring.

During the quarter ended March 31, 2011 management undertook a “Split Note” strategy for certain loans, restructuring them into a Note A/B format. While no amount of the original indebtedness of the borrower is forgiven through this process, the full amount of Note B is charged-off at the time of issuance. Note A is treated as any other TDR, and generally may return to accrual status after performing in accordance with the restructured terms for at least six consecutive months. The intended benefit of this strategy is that the restructuring and subsequent charge-off reduces the carrying value of the loan to an “as is” fair value, which enables the Company to liquidate delinquent loan balances without recording significant additional losses if the restructured loans experience further delinquency. Management believes that the loans that needed to be restructured in this manner represented a distinct identifiable pool of loans.

As a result of these efforts, total nonperforming loans have declined from $20.6 million at June 30, 2011 to $16.1 million at June 30, 2012, reflecting a decrease in TDRs on nonaccrual status from $16.2 million at June 30, 2011 to $9.8 million at June 30, 2012. The decrease in nonperforming restructured loans was the result of certain restructured loans being returned to performing status after performing in accordance with their restructured terms for more than six continuous months. Total accruing restructured loans increased from $8.8 million at June 30, 2011 to $13.2 million at June 30, 2012. At June 30, 2012, nonresidential and multi-family loans 60-89 days delinquent totaled $306,000.

We have also implemented more stringent underwriting standards for our lending programs. We have enhanced our document requirements and document review process. Residential real estate mortgage applicants are required to have a higher credit score than previously required. We have reduced the maximum loan-to-value ratio for real estate secured consumer loans from 100% to 90%. Commercial and nonresidential real estate loan customers are required to provide us with rent rolls and financial statements for evaluation on a more frequent basis, and members of our loan department are in more frequent contact with these customers. In addition, we have hired a credit analyst to perform an annual review of all commercial loans having an outstanding balance of at least $1.0 million and every such loan is also reviewed annually by an independent third party loan reviewer. As discussed below, we have also implemented a strategy to control the growth of our nonresidential real estate and multi-family real estate loan portfolios. For additional information on this strategy, see “—Deemphasizing the origination of multi-family and nonresidential real estate loans until economic conditions improve.”

Improving our funding mix by attracting lower cost core retail deposits

Core deposits include all deposit account types except certificates of deposit and municipal deposits. Core deposits are our least costly source of funds, which improves our interest rate spread, and represent our best opportunity to develop customer relationships that enable us to cross-sell our full complement of products and services. Core deposits also contribute non-interest income from account-related fees and services and are generally less sensitive to withdrawal when interest rates fluctuate. At June 30, 2012, core deposits represented 36.7% of our total deposits compared to 32.9% at June 30, 2011 and 31.8% at June 30, 2010. Municipal deposits represent tax and other revenues from the local gaming industry. Since October, 2011, we have been required to pledge collateral to the Indiana Board of Depositories equal to 50% of the municipal deposits maintained at United Community Bank. The percentage that we are required to pledge as collateral varies based on a number of financial factors. In recent years, we have steadily reduced our reliance on municipal deposits as a percentage of total deposits. At June 30, 2012, municipal deposits represented 24.1% of total deposits, compared to 47.9% of total deposits at June 30, 2006. While municipal deposits decreased $8.1 million from June 30, 2011 to June 30, 2012, we continue to replace municipal deposits with core retail deposits, which increased $22.0 million during the same period. While we expect municipal deposits to continue to remain an important source of funding, we expect to continue to improve our funding mix by marketing lower cost core retail deposits.

We aggressively market core deposits through concentrated advertising and public relations. In recent years, we have significantly expanded and improved the products and services we offer our retail and business deposit customers who maintain core deposit accounts and have improved our infrastructure for critical electronic banking services, including online banking, bill pay, eStatements, merchant capture, and business online cash management tools that include ACH origination, direct deposit, payroll, federal tax payment, wire transfer capabilities. The deposit infrastructure we have established can accommodate significant increases in retail and business deposit accounts without additional capital expenditure.

Deemphasizing the origination of multi-family and nonresidential real estate loans until economic conditions improve

Our primary lending activity is the origination of one- to four-family mortgage loans secured by homes in our local market area of Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. Between 2006 and 2010, we expanded and diversified our lending activities by originating multi-family and nonresidential real estate loans secured by properties in the metropolitan Cincinnati market area and, to a lesser extent, in northern Kentucky and the Indiana counties outside of our local market area. From June 30, 2006 until June 30, 2010, our multi-family real estate loans grew from $20.3 million, or 8.2% of the total loan portfolio, to $46.8 million, or 14.8% of our total loans outstanding. During the same period, our nonresidential real estate loans grew from $65.6 million, or 26.5% of total loans outstanding, to $77.6 million, or 24.6% of total loans outstanding. In the Cincinnati and northern Kentucky markets, our multi-family loans grew from $15.5 million to $32.8 million, and our nonresidential real estate loans increased from $21.7 million to $35.8 million.

As a result of the credit quality issues arising in our multi-family and nonresidential real estate loan portfolios as discussed under “Improving our asset quality” above, in June 2010, we implemented a strategy to control the growth of our nonresidential real estate and multi-family real estate loan portfolios, particularly outside of our five-county local market area. As part of this strategy, beginning in June 2010, we restricted the origination of new multi-family and nonresidential real estate loans to our local market area, and limited our multi-family and nonresidential real estate lending origination activity outside of our local market area to the renewal, refinancing and restructuring of existing loans. We also amended our loan policy to reduce our concentration limits for nonresidential real estate, multi-family real estate, construction and land loans, and, in August 2011, we made further reductions to our current limits for these loans, to 150%, 100%, 10% and 10%, respectively, of the sum of core capital plus our allowance for loan losses. As of June 30, 2012, these loans represented 122.0%, 87.3%, 2.5% and 7.1%, respectively, of the sum of core capital plus our allowance for loan losses.

Since we implemented our strategy to deemphasize the origination of multi-family and nonresidential real estate loans in June, 2010, our multi-family and nonresidential loan portfolios have declined by $22.9 million, from $124.3 million at June 30, 2010 to $101.4 million at June 30, 2012. While we may consider increasing our multi-family and nonresidential real estate lending origination activity in general, including in the Cincinnati or Northern Kentucky markets, we intend to continue our strategy to deemphasize the origination of multi-family and nonresidential real estate loans until the local economy materially improves and the level of our nonperforming assets consisting of these types of loans of our loan portfolio materially declines. We believe our existing infrastructure will enable us to replace existing loans as they are repaid and prudently grow our loan portfolio in accordance with this strategy and as economic conditions permit.

Continuing to increase noninterest income

Our earnings rely heavily on the spread between the interest earned on loans and securities and interest paid on deposits and other borrowings. Because of our strategy to control the growth of our nonresidential real estate and multi-family real estate loan portfolios, we expect that our weighted average yield on interest-earning assets will decrease in future periods because one- to four-family mortgage loans and investment securities generally yield less than nonresidential and multi-family real estate loans. In order to decrease our reliance on interest rate spread income, we have pursued initiatives to increase noninterest income. Our primary recurring source of non-interest income has been service charges on deposit products and other services. However, recent regulatory changes have restricted our ability to charge for certain services and will increase the difficulty of expanding our service fee income. We have also implemented, and realize fee income from, an overdraft protection program and from customer use of debit cards. We also have a significant secondary mortgage operation, including loan servicing, and we continue to invest in personnel and systems in order to increase our ability to sell one- to four-family mortgages in the secondary market to increase fee income and reduce interest rate risk through the sale of conforming fixed-rate one- to four-family residential mortgage loans. To date, all loans have been sold without recourse but with servicing retained. The volume of loans sold totaled $15.4 million and $21.1 million for the years ended June 30, 2012 and 2011, respectively. For the years ended June 30, 2012 and 2011, we recognized gains of $505,000 and $519,000, respectively, on the sale of loans. We intend to continue to originate loans for sale in the secondary market to grow our servicing portfolio and generate additional noninterest income. We have also enhanced our ability to increase our non-interest income from the sale of non-deposit investment and insurance products through Lincoln Financial Advisors, a third party registered broker-dealer, by adding two investment advisors in 2010 to serve our branch offices. We continue to review programs to further enhance our service fee structure within the new regulatory environment.

Expanding our geographic footprint

We consider our primary deposit and lending market area to be Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. Since 2005, we have grown our community banking franchise organically through the addition of de novo branches in St. Leon and Aurora, Indiana, and through the strategic acquisition of three branch offices in Ripley County, Indiana. As a result, we have increased our branch network from four to eight offices. We plan to continue to seek opportunities to grow our business through a combination of de novo branching and complementary acquisitions in our existing market and contiguous markets. We will consider acquisition opportunities that expand our geographic reach in banking, insurance or other complementary financial service businesses, although we do not currently have any agreements or understandings regarding any specific acquisition.

Continuing our community-oriented focus

As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our market area. At June 30, 2011, which is the most recent date for which data is available from the FDIC, we held 39.1% of the total deposits held by FDIC-insured institutions in Dearborn County, which was the largest market share out of the nine financial institutions with offices in Dearborn County, and 8.4% of the deposits in Ripley County, which was the sixth largest market share out of the nine financial institutions with offices in Ripley County.

Our ability to succeed in our communities is enhanced by the stability of our senior management, who have an average tenure with United Community Bank of over 33 years. Our community focus is further supported by the community service activities of our employees and the charitable activities of the United Community Bank Charitable Foundation, which provides funds to eligible nonprofit organizations with the goal of enhancing the quality of life in the communities served by

United Community Bank. We intend to continue to leverage these strengths in our markets for the purpose of originating new deposits and loans, particularly through our new Ripley County branch offices, while continuing to focus on profitability.

Balance Sheet Analysis

Total assets were $495.9 million at June 30, 2012, compared to $472.5 million at June 30, 2011. Total liabilities were $440.9 million at June 30, 2012, compared to $418.4 million at June 30, 2011. Total stockholders’ equity was $55.0 million at June 30, 2012, compared to $54.1 million at June 30, 2011. The increase in assets was primarily due to a $22.5 million increase in investment securities, reflecting purchases of mortgage-backed securities, partially offset by sales of other available for sale investments. The asset growth of $23.4 million, or 5.0% was principally funded by a $13.9 million increase in deposits and a $9.0 million increase in FHLB advances. The growth in deposits was primarily the result of an increase in retail customer deposits. The increase in FHLB advances was the result of a strategy to improve interest rate risk by using longer term FHLB advances to fund recent loan production. At June 30, 2012, United Community Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate one- to four-family residential loans, multi-family and nonresidential real estate loans and construction loans. To a lesser extent, we originate commercial and consumer loans. From time to time, as part of our loss mitigation process, loans may be renegotiated in a TDR when we determine that greater economic value will ultimately be recovered under the new terms than through foreclosure, liquidation, or bankruptcy. In determining whether a borrower is experiencing financial difficulty, we may consider the borrower’s payment status and history, the borrower’s ability to pay upon a rate reset on an adjustable-rate mortgage, size of the payment increase upon a rate reset, period of time remaining prior to the rate reset, and other relevant factors. We do not offer, and have not previously offered, subprime, Alt-A, low-doc, no-doc loans or loans with negative amortization and generally do not offer interest-only loans.

The largest segment of our loan portfolio is one- to four-family residential loans. At June 30, 2012, these loans totaled $139.5 million, or 48.4% of total gross loans, compared to $131.1 million, or 45.1% of total gross loans, at June 30, 2011. The growth in the one- to four-family residential portfolio during the 2012 fiscal year reflects management’s strategic decision to deploy lendable funds into these lower risk assets.

Multi-family and nonresidential real estate loans totaled $101.4 million and represented 35.2% of total loans at June 30, 2012, compared to $111.5 million, or 38.3% of total loans, at June 30, 2011. While repayments and charge-offs have recently reduced these portfolios, they remain a substantial segment of our loan portfolio. However, as further discussed in “Operating Strategy—Deemphasizing the origination of multi-family and nonresidential real estate loans until economic conditions improve,” we have restricted the origination of new multi-family and nonresidential real estate loans to our local market area, and limited our multifamily and non-residential real estate lending origination activity outside of our local market area to the renewal, refinancing and restructuring of existing loans. We intend to continue this strategy to deemphasize the origination of multi-family and nonresidential real estate loans until the local economy materially improves and the level of our nonperforming assets in these segments of our loan portfolio materially declines.

Construction loans totaled $1.2 million, or 0.4% of total loans, at June 30, 2012, compared to $1.1 million, or 0.4% of total loans, at June 30, 2011.

Commercial business loans totaled $3.9 million, or 1.3% of total loans, at June 30, 2012, compared to $4.9 million, or 1.7% of total loans, at June 30, 2011.

Consumer loans totaled $35.6 million, or 12.4% of total loans, at June 30, 2012, compared to $36.6 million, or 12.6% of total loans, at June 30, 2011. The decrease in the consumer loan portfolio for the year ended June 30, 2012 is attributable to more customers refinancing their homes into lower fixed-rate mortgages and using some of these proceeds to pay off higher rate consumer loans.

Agricultural loans totaled $3.2 million, or 1.1% of total loans, at June 30, 2012, compared to $1.7 million or 0.5% of total loans, at June 30, 2011.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,
	2012		2011		2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential real estate:
One- to four-family	$139,522	48.4%	$131,153	45.1%	$137,473	43.6%	$124,391	44.9%	$134,965	46.5%
Multi-family	42,325	14.7	46,296	15.9	46,777	14.8	47,060	17.0	43,671	15.1
Construction	1,189	0.4	1,084	0.4	1,566	0.5	1,609	0.6	2,493	0.9
Nonresidential real estate	59,123	20.5	65,156	22.4	77,568	24.6	66,970	24.2	66,940	23.1
Land	3,441	1.2	3,985	1.4	5,401	1.7	5,059	1.7	6,298	2.1
Commercial business	3,854	1.3	4,860	1.7	5,513	1.8	4,439	1.6	6,062	2.1
Agricultural	3,150	1.1	1,661	0.5	1,831	0.6	—	—	—	—
Consumer:
Home equity	31,242	10.9	32,048	11.0	29,301	9.3	21,591	7.8	19,608	6.7
Auto	1,820	0.6	2,275	0.8	1,617	0.5	1,761	0.6	1,960	0.7
Share loans	1,200	0.4	1,354	0.5	1,369	0.4	1,272	0.5	1,382	0.5
Other	1,333	0.5	962	0.3	6,838	2.2	3,150	1.1	6,547	2.3

Total consumer loans	35,595	12.4	36,639	12.6	39,125	12.4	27,774	10.0	29,497	10.2

Total loans	$288,199	100.0%	$290,834	100.0%	$315,254	100.0%	$277,302	100.0%	$289,926	100.0%

Less (plus):
Deferred loan costs, net	(924)		(711)		(496)		(412)		(381)
Undisbursed portion of loans in process	355		333		494		1,231		1,184
Allowance for loan losses	5,614		5,335		8,019		4,213		4,619

Loans, net	$283,154		$285,877		$307,237		$272,270		$284,504

Loan Maturity

The following table sets forth certain information at June 30, 2012 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from the contractual requirements shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Less Than One Year	More Than One Year to Five Years	More Than Five Years	Total Loans
	(In thousands)

One- to four-family residential real estate	$4,113	$30,066	$105,343	$139,522
Multi-family real estate	476	13,101	28,748	42,325
Construction	912	19	258	1,189
Nonresidential real estate	3,210	22,076	33,837	59,123
Land	351	1,938	1,152	3,441
Commercial	346	2,252	1,256	3,854
Agricultural	138	1,222	1,790	3,150
Consumer	6,311	2,399	26,885	35,595

Total	$15,857	$73,073	$199,269	$288,199

The following table sets forth the dollar amount of all loans at June 30, 2012 due after June 30, 2013 that have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)

One- to four-family residential real estate	$41,497	$93,912	$135,409
Multi-family real estate	4,343	37,506	41,849
Construction	—	277	277
Nonresidential real estate	7,370	48,543	55,913
Land	1,260	1,830	3,090
Commercial	1,400	2,108	3,508
Agricultural	704	2,308	3,012
Consumer	2,001	27,283	29,284

Total	$58,575	$213,767	$272,342

Loans Originated

The following table shows loan origination, participation, purchase and sale activity during the periods indicated.

	Year Ended June 30,
	2012	2011
	(In thousands)

Total loans at beginning of period	$290,834	$315,254
Loans originated (1):
One- to four-family residential real estate	51,501	34,975
Multi-family residential real estate	3,236	12,456
Construction	985	1,450
Nonresidential real estate	3,585	12,910
Land	243	557
Commercial business	2,163	1,472
Consumer	9,690	2,164

Total loans originated	71,403	65,984
Deduct:
Loan principal repayments	58,678	70,918
Loans disbursed for sale	15,360	19,486

Net loan activity	(2,635)	(24,420)

Total loans at end of period	$288,199	$290,834

(1)	Includes loan renewals, loan refinancings and restructured loans.

During the years ended June 30, 2012 and June 30, 2011, consistent with the strategy to deemphasize the origination of multi-family and nonresidential real estate loans, our multifamily and non-residential real estate lending origination activity outside, and to a lesser extent inside, of Dearborn, Ripley, Franklin, Ohio and Switzerland Counties in Indiana has been limited to the renewal, refinancing and restructuring of these types of loans.

Securities. Our securities portfolio consists primarily of U.S. government agency mortgage-backed securities and municipal bonds. As of June 30, 2012, our investment securities totaled $146.4 million, an increase of $22.5 million from $123.9 million at June 30, 2011. The increase was primarily the result of redeploying funds not needed to fund loan production into investment securities.

The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	At June 30,
	2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
U.S. government agency bonds	$—	$—	$28,817	$28,856
Municipal bonds	20,548	21,148	19,744	20,244
Other equity securities	210	127	210	130
Mortgage-backed securities	124,354	124,621	73,827	74,119

Total	$145,112	$145,896	$122,598	$123,349

Securities held-to-maturity:
Municipal bonds	$493	$493	$564	$564

At June 30, 2012 and 2011, we had no investments in a single company or entity (other than U.S. Government-sponsored agency securities) that had an aggregate book value in excess of 10% of our stockholders’ equity.

The following table sets forth the stated maturities and weighted average yields of investment securities at June 30, 2012. Weighted average yields on tax-exempt securities are not presented on a tax equivalent basis as the difference would be immaterial. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Our callable securities consist of U.S. government agency bonds and municipal bonds which contain either a one-time call option or may be callable any time after the first call date. These call periods are not reflected in the table below.

	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Municipal bonds	$—	—%	$421	3.07%	$10,029	3.70%	$10,698	4.13%	$21,148	3.90%
Mortgage-backed securities	—	—	64,240	2.22	60,381	2.32	—	—	124,621	2.27

Total	$—		$64,661		$70,410		$10,698		$145,769	2.50%

Securities held-to-maturity:
Municipal bonds	$18	4.34%	$341	6.33%	$134	6.24%	$—	—%	$493	6.23%

Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family real estate mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pools of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

Our mortgage-backed securities consist of Ginnie Mae securities, Freddie Mac securities and Fannie Mae securities. Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Department of Veterans Affairs. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government. In September 2008, the Federal Housing Finance Agency was appointed as conservator of Fannie Mae and Freddie Mac. The U.S. Department of the Treasury agreed to provide capital as needed to ensure that Fannie Mae and Freddie Mac continue to provide liquidity to the housing and mortgage markets. Neither United Community Bancorp nor United Community Bank has not invested in subprime mortgage-backed securities.

Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize our borrowings or other obligations. Mortgage-backed securities generally increase the quality of our assets by virtue of the insurance or guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of ours. At June 30, 2012, approximately $8.3 million of our mortgage-backed and investment securities were pledged to secure various obligations of United Community Bank.

The actual maturity of a mortgage-backed security is typically less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and increase or decrease its yield to maturity if the security was purchased at a discount or premium, respectively. The yield is based upon the interest income and the amortization of any premium or discount related to the mortgage-backed security. In accordance with accounting principles generally accepted in the United States of America, premiums and discounts are amortized over the estimated lives of the loans, which decrease and increase interest income, respectively. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, United Community Bank may be subject to reinvestment risk because to the extent that the mortgage-backed securities amortize or prepay faster than anticipated, United Community Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable yield. During periods of rising interest rates, prepayment rates of the underlying mortgages generally slow down when the coupon rate of such mortgages is less than the prevailing market rate.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. The evaluation is based upon factors such as the creditworthiness of the issuers/guarantors, the underlying collateral, if applicable, and the continuing performance of the securities. Management also evaluates other facts and circumstances that may be indicative of an other-than-temporary impairment condition. This includes, but is not limited to, an evaluation of the type of security, length of time and extent to which the fair value has been less than cost and near-term prospects of the issuers.

Marketable equity securities are evaluated for other-than-temporary impairments based on the severity and duration of the impairment and, if deemed to be other-than-temporary, the declines in fair value are reflected in earnings as realized losses. For debt securities, other-than-temporary impairment is required to be recognized (1) if we intend to sell the security; (2) if it is “more likely than not” that we will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows is not sufficient to recover the entire amortized cost basis.

Deposits. Our primary source of funds is our deposit accounts, which are comprised of noninterest-bearing accounts, interest-bearing checking accounts, money market accounts, passbook accounts and certificates of deposit. These deposits are provided primarily by individuals within our market areas. During the year ended June 30, 2012, our deposits increased $13.9 million despite an $8.1 million decrease in municipal deposits. The growth in deposits was solely attributable to an increase in retail customer deposits which increased $22.0 million from June 30, 2011. During the year ended June 30, 2011, our deposits decreased $17.1 million. The decline in deposits was primarily due to a $10.4 million decrease in municipal deposits and a $6.7 million decrease in other deposits resulting from the decision to reduce reliance on municipal and other higher cost deposits.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,
	2012		2011
	(In thousands)

Noninterest-bearing checking accounts	$57,660		$30,826
Interest-bearing checking accounts	61,723		81,402
Passbook accounts	80,023		70,137
Money market deposit accounts	36,212		34,386
Certificates of deposit	191,349		196,340

Total	$426,967	(1)	$413,091	(2)

(1)	Includes $103.1 million in municipal deposits. $35.6 million in investments are pledged to secure the municipal deposits at June 30, 2012.
(2)	Includes $111.2 million in municipal deposits. $55.7 million in investments are pledged to secure the municipal deposits at June 30, 2011.

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of June 30, 2012. Jumbo certificates of deposit require minimum deposits of $100,000. We did not have any brokered deposits as of June 30, 2012 and 2011.

Maturity Period	Certificates of Deposit
(In thousands)

Three months or less	$11,322
Over three through six months	13,234
Over six through twelve months	32,790
Over twelve months	32,658

Total	$90,004

The following table sets forth time deposits classified by rate at the dates indicated.

	At June 30,
	2012	2011
	(In thousands)

0.00 - 1.00%	$71,657	$41,785
1.01 - 2.00	68,507	87,581
2.01 - 3.00	40,508	46,134
3.01 - 4.00	8,211	14,083
4.01 - 5.00	2,109	6,176
5.01 - 6.00	357	581

Total	$191,349	$196,340

The following table sets forth the amount and maturities of time deposits classified by rates at June 30, 2012.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years	Total	Percent of Total Certificate of Deposit Accounts
	(Dollars in thousands)

0.00—1.00%	$58,066	$13,561	$30	$—	$—	$71,657	37.4%
1.01—2.00	44,332	12,033	9,095	795	2,252	68,507	35.8
2.01—3.00	11,151	10,718	9,102	2,416	7,121	40,508	21.2
3.01—4.00	1,992	1,326	4,171	577	145	8,211	4.3
4.01—5.00	1,747	313	—	36	13	2,109	1.1
5.01—6.00	357	—	—	—	—	357	0.2

Total	$117,645	$37,951	$22,398	$3,824	$9,531	$191,349	100.0%

The following table sets forth deposit activity for the periods indicated.

	Year Ended June 30,
	2012	2011
	(In thousands)

Beginning balance	$413,091	$430,180
Increase (decrease) before interest credited	9,700	(22,605)
Interest credited	4,176	5,516

Net increase (decrease) in deposits	13,876	(17,089)

Ending balance	$426,967	$413,091

Borrowings. We utilize borrowings from the FHLB to supplement our supply of funds for loans and investments. Borrowings increased from $1.8 million at June 30, 2011 to $10.8 million at June 30, 2012 due to new advances totaling $10.0 million, which were partially offset by repayments on our FHLB advances. The increase in FHLB advances was primarily the result of a strategy to improve interest rate risk by using longer term FHLB advances to fund recent loan production.

	Year Ended June 30,
	2012	2011
	(Dollars in thousands)
Maximum amount of advances outstanding at any month end during the period:
FHLB advances	$11,250	$2,833
Average advances outstanding during the period:
FHLB advances	$5,949	$2,333
Weighted average interest rate during the period:
FHLB advances	1.88%	3.20%
Balance outstanding at end of period:
FHLB advances	$10,833	$1,833
Weighted average interest rate at end of period:
FHLB advances	1.74%	3.20%

Results of Operations for the Years Ended June 30, 2012 and 2011

Overview.

	2012	2011	% Change 2012/2011
	(Dollars in thousands)
Net income	$1,989	$1,170	70.0%
Return on average assets	0.41%	0.24%	70.8%
Return on average equity	3.62%	2.17%	66.8%
Average equity to average assets	11.35%	11.04%	2.8%

Net income for the year ended June 30, 2012 was $2.0 million, compared to net income of $1.2 million for the year ended June 30, 2011. The increase was primarily the result of an increase in other income of $939,000 combined with a decrease in the provision for loan losses of $478,000, partially offset by a decrease in net interest income of $361,000 and an increase in the provision for income taxes of $287,000.

Net Interest Income.

Net interest income decreased $361,000, or 2.5%, to $13.9 million for the year ended June 30, 2012 as compared to $14.3 million for the year ended June 30, 2011. A reduction of $1.7 million in interest income was partially offset by a $1.3 million decrease in interest expense. The decrease in interest income was primarily the result of a decline in the average rate earned on loans from 5.72% to 5.33%, combined with a $12.0 million reduction in average outstanding loans. The decline in interest expense was primarily the result of a reduction in the average interest rate paid on deposits from 1.29% to 1.00%. Declines in yields earned and rates paid are reflective of decreases in overall market rates.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using month-end balances, and nonaccrual loans are included in average balances only. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Year Ended June 30,
	2012			2011
	(Dollars in thousands)

	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans	$284,634	$15,159	5.33%	$296,640	$16,958	5.72%
Investment securities	136,645	3,014	2.21	127,384	2,867	2.25
Other interest-earning assets	26,612	13	0.05	33,812	21	0.06

Total interest-earning assets	447,891	18,186	4.06	457,836	19,846	4.34

Noninterest-earning assets	36,270			30,664

Total assets	$484,161			$488,500

Liabilities and equity:
Interest-bearing liabilities:
NOW and money market deposit accounts	$150,228	596	0.40	$153,636	820	0.53
Passbook accounts	74,074	275	0.37	64,623	273	0.42
Certificates of deposit	195,207	3,305	1.69	210,078	4,423	2.11

Total interest-bearing deposits	419,509	4,176	1.00	428,337	5,516	1.29
FHLB advances	5,949	112	1.88	2,333	71	3.04

Total interest-bearing liabilities	425,458	4,288	1.01	430,670	5,587	1.30

Noninterest-bearing liabilities	3,744			3,901

Total liabilities	429,202			434,571
Total stockholders’ equity	$54,959			$53,929

Total liabilities and stockholders’ equity	$484,161			$488,500

Net interest income		$13,898			$14,259

Interest rate spread			3.05%			3.04%

Net interest margin			3.10%			3.11%

Average interest-earning assets to average interest-bearing liabilities			105.27%			106.31%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Year Ended June 30, 2012 Compared to 2011
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest and dividend income:
Loans	$(686)	$(1,113)	$(1,799)
Investment securities	203	(56)	147
Other interest-earning assets	(5)	(3)	(8)

Total interest-earning assets	(488)	(1,172)	(1,660)

Interest expense:
Deposits	(114)	(1,226)	(1,340)
FHLB advances	110	(69)	41

Total interest-bearing liabilities	(4)	(1,295)	(1,299)

Net change in net interest income	$(484)	$123	$(361)

Provision for Loan Losses.

The provision for loan losses was $3.7 million for the year ended June 30, 2012, compared to $4.1 million for the prior year. The decrease in the provision was primarily related to a decrease in charge-offs on nonperforming loans. One loan relationship (Loan Relationship B) that was restructured in fiscal 2011 required an additional charge-off of $978,000 in the fourth quarter of fiscal 2012. In the fiscal year ending June 30, 2012, the Company restructured seven additional loan relationships, two using the Note A/B format, with an aggregate principal balance prior to the restructuring of $5.3 million and a restated net carrying value of approximately $4.2 million as a result of charging off approximately $1.1 million in connection with the restructurings.

All of the TDRs in fiscal 2012 and 2011 represented loan relationships with long-time borrowers of the Company. In measuring impairment, management considered the results of independent property appraisals, together with estimated selling expenses, and/or detailed cash flow analyses. A detailed discussion of our most significant nonaccrual loans at June 30, 2012 and June 30, 2011 is set forth in the section below entitled “—Analysis of Nonperforming and Classified Assets.”

Other Income. The following table shows the components of other income for the years ended June 30, 2012 and 2011.

	2012	2011	% Change 2012/2011
	(Dollars in thousands)

Service charges	$2,423	$2,392	1.3%
Gain on sale of loans	505	519	(2.7)
Gain on sale of investments	1,464	584	150.7
Loss on sale of other real estate owned	(9)	(10)	10.0
Income from bank-owned life insurance	321	274	17.2
Other	273	279	(2.2)

Total	$4,977	$4,038	23.3%

Other income increased $939,000, or 23.3%, from $4.0 million in the prior year to $5.0 million in the current year. The increase was primarily due to an $880,000 increase in gain on sale of investments. The increase in gain on sale of investments was the result of a higher level of sales of mortgage-backed securities and other available for sale investment securities during the current year as compared to the prior year. Increases in the level of prepayments of the loans underlying the mortgage-backed securities sold caused the yield on the mortgage-backed securities to decrease as we had paid a premium for these investments at the time of purchase. In order to avoid future premium risk, the securities were sold.

Other Expense. The following table shows the components of other expense for the years ended June 30, 2012 and 2011.

	2012	2011	% Change 2012/2011
	(Dollars in thousands)

Compensation and employee benefits	$6,826	$6,610	3.3%
Premises and occupancy expense	1,317	1,325	(0.6)
Deposit insurance premium	281	775	(63.7)
Advertising expense	379	408	(7.1)
Data processing expense	1,356	1,161	16.8
Provision for loss on sale of other real estate owned	47	—	100.0
Acquisition related expenses	—	38	(100.0)
Intangible amortization	158	372	(57.5)
Professional fees	767	522	46.9
Other operating expenses	1,305	1,275	2.4

Total	$12,436	$12,486	(0.4)%

Other expense decreased slightly to $12.4 million in the current year from $12.5 million in the prior year. Increases of $216,000 in compensation and employee benefits expense, $195,000 in data processing expense and $245,000 in professional fees were offset by decreases of $494,000 in deposit insurance premiums and $214,000 in amortization of intangible assets. The increase in compensation and employee benefits expense was primarily due to additional employees and normal annual salary increases. The increase in data processing expense was primarily due to an increase in ATM and data center service charges resulting from an increase in transactions. The increase in professional fees was primarily due to increased appraiser fees for nonperforming loans and increased audit fees associated with the restatement of the Annual Report on Form 10-K for the year ended June 30, 2011 and of the Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011. The decrease in deposit insurance premiums is a result of an $8.8 million decrease in average deposits combined with a decrease in the assessment rate. The decrease in amortization of intangible assets is due to the use of the double declining balance method of amortization which resulted in higher levels of amortization expense during the prior year.

Income Taxes.

Income tax expense increased to $788,000 for the year ended June 30, 2012, compared to income tax expense of $501,000 for the year ended June 30, 2011. The $287,000 increase in expense was primarily due to an increase of $1.1 million in income before taxes. The effective tax rates for 2012 and 2011 were beneficially affected by tax exempt municipal bond income and income on bank-owned life insurance.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities, that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. We have also implemented a strategy to deemphasize the origination of multi-family and nonresidential real estate loans, starting in June 2010, restricting the origination of new nonresidential and multi-family residential loans to the southeastern Indiana Counties of Dearborn,

Ripley, Franklin, Ohio and Switzerland. The intent of this strategy is to control the growth of our nonresidential real estate and multi-family real estate loan portfolios, particularly with respect to loans located outside of Dearborn, Ripley, Franklin, Ohio and Switzerland Counties, Indiana. This strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than other types of loans and are secured by collateral that, until recently, had generally tended to appreciate in value. In August, 2011, we amended our loan policies to reduce our concentration limits for multi-family and nonresidential real estate loans to 100% and 150%, respectively, and for construction and land loans to 10%, of the sum of core capital plus our allowance for loan losses. The limits were reduced because United Community Bank identified multi-family and nonresidential real estate loans, especially those located outside our normal southeastern Indiana market area, as the loan types that had experienced the most financial difficulties, which resulted in United Community Bank incurring losses and management being required to devote an extraordinary amount of time to overseeing these relationships. As of June 30, 2012, these loans represented 87.3%, 122.0%, 2.5% and 7.1%, respectively, of the sum of core capital plus our allowance for loan losses.

When a borrower fails to make a required loan payment, we take a number of steps to attempt to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due, a late charge notice is generated and sent to the borrower and phone calls are made. Delinquent or otherwise nonperforming mortgage loan and home equity loan customers are required to provide updated financial information and the reasons for their inability to pay or comply with the contractual terms of their loans. If payment is not then received by the 30th day of delinquency, a further notification is sent to the borrower. If no successful workout can be achieved, after a loan becomes 90 days delinquent, we may commence foreclosure or other legal proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances in the form of a troubled debt restructuring.

Management reports to the board of directors monthly regarding the amount of loans delinquent more than 30 days and all foreclosed and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider foreclosed real estate, repossessed assets, nonaccrual loans, and troubled debt restructurings that are delinquent or have not been performing in accordance with their restructured terms for a reasonable amount of time to be nonperforming assets. Loans are generally placed on nonaccrual status when the collection of principal or interest is in doubt, or at the latest when a loan becomes 90 days delinquent. When a loan is placed on nonaccrual status, the accrual of interest ceases and an allowance for any uncollectible accrued interest is established and charged against operations. All commercial loans that are placed on nonaccrual status are evaluated for impairment at the time the loans are placed on nonaccrual status. Payments received on a nonaccrual loan are applied to the outstanding principal and interest on a cash basis only when United Community Bank has determined that all principal and interest will be collected. If there is doubt about future collection, United Community Bank records the entire payment against principal pursuant to the OCC regulations.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as a nonperforming asset until it is sold. When property is acquired, it is initially recorded at the lower of its cost or market, less estimate selling expenses. Holding costs and declines in fair value after acquisition of the property result in charges against income.
Prior to the recession, we had not incurred significant losses in our lending operations. Beginning in the year ended June 30, 2008, we began to experience the adverse effects of a significant national decline in real estate values. The consequences of this decline were generally evident in all portfolio types, but were more pronounced in multi-family and nonresidential real estate loans, particularly in markets outside of Dearborn and Ripley Counties. Our approach to resolving nonperforming loans focused on foreclosure and liquidations in the year ended June 30, 2008 and the greater part of the year ended June 30, 2009. This manner of troubled asset resolution proved lengthy and costly as a result of legal and other operating costs, as well as the depressed values of the collateral securing the loan.

As a result, beginning in the latter part of the year ended June 30, 2009, management initiated a restructuring process with respect to certain nonperforming loans that provided for either restructuring the loan to the borrower in recognition of the lower available cash flows from the collateral properties or identification of stronger borrowers to purchase the property and refinance the loan. In evaluating whether to restructure a loan, we consider the borrower’s payment status and history, the borrower’s ability to pay upon a rate reset on an adjustable-rate mortgage as supported by a current cash flow analysis, size of the payment increase upon a rate reset, period of time remaining before the rate reset, and other relevant factors in determining whether a borrower is experiencing financial difficulty. Through these TDRs, management believes they have provided the necessary valuation allowances or charge-offs to reflect the loans’ carrying amounts at fair value.

Loan workouts and modifications are handled by the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, and the Senior Vice President, Lending, and are subject to approval by the Board of Directors. Management ascertains the value of the underlying collateral, depending on whether the loan is “collateral dependent” or “cash-flow” dependent. If a loan is determined to be “collateral dependent,” the value of the underlying collateral is determined through an independent appraisal. If the loan is determined to be “cash-flow dependent,” the value of the underlying collateral is determined through an in-house cash flow analysis of the property with the cash flows discounted at the loan’s original effective interest rate. Once the value of collateral is established, management will either establish a specific allocation to reduce the loan’s carrying value to its fair value measured using the present value of cash flows or a charge-off for collateral dependent loans an amount equal to the shortfall between the collateral value and the outstanding principal loan balance. Management will then develop and pursue a workout plan. Once a workout plan is established and implemented, management will, at a minimum, monitor the monthly performance of the loan until it is removed from nonaccrual status. On an annual basis, management will conduct property inspections and review financial information of the borrowers and any guarantors. In situations where a collateral shortfall (i.e., the value of the underlying collateral of the loan is less than the outstanding principal balance of the loan) is discovered, typically through an updated independent appraisal or collateral inspection, management will seek to obtain additional collateral and/or a personal guaranty at that time. If no additional collateral is available, management will work with the borrower on a suitable workout arrangement that may include a TDR, or management may determine to foreclose on the property. To determine the best outcome for United Community Bank, management reviews the financial condition of the borrower, the cash flow of the property and the value of the loan’s collateral.

If United Community Bank obtains a guaranty, the strength and value of the guaranty is measured by the Bank at the time the loan is closed and is re-evaluated at least annually. The strength of each guaranty is determined by evaluating the guarantor’s net worth, liquid net worth, debt-to-income ratio and credit score. In certain circumstances, the Bank may deem it appropriate not to enforce a guaranty, such as when we determine enforcing a guaranty could be detrimental to the overall banking relationship. Since December, 2008, the Bank has successfully collected $174,000 from five personal guarantors and, as of June 30, 2012, has forbearance agreements to collect an additional $1.2 million. Of the forbearance agreements two, totaling $1.1 million, are in the form of liens on excess collateral on existing loans. The remaining agreements are for smaller individual balances, and United Community Bank is receiving regular payments on these amounts. The entire balance of each forbearance is considered impaired and payments are treated as recoveries when received. United Community Bancorp still uses guarantors and co-borrowers; however, there is no reliance on required cash infusions in arriving at a loan’s carrying value when guarantors and co-borrowers are experiencing financial difficulties.

After the restructuring is completed, if the borrower continues to experience payment difficulties, or if there is an additional decline in the collateral value identified in the annual property inspection or updated appraisal, management may impair the loan further, restructure the loan again, or foreclose on the collateral property. At this point, management considers all of the same factors it did when the initial restructuring occurred, and attempts to resolve the situation so as to achieve the best outcome for United Community Bank.

TDRs are considered to be impaired and are initially treated as nonperforming. TDRs that are originally restructured at a market rate of interest and have a history of performance (generally a minimum of 12 consecutive months of performance under the restructured terms) may be excluded from being reported as TDRs in periods subsequent to meeting this requirement. At June 30, 2012, 48 loans were considered to be TDRs (with an aggregate balance of $23.1 million) of which 34 loans (with an aggregate balance of $9.8 million) were included in nonperforming assets. At June 30, 2011, 53 loans were considered to be TDRs (with an aggregate balance of $24.9 million) of which 24 loans (with an aggregate balance of $16.2 million) were included in nonperforming assets.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	At June 30,
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Nonaccrual loans:
One- to four-family residential real estate	$2,412	$1,652	$1,533	$1,943	$853
Multi-family real estate	2,034	1,742	4,506	1,065	3,072
Nonresidential real estate and land	1,106	566	1,455	386	2,885
Commercial	240	240	—	—	—
Consumer	508	240	155	84	642

Total nonaccrual loans	6,300	4,440	7,649	3,478	7,452

Nonaccrual restructured loans:
One- to four-family residential real estate	2,601	1,653	903	—	—
Multi-family real estate	4,251	10,358	3,739	1,427	—
Nonresidential real estate and land	2,987	4,146	4,966	1,069	—

Total nonaccrual restructured loans	9,839	16,157	9,608	2,496	—

Total nonperforming loans	$16,139	$20,597	$17,257	$5,974	$7,452
Real estate owned	197	139	297	1,940	2,895

Total nonperforming assets	16,336	20,736	$17,554	$7,914	$10,347
Accruing restructured loans	13,211	8,768	5,003	2,646	—

Accruing restructured loans and nonperforming assets	$29,547	$29,504	$22,557	$10,560	$10,347

Total nonperforming loans to total loans	5.60%	7.08%	5.47%	2.15%	2.57%
Total nonperforming loans to total assets	3.26	4.36	3.52	1.49	1.95
Total nonperforming assets to total assets	3.30	4.39	3.58	1.97	2.70

Interest income that would have been recorded for the years ended June 30, 2012 and 2011 had nonaccruing loans been current according to their original terms was $377,000 and $274,000, respectively. Interest recognized on the cash basis with regard to nonaccrual restructured loans was $113,000 and $158,000 for the years ended June 30, 2012 and 2011, respectively.

During the year ended June 30, 2012, nonperforming loans decreased from $20.6 million to $16.1 million. The decrease in nonperforming loans in the current year was primarily the result of TDRs that were placed on accrual (performing) status after performing in accordance with their restructured terms for at least six consecutive months, partially offset by additional nonperforming loans in the current year.

A discussion of United Community Bank’s largest loans that were reported as nonperforming at either June 30, 2012 or June 30, 2011 follows. The most significant nonaccrual loan relationships, including the five largest nonaccrual loans at June 30, 2012 and the five largest charge-offs recognized during the year ended June 30, 2012 were comprised of: loans A-1 and A-3 of Loan Relationship A, and the loans in Loan Relationships B, G, H and I. Loan A-2 (within Loan Relationship A), and the loans in Loan Relationships C, E and F, which were reported as nonaccrual loans at June 30, 2011, have been performing in accordance with their restructured terms and are reported as “accruing restructured loans” at June 30, 2012. Management monitors the performance of all of these loans and reviews all options available to keep the loans current, including further restructuring of the loans. If restructuring efforts ultimately are not successful, management will initiate foreclosure proceedings.

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Loan Relationship A. Three loans, all included in one loan relationship, with a carrying value of $6.4 million prior to its restructuring in the third quarter of the year ended June 30, 2011. One loan (A-1) is secured by a first mortgage on an apartment complex near a college campus, another (A-2) is secured by a first mortgage on two mobile home parks, and the last (A-3) is secured by the first mortgage on another apartment complex. At June 30, 2012, Loan A-1 and Loan A-3 are included in the above table in “Nonaccrual restructured loans, Multi-family real estate.” Loan A-2 is included in “Accruing restructured loans.” All three loans are included in the above table in “Nonaccrual restructured loans, Multi-family real estate” at June 30, 2011. At June 30, 2010, Loan A-1 was reported in “Nonaccrual multi-family real estate loans.” In the “Credit Risk Profile by Internally Assigned Grade” table on page 94, Loans A-1, A-2, and A-3 were classified as Multi-Family Residential Real Estate, Substandard, at June 30, 2012, and June 30, 2011. The loans comprising Loan Relationship A were originally restructured in

October and November, 2010. At the time of the first restructuring in 2010, Loan A-1, with a carrying value of $3.0 million, was 180 days delinquent, and Loans A-2 and A-3 were performing. Management performed a global analysis of the borrowers and restructured each of the three loans by reducing the original loan rates by 125 to 225 basis points to a rate that was 25 basis points below market rate. Foregone interest income amounted to $51,000 on the two performing loans that were restructured. The borrowers paid a loan modification fee of $3,000 for this restructuring. At June 30, 2010, after the effect of restating the June 30, 2010 financial statements, management established a specific allocation on these three loans through a charge-off to the general allowance for loan losses of $1.1 million. On each of the three loans, one of the borrowers is a corporate entity. Also, on the three loans, each of the principals of the corporate borrowers individually signed as co-borrowers. At the time of the restructuring, United Community Bank analyzed the personal net worth, liquid net worth, debt to income ratios and credit scores of the co-borrowers. While the co-borrowers were not expected to cover a total loss on the loans, management believed the co-borrowers would mitigate the amount of the potential future losses. In March 2011, Loan A-3 was again restructured through a TDR as a result of the borrower experiencing cash flow problems during the quarter ended March 31, 2011. The cash flow problems experienced were the combined effect of decreased rental income and the failure to pay real estate property taxes. However, due to certain financial difficulties experienced by the co-borrowers, including the cash flow problems of the subject properties and a decrease in other outside sources of income, the co-borrowers were unable to mitigate the losses on the loan. Based upon a cash flow analysis of the properties performed by management, $651,000 of the $6.4 million in loans was charged-off during the restructuring using the split note strategy. This split was done for one loan that had a balance of $1.6 million before the split. After the split, Note A had a balance of $994,000 and Note B had a balance of $651,000. Prior to the loan being restructured in March, 2011, the restructured loan carried a $650,000 specific reserve as restated in United Community Bancorp’s Annual Report on Form 10-K, as amended, for the year ended June 30, 2011 filed with the Securities and Exchange Commission on March 28, 2012 that was included in Note B and charged-off. The split note loans have an interest rate that is 275 basis points below their original restructured rate for a period of two years, and 475 basis points below their original rates. At the end of the two-year period, balloon payments are due, unless the borrower refinances into a market rate loan at that time. This relationship was performing in accordance with its restructured terms at June 30, 2012. The property securing Loan A-3 was sold on contract in April 2012 for $2.2 million. The buyer made a down payment of $50,000 and pays a monthly principal and interest payment, based on a 5% interest rate and a 30-year term. This land contract has a balloon payment in April 2014.

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Loan Relationship B. The loans comprising Loan Relationship B were originally restructured in June, 2010, with an aggregate carrying value of $4.1 million until their restructuring in the quarter ended March 31, 2011. These loans are secured by a first mortgage on two separate retail strip shopping centers and a single purpose commercial use property. All three loans are included in the above table as “Nonaccrual restructured loans, Nonresidential real estate” at June 30, 2011 and June 30, 2010. In the “Credit Risk Profile by Internally Assigned Grade” table on page 94, these loans were classified as “Nonresidential real estate, Substandard” at June 30, 2012 and June 30, 2011. At the time of the original restructuring, the property value was based primarily on the collateral’s cash flow, including required personal cash infusions from the co-borrowers. Management believed that the lower debt service would improve the borrowers’ cash flow, and in turn, the performance of the loans. One of the borrowers is a corporate entity. The principals of the corporate borrower are also co-borrowers on the note. At the time of the restructuring, United Community Bank analyzed the personal net worth, liquid net worth, debt to income ratios and credit scores of the co-borrowers. While the co-borrowers were not expected to cover a total loss on the loans, management believed the co-borrowers would mitigate the amount of potential future losses. The restructured loans were considered impaired at June 30, 2010 with an allowance for loan loss of $600,000 to reflect the reduction in carrying value resulting from the exclusion of the required personal cash infusions from the co-borrowers from the calculation of the carrying value. In March, 2011, the loans comprising Loan Relationship B again were experiencing cash flow problems. The cash flow problems experienced were the combined effect of the level of the required monthly loan payments, decreases in rental revenue from the properties, and failure to pay real estate property taxes. Due to certain financial difficulties experienced by the co-borrowers, including the cash flow problems of the subject properties and a decrease in other outside sources of income, the co-borrowers were unable to mitigate the losses on the loan. Therefore, in March 2011, the two loans secured by the two separate retail strip shopping centers were combined and refinanced into two loans, using the split note strategy. The first loan was for $2.4 million and was classified as substandard and was a TDR because of a below market interest rate. The second loan was for $1.3 million and was charged-off. In March 2011, the loan secured by the single purpose commercial use property was also refinanced into two loans, using the split note strategy. The first loan was for $238,000 and was classified as substandard and was a TDR because of a below market interest rate. The second loan was for

$169,000 and was charged-off. The restructured loans have an interest rate that is 275 basis points lower than the 2010 restructured rate for a period of two years, and 500 basis points below their original rates. The loan secured by the two retail strip shopping centers was classified as substandard and the loan secured by the single purpose commercial use property was classified as substandard, were both included in “Nonaccrual restructured loans, Nonresidential real estate” as of June 30, 2012. At the end of the two-year period, balloon payments are due, unless the borrower refinances the loans into a market rate loan at that time. In May 2012, the loan secured by the two retail strip shopping centers experienced the loss of a major tenant. As a result of the decrease in cash flow, United Community Bank had the two retail strip shopping centers appraised in June 2012. The appraisal reflected that the value of the properties declined to $1.45 million from the previous appraisal of $2.95 million in February 2011. Management has determined that this loan will ultimately be settled through the sale of the property. A charge-off in the amount of $956,000 was established in the quarter ended June 30, 2012 based on the most recent appraisal indicating a known loss, and an additional impairment of $189,000 was established based on United Community Bank’s experience in settling foreclosed property. The carrying value of this loan is classified as substandard, and this loan is a TDR United Community Bank also appraised the single purpose commercial use property in June 2012. The value of this property declined to $225,000 from $325,000 in February 2011 due to decreased cash flow from the current tenant. Management decided that this loan would also be settled from the sale of the property. A charge-off in the amount of $22,000 was established based on the most recent appraisal indicating a known loss, and an additional impairment of $29,000 was established based on United Community Bank’s experience in settling foreclosed property. The carrying value of this loan is classified as substandard, and this loan is a TDR. The loans were performing in accordance with their restructured terms at June 30, 2012.

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Loan Relationship C. The original two loans included in this relationship had an aggregate value of $2.1 million prior to being restructured in the quarter ended March 31, 2011. One loan is secured by a first mortgage on a single-family home. One loan is secured by a 24-unit apartment complex, six one- to four-family residential properties and ten residential building lots. In March 2011, these two loans were restructured into two loans, using the split note strategy. The two loans using the split note strategy had an aggregate carrying value of $1.5 million at June 30, 2012. The Note A loan is included in the above table in “Accruing restructured loans” at June 30, 2012, and in “Nonaccrual restructured loans, Multi-family real estate” at June 30, 2011. The original two loans are included in the above table in “Nonaccrual restructured loans, Multi-family real estate” at June 30, 2010. In the “Credit Risk Profile by Internally Assigned Grade” table on page 94, the Note A loan is classified as “Multi-family real estate, Substandard” at June 30, 2012 and June 30, 2011, respectively. The loans comprising Loan Relationship C were originally restructured in August 2009. At the time of the first restructuring, management established a specific reserve through a charge-off to the general allowance for loan losses of $29,000. In August 2009, the loans were originally restructured by reducing the interest rates on the loans by a range of 400 to 600 basis points to a rate that was 300 basis points below market rate. These loans were performing at the initial time of the restructuring in August 2009, but the borrowers were beginning to experience cash flow difficulties. Management believed that the lower debt service would improve the borrowers’ cash flow, and in turn, the performance of the loans. At the time the loans were initially restructured, independent appraisals were performed on each piece of underlying collateral. These appraisals supported the aggregate $2.1 million carrying value of the two loans. One of the borrowers is a corporate entity, with one principal who has personally signed on the loan. At the time of the restructuring, we analyzed the personal net worth, liquid net worth, debt to income ratios and credit scores of the co-borrower and determined that the co-borrower was not expected to cover a total loss, but would mitigate the amount of potential future losses. Based on the restatement of the June 30, 2010 audited consolidated financial statements, these loans were considered impaired at June 30, 2010, with an allowance for loan losses of $675,000 established to reflect the reduction in the carrying value resulting from the exclusion of the required personal cash infusions from the calculation of the carrying value. During the quarter ended March 2011, the borrower again began to experience cash flow difficulties and these loans were refinanced through a TDR. The cash flow problems contributed to the combined effect of the failure to pay required monthly loan payments, the failure to pay association dues, and the failure to pay real estate property taxes. Due to certain financial difficulties experienced by the co-borrower, including the cash flow problems of the subject properties and a decrease in other outside sources of income, the co-borrower was unable to mitigate the losses on the loan. As stated above, based upon a cash flow analysis of the properties performed by management, the loans were restructured during the quarter ended March 31, 2011, utilizing the split note strategy. After the restructuring, the previous aggregate balance of $2.1 million was split into two notes with Note A having a balance of $1.5 million which was classified as substandard, and Note B having a balance of $626,000 which was charged-off. A restructuring fee of $14,000 was charged and included in Note B at March 31, 2011. The restructured loans have an interest rate that is 275 basis points lower than the 2010 restructured rate for a period of two years, and 675 to 875 basis points below the original rates. At the end of the two year period, balloon payments are due, unless the borrower refinances into a market rate loan at that time. At June 30, 2012, the carrying value of Note A was $1.5 million. This relationship was performing in accordance with its restructured terms at June 30, 2012, and no further impairments have been recorded since the most recent restructuring.

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Loan Relationship D. The loan comprising Loan Relationship D was originally restructured in December 2008. The loan is secured by a first mortgage on a 62-unit apartment complex near a college campus. The loan was made in 2008 to a seasoned property manager who made major improvements to the property. The property was purchased in December 2008 from a borrower who was delinquent at the time of acquisition. At the time the loan was acquired from the delinquent borrower in 2008, it was restructured with a new borrower, in lieu of foreclosure, pursuant to which United Community Bank loaned the borrower funds to purchase and renovate the property. At the time of the restructuring, management established a specific reserve through a charge-off to the general allowance for loan losses of $113,000. We have no personal guarantee or co-borrower on this loan. The loan required interest only payments through December 2011. In January, 2012, the interest rate on the loan was adjusted to the prime interest rate as published by The Wall Street Journal, plus a spread. At the time of the acquisition, management believed that the new borrower would be able to renovate the property with a view toward improving the property’s cash flow, and in turn, the performance of the loan. After the closing of the loan, the borrower completed renovations to the property and the cash flow of the property has improved. At the time the loan was made, an independent appraisal was performed on the collateral underlying the loan. This appraisal supported the $1.6 million carrying value of the loan. In November 2011, the borrower approached United Community Bank and expressed concern about being able to pay the principal and interest payment that would go into effect in January 2012. The internal cash flow analysis completed by United Community Bank indicated that the payment could be made based on the higher monthly occupancy rates after the renovations were completed. An appraisal was ordered to provide the “as is” value of the property. United Community Bank obtained the appraisal in December 2011, and the appraised value of the property had decreased to $1.4 million. Therefore, this loan was restructured into two loans using the split note strategy. Based on the cash flows supported by the property, the first loan was originated for $1.3 million at a market interest rate. This loan was put on nonaccrual, classified as substandard, and reported as a TDR. The second loan was originated for $393,000 and was charged-off in December 2011. At June 30, 2012, the carrying value of the first loan was $1.3 million. This loan has performed in accordance with its restructured terms for six months. Therefore, as of June 30, 2012 this loan is included in “Accruing restructured loans” in the above table. In the “Credit Risk Profile by Internally Assigned Grade” table on page 94, this loan was classified as “Multi-family residential real estate, Substandard,” at June 30 2011, and the carrying value of Loan A was classified as “Multi-family residential real estate, Substandard,” at June 30, 2012. At June 30, 2012, this loan was performing in accordance with its restructured terms.

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Loan Relationship E. Two loans (which consisted of one note prior to the use of the split note strategy) with an aggregate carrying value of $538,000 at June 30, 2012, secured by nonresidential real estate. Note A is included in the above table in “Accruing restructured loans” at June 30, 2012, and in “Nonaccrual restructured loans, Nonresidential real estate” at June 30, 2011, June 30, 2010 and June 30, 2009. In the “Credit Risk Profile by Internally Assigned Grade” table on page 94, these loans were classified in “Nonresidential real estate, Substandard” at June 30, 2012 and June 30, 2011, respectively. The loan was structured in April, 2010, and a new appraisal was obtained. At June 30, 2010, the charge-off to the general allowance for loan losses, based upon the appraisal, was $308,000. The restructured loan had payments deferred for one year, while accruing interest at a market rate. This loan was scheduled to undergo an interest rate and payment reset in February, 2011, pursuant to the terms of the note. We have no personal guarantee or co-borrower on this loan. At the time of the loan adjustment period, it became apparent the borrower was going to struggle to make the required monthly payments beginning in February, 2011. As a result, management completed a detailed analysis of this loan and determined to again restructure the loan utilizing the split note strategy in March, 2011. The terms of Note A were calculated using current financial information to determine the amount of the payment at which the borrower would have a debt service coverage ratio of approximately 1.5x, which is more stringent than our normal underwriting standards. A restructuring fee of $9,000 was charged and included in Note B at March 31, 2011. After the restructuring in March, 2011, Note A was in the amount of $569,000 and Note B was in the amount of $508,000, all of which was charged-off in the quarter ended March 31, 2011 inclusive of the previous specific reserve of $308,000. At the end of the two year period, balloon payments are due, unless the borrower refinances into a market rate loan at that time. At June 30, 2012, the carrying value of this loan was $538,000, and no further impairments have been recorded since the most recent restructuring. This relationship was performing in accordance with its restructured terms at June 30, 2012.

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Loan Relationship F. This relationship consists of two loans (based on the split note strategy) with an aggregate carrying value of $456,000 at June 30, 2012. These loans are secured by single-family and multi-family residential real estate. Note A is included in the above table as “Accruing restructured loans, at June 30, 2012, and as “Nonaccrual restructured loans, Multi-family real estate” at June 30, 2011. The two loans in this relationship were included in “Nonaccrual restructured loans, Multi-family real estate at June 30, 2010. In the “Credit Risk Profile by Internally Assigned Grade” table on page 94, these loans were classified as “Multi-family real estate, Substandard” at June 30, 2012 and June 30, 2011, respectively. The original loan was initially restructured using the split note strategy in June, 2010 based on an 80% loan-to-value ratio derived from an April, 2010 appraisal. The loans were considered impaired at June 30, 2010 with an additional increase in the allowance for loan losses of $117,000 to reflect the reduction in carrying value resulting from the exclusion of the required personal cash infusions from the co-borrower from the calculation of the carrying value. At December 31, 2010, the loan was 160 days delinquent. The delinquency was a result of personal problems between the borrowers affecting their ability to manage the multi-family residential real estate and the single-family real estate. The personal problems between the borrowers also resulted in the borrowers’ inability to make the required personal cash infusions. In the latter part of 2010 and into early 2011, one of the borrowers effectively took control of the multi-family residential real estate and the single-family real estate, and brought the business current with respect to property taxes, refunds to former tenants, and made required monthly loan payments in January and February, 2011. Other than the January and February 2011 loan payments, the borrowers were unable to bring the loan current under their current cash flow. Based upon those developments, management completed a detailed analysis of the total lending relationship with the borrowers. As a result of this analysis, these loans were again restructured, using the split note strategy in March, 2011. The terms of Note A were calculated using current financial information to determine the amount of the payment at which the borrowers would have a debt service coverage ratio of approximately 1.5x, which is more stringent than our current underwriting standards. A restructuring fee of $7,000 was charged and included in Note B at March 31, 2011. The borrower is a corporate entity, with two principals, who also individually signed the loan as co-borrowers. After the restructuring in March, 2011, Note A was for $475,000 and Note B in the amount of $405,000 was charged-off in the quarter ended March 31, 2011, including $188,000 that was charged-off against the general allowance for loan losses. At the end of the two year period, a balloon payment is due, unless the borrower refinances into a market rate loan at that time. The loan has performed in accordance with its restructured terms, and no further impairments have been recorded since the most recent restructuring.

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Loan Relationship G. A loan which is secured by a 93-pad mobile home park, and an 87-pad mobile home park, is included in the above table in “Nonaccrual Loans, Multi-family real estate” as of June 30, 2012 and June 30, 2011. In the “Credit Risk Profile by Internally Assigned Grade” table on page 94, this is classified as Multi-family residential real estate, Substandard, at June 30, 2012 and June 30, 2011. The borrowers are two limited liability corporations and the two co-borrowers are the principals of the corporations. This loan is a participation loan with another financial institution. The Bank is the lead lender and has a 79% interest in the loan. The borrowers approached United Community Bank in May, 2011 and stated they were having cash flow problems even though the loan was current. United Community Bank received updated financial information following this conversation. The financial information showed there were cash flow problems, but that the co-borrowers had been infusing their personal funds. Based on the cash flow of the properties, United Community Bank established an impairment in the amount of $400,000, effective June 30, 2011, based on the information available when the June 30, 2011, financial statements were issued. At June 30, 2011, United Community Bank’s portion of the loan balance was $2.1 million, and the carrying value of United Community Bank’s portion of the loan was $1.7 million. At January 31, 2012, the loan was 39 days delinquent. United Community Bank was still not receiving current financial information; therefore, new appraisals were ordered. The appraisals were received in March 2012, in the total amount of $2.8 million. The borrower was able to bring the loan current by June 30, 2012. At June 30, 2012, UCB’s portion of the loan balance was $2.0 million, and the carrying value of United Community Bank’s portion of the loan was $1.7 million. At June 30, 2012, the loan was performing in accordance with its restructured terms.

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Loan Relationship H. This relationship consists of one loan which is secured by a first lien on an 18-unit apartment complex, a single-family dwelling and a 6.3 acre tract of land, and a second lien on a single-family owner occupied dwelling on 11.36 acres. This loan is included in the above table, as “Nonaccrual loans, multi-family real estate” as of June 30, 2012, June 30 2011, and June 30 2010. In the “Credit Risk Profile by Internally Assigned Grade” table on page 94, this relationship is classified as “Multi-family residential real estate, Substandard” at June 30, 2012, and June 30, 2011. The borrower is a limited liability corporation and the two co-borrowers are principals of the limited liability corporation. As stated above this loan was classified as substandard at June 30 2011. Also, as of June 30, 2011, the impairment amount was $490,000 and the carrying value of the loan was $763,000. The interest rate was to reset to 5.75% on June 1, 2012. The borrower indicated the cash flow of the property could not afford the increase in interest rate. Based on these facts, the Bank has decided to implement the split note strategy. Appraisals were ordered in April 2012, received in June 2012, and indicated a collateral value of $978,000 on properties for which United Community Bank has a first lien. United Community Bank recorded a charge-off as of June 30, 2012, of $481,000, to reflect the carrying value of the loan at $744,000. No additional loss is expected to be incurred when the loan is restructured using the split note strategy in the first quarter of fiscal 2013. This loan is performing in accordance with its restructured terms at June 30, 2012.

•

Loan Relationship I. This relationship is comprised of one loan which is secured by an industrial/office nonresidential property included in the above table, in “Nonaccrual loans nonresidential real estate” as of June 30, 2012. In the “Credit Risk Profile by Internally Assigned Grade” table on page 94, this is classified as “Nonresidential real estate, Substandard” at June 30, 2012, and June 30, 2011. The borrower is a limited liability corporation and the two co-borrowers are principals of the limited liability corporation. The borrower approached United Community Bank in March 2012, indicating that a major tenant was not going to renew its lease in November 2012. However, the tenant would remain in the property until its lease expired. United Community Bank ordered an appraisal based on this information. The appraisal was received in March 2012 and reflected a value of $900,000. At March 31, 2012, the carrying value of the loan was reduced by $177,000 to $819,000. After the 2011 tax returns were received late in the second quarter of 2012, United Community Bank conducted further cash flow analyses and determined that the only way the loan would be paid off would be to sell the property. United Community Bank recorded a charge-off of $146,000 based on the most recent appraisal, and an impairment in the amount of $120,000 was established as an estimate to impair the loan further based on United Community Bank’s experience in settling foreclosed properties. The carrying value of the loan was $717,000 at June 30, 2012. The borrower has continued to make the required monthly principal and interest payments through June 30, 2012. However, due to the uncertainty of replacing the major tenant, United Community Bank has the loan on nonaccrual at June 30, 2012, and has impaired the loan as discussed above.

The following table summarizes all Note A/B format loans at June 30, 2012 and 2011:

At June 30, 2012	Loan Balances			Number of Loans
	Note A	Note B	Total	Note A	Note B
	(Dollars in thousands)
Nonresidential real estate	$3,859	$2,382	$6,241	4	4
Multi-family residential real estate	5,843	2,816	8,659	6	6
One- to four-family residential real estate	137	60	197	1	1

Total (1)	$9,839	$5,258	$15,097	11	11

At June 30, 2011	Loan Balances			Number of Loans
	Note A	Note B	Total	Note A	Note B
	(Dollars in thousands)
Nonresidential real estate	$4,006	$2,382	$6,388	4	4
Multi-family residential real estate	3,457	2,008	5,465	4	4
One- to four-family residential real estate	137	60	197	1	1

Total (2)	$7,600	$4,450	$12,050	9	9

(1)	Included in this total are an aggregate of $7.4 million comprised of Note As and $4.1 million comprised of Note Bs that are included in the discussion of Loan Relationships A, B, C, D, E and F.
(2)	Included in this total are an aggregate of $6.3 million comprised of Note As and $3.7 million comprised of Note Bs that are included in the discussion of Loan Relationships A, B, C, E and F.

There was one loan utilizing the Note A/B strategy at June 30, 2010. Note A, totaling $631,000 and Note B, totaling $217,000 were included in “Nonaccrual restructured loans, Multi-family residential real estate” at June 30, 2010. Also at June 30, 2010, a specific allowance (as part of the allowance for loan losses) had been established for the $217,000 included in Note B as well as a $117,000 specific allowance with respect to Note A. There were no loans utilizing the split note strategy prior to 2010. See the discussion of Loan Relationship F above for additional information.

As evidenced by our loans receivable greater than 30 days past due and accruing in the multi-family residential real estate and nonresidential real estate portfolios of $688,000 at June 30, 2012, management does not believe there are any other large concentrations of credit risk that are not performing under the original terms or modified terms, as applicable.

The following table provides information with respect to all of our loans that are classified as TDR. TDRs are considered to be impaired, except for those that have established a sufficient performance history under the terms for the restructured loan. For additional information regarding TDRs on nonaccrual status, see the table of nonperforming assets above.

	At June 30, 2012
	Loan Status		Total Unpaid Principal Balance	Related Allowance	Recorded Investment
	Accrual	Nonaccrual
	(Dollars in thousands)
One- to four-family residential real estate	$2,374	$2,601	$4,975	$26	$4,949
Multi-family residential real estate	7,715	4,251	11,966	165	11,801
Nonresidential real estate	3,122	2,987	6,109	465	5,644

Total	$13,211	$9,839	$23,050	$656	$22,394

Number of loans	14	34

	At June 30, 2011
	Loan Status		Total Unpaid Principal Balance	Related Allowance	Recorded Investment
	Accrual	Nonaccrual
	(Dollars in thousands)
One- to four-family residential real estate	$4,128	$1,653	$5,781	$—	$5,781
Multi-family residential real estate	2,041	10,358	12,399	1,173	11,226
Nonresidential real estate	2,599	4,146	6,745	—	6,745

Total	$8,768	$16,157	$24,925	$1,173	$23,752

Number of loans	28	24

	At June 30, 2010
	Loan Status		Total Unpaid Principal Balance	Related Allowance	Recorded Investment
	Accrual	Nonaccrual
	(Dollars in thousands)
One- to four-family residential real estate	$422	$903	$1,325	$159	$1,166
Multi-family residential real estate	1,981	3,739	5,720	1,804	3,916
Nonresidential real estate	2,600	4,966	7,566	1,276	6,290

Total	$5,003	$9,608	$14,611	$3,239	$11,372

Number of loans	5	14

Loans that were included in TDRs at June 30, 2012 and 2011 were generally given concessions of interest rate reductions of between 25 and 300 basis points, and/or structured as interest only payment loans for periods of one to three years. Many of these loans also have balloon payments due at the end of their lowered rate period, requiring the borrower to refinance at market rates at that time. At June 30, 2012, there were 39 loans that required payments of principal and interest, and 9 loans that required interest payments only. At June 30, 2011, there were 43 loans that required payments of principal and interest, and nine loans that required interest payments only. At June 30, 2010, there were nine loans that required principal and interest payments, eight loans that required interest payments only, and two loans that did not require any payments until 2011. Although the economic trends during the year ended June 30, 2012 have been generally stable in our primary market area, Dearborn and Ripley Counties in Indiana, the overall increases in TDRs from June 30, 2010 to June 30, 2012 are related to continued weakness in the local economy resulting from the national economic downturn that started in 2008.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the OCC has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as special mention, we account for those classifications when establishing a general allowance for loan losses. If we classify an asset as substandard, doubtful or loss, we establish a specific allocation for the asset at that time.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At June 30,
	2012	2011
	(In thousands)

Special mention assets	$11,715	$13,488
Substandard assets	32,074	28,455

Total classified assets	$43,789	$41,943

At June 30, 2012:

Credit Risk Profile by Internally Assigned Grade

	One- to Four- Family Owner- Occupied Mortgage	Consumer	One- to Four- Family Non- Owner- Occupied Mortgage	Multi- Family	Nonresidential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Grade:
Pass	$108,642	$34,380	$11,836	$15,423	$30,379	$510	$2,577	$6,015	$209,762
Watch	6,503	683	4,059	10,223	11,250	479	836	615	34,648
Special mention	268	24	827	347	10,249	—	—	—	11,715
Substandard	6,288	508	1,099	16,332	7,245	200	28	374	32,074

Total	$121,701	$35,595	$17,821	$42,325	$59,123	$1,189	$3,441	$7,004	$288,199

At June 30, 2011:

Credit Risk Profile by Internally Assigned Grade

	One- to Four- Family Owner- Occupied Mortgage	Consumer	One- to Four- Family Non- Owner Occupied- Mortgage	Multi- Family	Nonresidential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Grade:
Pass	$100,380	$35,893	$13,234	$17,140	$36,307	$273	$2,663	$4,208	$210,098
Watch	6,805	378	2,865	13,023	11,845	644	1,322	1,911	38,793
Special mention	1,002	127	1,030	1,593	9,573	—	—	163	13,488
Substandard	4,715	241	1,122	14,540	7,431	167	—	239	28,455

Total	$112,902	$36,639	$18,251	$46,296	$65,156	$1,084	$3,985	$6,521	$290,834

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At June 30,
	2012		2011		2010
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Residential real estate:
One- to four-family	$2,711	$355	$1,155	$1,093	$1,083	$515
Multi-family	489	—	—	—	—	—
Nonresidential real estate and land	207	306	732	307	648	3,598
Consumer and other loans	441	15	665	187	728	337

Total	$3,848	$676	$2,552	$1,587	$2,459	$4,450

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable credit losses in the loan portfolio. We evaluate the need to establish allowances against losses on loans no less than quarterly. When additional allowances are necessary, a provision for loan losses is charged to earnings. The recommendations for increases or decreases to the allowance are presented by management to the board of directors. Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific allocation on identified impaired loans; and (2) a general valuation allowance on the remainder of the loan portfolio.

Allowance Required for Identified Impaired Loans. We establish a specific allocation of the general allowance or a charge off on certain identified impaired loans based on such factors as: (1) the strength of the property’s or the business’ cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for homogenous loans and loans that are not 90 days delinquent to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning historical loss percentages to each category. The percentages are adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in existing general economic and business conditions affecting our primary lending areas and the national economy, staff lending experience, recent loss experience in particular segments of the portfolio, specific reserve and classified asset trends, delinquency trends and risk rating trends. These loss factors are subject to ongoing evaluation to ensure their relevance in the current economic environment.

As a result of our systematic analysis of the adequacy of the allowance for loan losses, the loss factors we presently use to determine the reserve level are based on various risk factors such as trends in underperforming loans, trends and concentrations in loans and loan volume, economic trends in our market area, particularly the impact of the gaming and tourism industry on the economy of our market area, the effect of which has become significant in recent periods.

We also identify loans that may need to be charged-off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectability. On a monthly basis, management reviews all substandard commercial loans and all loans that are more than 30 days delinquent. On a quarterly basis, management reviews all classified assets and on an annual basis, management reviews all major lending relationships (relationships greater than $1.0 million). The review of major lending relationships includes completing an updated property inspection report, and obtaining current tax returns and financial information about the borrower and the property. When collateral dependent impaired loans are identified, management will reduce the loan to fair value and charge-off the difference between the outstanding balance and fair value to the allowance for loan losses. Impaired loans measuring fair value under the present value of cash flows are allocated a portion of the general allowance using a specific allocation to reduce the loans’ carrying value to the present value of estimated cash flows. No less than quarterly, management will review the allowance for loan losses based upon the criteria discussed above and make adjustments to the allowance accordingly.

Any commercial loan that is included in delinquent loans, classified loans, or other loans about which management may have concerns is individually reviewed for impairment on a monthly basis. For individually reviewed loans, the borrowers’

inability to make payments under the terms of these loans, or the existence of a shortfall in the collateral value relating to these loans, could result in our allocating a portion of the allowance to the loans that were impaired.

At June 30, 2012, our allowance for loan losses represented 1.95% of total loans and 34.8% of nonperforming loans and amounted to $5.6 million. At June 30, 2011, our allowance for loan losses represented 1.83% of total loans and 25.9% of nonperforming loans and amounted to $5.3 million at such date compared to $8.0 million at June 30, 2010. At June 30, 2010, our allowance for loan losses represented 2.54% of total loans and 46.5% of nonperforming loans.

From June 30, 2011 to June 30, 2012, the loan portfolio experienced decreases of $4.5 million in nonperforming loans, $4.4 million in nonperforming assets, and $1.9 million in TDRs. Classified assets increased $1.8 million. A review of these factors resulted in the determination to establish a loan loss provision of $3.7 million for the year ended June 30, 2012 in order to increase the coverage ratio of the allowance for loan loss to gross loans to account for an increase in loan loss experience factors, as well as the increase in loans that were 30-59 days delinquent. The fiscal 2012 decreases in nonperforming loans, nonperforming assets, and TDRs were the result of troubled debt restructuring loans making payments in accordance with their restructured terms for sufficient periods of time to allow the loans to be placed on accruing status. For more information on the Note A/B strategy and the related charge-offs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Strategy — Improving our asset quality.” When a loan first becomes a TDR, it is included in nonaccrual loans until a history of at least six consecutive monthly payments can be established. TDRs are also classified as substandard assets for the life of the restructured terms. Because nonaccrual loans are included in nonperforming loans and nonperforming assets and are also considered classified assets, the payment in accordance with restructured terms of the TDRs by certain of the restructured loans permit them to be re-classified as performing was the primary reason for the decrease in nonperforming loans and nonperforming assets.

Additionally, from June 30, 2011 to June 30, 2012 the loan portfolio experienced an aggregate decrease of $385,000 in loans 30-89 days delinquent. This change is attributable to the improved payment history of loan customers.

The provision for loan losses was $3.7 million for the year ended June 30, 2012 and $4.1 million for the year ended June 30, 2011. The amount of the provision in the year ended June 30, 2012 was the result of continued weakness in nonresidential and multi-family markets, primarily reflecting charge-offs on two loans that were restructured into a split Note A/B during 2012 and the one previously restructured relationship that experienced further weaknesses with the loss of tenants during 2012. The amount of the provision in the year ended June 30, 2011 was primarily the result of the increase in TDRs. As previously discussed, the increase in TDRs adversely impacted nonaccrual loans, nonperforming loans, nonperforming assets, and classified assets. The increased provision was necessary to replenish the allowance for loan losses following the recognition of charge-offs related to several restructured loans.

The ratio of the allowance for loan losses to nonperforming loans (coverage ratio) increased from 25.9% to 34.8% from June 30, 2011 to June 30, 2012. This increase was a result of restructured loans performing in accordance with their restructured terms. At June 30, 2012 and 2011, TDRs were 61.0% and 78.4% of nonperforming loans, respectively. TDRs have generally been charged off or written down to their fair value at the time of the restructuring. The fair value at the time of restructuring is determined by a recent independent appraisal or cash flow analysis of the underlying collateral. As a result of the recent fair value determinations of a majority of the loans that are included in nonperforming loans, the allowance for loan losses as a percentage of nonperforming loans increased from June 30, 2011 to June 30, 2012.

The following table illustrates the changes to the allowance for loan losses for the year ended June 30, 2012:

Allowance for Credit Losses and Recorded Investment in Loans Receivable

for the year ended June 30, 2012

	One- to Four- Family Mortgage Owner- Occupied	Consumer	One- to Four- Family Mortgage Non-Owner Occupied	Multi- Family	Non- Residential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Allowance for Credit
Losses:
Beginning Balance:	$800	$310	$112	$2,610	$1,462	$3	$12	$26	$5,335
Charge offs	(529)	(302)	—	(1,233)	(1,804)	—	(8)	(23)	$(3,899)
Recoveries	135	105	—	256	4	—	—	16	$516
Provision	260	364	124	282	2,620	—	7	5	$3,662

Ending Balance:	$666	$477	$236	$1,915	$2,282	$3	$11	$24	$5,614

Balance, Individually Evaluated	$17	$—	$9	$487	$562	$—	$—	$—	$1,075
Balance, Collectively Evaluated	$649	$477	$227	$1,428	$1,720	$3	$11	$24	$4,539
Financing Receivables: Ending Balance	$121,701	$35,595	$17,821	$42,325	$59,123	$1,189	$3,441	$7,004	$288,199
Ending Balance: individually evaluated for impairment	$5,992	$1,652	$1,051	$14,000	$7,177	$—	$28	$240	$30,140
Ending Balance: collectively evaluated for impairment	$102,175	$28,561	$16,019	$27,914	$47,307	$1,189	$3,330	$5,616	$232,111
Ending Balance: loans acquired at fair value	$13,534	$5,382	$751	$411	$4,639	$—	$83	$1,148	$25,948

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At June 30,
	2012			2011			2010
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
One- to four-family residential real estate	$902	16.1%	48.4%	$912	17.1%	45.1%	$419	5.2%	43.6%
Multi-family real estate	1,915	34.1	14.7	2,610	48.9	15.9	3,159	39.4	14.8
Nonresidential real estate	2,282	40.6	20.5	1,462	27.4	22.4	3,298	41.1	24.6
Land	11	0.2	1.2	12	0.2	1.4	10	0.2	1.7
Agricultural	—	—	1.1	6	0.1	0.5	18	0.2	0.6
Commercial	24	0.4	1.3	20	0.4	1.7	203	2.5	1.8
Consumer	477	8.5	12.4	310	5.8	12.6	908	11.3	12.4
Construction	3	0.1	0.4	3	0.1	0.4	4	0.1	0.5

Total allowance for loan losses	$5,614	100.0%	100.0%	$5,335	100.0%	100.0%	$8,019	100.0%	100.0%

Total loans	$288,199			$290,834			$315,254

	At June 30,
	2009			2008
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)

One- to four-family residential real estate	$215	5.1%	44.9%	$209	4.5%	46.5%
Multi-family real estate	322	7.6	17.0	315	6.8	15.1
Nonresidential real estate and land	3,207	76.1	24.2	3,753	81.3	23.1
Land	90	2.1	1.7	70	1.5	2.1
Agricultural	—	—	—	—	—	—
Commercial	54	1.3	1.6	7	0.2	2.1
Consumer	325	7.8	10.0	265	5.7	10.2
Construction	—	—	0.6	—	—	0.9

Total allowance for loan losses	$4,213	100.0%	100.0%	$4,619	100.0%	100.0%

Total loans	$277,302			$289,744

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with U.S. generally accepted accounting principles, there can be no assurance that the OCC, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. The OCC may require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Year Ended June 30,
	2012	2011	2010	2009	2008
	(Dollars in thousands)

Allowance at beginning of period	$5,335	$8,019	$4,213	$4,619	$2,671
Provision for loan losses	3,662	4,140	4,847	2,447	4,718
Charge-offs:
One- to four-family residential real estate	529	803	124	101	343
Land	8	—	—	2,537	—
Nonresidential real estate	1,804	3,065	33	—	2,440
Multi-family real estate	1,233	2,008	834	51	—
Consumer and other loans	325	997	96	182	—

Total charge-offs	3,899	6,873	1,087	2,871	2,783

Recoveries:
One- to four-family residential real estate	135	26	2	5	—
Nonresidential real estate and land	4	7	19	—	—
Multi-family real estate	256	—	5	—	—
Consumer and other loans	121	16	20	13	13

Total recoveries	516	49	46	18	13

Net charge-offs	(3,383)	(6,824)	(1,041)	(2,853)	(2,770)

Loss on restructuring of loans	—	—	3	51	—

Allowance at end of period	$5,614	$5,335	$8,019	$4,213	$4,619

Allowance to nonperforming loans	34.79%	25.90%	46.47%	70.51%	62.00%
Allowance to total loans outstanding at the end of the period	1.95%	1.83%	2.54%	1.52%	1.59%
Net charge-offs to average loans outstanding during the period	1.19%	2.30%	0.38%	1.00%	1.06%

The charge-offs in the year ended June 30, 2012 were primarily the result of reductions in the appraised values of collateral related to nonperforming loans.

The charge-offs in the year ended June 30, 2011 were primarily the result of the previously mentioned restructurings of 13 loans having an aggregate outstanding principal balance of $18.0 million.

Charge-offs in the year ended June 30, 2010 were primarily the result of one loan secured by a mobile home park. The loan was charged-off in September, 2009 and taken into other real estate owned at that time. The property was sold in February, 2010 and we restructured the loan to the new borrower as a TDR. The loan is included in “Accruing restructured loans” and was performing in accordance with its restructured terms at June 30, 2012.

Charge-offs in the year ended June 30, 2009 primarily resulted from four loans comprising two lending relationships. Three of the loans, included in one relationship for a landscape nursery, were charged-off in August, 2008, the inventory and assets from the business were liquidated, and the real estate was taken into other real estate owned. The real property was sold in June, 2009 and we financed the sale as a TDR. Due to its performance history, it was classified as an accruing TDR and was performing according to its restructured terms at June 30, 2012. The fourth loan was related to Loan Relationship D included in “— Analysis of Nonperforming and Classified Assets.” In December 2011, this loan was restructured into two loans using the Note A/B split note strategy. The A loan has performed in accordance with its restructured terms for six months. At June 30, 2012, this loan was classified as nonaccrual troubled debt restructuring. The B loan was charged off in December, 2011.

The charge-offs in the year ended June 30, 2008 were primarily the result of the two loans that were foreclosed and taken into other real estate owned in May, 2008. One property, a golf course, was sold in December, 2009. We provided the sales financing and restructured the loan as a TDR due to additional collateral that was provided by the borrower at the time of restructuring. This loan was performing according to terms and was considered an accruing TDR at June 30, 2012. The other property is land held for future residential development by the borrower that is adjacent to the aforementioned golf course. This property is included in other real estate owned at June 30, 2012.

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration; and generally selling in the secondary market newly originated conforming fixed-rate 15-, 20- and 30-year one- to four-family residential real estate loans and available-for-sale securities. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an Asset/Liability Committee, which includes members of management and board members, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Economic Value of Equity Analysis. We use an economic value of equity analysis prepared by a consulting firm to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net economic value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Economic value of equity represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 and 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, these analyses are not performed for decreases of more than 200 basis points.

The following table presents the change in our net economic value of equity at June 30, 2012 that would occur in the event of an immediate change in interest rates, with no effect given to any steps that we might take to counteract that change.

	Economic Value of Equity (Dollars in Thousands)			Economic Value of Equity as % of Economic Value of Total Assets
Basis Point (“bp”) Change in Rates	Amount	Change	% Change	Economic Value Ratio

300	$44,300	$(16,896)	(27.61)%	9.50%
200	48,662	(12,534)	(20.48)	10.18
100	56,536	(4,660)	(7.61)	11.46
0	61,196	—	—	12.08
(100)	65,083	3,887	6.35	12.60
(200)	58,396	(2,800)	(4.58)	11.44

The model uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the Federal Home Loan Bank of Indianapolis. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of: (1) expected loan demands; (2) expected deposit flows, in particular municipal deposit flows; (3) yields available on interest-earning deposits and securities; and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. Cash and cash equivalents totaled $29.1 million at June 30, 2012. Securities classified as available-for-sale whose market value exceeds our cost, which provide additional sources of liquidity, totaled $80.9 million at June 30, 2012. Total securities classified as available-for-sale were $145.9 million at June 30, 2012. In addition, we had the ability to borrow a total of approximately $92.1 million from the Federal Home Loan Bank of Indianapolis at June 30, 2012.

At June 30, 2012, United Community Bank’s total commitment to extend credit at variable rates was $29.1 million. The amount of fixed-rate commitments was approximately $911,000 at June 30, 2012. The fixed-rate loan commitments at June 30, 2012 have interest rates ranging from 2.88% to 3.88%. In addition, the Bank had $334,000 of letters of credit outstanding at June 30, 2012. Certificates of deposit due within one year of June 30, 2012 totaled $117.7 million. This represented 61.5% of certificates of deposit at June 30, 2012. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2012. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of June 30, 2012.

		Payments Due by Period
Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years
	(In thousands)

Long-term debt obligations	$10,833	$833	$2,000	$2,500	$5,500
Operating lease obligations	33	16	17	—	—

Total	$10,866	$849	$2,017	$2,500	$5,500

Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Year Ended June 30,
	2012	2011
	(In thousands)
Investing activities:
Loans disbursed or closed	$(71,403)	$(65,984)
Loan principal repayments	58,678	75,538
Proceeds from maturities and principal repayments of securities	39,325	48,441
Proceeds from sales of securities available-for-sale	85,494	50,622
Purchases of securities	(152,404)	(104,381)
Increases in bank owned life insurance policies	(1,807)	(499)
Capital expenditures	(235)	(434)
Financing activities:
(Decrease) increase in deposits, net of acquisition	13,902	(16,992)
Borrowings from Federal Home Loan Bank	10,000	—
Repayments of Federal Home Loan Bank advances	(1,000)	(1,000)
Dividends paid to stockholders	(1,364)	(1,357)
Repurchases of common stock	(31)	(37)

Capital Management. United Community Bank is subject to various regulatory capital requirements administered by the OCC, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2012, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision — Federal Savings Institution Regulation — Capital Requirements,” and Note 16 to the consolidated financial statements included in this prospectus.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, letters of credit and lines of credit. For information about our loan commitments and unused lines of credit, see Note 14 to the consolidated financial statements included in this prospectus. We currently have no plans to engage in hedging activities in the future.

For the year ended June 30, 2012, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this report have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

OUR MANAGEMENT

Board of Directors

United Community Bancorp’s board of directors currently consists of nine members. Directors Jerry W. Hacker, James D. Humphrey, Eugene B. Seitz, II, Ralph B. Sprecher and Richard C. Strzynski are all considered “independent” under the listing standards of the NASDAQ Stock Market. In determining the independence of its directors, the board considered transactions, relationships or arrangements between United Community Bancorp, United Community Bank and its directors, including loans or lines of credit that United Community Bank has directly or indirectly made to directors. Unless otherwise stated, each person has held his current occupation for the last five years. Ages presented are as of June 30, 2012. Based on their respective experiences, qualifications, attributes and skills set forth below, the board of directors determined that each current director should serve as a director.

Directors with Terms Ending in 2012:

Jerry W. Hacker served as the owner and President of Dee’s Delights, Inc., a wholesaler, manufacturer, importer and exporter of miniatures in North Bend, Ohio, from 1983 until 2006. He is now retired. Age 69. Director since 1987 (including term as a director of Perpetual Federal Savings and Loan Association).

As the former owner and President of Dee’s Delights, Inc., Mr. Hacker provides the board with essential business and management experience, as well as, valuable leadership capability. Mr. Hacker’s twenty-three years of service on the board also provides the board with substantial knowledge of United Community Bancorp’s and United Community Bank’s business and history. In addition, Mr. Hacker’s continued involvement in community organizations and local matters is a vital component of a well-rounded board.

James D. Humphrey has served as the Judge of the Circuit Court of Dearborn and Ohio Counties, Indiana since January 1, 1999. Age 54. Director since 2011.

Mr. Humphrey’s legal experience, including his service as the Judge of the Circuit Court, provides the board with the legal knowledge necessary to assess issues facing the board effectively. In addition, Mr. Humphrey’s involvement in community organizations and local political matters is a vital component of a well-rounded board.

Ralph B. Sprecher is Chairman of the Board. He previously was the Vice President of Midwest Operations for Joseph E. Seagram & Sons, Inc., a beverage distribution company, and is now retired. Age 71. Director since 1993 (including term as a director of Perpetual Federal Savings and Loan Association).

Mr. Sprecher has considerable management and operational experience through thirty-five years of business experience with Joseph E. Seagram & Sons, Inc., including his role as Vice President of Midwest Operations. In addition, Mr. Sprecher provides valuable local community insight through his familiarity and participation in our community through various local organizations.

Directors with Terms Ending in 2013:

Eugene B. Seitz, II is an officer and co-owner of Seitz Agency, Inc., an insurance agency. Mr. Seitz also serves as Assistant Secretary of the board of directors. Mr. Seitz’s brother, G. Michael Seitz, also serves on the board of directors and Mr. Seitz’s cousin, James W. Kittle, is a Senior Vice President of Lending with United Community Bank. Age 55. Director since 1995 (including term as a director of Perpetual Federal Savings and Loan Association).

Mr. Seitz provides the board with extensive marketing and operational knowledge through his experience as an officer and one of three owners of of Seitz Agency, Inc., a long-standing insurance agency in our local market. Mr. Seitz also has considerable management experience within the insurance industry and knowledge of the corporate governance practices necessary to guide management. Mr. Seitz’s experience in dealing with the insurance needs of the agency’s clients, his life-long residency and community involvement provide the board with significant knowledge regarding the communities in which United Community Bank operates.

G. Michael Seitz is an officer and one of three shareholders of Seitz Agency, Inc., an insurance agency. Mr. Seitz also serves as Secretary of the board of directors. Mr. Seitz’s brother, Eugene B. Seitz also serves on the board of directors and

Mr. Seitz’s cousin, James W. Kittle, is a Senior Vice President of Lending with the Bank. Age 65. Director since 1971 (including term as a director of Progressive Federal Savings Bank).

As an officer and co-owner of Seitz Agency, Inc., a long-standing insurance agency in our local market, Mr. Seitz provides the board with significant management, strategic and operational expertise. Through his role as an officer and one of three shareholders of Seitz Agency, Inc., Mr. Seitz provides the board with essential knowledge and understanding of the local business environment. In addition, Mr. Seitz’s forty-one years of dedicated service on United Community Bank’s board of directors provides the board with invaluable expertise and knowledge of United Community Bank’s business and its history.

Elmer G. McLaughlin has served as Executive Vice President and Chief Operating Officer of United Community Bancorp since its inception in 2006 and of United Community Bank since the merger of Perpetual Federal and Progressive Federal to form United Community Bank on April 12, 1999. Before the merger, Mr. McLaughlin served for nine years as President, and 19 years as a director, of Perpetual Federal Savings and Loan Association, and was Executive Vice President and head of Operations and senior loan officer of Perpetual Federal from 1978 until 1990. Mr. McLaughlin has served as the Executive Vice President, Chief Operating Officer and Corporate Secretary of United Community MHC and United Community Bancorp since their inception in 2006. Mr. McLaughlin is the brother of W. Michael McLaughlin, a Senior Vice President of Operations at United Community Bank. Age 60. Director since 1980 (including term as a director of Perpetual Federal Savings and Loan Association).

As Executive Vice President and Chief Operating Officer, Mr. McLaughlin successfully assisted United Community Bank in its mutual-to-stock conversion and navigated the various issues facing financial institutions and public companies during one of the most challenging economic periods in recent history. Mr. McLaughlin’s thirty-four years of experience as an employee and officer of United Community Bank, provides the board with valuable expertise and knowledge of all aspects of the business and its history. In addition, Mr. McLaughlin’s life-long residency and community involvement in our area make him a vital part of our board.

Directors with Terms Ending in 2014:

William F. Ritzmann has served as President and Chief Executive Officer of United Community Bancorp since its formation in 2006 and of United Community Bank since the merger of Perpetual Federal and Progressive Federal to form United Community Bank on April 12, 1999. Before the merger, Mr. Ritzmann served for 23 years as director, President and Managing Officer of Progressive Federal Savings Bank. Mr. Ritzmann has served as the President and Chief Executive Officer of United Community MHC and United Community Bancorp since their inception in 2006. Age 64. Director since 1975 (including term as a director of Progressive Federal Savings Bank).

Mr. Ritzmann’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which United Community Bank serves affords the board valuable insight regarding the business and operation of United Community Bank. Mr. Ritzmann’s knowledge of all aspects of United Community Bancorp’s and United Community Bank’s business and history, combined with his success and continued drive for responsible growth and excellence, over the past thirty-seven years, position him well to continue to serve as our President and Chief Executive Officer.

Robert J. Ewbank has been a partner in the Lawrenceburg, Indiana, law firm of Ewbank & Kramer LLP since 1978. Age 63. Director since 1984 (including term as a director of Progressive Federal Savings Bank).

Mr. Ewbank’s legal experience as a partner of the firm Ewbank & Kramer LLP, affords the board in-depth knowledge and understanding of the issues facing United Community Bank and United Community Bancorp and the unique skills needed to guide United Community Bancorp and its management effectively. Through Mr. Ewbank’s experience as owner of Ewbank Land Title Company, Mr. Ewbank also offers the board management experience in the small firm setting and critical experience in real estate matters. In addition, with over twenty-five years of service on the board, Mr. Ewbank brings significant knowledge of United Community Bancorp’s and United Community Bank’s business and history to the board.

Richard C. Strzynski has been a self-employed certified public accountant in Aurora, Indiana since 1979. Age 64. Director since 1993 (including term as a director of Progressive Federal Savings Bank).

Mr. Strzynski’s experience as a self-employed certified public accountant provides the board with critical experience in accounting matters and understanding of business financial statements. In addition, Mr. Strzynski’s familiarity with and participation in our local community through various community organizations has allowed him to develop strong ties to the community, providing the board with valuable insight regarding the local business and consumer environment.

Executive Officers

Our executive officers are elected by the board of directors and serve at the board’s discretion. The following individuals currently serve as executive officers of United Community MHC, United Community Bancorp and/or United Community Bank and will serve in the same positions with new United Community Bancorp following the conversion and the offering.

Name	Position

William F. Ritzmann	President and Chief Executive Officer of United Community Bancorp, United Community MHC and United Community Bank

Elmer G. McLaughlin	Executive Vice President, Chief Operating Officer and Corporate Secretary of United Community Bancorp, United Community MHC and United Community Bank

James W. Kittle	Senior Vice President, Lending of United Community Bank

Vicki A. March, CPA	Senior Vice President, Chief Financial Officer and Treasurer of United Community Bancorp, United Community MHC and United Community Bank

W. Michael McLaughlin	Senior Vice President, Operations of United Community Bank

Below is information regarding the executive officers who are not also directors. Unless otherwise stated, each executive officer has held his current position for at least the last five years. Ages presented are as of June 30, 2012.

James W. Kittle has served as Senior Vice President, Lending of the Bank since 1980, including with Progressive Federal Savings Bank prior to the merger. Age 54.

Vicki A. March has served as Chief Financial Officer, Treasurer and Senior Vice President, Finance of the Bank, since 1999 and for United Community Bancorp since its inception in March 2006. Ms. March previously served as Treasurer of United Community Bank from 1980 to 1999, including with Progressive Federal Savings Bank prior to the merger. Age 56.

W. Michael McLaughlin has served as Senior Vice President, Operations of United Community Bank since 1983, including with Perpetual Federal prior to the merger. Age 53.

Board Leadership Structure

The board of directors has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances board independence and oversight. Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer allows the President and Chief Executive Officer to better focus on his growing responsibilities of running United Community Bancorp, enhancing stockholder value and expanding and strengthening United Community Bancorp’s franchise while allowing the Chairman of the Board to lead the board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Ralph B. Sprecher serves as Chairman of the Board of Directors. Mr. Sprecher is independent under the listing requirements of the NASDAQ Stock Market.

The Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. United Community Bancorp faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks United Community Bancorp faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and the risks facing United Community Bancorp. Senior management attends the board meetings and is available to address any questions or concerns raised by the board on risk management and any other matters. The Chairman of the Board and independent members of the board work together to provide strong, independent oversight of United Community Bancorp’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Director Compensation — For the 2012 Fiscal Year

The following table sets forth the compensation paid to our non-employee directors for their board service during fiscal 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Robert J. Ewbank	$25,000	—	—	$219	$25,219
Jerry W. Hacker	25,000	—	—	219	25,219
James D. Humphrey	25,000	—	—	—	25,000
Eugene B. Seitz, II	27,250	—	—	219	27,469
G. Michael Seitz	28,500	—	—	219	28,719
Ralph B. Sprecher	29,900	—	—	219	30,119
Richard C. Strzynski	25,000	—	—	219	25,219

(1)	Represents dividends paid on stock awards that vested in fiscal 2012.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that were paid to our non-employee directors for their service on the boards of directors of United Community Bancorp and United Community Bank during fiscal 2012. Additionally, Mr. Sprecher will receive $4,900 annually for his service as Chairman of the Board, Mr. G. Michael Seitz will receive $3,500 annually for his service as Secretary of the board and Mr. Eugene Seitz will receive $2,250 annually for his service as Assistant Secretary of the board. Directors do not receive any fees for their service on the board of directors of United Community MHC. Employee directors do not receive any retainers or fees for their services on the boards of directors.

Annual retainer for United Community Bancorp.	$5,000
Annual retainer for United Community Bank	$14,800
Annual fee for service on committees of United Community Bank	$5,200

Directors Retirement Plan. United Community Bank sponsors a directors retirement plan for the purpose of providing eligible directors with a cash benefit upon retirement. Under the plan, a non-employee director who has completed at least three years of service with United Community Bank and has attained the designated “benefit age” (ranging from age 72 years to age 80 years and 9 months) set forth in an individual agreement under the plan will receive a retirement benefit of $20,000 per year for ten years, payable in monthly installments. A participating director may also receive an early retirement benefit upon termination of service following completion of at least three years of participation in the plan and attainment of age 65. The early retirement benefit equals $10,000 per year for ten years upon retirement after age 65 but before age 68, or $15,000 per year for ten years upon retirement after age 68 but before the designated benefit age. Upon the death of a director who has begun receiving benefits under the plan, United Community Bank will pay any remaining benefits to the director’s designated beneficiary. If the director dies while still in service as a director of United Community Bank, United Community Bank will pay the director’s beneficiary the survivor benefit set forth in the director’s individual joinder agreement under the plan. Upon termination of service in connection with a change in control, a participating director becomes entitled to the same retirement benefit the director would have received if he remained in service until reaching his designated benefit age, payable over a ten-year period. The plan also provides that the board may approve a disability benefit equal to the actuarially-determined annuitized value of a director’s benefit under the plan upon a termination of service due to disability. In addition to the above benefits, the plan provides the director’s beneficiary with a separate lump sum benefit of $10,000 for the payment of funeral expenses. In consideration for the benefits provided under the plan and outlined above, participating directors agree not to engage in certain competitive business activities while serving on the board or following termination of service for reasons other than a change in control. No benefits are payable under the plan upon a termination of service for cause. Directors G. Michael Seitz, Sprecher, Hacker, Strzynski, Ewbank, Eugene B. Seitz and Humphrey currently participate in the plan.

Executive Compensation

Summary Compensation Table. The following table provides information concerning total compensation earned or paid to United Community Bancorp’s principal executive officer and the two other most-highly compensated executives for the fiscal years indicated. These three officers are referred to as the “named executive officers” in this document.

The following information is furnished for the chief executive officer and the two other most highly compensated executive officers during the year ended June 30, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)(2)	Total ($)
William F. Ritzmann	2012	177,054	7,849	—	—	6,000	247,691	438,594
President and Chief Executive Officer	2011	172,847	3,731	—	—	6,000	144,740	327,318

Elmer G. McLaughlin	2012	130,638	7,092	—	—	—	169,119	306,849
Executive Vice President, Chief Operating Officer and Corporate Secretary	2011	126,851	3,060	—	—	—	86,985	216,896

James W. Kittle	2012	103,715	6,635	—	—	—	60,650	171,000
Senior Vice President, Lending	2011	99,787	8,392	—	—	—	50,682	158,861

(1)	Reflects amounts earned under the cash profit-sharing plan and the cash bonus program.
(2)	Details of the amounts reported in the “All Other Compensation” column are provided in the table below. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each named executive officer:

Item	William F. Ritzmann	Elmer G. McLaughlin	James W. Kittle
Employer matching contribution to 401(k) plan	$8,375	$645	$8,268
Market value of allocations under the employee stock ownership plan	17,242	17,242	14,254
Value of insurance premiums under endorsement method split-dollar life insurance arrangement	1,650	1,075	572
Dividends paid on stock awards	1,168	876	621
Contributions to Executive Supplemental Retirement Income Agreement Trust (“SRIAT”)	122,967	114,018	24,241
Tax indemnification payment for income recognized on contributions to SRIAT	96,289	35,263	12,694

Total	$247,691	$169,119	$60,650

Employment Agreements

United Community Bancorp and United Community Bank are both parties to substantially similar employment agreements with Messrs. Ritzmann, McLaughlin and Kittle. The employment agreements with Messrs. Ritzmann and McLaughlin each provide for a three-year term, and the employment agreement with Mr. Kittle has a two-year term. The employment agreements may be renewed on an annual basis by the respective boards of directors. The agreements provide for base salaries, which for 2012 were $176,304, $129,388 and $101,145 for Messrs. Ritzmann, McLaughlin and Kittle, respectively. In addition to base salary, the employment agreements provide for, among other things, participation in stock-based benefit plans, retirement plans and fringe benefits.

United Community Bancorp or United Community Bank will pay or reimburse the executive for reasonable costs and legal fees resulting from any dispute or question of interpretation relating to his employment agreement, provided the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that United Community Bancorp or United Community Bank will indemnify the executives to the fullest extent legally allowable. For Messrs. Ritzmann and McLaughlin, amounts due under the employment agreements may be paid by either United Community Bancorp or United Community Bank, as appropriate, but they will not receive duplicative payments under both agreements.

The employment agreements provide Messrs. Ritzmann, McLaughlin and Kittle with certain severance payments and benefits continuation upon termination of employment. The employment agreements provide that United Community Bancorp or United Community Bank may terminate an executive’s employment for cause, as described in the employment agreements, at any time, with no further benefits payable following such termination. If United Community Bancorp or United Community Bank terminates an executive’s employment for reasons other than for death, cause or in connection with a change in control, the executive or, upon his death, his beneficiary, will receive a payment equivalent to his base salary for the remaining term of the agreement, plus the value of the cash bonus paid to the executive during the 12-month period preceding termination of employment. The executive will also receive continued health, life, disability and other benefits through the earlier of the agreement expiration date or coverage by another employer. Upon the executive’s death during the agreement term, the agreement will automatically expire and the executive’s estate will receive the salary the executive would have received through the last day of the third month following the month in which he died.

The employment agreements provide that if the executive voluntarily terminates employment without written consent of United Community Bancorp or United Community Bank, other than with “good reason” in connection with a change in control, as defined in the agreement, the executive shall not engage in competition with United Community Bancorp or United Community Bank within Dearborn County or within 30 miles of the principal business of United Community Bancorp or United Community Bank.

Upon the executive’s involuntary termination or constructive termination (i.e., a voluntary termination with “good reason,” under circumstances described in the agreement) within one year following a change in control, the executive will receive an amount equal to the product of 2.99 and the executive’s “base amount,” as defined under Internal Revenue Code Section 280G. Under Internal Revenue Code Section 280G, the base amount equals the executive’s average annual taxable compensation over the five taxable years preceding the year in which the change in control occurs. The executive will also receive continued coverage under all health, life, disability and other benefit plans until the earlier of the expiration of the agreement term or the date the executive becomes covered under another employer’s benefit plans.

Internal Revenue Code Section 280G provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct the payments in excess of the base amount. The employment agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

Supplemental Executive Retirement Plan

United Community Bank maintains a supplemental executive retirement plan which provides participants with retirement benefits that cannot be provided under the 401(k) Plan and/or the United Community Bank employee stock ownership plan as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for the Internal Revenue Code limitations. In addition to providing benefits that would otherwise be lost as a result of the Internal Revenue Code limitations on tax-qualified plans, the supplemental executive retirement plan also provides supplemental benefits upon a change in control before the scheduled repayment of the United Community Bank employee stock ownership plan loan. Messrs. Ritzmann and McLaughlin currently participate in the supplemental executive retirement plan.

Executive Supplemental Retirement Income Agreements

United Community Bancorp has entered into Executive Supplemental Retirement Income Agreements with our Chief Executive Officer, Chief Operating Officer, Senior Vice President of Lending, Senior Vice President of Operations, and Chief Financial Officer for the purpose of providing each executive with additional compensation for 180 months following the executive’s retirement or other termination of service. United Community Bank established an irrevocable trust in connection with each arrangement. The trusts are funded with contributions from United Community Bank for the purpose of meeting United Community Bank’s obligations under the Executive Supplemental Retirement Income Agreements. The respective trust assets are beneficially owned by each individual with an Executive Supplemental Retirement Income

Agreement and, thus, each individual recognizes taxable income with respect to contributions made to the trust. United Community Bank reimburses the executives each year for income taxes paid by the executives with respect to trust contributions. Earnings on the trust’s assets are taxable to those individuals who maintain an Executive Supplemental Retirement Income Agreement with United Community Bank.

The Executive Supplemental Retirement Income Agreements require each executive to adhere to a non-competition agreement following termination of employment. In the event our executive breaches the non-competition agreement, all payments under the Executive Supplemental Retirement Income Agreement will cease.

2006 Equity Incentive Plan

The United Community Bancorp 2006 Equity Incentive Plan was adopted by our board of directors and approved by our stockholders in November 2006. Pursuant to the 2006 Equity Incentive Plan the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the 2006 Equity Incentive Plan is 580,630. Of the total shares available, 414,736 may be issued in connection with the exercise of stock options and 165,894 may be issued as restricted stock. The maximum number of shares of common stock that may be covered by options granted under the 2006 Equity Incentive Plan to any one person during any one calendar year is 103,684. The purpose of the 2006 Equity Incentive Plan is to promote United Community Bancorp’s success by linking the personal interests of its employees, officers and directors to those of United Community Bancorp’s stockholders, and by providing participants with an incentive for outstanding performance. The 2006 Equity Incentive Plan is further intended to provide flexibility to United Community Bancorp in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of United Community Bancorp’s operation is largely dependent. The 2006 Equity Incentive Plan is administered by the Compensation Committee of United Community Bancorp’s board of directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of June 30, 2012, options for 346,304 shares were outstanding and options for 41,475 shares remained available for future option grants under the plan. None of the options granted under the plan have been exercised. As of June 30, 2012, 149,297 shares of restricted stock had been granted and 16,597 shares remained available for future restricted stock awards under the plan.

The 2006 Equity Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of United Community Bancorp in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of United Community Bancorp common stock will be converted into and become shares of restricted stock and options to purchase shares of new United Community Bancorp common stock. The number of shares which will be available for future restricted stock and option awards under the 2006 Equity Incentive Plan, the number of shares of restricted stock and the number of shares of common stock to be received upon exercise of these options and the related exercise price all will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected. Upon completion of the conversion and offering, new United Community Bancorp will file a Registration Statement on Form S-8 with the Securities and Exchange Commission to register the shares that may be issued upon the exercise of options to purchase shares of new United Community Bancorp common stock and shares which will be distributed upon the vesting of restricted stock awards that have been granted or will be granted under the 2006 Equity Incentive Plan.

Future Equity Incentive Plan

Following the offering, new United Community Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. Under this plan, if implemented within 12 months following the completion of the conversion, we intend to reserve for the grant of stock options an amount up to 8.99% of the number of shares sold in the offering and for grants of restricted stock awards an amount equal to 3.17% of the shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 360,761 shares, assuming 2,966,787 shares are issued in the offering, to 561,302 shares, assuming 4,615,971 shares are issued in the offering. If the new equity incentive plan is adopted more than 12 months after the completion of the conversion, restricted stock awards and stock option grants under the plan may exceed the percentage limitations set forth above.

New United Community Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of common stock. The issuance of additional shares after the offering would dilute the interests of existing stockholders. See “Pro Forma Data.”

New United Community Bancorp will grant all stock options at an exercise price no less than 100% of the fair market value of the stock on the date of grant. New United Community Bancorp will typically grant restricted stock awards at no cost to recipients. If we adopt the plan within the first anniversary of the offering, restricted stock awards and stock options will generally vest ratably over a five-year period (or as otherwise permitted by the Federal Reserve Board), but new United Community Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of new United Community Bancorp.

The equity incentive plan will comply with all applicable Federal Reserve Board regulations except to the extent waived by the Federal Reserve Board. We will submit the equity incentive plan to stockholders for their approval not less than six months after completion of the conversion and offering, at which time we will provide stockholders with detailed information about the plan.

Policies and Procedures for Approval of Related Persons Transactions

We maintain a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of voting securities of United Community Bancorp or the immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $25,000 in any calendar year;

•	United Community Bancorp is, will, or may be expected to be a participant; and

•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of Unity Community Bancorp if the Compensation Committee of the board of directors approved (or recommended that the board approve) such compensation;

•	any compensation paid to a director of Unity Community Bancorp if the board of directors or an authorized committee of the board approved such compensation; and

•

any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of United Community Bancorp’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to United Community Bancorp’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to United Community as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to United Community that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Transactions with Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by United Community to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by United Community Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. United Community Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit United Community Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Pursuant to the Audit Committee Charter, the Audit Committee periodically reviews for approval all of United Community Bancorp’s and United Community Bank’s transactions with directors and executive officers of United Community Bancorp and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the board of directors that the transactions are fair, reasonable and within company policy and should be ratified and approved. In accordance with banking regulations and its policy, the board of directors also reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of United Community Bank’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, pursuant to United Community Bank’s Code of Ethics and Business Conduct, all executive officers and directors of United Community Bank must disclose any existing or potential conflicts of interest to the Chief Executive Officer of United Community Bank. Such potential conflicts of interest include, but are not limited to, the following: (i) United Community Bank conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest, and (ii) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with United Community Bank.

Year Ended June 30, 2012

The aggregate amount of loans granted by United Community Bank to its executive officers and directors was $3.5 million at, June 30, 2012, or approximately 6.3% of stockholders’ equity. These loans were performing according to their original terms at June 30, 2012.

United Community Bank has an employee loan program whereby employees, including executive officers, and directors, may obtain loans with preferential interest rates compared to those prevailing at the time for comparable loans with persons not related to United Community Bank. The following information is furnished for outstanding loans made by United Community Bank to related persons (directors, executive officers and their immediate family members) under the United Community Bank employee loan program as of June 30, 2012:

Name	Largest Aggregate Principal Outstanding for 2012 ($)	Principal Outstanding at June 30, 2012 ($)	Principal Paid During 2012 ($)	Interest Paid During 2012 ($)	Interest Rate Payable (%)
William F. Ritzmann	22,729	—	22,729	638	1.798
President and Chief Executive Officer	92,392	89,892	2,500	935	0.895
	116,654	110,737	5,917	1,358	0.919

Total		200,629

Matthew P. Ritzmann	308,764	300,303	8,461	9,833	3.067
Son of William F. Ritzmann	268,201	259,206	8,995	3,146	1.010
and employee of United Community Bank	20,657	19,705	952	662	2.895

Total		579,214

Ralph B. Sprecher	363,697	353,854	9,843	6,061	1.455

Chairman of the Board
Total		353,854

Robert J. Ewbank	80,378	80,378	(4,687)	4,234	5.250
Director	207,065	198,243	8,822	3,426	1.455
	227,757	217,188	10,569	12,331	6.000
	33,743	33,743	(10,836)	367	1.395

Total		529,552

Elmer G. McLaughlin	104,171	99,596	4,575	1,221	1.085
Executive Vice President and	133,531	—	133,531	1,038	1.897
Chief Operating Officer	99,000	99,000	—	1,003	0.895

Total		198,596

Eugene B. Seitz, II	167,424	161,226	6,198	2,802	1.571
Director	53,366	53,061	305	820	1.395

Total		214,287

James W. Kittle	90,022	85,084	4,938	1,076	1.067
Senior Vice President	29,094	21,098	7,996	554	1.955
	86,854	80,645	6,209	884	0.895

Total		186,827

W. Michael McLaughlin	100,389	84,049	16,340	1,060	1.071
Senior Vice President	58,776	58,776	(2,711)	550	0.895
	40,873	40,873	(20,918)	352	0.895

Total		183,698

Brenda Wheat	142,850	—	142,850	792	1.280
Stepdaughter of Elmer G. McLaughlin	83,969	—	83,969	437	1.088
	334,701	334,701	(334,701)	1,972	1.007
	8,478	8,478	(8,478)	160	2.895

Total		343,179

Jerry W. Hacker	536,715	509,219	27,496	34,069	6.500

Director
Total		509,219

Richard C. Strzynski	13,155	4,423	8,732	162	1.536
Director	23,570	23,570	(7,233)	247	1.395

Total		27,993

James D. Humphrey	93,929	80,759	13,170	4,808	5.500
Director	72,745	72,745	(5,392)	1,639	2.395

Total		153,504

Total for all executive officers, directors and related persons		$3,480,552

Other Transactions — Fiscal Year Ended June 30, 2012. Ewbank & Kramer LLP of Lawrenceburg, Indiana, of which Robert J. Ewbank is a partner, performs legal services for United Community Bank. Mr. Ewbank is also President and owner of Ewbank Land Title, Inc., which performs title searches and provides title insurance for loans that United Community Bank originates. Mr. Ewbank’s wife is the owner of Working Environments, Inc., which provides United Community Bank with interior design and decorating services for its offices. In fiscal 2012, United Community Bank paid $42,300 in legal fees to Ewbank & Kramer LLP and $30,800 to Working Environments, Inc. for interior design and decorating services, including furnishings for United Community Bank’s offices. Ewbank Land and Title, Inc. performs title search services and provides title insurance for some of United Community Bank’s real estate loans. The cost of these services is primarily the responsibility of the Bank’s borrowers, with the fees being collected by the Bank from the borrower when a loan is closed. In fiscal 2012, the amount of fees paid for such services to Ewbank Land and Title, Inc. was $405,000, of which the Bank paid $34,600. We believe that the fees paid to Ewbank & Kramer LLP, Ewbank Land Title, Inc. and Working Environments, Inc. were based on normal terms and conditions as would apply to unaffiliated clients of those firms. During the fiscal 2012, United Community Bank made payments of approximately $145,650 to the Seitz Insurance Agency, an insurance agency of which G. Michael Seitz and Eugene B. Seitz, both directors of the United Community Bank and United Community Bancorp, are officers and co-owners, for insurance coverage provided by third-party insurance companies and of such amount the Seitz Insurance Agency retained approximately $16,000 as commissions for its services. There are no other transactions or series of similar transactions between United Community Bank and any director or executive officer in which the amount involved exceeds $120,000 since the beginning of United Community Bank’s last fiscal year, or which are currently proposed.

Year Ended June 30, 2011

The aggregate amount of loans granted by United Community Bank to its executive officers and directors was $3.9 million at June 30, 2011, or approximately 7.22% of stockholders’ equity. These loans were performing according to their original terms at June 30, 2011.

United Community Bank has an employee loan program whereby employees, including executive officers and directors, may obtain loans with preferential interest rates compared to those prevailing at the time for comparable loans with persons not related to United Community Bank. The following information is furnished for outstanding loans made by United Community Bank to related persons (directors, executive officers and their immediate family members) under the United Community Bank employee loan program:

Name	Largest Aggregate Principal Outstanding for 2011 ($)	Principal Outstanding at June 30, 2011 ($)	Principal Paid During 2011 ($)	Interest Paid During 2011 ($)	Interest Rate Payable (%)
William F. Ritzmann	22,750	22,729	17	484	1.798
President and	2,498	—	2,498	27	1.100
Chief Executive Officer	100,000	92,392	7,608	1,237	1.088
	121,396	116,654	4,742	1,939	1.194

Total		231,775

Matthew P. Ritzmann	316,529	308,764	7,765	11,322	3.442
Son of William F. Ritzmann	272,518	268,201	8,422	4,032	1.280
and employee of United	13,318	—	13,318	1,278	10.500
Community Bank	29,951	20,657	9,294	868	3.088

Total		597,622

Ralph B. Sprecher	372,758	363,697	9,061	7,721	1.708

Chairman of the Board
Total		363,697

Robert J. Ewbank	75,691	75,691	—	3,636	5.250
Director	215,327	207,065	8,262	4,507	1.708
	238,620	227,757	10,863	14,108	6.000
	22,907	22,907	(14,686)	78	1.588

Total		533,420

Name	Largest Aggregate Principal Outstanding for 2011 ($)	Principal Outstanding at June 30, 2011 ($)	Principal Paid During 2011 ($)	Interest Paid During 2011 ($)	Interest Rate Payable (%)
Elmer G. McLaughlin	108,482	104,171	4,311	1,731	1.522
Executive Vice President and	135,112	133,531	1,677	3,124	1.897
Chief Operating Officer	99,000	99,000	—	1,333	1.088

Total		336,702

Eugene B. Seitz, II	172,619	167,424	5,195	3,255	1.958
Director	53,440	53,366	(230)	997	1.588

Total		220,790

James W. Kittle	94,585	90,022	4,563	1,497	1.442
Senior Vice President	37,168	29,094	8,074	859	2.208
	92,171	86,854	5,317	1,246	1.088

Total		205,970

W. Michael McLaughlin	116,112	100,389	15,723	1,678	1.458
Senior Vice President	13,996	—	13,996	13	1.575
	57,155	56,065	1,090	759	1.088
	17,903	19,955	(19,955)	196	1.088

Total		176,409

Brenda Wheat	151,146	142,850	8,566	2,334	1.280
Stepdaughter of Elmer G. McLaughlin	83,685	83,969	(701)	901	1.088

Total		226,819

Jerry W. Hacker	567,355	536,715	30,640	36,560	6.500

Director
Total		536,715

Richard C. Strzynski	21,696	13,155	8,541	383	1.904
Director	21,272	16,337	(65)	351	1.588

Total		29,492

G. Michael Seitz	5,809	—	5,809	36	1.755
Director

Total		—

James D. Humphrey	104,495	93,929	10,566	1,749	5.500
	—	67,353	(67,353)	505	2.588

Total		161,282

Anthony B. Meyer	27,310	—	27,310	437	1.958
Former Director	102,000	101,565	(101,565)	406	1.708
	15,797	—	15,797	229	1.588

Total		101,565

Michael B. Shannon	207,602	201,901	(201,901)	3,347	1.208

Total		201,901

Total for all executive officers, directors and related persons		$3,924,159

Other Transactions — Fiscal Year Ended June 30, 2011. Ewbank & Kramer LLP of Lawrenceburg, Indiana, of which Robert J. Ewbank is a partner, performs legal services for United Community Bank. Mr. Ewbank is also President and owner of Ewbank Land Title, Inc., which performs title searches and provides title insurance for loans that United Community Bank originates. Mr. Ewbank’s wife is the owner of Working Environments, Inc., which provides United Community Bank with interior design and decorating services for its offices. In fiscal 2011, United Community Bank paid a total of $42,800 in legal fees to Ewbank & Kramer LLP and $77,400 to Working Environments, Inc. for interior design and decorating services, including furnishings for United Community Bank’s offices. Ewbank Land and Title, Inc. performs title search services and provides title insurance for some of United Community Bank’s real estate loans. The cost of these services is generally the responsibility of the Bank’s borrowers, with the fees being collected by the Bank from the borrower when a loan is closed. In fiscal 2011, the amount of fees paid for such services to Ewbank Land and Title, Inc. was $490,000, of which the Bank paid $44,000. We believe that the fees paid to Ewbank & Kramer LLP, Ewbank Land Title, Inc. and Working Environments, Inc. were based on normal terms and conditions as would apply to unaffiliated clients of those firms. There are no other transactions or series of similar transactions between United Community Bank and any director or executive officer in which the amount involved exceeds $120,000 since the beginning of United Community Bank’s last fiscal year, or which are currently proposed.

Fiscal Year Ended June 30, 2010

The aggregate amount of loans granted by United Community Bank to its executive officers and directors was $2.7 million at June 30, 2010, or approximately 4.9% of stockholders’ equity. These loans were performing according to their original terms at June 30, 2010.

United Community Bank has an employee loan program whereby employees, including executive officers, and directors, may obtain loans with preferential interest rates compared to those prevailing at the time for comparable loans with persons not related to United Community Bank. The following information is furnished for outstanding loans made by United Community Bank to related persons (directors, executive officers and their immediate family members) under the United Community Bank employee loan program as of June 30, 2010:

Name	Largest Aggregate Principal Outstanding for 2010 ($)	Principal Outstanding at June 30, 2010 ($)	Principal Paid During 2010 ($)	Interest Paid During 2010 ($)	Interest Rate Payable (%)
William F. Ritzmann	126,194	121,396	4,798	2,688	1.629
President and Chief Executive Officer	100,000	100,000	—	1,818	1.522
	22,750	22,746	—	—	2.145
	2,498	2,498	—	—	1.150

Total		246,640

Matthew P. Ritzmann	323,379	316,529	6,850	13,458	3.858
Son of William F. Ritzmann and employee of	284,150	276,623	7,527	6,266	1.732
United Community Bank	21,193	—	21,193	544	2.841
	16,648	—	16,648	163	3.574
	15,097	13,318	1,779	1,159	10.500
	29,955	29,951	22,776	1,049	3.522

Total		636,421

Ralph B. Sprecher	235,332	—	235,332	6,152	2.277
Chairman of the Board	373,500	372,758	742	751	2.129
	65,950	—	67,950	1,356	2.129

Total		372,758

Robert J. Ewbank	222,707	215,005	7,380	6,373	2.168
Director	10,229	8,221	2,008	218	2.022
	250,023	238,620	11,403	15,656	6.000
	75,691	73,733	42	4,666	5.250

Total		535,579

Elmer G. McLaughlin	112,472	108,482	3,989	2,381	1.927
Executive Vice President and Chief Operating Officer	99,000	99,000	—	1,764	1.522
	135,816	135,208	608	4,223	2.740

Total		342,690

Eugene B. Seitz, II	177,831	172,619	5,211	4,614	2.420
Director	39,710	—	41,489	931	3.424

Total		172,619

James W. Kittle	99,022	94,585	4,437	2,148	1.858
Senior Vice President	96,252	92,171	10,042	1,708	1.522

Total		186,756

Name	Largest Aggregate Principal Outstanding for 2010 ($)	Principal Outstanding at June 30, 2010 ($)	Principal Paid During 2010 ($)	Interest Paid During 2010 ($)	Interest Rate Payable (%)
W. Michael McLaughlin	131,042	116,112	14,835	2,565	1.920
Senior Vice President	20,255	13,996	15,797	301	1.575
	57,155	57,155	187	1,025	1.522

Total		187,263

Brenda Wheat	159,928	151,416	8,511	3,489	1.732
Stepdaughter of Elmer G. McLaughlin	83,997	83,268	11,022	1,589	1.458

Total		234,684

Jerry W. Hacker	598,065	567,355	30,758	40,442	6.500

Director
Total		567,355

Richard C. Strzynski	29,961	21,696	8,265	739	2.341
Director	19,697	16,272	4,425	425	2.022

Total		37,968

G. Michael Seitz	19,669	5,809	11,776	224	2.022

Director
Total		5,809

Vicki A. March	14,643	—	17,896	1,136	8.500
Chief Financial Officer and Treasurer		—

Total		—

Anthony C. Meyer	30,634	27,310	3,324	788	2.400
Former Director	19,308	15,797	3,826	412	1.958

Total		43,107

Michael B. Shannon	213,872	208,113	5,759	4,277	1.668

Vice President and Controller
Total		208,113

Total for all executive officers, directors and related persons		$3,777,762

Other Transactions — Fiscal Year Ended June 30, 2010. Ewbank & Kramer LLP of Lawrenceburg, Indiana, of which Robert J. Ewbank is a partner, performs legal services for United Community Bank. Mr. Ewbank is also President and owner of Ewbank Land Title, Inc., which performs title searches and provides title insurance for loans that United Community Bank originates. Mr. Ewbank’s wife is the owner of Working Environments, Inc., which provides United Community Bank with interior design and decorating services for its offices. In fiscal 2010, United Community Bank paid a total of $48,000 in legal fees to Ewbank & Kramer LLP and $159,000 to Working Environments, Inc. for interior design and decorating services including furnishings for United Community Bank’s offices. Ewbank Land and Title, Inc. performs title search services and provides title insurance for some of United Community Bank’s real estate loans. The cost of these services is generally the responsibility of the Bank’s borrowers, with the fees being collected by the Bank from the borrower when a loan is closed. In fiscal 2010, the amount of fees paid for such services to Ewbank Land and Title, Inc. was $475,800, of which the Bank paid $28,800. We believe that the fees paid to Ewbank & Kramer LLP, Ewbank Land Title, Inc. and Working Environments, Inc. were based on normal terms and conditions as would apply to unaffiliated clients of those firms. There are no other transactions or series of similar transactions between United Community Bank and any director or executive officer in which the amount involved exceeds $120,000 since the beginning of United Community Bank’s last fiscal year, or which are currently proposed.

Indemnification for Directors and Officers

United Community Bancorp’s articles of incorporation provide that United Community Bancorp must indemnify all directors and officers of United Community Bancorp against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of United Community Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Except insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of United Community Bancorp pursuant to its articles of incorporation or otherwise, United Community Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

STOCK OWNERSHIP

The following table provides information as of October 31, 2012 about the persons and entities known to United Community Bancorp to be the beneficial owners of more than 5% of United Community Bancorp’s outstanding common stock. A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)
United Community MHC (2) 92 Walnut Street Lawrenceburg, Indiana 47025	4,655,200	59.4%

(1)	Based on 7,834,782 shares of United Community Bancorp’s common stock outstanding and entitled to vote as of October 31, 2012.
(2)	The members of the board of directors of United Community Bancorp and United Community Bank also constitute the board of directors of United Community MHC.

The following table provides information as of October 31, 2012 about the shares of United Community Bancorp common stock that may be considered to be beneficially owned by each director, named executive officer listed in the Summary Compensation Table, and all directors and executive officers of United Community Bancorp as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name	Number of Shares Owned (1)		Options Exercisable Within 60 Days	Percent of Common Stock Outstanding (2)
William F. Ritzmann	73,147	(3)	66,357	1.8%
Ralph B. Sprecher	31,976	(4)	12,442	*
Robert J. Ewbank	54,976	(5)	12,442	*
Jerry W. Hacker	34,976	(6)	12,442	*
James D. Humphrey	—		—	*
James W. Kittle	46,176	(7)	35,253	1.0
Elmer G. McLaughlin	63,844	(8)	49,768	1.4
G. Michael Seitz	39,976		12,442	*
Eugene B. Seitz, II	36,276	(9)	12,442	*
Richard C. Strzynski	19,976		12,442	*
All directors and executive officers as a group (12 persons)	489,255		296,536	10.0%

*	Less than 1.0%.
(1)	Includes shares held in the reporting person’s 401(k) Plan account as follows: Mr. Ritzmann, 10,704 shares, Mr. Elmer G. McLaughlin, 30,486 shares and Mr. Kittle, 6,320 shares. These amounts reflect ownership units in the employer stock fund of the 401(k) Plan, which consists of both issuer stock and a reserve of cash. The actual number of shares held by the individual may vary when such units are actually converted into shares upon distribution of the units to the individual.
(2)	Based on 7,834,782 shares of United Community Bancorp’s common stock outstanding and entitled to vote as of October 31, 2012.
(3)	Includes 14,783 shares held in Mr. Ritzmann’s individual retirement account and 11,773 shares allocated to Mr. Ritzmann’s account under the United Community Bank Employee Stock Ownership Plan.

(4)	Includes 20,000 shares held in Mr. Sprecher’s individual retirement account.
(5)	Includes 5,300 shares held by Mr. Ewbank’s spouse and 29,700 shares held by one corporation controlled by Mr. Ewbank. Also includes 29,700 shares pledged as security.
(6)	Includes 9,000 shares held in Mr. Hacker’s individual retirement account and 6,000 shares held in Mr. Hacker’s spouse’s individual retirement account.
(7)	Includes 750 shares held in Mr. Kittle’s individual retirement account, 1,850 shares held in Mr. Kittle’s spouse’s individual retirement account and 7,992 shares allocated to Mr. Kittle’s account under the United Community Bank Employee Stock Ownership Plan. Also includes 7,427 shares pledged as security.
(8)	Includes 11,331 shares allocated to Mr. McLaughlin’s account under the United Community Bank Employee Stock Ownership Plan. Also includes 22,029 shares pledged as security.
(9)	Includes 5,840 shares held in Mr. Seitz’s individual retirement account and includes 5,000, 5,000 and 5,000 shares, respectively, held in three custodian accounts for Mr. Seitz’s children. Also includes 10,000 shares pledged as security.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

•

the number of shares of United Community Bancorp common stock to be received in exchange for shares of new United Community Bancorp common stock upon consummation of the conversion and the offering, based upon their beneficial ownership of United Community Bancorp common stock as of October 31, 2012;

•	the proposed purchases of new United Community Bancorp common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of new United Community Bancorp common stock to be held upon consummation of the conversion and the offering.

No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. See “The Conversion and Offering — Limitations on Purchases of Shares.”

Name of Beneficial Owner	Number of Shares Received in Exchange for Shares of United Community Bancorp (2)	Proposed Purchases of Stock in the Offering			Total Common Stock to be Held
		Number of Shares		Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding (3)
Directors:
Robert J. Ewbank	35,047	12,500		$100,000	47,547	*	%
Jerry W. Hacker	22,297	—		—	22,297	*
James D. Humphrey	—	1,000		8,000	1,000	*
Elmer G. McLaughlin	40,700	3,125	(1)	25,000	43,825	*
William F. Ritzmann	46,631	3,125	(1)	25,000	49,756	*
G. Michael Seitz	25,484	1,500		12,000	26,984	*
Eugene B. Seitz, II	23,125	1,250		10,000	24,375	*
Ralph B. Sprecher	20,384	2,125		17,000	22,509	*
Richard C. Strzynski	12,734	3,750		30,000	16,484	*
Executive Officers Who Are Not Also Directors:
James W. Kittle	29,437	—		—	29,437	*
Vicki A. March	28,311	625	(1)	5,000	28,936	*
W. Michael McLaughlin	27,745	312		2,500	28,057	*

All Directors and Executive Officers as a group (12 persons)	311,895	29,312		$234,500	341,207	6.8%

*	Less than 1%.

(1)	Messrs. Ritzmann and McLaughlin and Ms. March intend to purchase all shares through self-directed purchases within United Community Bank’s 401(k) Plan. Such purchases will receive the same purchase priorities, and be subject to the same purchase limitations, as purchases made by such officers using other funds. Also includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership” and an exchange ratio calculated at the minimum of the offering range. Excludes shares that may be acquired upon the exercise of outstanding stock options.
(3)	Assuming shares are sold and the exchange ratio is calculated at the minimum of the offering range.

REGULATION AND SUPERVISION

General

United Community Bank is subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency, as its primary federal regulator, and by the Federal Deposit Insurance Corporation as the insurer of its deposits. United Community Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. United Community Bank must file reports with the Office of the Comptroller of the Currency (“OCC”) concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OCC to evaluate United Community Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the OCC the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on new United Community Bancorp and United Community Bank and their operations. New United Community Bancorp, as a savings and loan holding company, will be required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Federal Reserve Board. New United Community Bancorp is also subject to the rules and regulations of the Securities and Exchange Commission under federal securities laws.

Certain of the regulatory requirements that are or will be applicable to United Community Bank and new United Community Bancorp are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on United Community Bank and new United Community Bancorp and is qualified in its entirety by reference to the actual statutes and regulations.

The Dodd-Frank Act made extensive changes to the regulation of United Community Bank. Under the Dodd-Frank Act, the Office of Thrift Supervision was eliminated and responsibility for the supervision and regulation of federal savings associations such as United Community Bank was transferred to the OCC on July 21, 2011. On the same date, responsibility for the regulation and supervision of savings and loan holding companies was transferred to the Federal Reserve Board. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as United Community Bank, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their primary regulators.

Many provisions of the Dodd-Frank Act require the issuance of regulations before their impact on our operations can be fully assessed by management. However, there is a significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden and compliance costs for us.

Federal Savings Institution Regulation

Business Activities. The activities of federal savings banks, such as United Community Bank, are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings institutions, e.g., commercial, nonresidential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The OCC capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% Tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The OCC regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the OCC capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is generally defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses, limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The OCC also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At June 30, 2012, United Community Bank met each of its capital requirements.

On August 30, 2012, the federal banking agencies issued proposed rules that would implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements. The proposed rules are subject to a comment period that ended on October 22, 2012.

The proposed rules include new risk-based capital and leverage ratios, which would be phased in from 2013 to 2019, and would revise the definition of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to United Community Bancorp and United Community Bank under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The proposed rules would also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

Prompt Corrective Regulatory Action. The OCC is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the OCC is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the OCC within 45 days of the date a savings institution is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in an amount of up to the lesser of 5% of the savings institution’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital regulations. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The OCC could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. United Community Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Effective April 1, 2009, assessment rates ranged from 7 to 77.5 basis points. On February 7, 2011, the FDIC issued final rules, effective April 1, 2011, implementing changes to the assessment rules resulting from the Dodd-Frank Act. Initially, the base assessment rates will range from 2.5 to 45 basis points. The rate schedules will automatically adjust in the future when the Deposit Insurance Fund reaches certain milestones. No institution may pay a dividend if in default of the federal deposit insurance assessment.

As required by the Dodd-Frank Act, the FDIC amended its procedures to base assessments on total assets less tangible equity rather than deposits.

The FDIC imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. The FDIC also provided for similar assessments during the final two quarters of 2009, if they were deemed necessary. In lieu of further special assessments, however, the FDIC required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. This pre-payment was due on December 30, 2009. The assessment rate for the fourth quarter of 2009 and for 2010 was based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 will be equal to the modified third quarter assessment rate plus an additional 3 basis points. In addition, each institution’s base assessment rate for each period was calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. Our prepayment amount was approximately $1.9 million. The prepayment was recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009 and each quarter thereafter, a change to earnings will be recorded for each regular assessment with an offsetting credit to the prepaid asset.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC.

Due to the difficult economic conditions, deposit insurance per account owner was raised to $250,000 for all types of accounts. That level of coverage was made permanent by the Dodd-Frank Act.

In addition, the FDIC adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, noninterest-bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010, subsequently extended to December 31, 2010, and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and December 31, 2009 would be guaranteed by the FDIC through June 30, 2012, or in some cases, December 31, 2012. United Community Bank and its parent companies made the business decision to participate in both programs. The Dodd-Frank Act adopted unlimited coverage for certain noninterest-bearing transaction accounts for January 1, 2011 through December 31, 2012, with no apparent opt out option.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. That payment is established quarterly.

The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of United Community Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OCC. The management of United Community Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

QTL Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education loans, credit card loans and small business loans) in at least 9 months out of each 12-month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions. The Dodd-Frank Act also specifies that failing the qualified thrift lender test is a violation of law that could result in possible enforcement action for violation of law and imposes dividend limitations.

As of June 30, 2012, United Community Bank met the qualified thrift lender test.

Limitation on Capital Distributions. Federal Reserve Board and OCC regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, a notice must be filed with the Federal Reserve Board 30 days prior to declaring a dividend, with a notice to the OCC. The Federal Reserve Board may disapprove a dividend notice if the proposed dividend raises safety and soundness concerns, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the OCC. In the event United Community Bank’s capital fell below its regulatory requirements or the OCC notified it that it was in need of increased supervision, United Community Bank’s ability to make capital distributions could be restricted. In addition, the Federal Reserve Board could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Federal Reserve Board determines that such distribution would constitute an unsafe or unsound practice. Federal law further provides that no insured depository institution may pay a dividend that causes it to fall below any applicable regulatory capital requirement or if it is in default of its FDIC deposit insurance assessment.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OCC determines that a savings institution fails to meet any standard prescribed by the guidelines, the OCC may require the institution to submit an acceptable plan to achieve compliance with the standard.

Transactions with Related Parties. United Community Bank’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with an institution, including United Community MHC, United Community Bancorp and any non-savings institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors. However, the law contains a specific exception for loans by United Community Bank to its executive officers and directors in compliance with federal banking laws. Under such laws, United Community Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans United Community Bank may make to insiders based, in part, on United Community Bank’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Additional restrictions apply to loans by United Community Bank to its executive officers.

Enforcement. The OCC has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has the authority to recommend to the Director of the OCC that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Savings institutions were previously required to pay assessments to the OCC to fund the agency’s operations. The general assessments, paid on a semi-annual basis, are computed based upon the savings institution’s (including consolidated subsidiaries) total assets, condition and complexity of portfolio. The OCC assessments paid by United Community Bancorp and United Community Bank for the fiscal year ended June 30, 2012 totaled $133,000.

Federal Home Loan Bank System

United Community Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. United Community Bank, as a member of the Federal Home Loan Bank, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. United Community Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2012 of $6.6 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements, and general adverse operating results, could reduce the amount of dividends that the Federal Home Loan Banks pay to their members also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, United Community Bank’s net interest income would likely also be reduced.

Federal Reserve System

The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $71.0 million; a 10% reserve ratio is applied above $71.0 million. The first $11.5 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. United Community Bank complies with the foregoing requirements.

Other Regulations

United Community Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Truth in Savings Act;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of United Community Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires banks and savings institutions to, among other things, establish broadened anti-money laundering compliance programs and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement pre-existing compliance requirements that apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties and requires all financial institutions offering products or services to retail customers to provide such customers with the financial institution’s privacy policy and allow such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. As a savings and loan holding company, new United Community Bancorp is subject to Federal Reserve Board regulations, examinations, supervision, reporting requirements and regulations regarding its activities. In addition, the Federal Reserve Board will have enforcement authority over new United Community Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to United Community Bank.

Pursuant to federal law and regulations and policy, a savings and loan holding company such as new United Community Bancorp may generally engage in the activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act and certain other activities that have been authorized for savings and loan holding companies by regulation.

Federal law prohibits a savings and loan holding company, from, directly or indirectly or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association, or savings and loan holding company thereof, without prior written approval of the Federal Reserve Board from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. A savings and loan holding company is also prohibited from acquiring more than 5% of a company engaged in activities other than those authorized by federal law or acquiring or retaining control of a depository institution that is not insured by the Federal deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings associations, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital Requirements. Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. There is a five-year transition period from the July 21, 2010 date of enactment of the Dodd-Frank Act before the capital requirements will apply to savings and loan holding companies. However, under the most recent Notice of Proposed Rulemaking issued by the Federal Reserve Board, savings and loan holding companies may be subject to regulatory capital requirements prior to the end of the five-year period. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must promulgate regulations implementing the “source of strength” policy that requires holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies that it has made applicable to savings and loan holding companies as well. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory review of capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also provides for regulatory review prior to a holding company redeeming or repurchasing regulatory capital instruments when the holding company is experiencing financial weaknesses or redeeming or repurchasing common stock or perpetual preferred stock that would result in a net reduction as of the end of a quarter in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies could affect the ability of New United Community Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition of Control. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve Board has found that the acquisition will not result in a change of control of New United Community Bancorp. Under the Change in Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition.

Under the Home Owners’ Loan Act, no company may acquire “Control” of a saving association without the prior approval of the Federal Reserve Board. Any company that so acquires control would then be subject to regulation as a savings and loan holding company. Under federal regulations an entity is deemed to acquire control of a savings association if it acquires 25 percent or more of any class of Voting Securities or the ability to control the election of the majority of the board of directors. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of control of 10 percent or more of any class of voting securities, or of 25 percent or more of any class of non-voting securities, of a savings institution if certain enumerated “indicia of control” exist. The Federal Reserve Board may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

FEDERAL AND STATE TAXATION

Federal Income Taxation

General. United Community Bank reports its income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to United Community Bank in the same manner as to other corporations with some exceptions, including the reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to United Community Bank. United Community Bank’s federal income tax returns have been either audited or closed under the statute of limitations through June 30, 2008. For its 2012 tax year, United Community Bank’s maximum federal income tax rate was 34%.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $748,000 of United Community Bank’s accumulated bad debt reserves would not be recaptured into taxable income unless United Community Bank makes a “non-dividend distribution” to United Community Bancorp as described below.

Distributions. If United Community Bank makes “non-dividend distributions” to United Community Bancorp, the distributions will be considered to have been made from United Community Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from United Community Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in United Community Bank’s taxable income. Non-dividend distributions include distributions in excess of United Community Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of United Community Bank’s current or accumulated earnings and profits will not be so included in United Community Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if United Community Bank makes a non-dividend distribution to United Community Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34.0% federal corporate income tax rate. United Community Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Indiana Taxation. Indiana imposes an 8.5% franchise tax based on a financial institution’s adjusted gross income as defined by statute. Starting in 2012, this tax rate will drop by 0.5% per year until reaching 6.5% in 2015. In computing adjusted gross income, deductions for municipal interest, U.S. Government interest, the bad debt deduction computed using the reserve method and pre-1990 net operating losses are disallowed. United Community Bank’s state franchise tax returns have not been audited for the past five tax years.

THE CONVERSION AND OFFERING

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of United Community MHC, United Community Bancorp and United Community Bank. The plan of conversion also must be approved by the members of United Community MHC and the stockholders of United Community Bancorp. Meetings of the members of United Community MHC and the stockholders of United Community Bancorp have been called for this purpose. The Federal Reserve Board has approved the application that includes the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion.

General

On March 10, 2011, the boards of directors of United Community MHC, United Community Bancorp and United Community Bank unanimously adopted the plan of conversion. The plan of conversion was amended and restated on May 12, 2011 and on September 6, 2012. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, United Community Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new United Community Bancorp, an Indiana corporation. Current stockholders of United Community Bancorp, other than United Community MHC, will receive shares of new United Community Bancorp common stock in exchange for their shares of United Community Bancorp common stock. Following the conversion and offering, United Community Bancorp and United Community MHC will no longer exist.

The conversion to a stock holding company structure also includes the offering by new United Community Bancorp of its common stock to eligible depositors of United Community Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated or firm commitment underwritten offering. The amount of capital being raised in the offering is based on an independent appraisal of new United Community Bancorp. Most of the terms of the offering are required by the regulations of the Federal Reserve Board.

Consummation of the conversion and offering requires the approval of the Federal Reserve Board. In addition, pursuant to Federal Reserve Board regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by depositors of United Community Bank; (2) the holders of at least two-thirds of the outstanding shares of United Community Bancorp common stock; and (3) the holders of at least a majority of the outstanding shares of common stock of United Community Bancorp, excluding shares held by United Community MHC.

The Federal Reserve Board has approved the application that includes the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion. The plan of conversion must be approved by the members (depositors of United Community Bank) of United Community MHC and the stockholders of United Community Bancorp. Meetings of United Community MHC’s members and United Community Bancorp’s stockholders have been called for this purpose on December 21, 2012.

Funds received in the subscription or community offerings will be maintained in a segregated account at United Community Bank. If we fail to receive the necessary stockholder or member approval, or if we cancel the conversion and offering for any reason, orders for common stock already submitted will be canceled, subscribers’ funds will be returned promptly with interest calculated at United Community Bank’s passbook savings rate and all deposit account withdrawal holds will be cancelled. We will not make any deduction from the returned funds for the costs of the offering.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from United Community Bancorp upon request and is available for inspection at the offices of United Community Bank. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that new United Community Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of United Community MHC, United Community Bancorp and United Community Bank unanimously approved the conversion and offering as being in the best interests of United Community Bancorp and United Community Bank and their respective stockholders and customers. The board of directors concluded that the conversion and offering provides a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

The conversion and offering will result in the raising of additional capital that will support United Community Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets and/or liabilities. Although United Community Bank is categorized as “well-capitalized” and does not require additional capital, the board of directors has determined that opportunities for continued growth make pursuing the conversion and offering at this time desirable.

We expect that the larger number of shares that will be in the hands of public investors after completion of the conversion and offering will result in a more liquid and active market than currently exists for United Community Bancorp common stock. A more liquid and active market would make it easier for our investors to buy and sell our common stock.

After completion of the conversion and offering, the unissued common and preferred stock authorized by new United Community Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although United Community Bancorp currently has the ability to raise additional capital through the sale of additional shares of United Community Bancorp common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that United Community MHC hold a majority of the outstanding shares of United Community Bancorp common stock.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition because we cannot now issue stock in an amount that would cause United Community MHC to own less than a majority of the outstanding shares of United Community Bancorp. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

Recently enacted Dodd-Frank Act has resulted in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, which may include changes in capital requirements, changes in the ability of United Community MHC to waive dividends and changes in the valuation of minority shareholder interests in a conversion to full stock form. While it is impossible to predict the ultimate effect of the reform legislation, our board of directors believes that the reorganization will eliminate some of the uncertainties associated with the legislation, and better position us to meet all future regulatory capital requirements.

If United Community Bancorp had undertaken a standard conversion in 2006 rather than a minority stock offering, applicable regulations would have required a greater amount of United Community Bancorp common stock to be sold than the amount that was sold in the minority offering. If a standard conversion had been conducted in 2006, management of United Community Bancorp believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the minority offering. In addition, a standard conversion in 2006 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantage of the conversion and offering considered by board of directors is the fact that operating in the stock holding company form of organization could subject United Community Bank to contests for corporate control. The board of directors determined that the advantages of the conversion and offering outweighed this disadvantage.

Description of the Conversion

New United Community Bancorp has been incorporated under Indiana law as a first-tier wholly owned subsidiary of United Community Bancorp. To effect the conversion, the following will occur:

•	United Community MHC will convert to stock form and simultaneously merge with and into United Community Bancorp, with United Community Bancorp as the surviving entity; and

•	United Community Bancorp will merge with and into new United Community Bancorp, with new United Community Bancorp as the surviving entity.

As a result of the series of mergers described above, United Community Bank will become a wholly owned subsidiary of new United Community Bancorp and the outstanding shares of United Community Bancorp common stock held by persons other than United Community MHC (i.e., “public stockholders”) will be converted into a number of shares of new United Community Bancorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of new United Community Bancorp common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of United Community Bancorp common stock) as the percentage of United Community Bancorp common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public stockholders in the offering.

Share Exchange Ratio for Current Stockholders

Federal Reserve Board regulations provide that in a conversion from mutual holding company to stock holding company form, the public stockholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Federal Reserve Board that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of United Community Bancorp common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of new United Community Bancorp common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public stockholders of United Community Bancorp common stock will own approximately the same percentage of common stock in new United Community Bancorp after the conversion and offering as they held in United Community Bancorp immediately before the conversion and offering, before giving effect to (1) the payment of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At June 30, 2012, there were 7,834,782 shares of United Community Bancorp common stock outstanding, of which 3,179,582 were held by persons other than United Community MHC. The exchange ratio is not dependent on the market value of United Community Bancorp common stock. It will be calculated based on the percentage of United Community Bancorp common stock held by the public, the appraisal of United Community Bancorp prepared by Keller & Co. and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of United Community Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Exchange Ratio	Shares to be Received for 100 Existing Shares (1)
Minimum	0.6375	63
Midpoint	0.7500	75
Maximum	0.8625	86
Maximum, as adjusted	0.9919	99

(1)	Cash will be paid instead of issuing any fractional shares.

No fractional shares of new United Community Bancorp common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 per share offering price.

We also will convert options previously awarded under the 2006 Equity Incentive Plan into options to purchase new United Community Bancorp common stock. At June 30, 2012, there were outstanding options to purchase 346,304 shares of United Community Bancorp common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of United Community Bancorp common stock outstanding will increase and the exchange ratio could be adjusted.

The following table shows the number of shares to be issued, and approximate percentage of the total stock issuance, for each of the shares to be sold in the offering and shares to be received in exchange for existing shares of United Community Bancorp.

	Shares to be Sold in the Offering		Shares to be Received in Exchange for Existing Shares of United Community Bancorp		Total Shares of Common Stock to be Outstanding
	Amount	Percent	Amount	Percent
Minimum	2,966,787	59.4%	2,026,963	40.6%	4,993,750
Midpoint	3,490,338	59.4	2,384,663	40.6	5,875,000
Maximum	4,013,888	59.4	2,742,362	40.6	6,756,250
Maximum, as adjusted	4,615,971	59.4	3,153,716	40.6	7,769,688

How We Determined the Offering Range and the $8.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained Keller & Co., Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. Keller & Co. will receive fees totaling $95,000 for its appraisal report, plus $3,000 for each appraisal update (of which there will be at least one more) and reasonable out-of-pocket expenses. We have agreed to indemnify Keller & Co. under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

Keller & Co. prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Keller & Co. undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller & Co. reviewed our conversion application as filed with the Federal Reserve Board and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Keller & Co. visited our facilities and had discussions with our management. Keller & Co. did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Keller & Co. in connection with its appraisal.

In connection with its appraisal, Keller & Co. reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that Keller & Co. deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Keller & Co.’s independent valuation also utilized certain assumptions as to the pro forma earnings of new United Community Bancorp after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of new United Community Bancorp, including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plan and new equity incentive plan are assumed to purchase 6.3% and 3.2%, respectively, of the shares of new United Community Bancorp common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 8.99% of the shares of new United Community Bancorp common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

Consistent with Federal Reserve Board appraisal guidelines, Keller & Co. applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by Keller & Co. to be comparable to us, subject to valuation adjustments applied by Keller & Co. to account for differences between United Community Bancorp and the peer group. The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, Keller & Co. placed emphasis on the price-to-book and price-to-earnings approaches and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of 10 publicly traded, fully converted, financial institution holding companies based in the Midwest region of the United States. The selection of the peer group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of United Community Bancorp as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. Keller & Co. considered the parameters both reasonable and reflective of United Community Bancorp’s basic operation. The peer group did not include any institution that was in the process of a merger or acquisition or that was in the mutual holding company structure. Because the peer group must consist of at least 10 institutions, the parameters relating to asset size and geographic location had to be expanded. It should be noted that regulatory requirements preclude the selection for a peer group of any institution not listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ Stock Market, which tends to result in a universe of larger asset size candidate institutions. Nevertheless, the total asset size for a peer group member was capped at $1.5 billion and the smallest asset size peer group member was $367.5 million, which Keller & Co. considers to be reasonable due to the general similarity of asset mix and operating strategies of institutions within this asset range as compared to United Community Bancorp. In connection with asset size, the number of offices or branches of peer group candidates was not considered because this characteristic is directly related to operating expenses which is accounted for within the operating performance parameter.

Balance sheet parameters used to select peer group members focused on ratios that enabled the identification and elimination of thrift institutions that are distinctly and functionally different from United Community Bancorp with regard to asset mix, and that distinguished institutions with a significantly different capital position. Earnings performance indicators used to select peer group members focused on return on average assets, return on average equity, net interest margin (to measure an institution’s ability to generate net interest income), the ratio of noninterest income to average assets (to measure an institution’s ability to generate noninterest income) and operating expenses or noninterest expenses to average assets (a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios. Asset quality parameters were also used to insure that peer group members had an asset quality position similar to United Community Bancorp. The ratios considered were nonperforming assets to total assets, repossessed assets to total assets, and loan loss allowance to total assets at the end of the most recent period. The peer group included companies with:

•	average assets of $593.0 million;

•	average nonperforming assets of 2.59% of total assets;

•	average net loans of 64.01% of total assets;

•	average total equity of 11.15% of total tangible assets; and

•	average core income of 0.50% of average assets.

Keller & Co. prepared a valuation dated August 10, 2012. Keller & Co. has advised us that the estimated pro forma market value, or valuation range, of our common stock, including shares sold in the offering and exchange shares, ranged from a minimum of $39.95 million to a maximum of $54.1 million, with a midpoint of $47.0 million. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 59.4% ownership interest that United Community MHC has in

United Community Bancorp. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of United Community Bancorp common stock owned by United Community MHC and the $8.00 price per share, the minimum of the offering range is 2,966,787 shares, the midpoint of the offering range is 3,490,338 shares, the maximum of the offering range is 4,013,888 shares and 15% above the maximum of the offering range is 4,615,971 shares. Keller & Co. will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for all publicly traded thrifts and the resulting pricing ratios for new United Community Bancorp reflecting the pro forma impact of the offering, as calculated by Keller & Co. in its appraisal report of August 10, 2012. Compared to the average pricing ratios of the peer group, new United Community Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a discount of 12.69% to the peer group on a price-to-book value basis, a discount of 15.14% on a price-to-tangible book value basis, a premium of 32.22% on a price to earnings basis, and a premium of 113.80% on a price to core earnings basis.

	Price to Book Value Ratio	Price to Tangible Book Value Ratio	Price to Earnings Multiple	Price to Core Earnings Multiple
New United Community Bancorp (pro forma) (1):
Minimum	54.35%	56.98%	18.52x	29.60x
Midpoint	60.94	63.75	21.56x	34.24x
Maximum	66.94	69.88	24.54x	38.72x
Maximum, as adjusted	73.21	76.26	27.89x	43.71x
Pricing ratios of peer group companies as of June 30, 2012 (2):
Average	76.68	82.35	18.56x	18.11x
Median	72.73	74.36	16.95x	15.08x
All fully-converted, publicly-traded thrifts as of June 30, 2012 (2):
Average	70.34	76.12	12.57x	12.06x
Median	74.62	79.94	12.84x	12.83x

(1)	Based on United Community Bancorp data as of and for the 12 months ended June 30, 2012.
(2)	Based on earnings for the 12 months ended June 30, 2012 and book value and tangible book value as of June 30, 2012.

Our board of directors reviewed Keller & Co.’s appraisal report, including the methodology and the assumptions used by Keller & Co., and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.6375 to a maximum of 0.8625 shares of new United Community Bancorp common stock for each current share of United Community Bancorp common stock, with a midpoint of 0.7500. Based upon this exchange ratio, we expect to issue between 2,026,963 and 2,742,362 shares of new United Community Bancorp common stock to the holders of United Community Bancorp common stock outstanding immediately before the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that stockholders and depositors approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Federal Reserve Board, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon expiration of the offering, at least the minimum number of shares are subscribed for, Keller & Co., after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Co. determines that our pro forma market value has increased, we may sell up to 4,615,971 shares without any further notice to you.

No shares will be sold unless Keller & Co. confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and holds on funds authorized for withdrawal from deposit accounts will be released and all subscribers would be given the opportunity to place a new order. If Keller & Co. establishes a new valuation range, it must be approved by the Federal Reserve Board. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released.

In formulating its appraisal, Keller & Co. relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Keller & Co. also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Keller & Co. believes this information to be reliable, Keller & Co. does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of Keller & Co., including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with (i) $50 or more on deposit at United Community Bank as of the close of business on December 31, 2009, or (ii) $50 or more on deposit at Integra Bank, National Association, as of the close of business on June 4, 2010 and whose deposits United Community Bank assumed on that date. The deposits referred in clauses (i) and (ii) above are known as “qualifying deposits,” and the persons with qualifying deposits are known as “eligible account holders.”

2.	Our employee stock ownership plan.

3.	Persons with qualifying deposits in United Community Bank as of the close of business on September 30, 2012, excluding our officers, directors and their associates, who are not eligible account holders (“supplemental eligible account holders”).

4.	Depositors of United Community Bank as of the close of business on October 31, 2012, who are not eligible or supplemental eligible account holders (“other members”).

Unlike our employee stock ownership plan, the United Community Bank 401(k) Plan has not been granted priority subscription rights. Accordingly, a 401(k) Plan participant who elects to purchase shares in the offering through self-directed purchases within the 401(k) Plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) Plan.

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.”

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$500,000 of common stock (which equals 62,500 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was approximately $390.8 million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of United Community Bancorp or United Community Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in United Community Bank in the one-year period preceding December 31, 2009.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2009 or June 4, 2010 (if the depositor was a depositor of Integra Bank, National Association, whose deposits were assumed by United Community Bank on that date). Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” our tax-qualified employee benefit plans (other than our 401(k) plan) have the right to purchase up to 10% of the shares of common stock issued in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 6.34% of the shares sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription. If the plan’s subscription is not filled in its entirety due to oversubscription or by choice, the employee stock ownership plan may purchase shares after the offering in the open market or directly from us, with the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$500,000 of common stock (which equals 62,500 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was approximately $433.5 million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at September 30, 2012. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to $500,000 of common stock (which equals 62,500 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members whose subscriptions remain unfilled in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at October 31, 2012. Failure to list an account or providing incomplete or incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 5:00 p.m., Eastern Time, on December 10, 2012. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

We expect that the community offering, if held, will terminate at the same time, although it may continue until January 24, 2013, or longer if the Federal Reserve Board approves a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond January 24, 2013, in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at United Community Bank’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,966,787 shares or more than 4,615,971 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify on the order form that you are purchasing shares in the subscription offering solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or a subscriber’s shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Federal Reserve Board or another agency of the U.S. Government. Illegal transfers of subscription rights, including agreements made before completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

We intend to report to the Federal Reserve Board and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a community offering. In the community offering, preference will be given first to natural persons and trusts of natural persons who are residents of Dearborn and Ripley Counties, Indiana (“community residents”) and second to stockholders of United Community Bancorp as of October 31, 2012.

We will consider a person to be resident of a particular county if he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” purchasers in the community offering are eligible to purchase up to $500,000 of common stock (which equals 62,500 shares). If shares are available for community residents in the community offering but there are insufficient shares to satisfy all of their orders, the available shares will be allocated first to each community resident whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining community residents whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of community residents in the community offering, shares are available for stockholders of United Community Bancorp in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for community residents. The same allocation method would apply if oversubscription occurred among the general public.

We expect that the community offering, if held, will terminate at the same time as the subscription offering, although it may continue without notice to you until January 24, 2013, or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days. If we receive regulatory approval for an extension beyond January 24, 2013, all subscription and community offering subscribers will be notified of the duration of the extension, and will have the right to confirm, change or cancel their orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated or Firm Commitment Underwritten Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated or firm commitment underwritten offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated or firm commitment underwritten offering is held, Sandler O’Neill & Partners, L.P. will serve as sole book-running manager. In the event that shares of common stock are sold in a syndicated or firm commitment underwritten offering, we will pay fees of 5.5% of the aggregate amount of common stock sold in the syndicated or firm commitment underwritten offering to Sandler O’Neill & Partners, L.P. and any other broker-dealers or underwriters included in the syndicated or firm commitment underwritten offering.

In the event of a firm commitment underwritten offering, the proposed underwriting agreement will not be entered into between Sandler O’Neill & Partners, L.P., United Community Bancorp, United Community Bancorp (an Indiana corporation), United Community Bank and United Community MHC until immediately prior to the completion of the underwritten offering. At that time, Sandler O’Neill & Partners, L.P. and any other underwriters included in the firm commitment underwritten offering will represent that they have received sufficient indications of interest to complete the offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Sandler O’Neill & Partners, L.P. and any other underwriters will be obligated to purchase all the shares subject to the firm commitment underwritten offering.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to United Community Bank for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at United Community Bank or wire transfers). See “—Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

If for any reason we cannot effect a syndicated or firm commitment underwritten offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” and “—Community Offering,” the plan of conversion provides for the following purchase limitations:

•	No individual may purchase more than $500,000 common stock (which equals 62,500 shares), subject to increase as described below.

•

Except for our employee stock ownership plan, no individual, together with any associates and no group of persons acting in concert, may purchase in all categories of the stock offering combined more than $800,000 of common stock (which equals 100,000 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 25% of the common stock sold in the offering.

•

The maximum number of shares of new United Community Bancorp common stock that may be subscribed for or purchased in all categories of the stock offering combined by any person, together with associates of, or persons acting in concert with, such person, when combined with any shares of new United Community Bancorp common stock to be received in exchange for shares of United Community Bancorp common stock may not exceed 5.0% of the total shares of new United Community Bancorp common stock outstanding upon completion of the conversion and offering (the “5% Total Limit”). However, existing stockholders of United Community Bancorp will not be required to sell any shares of United Community Bancorp common stock or be limited from receiving any shares of new United Community Bancorp common stock in exchange for their shares of United Community Bancorp common stock or have to divest themselves of any shares of new United Community Bancorp common stock received in exchange for their shares of United Community Bancorp common stock as a result of this limitation.

Subject to the Federal Reserve Board’s approval, we may increase the maximum purchase limitations to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering. Even under these increased purchase limits, purchases remain subject to the 5% Total Limit described above.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons reside at the same address or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than United Community MHC, United Community Bancorp or United Community Bank or a majority-owned subsidiary of United Community MHC, United Community Bancorp or United Community Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of United Community MHC, United Community Bancorp or United Community Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Sandler O’Neill & Partners, L.P. will assist us on a best efforts basis in the offering by:

(i)	consulting as to the financial and securities market implications of the plan of conversion;

(ii)	reviewing, if requested, with our board of directors the financial impact of the offering on us, based on the independent appraiser’s appraisal of the shares of common stock;

(iii)	reviewing all offering documents, including this prospectus, stock order forms and related offering materials;

(iv)	assisting in the design and implementation of a marketing strategy for the offering;

(v)	assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the stock offering; and

(vi)	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1% of the dollar amount of all shares of common stock sold in the subscription and community offerings. No sales fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans and shares purchased by or contributed to our charitable foundation (we do not expect the charitable foundation will purchase any shares in the offering and we will not contribute any to it), and no sales fee will be payable with respect to the exchange shares.

In the event that Sandler O’Neill & Partners, L.P., serving as sole book running manager, sells common stock through a group of broker-dealers in a syndicated or firm commitment underwritten offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated or firm commitment underwritten offering, which fee along with the fee payable to selected dealers or to other underwriters (which will include Sandler O’Neill & Partners, L.P.) shall not exceed 5.5% in the aggregate.

Sandler O’Neill & Partners, L.P. will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with its services as marketing agent as described above and as records management agent as described below, including attorney’s fees, regardless of whether the subscription, community or syndicated or firm commitment underwritten offerings are consummated, up to a maximum of $200,000.

If we are required to resolicit subscribers for shares of our common stock, Sandler O’Neill & Partners, L.P. may be reimbursed for additional out-of-pocket expenses not to exceed $20,000.

We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of United Community Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock with respect to the subscription offering and the community offering will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

We have also engaged Sandler O’Neill & Partners, L.P. as records management agent in connection with the conversion and offering. In its role as records management agent, Sandler O’Neill & Partners, L.P., will assist us in the offering in the:

•	consolidation of deposit accounts and vote calculations;

•	design and preparation of proxy and stock order forms;

•	organization and supervision of the Stock Information Center;

•	coordination of proxy solicitation and special meeting services for the special meeting of members; and

•	subscription services.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $30,000, and we will have made an advance payment of $15,000 with respect to this fee. The remainder of the fee will be paid as follows: $7,500 upon the mailing of proxy and subscription materials to United Community MHC and $7,500 upon completion of the special meeting of members. Sandler O’Neill & Partners, L.P. will not receive a separate reimbursement for expenses for these services.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill & Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.

Lock-Up Agreements

We, and each of our directors and executive officers have agreed that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Sandler O’Neill & Partners, L.P., directly or indirectly, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of United Community Bancorp or new United Community Bancorp stock or any securities convertible into or exchangeable or exercisable for United Community Bancorp or new United Community Bancorp stock, whether owned on the date of the prospectus or acquired after the date of the prospectus or with respect to which we or any of our directors or executive officers has or after the date of the prospectus acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of United Community Bancorp or new United Community Bancorp stock, whether any such swap or transaction is to be settled by delivery of stock or other securities, in cash or otherwise. In the event that either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions set forth above will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or event related to us occurs.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days before the expiration date or hand deliver a prospectus any later than two days before that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) before 5:00 p.m. Eastern Time, on December 10, 2012. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without submitting full payment or without appropriate deposit account withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.

You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to our Stock Information Center at the indicated address on the order form. Stock order forms may only be hand-delivered to United Community Bank’s main office at 92 Walnut Street, Lawrenceburg, Indiana. Stock order forms will not be accepted at our other United Community Bank offices. Please do not mail stock order forms to United Community Bank. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by United Community Bank or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•	Personal check, bank check or money order made payable directly to “United Community Bancorp”; or

•	Authorization of withdrawal from the types of United Community Bank deposit accounts provided for on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at United Community Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock during the offering; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current passbook savings rate subsequent to the withdrawal.

If payment is made by personal check, funds must be available in the account. Payments made by check or money order will be immediately cashed and placed in a segregated account at United Community Bank or another depository institution and will earn interest calculated at United Community Bank’s passbook savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit United Community Bank line of credit checks, and we will not accept wire transfers or third-party checks, including those payable to you and endorsed over to United Community Bancorp. Please do not submit cash. You may not designate on your stock order form a direct withdrawal from a United Community Bank retirement account. See “—Using Retirement Account Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from United Community Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by January 24, 2013, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit United Community Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

The employee stock ownership plan will not be required to pay for shares at the time it subscribes, but rather may pay for shares upon the completion of the offering; provided that there is in force, from the time of its subscription until the completion of the offering, a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using Retirement Account Funds to Purchase Shares. A subscriber interested in using funds in his or her individual retirement account(s) (IRAs) or any other retirement account at United Community Bank to purchase common stock must do so through a self-directed retirement account. Since we do not offer those accounts, before placing a stock order, a subscriber must make a transfer of funds from United Community Bank to a trustee (or custodian) offering a self-directed retirement account program (such as a brokerage firm). There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s retirement funds. An annual administrative fee may be payable to the new trustee. We recommend that subscribers interested in using funds in a retirement account held at United Community Bank or elsewhere to purchase common stock should contact the Stock Information Center for guidance promptly, preferably at least two weeks before the December 10, 2012 offering expiration date, because processing such transactions takes additional time. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Termination of Offering. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest calculated at United Community Bank’s passbook savings rate from the date of receipt.

Effects of Conversion on Deposits and Borrowers

General. Each depositor in United Community Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of United Community MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that United Community MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of United Community MHC after other claims are paid. Any depositor who opens a deposit account at United Community Bank obtains a pro rata ownership interest in the net worth of United Community MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of United Community MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion. See “—Liquidation Rights.”

Continuity. While the conversion and offering are being accomplished, the normal business of United Community Bank will continue without interruption, including being regulated by the Office of the Comptroller of the Currency. After the conversion and offering, United Community Bank will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of United Community Bank at the time of conversion will serve as directors of United Community Bank after the conversion and offering. The board of directors of new United Community Bancorp is composed of the individuals who serve on the board of directors of United Community Bancorp. All officers of United Community Bank at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with United Community Bank. All deposit accounts in United Community Bank after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at United Community Bank.

After the conversion and offering, all loans of United Community Bank will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of United Community MHC or United Community Bancorp before the completion of the conversion, all claims of creditors of United Community Bancorp, including those of depositors of United Community Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of United Community Bancorp remaining, these assets would be distributed to stockholders, including United

Community MHC. Then, if there were any assets of United Community MHC remaining, members of United Community MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in United Community Bank immediately before liquidation.

Liquidation Following the Conversion. In the unlikely event that new United Community Bancorp and United Community Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by United Community Bancorp pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to United Community Bancorp as the holder of United Community Bank capital stock.

As required by Federal Reserve Board regulations, the plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by new United Community Bancorp for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to United Community MHC’s ownership interest in the retained earnings of United Community Bancorp as of the date of its latest balance sheet contained in this prospectus. The plan of conversion also provides for the establishment of a parallel liquidation account in United Community Bank to support the new United Community Bancorp liquidation account in the event new United Community Bancorp does not have sufficient assets to fund its obligations under the new United Community Bancorp liquidation account.

The liquidation account established by new United Community Bancorp is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of new United Community Bancorp and United Community Bank or a liquidation solely of United Community Bank. Specifically, in the unlikely event that either (i) United Community Bank, or (ii) new United Community Bancorp and United Community Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of December 31, 2009, June 4, 2010 (solely with respect to eligible account holders who were depositors of Integra Bank, National Association whose deposits were assumed by United Community Bank on that date) and September 30, 2012 of the liquidation account maintained by new United Community Bancorp. In a liquidation of both entities, or of United Community Bank, when new United Community Bancorp has insufficient assets to fund the distribution due to eligible account holders and United Community Bank has positive net worth, United Community Bank will pay amounts necessary to fund new United Community Bancorp’s remaining obligations under the liquidation account. The plan of conversion also provides that if new United Community Bancorp is sold or liquidated apart from a sale or liquidation of United Community Bank, then the rights of eligible account holders in the liquidation account maintained by new United Community Bancorp will be surrendered and treated as a liquidation account in United Community Bank. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, new United Community Bancorp will eliminate or transfer the liquidation account and the interests in such account to United Community Bank and the liquidation account shall thereupon become the liquidation account of United Community Bank and not be subject in any manner or amount to new United Community Bancorp’s creditors.

Also, under the rules and regulations of the Federal Reserve Board, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which new United Community Bancorp or United Community Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in United Community Bank on December 31, 2009, June 4, 2010 (solely with respect to eligible account holders who were depositors of Integra Bank, National Association whose deposits were assumed by United Community Bank on that date) or September 30, 2012, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2009, June 4, 2010 (solely with respect to eligible account holders who were depositors of Integra Bank, National Association whose deposits were assumed by United Community Bank on that date) or September 30, 2012 bears to the balance of all deposit accounts in United Community Bank on such date.

If, however, on any June 30 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2009, June 4, 2010 (solely with respect to eligible account holders who were depositors of Integra Bank, National Association whose deposits were assumed by United Community Bank on that date) or September 30, 2012 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be available for distribution to stockholders.

Delivery of Stock Certificates

A certificate representing the common stock purchased in the subscription and community offerings will be mailed by regular mail, by our transfer agent to the registration address designated by the subscriber on the stock order form as soon as practicable following completion of the conversion and offering. Our transfer agent will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock before your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm. If you are currently a stockholder of United Community Bancorp, see “—Share Exchange Ratio for Current Stockholders.”

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The toll-free telephone number is 1-(800)-474-7845, ext. 499. The Stock Information Center is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.

Restrictions on Repurchase of Stock

Under Federal Reserve Board regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Federal Reserve Board, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Federal Reserve Board may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Federal Reserve Board. If any options previously granted under the 2006 Equity Incentive Plan are exercised during the first year following the conversion and offering, they will be funded with newly issued shares, as the Federal Reserve Board does not view pre-existing stock options as an extraordinary circumstance or compelling business purpose for a stock repurchase in the first year after conversion. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Restrictions on Transfer of Shares Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Federal Reserve Board. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers and their associates will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their accounts with United Community Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Federal Reserve Board regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act of 1933, as amended. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended, under certain circumstances.

Accounting Treatment

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of United Community Bank will remain unchanged from their historical cost basis.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Federal Reserve Board that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Indiana tax laws, that no gain or loss will be recognized by United Community Bank, United Community Bancorp or United Community MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to United Community Bank, United Community Bancorp, United Community MHC, new United Community Bancorp, persons receiving subscription rights and stockholders of United Community Bancorp.

Kilpatrick Townsend & Stockton LLP has issued an opinion to United Community Bancorp, United Community MHC and new United Community Bancorp that, for federal income tax purposes:

1.	The merger of United Community MHC with and into United Community Bancorp (the mutual holding company merger) will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(l)(A) of the Internal Revenue Code.)

2.

United Community MHC will not recognize any gain or loss on the transfer of its assets to the United Community Bancorp and United Community Bancorp’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in United Community Bancorp or on the constructive distribution of such liquidation interest to

United Community MHC’s members who remain depositors of United Community Bank. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

3.	No gain or loss will be recognized by United Community Bancorp upon the receipt of the assets of United Community MHC in the mutual holding company merger in exchange for the constructive transfer to the members of United Community MHC of a liquidation interest in United Community Bancorp. (Section 1032(a) of the Internal Revenue Code.)

4.	Persons who have an interest in United Community MHC will recognize no gain or loss upon the constructive receipt of a liquidation interest in United Community Bancorp in exchange for their voting and liquidation rights in United Community MHC. (Section 354(a) of the Internal Revenue Code.)

5.	The basis of the assets of United Community MHC (other than stock in United Community Bancorp) to be received by United Community Bancorp will be the same as the basis of such assets in the hands of United Community MHC immediately before the transfer. (Section 362(b) of the Internal Revenue Code.)

6.	The holding period of the assets of United Community MHC in the hands of United Community Bancorp will include the holding period of those assets in the hands of United Community MHC. (Section 1223(2) of the Internal Revenue Code.)

7.	The merger of United Community Bancorp with and into new United Community Bancorp (the holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code.)

8.	United Community Bancorp will not recognize any gain or loss on the transfer of its assets to new United Community Bancorp and new United Community Bancorp’s assumption of its liabilities in exchange for shares of common stock in new United Community Bancorp or on the constructive distribution of such stock to stockholders of United Community Bancorp other than United Community MHC and the liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

9.	No gain or loss will be recognized by new United Community Bancorp upon the receipt of the assets of United Community Bancorp in the holding company merger. (Section 1032(a) of the Internal Revenue Code.)

10.	The basis of the assets of United Community Bancorp (other than stock in United Community Bank) to be received by new United Community Bancorp will be the same as the basis of such assets in the hands of United Community Bancorp immediately before the transfer. (Section 362(b) of the Internal Revenue Code.)

11.	The holding period of the assets of United Community Bancorp (other than stock in United Community Bank) to be received by new United Community Bancorp will include the holding period of those assets in the hands of United Community Bancorp immediately before the transfer. (Section 1223(2) of the Internal Revenue Code.)

12.	United Community Bancorp stockholders will not recognize any gain or loss upon their exchange of United Community Bancorp common stock for new United Community Bancorp common stock. (Section 354 of the Internal Revenue Code.)

13.	Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in United Community Bancorp for the liquidation accounts in new United Community Bancorp. (Section 354 of the Internal Revenue Code.)

14.	The payment of cash to stockholders of United Community Bancorp in lieu of fractional shares of new United Community Bancorp common stock will be treated as though the fractional shares were distributed as part of the holding company merger and then redeemed by new United Community Bancorp. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase United Community Bancorp common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account holders and other voting members upon distribution to them of nontransferable subscription rights to purchase shares of United Community Bancorp common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16.	It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event new United Community Bancorp lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in the bank liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code.)

17.	It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

18.	Each stockholder’s holding period in his or her new United Community Bancorp common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

19.	The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

20.	No gain or loss will be recognized by new United Community Bancorp on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

The statements set forth in paragraph (15) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph 16 above are based on the position that the benefit provided by the bank liquidation account supporting the payment of the liquidation account if new United Community Bancorp lacks sufficient net assets has a fair market value of zero. According to our counsel: (1) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (2) the interests in the liquidation account and bank liquidation account are not transferable; (3) the amounts due under the liquidation account with respect to each eligible account holder and supplemental eligible account holder will be reduced as their deposits in United Community Bank are reduced as described in the plan of conversion; and (4) the bank liquidation account payment obligation arises only if new United Community Bancorp lacks sufficient net assets to fund the liquidation account. If such bank liquidation account rights are subsequently found to have an economic value, income may be recognized by each eligible account holder and supplemental eligible account holder in the amount of such fair market value as of the effective date of the holding company merger.

The statements set forth in paragraphs (9) and (10) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (11) above are based on the position that the benefit provided by the liquidation account in United Community Bank supporting the payment of the liquidation account in new United Community Bancorp if new United Community Bank lacks sufficient new assets has a market value of zero. Whether this benefit has a fair market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether these benefits have a fair market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that such a benefit has a market value.

Clark, Schaefer, Hackett & Co. has been engaged to issue an opinion to us to the effect that, more likely than not, the income tax consequences under Indiana law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Kilpatrick Townsend & Stockton LLP and Clark, Schaefer, Hackett & Co. are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Federal Reserve Board. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time before the submission of proxy materials to the members of United Community MHC and stockholders of United Community Bancorp. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Federal Reserve Board. The plan of conversion may be terminated by a majority vote of the board of directors at any time before the earlier of the date of the annual meeting of stockholders and the date of the special meeting of members of United Community MHC at which the plan of conversion is considered and approved, and may be terminated by the board of directors at any time thereafter with the concurrence of the Federal Reserve Board. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of United Community MHC approved the plan of conversion, and may not be extended by us or the Federal Reserve Board.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the conversion, current holders of United Community Bancorp common stock will become stockholders of new United Community Bancorp. There are certain differences in stockholder rights arising from distinctions between the federal stock charter and bylaws of United Community Bancorp and the articles of incorporation and bylaws of new United Community Bancorp and from distinctions between laws with respect to federally chartered savings and loan holding companies and Indiana law.

In some instances, the rights of stockholders of new United Community Bancorp will be less than the rights stockholders of United Community Bancorp currently have. The decrease in stockholder rights under the Indiana articles of incorporation and bylaws are not mandated by Indiana law but have been chosen by management as being in the best interest of new United Community Bancorp. In some instances, the differences in stockholder rights may increase management rights. In other instances, the provisions in new United Community Bancorp’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of new United Community Bancorp and its stockholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of new United Community Bancorp and Indiana law.

Authorized Capital Stock. The authorized capital stock of the current United Community Bancorp consists of 25,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of the new United Community Bancorp consists of 25,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

United Community Bancorp’s charter and new United Community Bancorp’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, United Community MHC is required to own not less than a majority of the outstanding common stock of United Community Bancorp. There will be no such restriction applicable to new United Community Bancorp following consummation of the conversion, as United Community MHC will cease to exist.

New United Community Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of new United Community Bancorp, whereas United Community Bancorp’s federal stock charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, new United Community Bancorp could adopt stock-related compensation plans such as stock option plans without stockholder approval and shares of the capital stock of new United Community Bancorp could be issued directly to directors or officers without stockholder approval. The rules of the NASDAQ Stock Market, however, generally require listed companies, like new United Community Bancorp will be, to obtain stockholder approval of most stock-related compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plan discussed in this prospectus to stockholders for their approval.

Neither the federal stock charter and bylaws of United Community Bancorp nor the articles of incorporation and bylaws of new United Community Bancorp provide for preemptive rights to stockholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of United Community Bancorp nor the articles of incorporation of new United Community Bancorp permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of United Community Bank to pay dividends on its capital stock is restricted by the Federal Reserve Board and the OCC regulations and by tax considerations related to savings associations. United Community Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect new United Community Bancorp because dividends from United Community Bank will be a primary source of funds for the payment of dividends to the stockholders of new United Community Bancorp.

Indiana law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to stockholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its liabilities and the amount that would be needed, if United Community Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution.

Board of Directors. The bylaws of United Community Bancorp and the articles of incorporation of new United Community Bancorp each require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of United Community Bancorp and the bylaws of new United Community Bancorp, any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present. Any director of United Community Bancorp so chosen shall hold office until the next annual meting of stockholders, and any director of new United Community Bancorp so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified.

The bylaws of both United Community Bancorp and new United Community Bancorp provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Under the bylaws of United Community Bancorp, directors may be removed only for cause by the vote of the holders of a majority of the shares of stock entitled to vote at a meeting of stockholders called for such purpose. Under the bylaws of new United Community Bancorp a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of two-thirds (2/3) of the shares of stock entitled to vote at a meeting of stockholders called for such purpose.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that United Community Bancorp must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of United Community Bancorp or its stockholders. United Community Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, United Community Bancorp is required to notify the Federal Reserve Board of its intention and such payment cannot be made if the Federal Reserve Board objects thereto.

Under Indiana law, new United Community Bancorp may indemnify directors and officers against liabilities asserted against or incurred by them while serving as such or while serving at its request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise if (i) the individual’s conduct was in good faith, (ii) the individual believed: (a) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in new United Community Bancorp’s best interests and (b) in all other cases, that the individual’s conduct was at least not opposed to new United Community Bancorp’s best interests, and (iii) in the case of any criminal proceeding, the individual either (a) had reasonable cause to believe the individual’s conduct was lawful or (b) had no reasonable cause to believe the individual’s conduct was unlawful. The articles of incorporation of new United Community Bancorp provide that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Indiana law. Such indemnification includes the advancement of expenses. The articles of incorporation of new United Community Bancorp also provides that new United Community Bancorp will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Special Meetings of Stockholders. The bylaws of United Community Bancorp provide that special meetings of the stockholders of United Community Bancorp may be called by the Chairman, President, a majority of the board of directors or the holders of not less than one-tenth of the outstanding capital stock of United Community Bancorp entitled to vote at the meeting. The articles of incorporation of new United Community Bancorp provide that special meetings of stockholders may be called by the Chairman, the President or a majority of the board of directors.

Stockholder Nominations and Proposals. The bylaws of United Community Bancorp provide an advance notice procedure for stockholders to nominate directors or bring other business before an annual or special meeting of stockholders of United Community Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the United Community Bancorp board of directors or by a stockholder who has given appropriate notice to United Community Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given United Community Bancorp appropriate notice of its intention to bring that business before the meeting. United Community Bancorp’s secretary must receive notice of the nomination or proposal at least 30 days before the date of the annual meeting; provided, however, that if less than 40 days’ notice of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

New United Community Bancorp’s bylaws establish a similar advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of new United Community Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the new United Community Bancorp board of directors or by a stockholder who has given appropriate notice to new United Community Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given new United Community Bancorp appropriate notice of its intention to bring that business before the meeting. New United Community Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to new United Community Bancorp concerning the nature of the new business, the stockholder, the stockholder’s ownership in the new United Community Bancorp and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide new United Community Bancorp with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives new United Community Bancorp’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Stockholder Action Without a Meeting. Under Indiana law, action may be taken by stockholders of new United Community Bancorp without a meeting if all stockholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the bylaws of United Community Bancorp provide that action may be taken by stockholders without a meeting if all stockholders entitled to vote on the matter consent to the taking of such action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to United Community Bancorp, provides that stockholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan association after proper written notice for a proper purpose.

Under Indiana law, a stockholder may inspect and copy a corporation’s books and records (including minutes of meetings of the board of directors or stockholders, records of actions of board committees while acting in place of the board on behalf of the corporation and actions taken by stockholders or the board without a meeting, accounting records, and record of stockholders) during regular business hours at a reasonable location specified by the corporation provided that the stockholder: (i) gives at least five (5) days advance written notice; (ii) makes the demand for inspection in “good faith” and for a “proper purpose;” (iii) describes with “reasonable particularity” the purpose of inspection and the records the stockholder desires to inspect; and (iv) the records are “directly connected” with the stockholder’s purpose.

Limitations on Voting Rights. The articles of incorporation of new United Community Bancorp provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new United Community Bancorp or any subsidiary or a trustee of a plan.

In addition, Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of new United Community Bancorp’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the board of directors of United Community Bancorp and the holders of two-thirds of the outstanding stock of United Community Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits United Community Bancorp to merge with another corporation without obtaining the approval of its stockholders if:

•	it does not involve an interim savings institution;

•	the charter of United Community Bancorp is not changed;

•

each share of United Community Bancorp stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of United Community Bancorp after such effective date; and

•

either: (a) no shares of voting stock of United Community Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of United Community Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of United Community Bancorp outstanding immediately before the effective date of the transaction.

Under Indiana law, a merger or consolidation of new United Community Bancorp requires approval of a majority of all votes entitled to be cast unless a greater vote is required by a corporation’s articles of incorporation, except that no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the stockholders;

•

each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares outstanding immediately after the effective time of the merger, plus the number of voting shares issuable as a result of the merger, will not increase by more than 20% the total number of voting shares outstanding immediately before the merger. The articles of incorporation of new United Community Bancorp reduce the vote required for a merger or consolidation to a majority of the total shares outstanding.

In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90% owned subsidiary of new United Community Bancorp.

Under Indiana law, a sale of all or substantially all of new United Community Bancorp’s assets other than in the ordinary course of business, or a voluntary dissolution of new United Community Bancorp, requires the approval of its board of directors and the affirmative vote of a majority of all votes entitled to be cast on the matter.

Business Combinations with Interested Stockholders. Indiana law generally provides that for five (5) years from the date a stockholder becomes an “interested stockholder” (i.e., the owner of 10% or more of a corporation’s voting stock), the corporation may not engage in a business combination with the interested stockholder unless the board of directors approved in advance the business combination or the transaction causing the stockholder to become an interested stockholder. If such advance approval is not received, then the business combination must meet all requirements of the articles of incorporation and either must be approved by a majority vote of the voting stock not owned by the interested stockholder and its associates at a meeting called for that purpose no earlier than five years after the interested stockholder’s share acquisition date or the proposed consideration to be paid in the business combination must satisfy certain fair price criteria. Under Indiana law, United Community Bancorp is permitted and has decided to specifically opt out of the application of the Business Combinations Chapter of the Indiana Business Corporations Law.

Neither the charter or bylaws of United Community Bancorp nor the federal laws and regulations applicable to United Community Bancorp contain a provision that restricts business combinations between United Community Bancorp and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to United Community Bancorp generally provides that a stockholder of a federally chartered savings association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings association that is listed on a national securities exchange are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or any combination of such shares of stock and cash.

Under Indiana law, stockholders of new United Community Bancorp have the right to dissent from any plan of merger or consolidation to which new United Community Bancorp is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise. Pursuant to new United Community Bancorp’s articles of incorporation, holders of new United Community Bancorp common stock are not entitled to exercise the rights of an objecting stockholder.

Evaluation of Offers; Other Corporate Constituencies. The articles of incorporation of new United Community Bancorp provide that its directors, in discharging their duties to new United Community Bancorp and in determining what they reasonably believe to be in the best interest of new United Community Bancorp, may, in addition to considering the effects of any action on stockholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon new United Community Bancorp’s stockholders, including stockholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, new United Community Bancorp and its subsidiaries and on the communities in which new United Community Bancorp and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of new United Community Bancorp; (d) whether a more favorable price could be obtained for new United Community Bancorp’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of new United Community Bancorp; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the board of directors determines that any proposal or offer to acquire new United Community Bancorp is not in the best interest of new United Community Bancorp, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

By having these standards in the articles of incorporation of new United Community Bancorp, the board of directors may be in a stronger position to oppose such a transaction if the board of directors concludes that the transaction would not be in the best interest of new United Community Bancorp, even if the price offered is significantly greater than the market price of any equity security of new United Community Bancorp.

Amendment of Governing Instruments. No amendment of the charter of United Community Bancorp may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new United Community Bancorp generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section 3.04 (limitation on common stock voting rights), Section 4.02 (classification of board of directors), Section 4.05 (removal of directors), Section 4.06 (special stockholder meetings), Article V (approval of certain business combinations), Article VI (evaluations of business combinations), Article VII (indemnification), Article IX (conduct of affairs of corporation) and Article X (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to the fullest extent allowed under Indiana law.

The bylaws of United Community Bancorp may be amended in a manner consistent with regulations of the Federal Reserve Board and shall be effective after (1) approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the stockholders of United Community Bancorp at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of new United Community Bancorp may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of new United Community Bancorp entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the stockholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

RESTRICTIONS ON ACQUISITION OF NEW UNITED COMMUNITY BANCORP

General

Certain provisions in the articles of incorporation and bylaws of new United Community Bancorp may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Articles of Incorporation and Bylaws of New United Community Bancorp

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new United Community Bancorp or any subsidiary or a trustee of a plan.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of new United Community Bancorp.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our articles of incorporation provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares of stock then entitled to vote in an election of directors, which vote may only be taken at a meeting of stockholders called expressly for that purpose. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

Elimination of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting. Special meetings of stockholders may only be called by the Chairman, the President, by a majority of the total number of directors. The limitations on the calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Amendment of Articles of Incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least two-thirds (2/3) of the outstanding shares entitled to vote.

Amendment of Bylaws. Our articles of incorporation provide that our bylaws may be adopted, amended or repealed by a resolution adopted by a two-thirds (2/3) majority of the directors then in office.

Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate notice of the stockholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder, the stockholder’s ownership of new United Community Bancorp and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations with Interested Stockholders. Indiana law generally provides that for five (5) years from the date a stockholder becomes an “interested stockholder” (i.e., the owner of more than 10% of a corporation’s voting stock), the corporation may not engage in a business combination with the interested stockholder unless the board of directors approved in advance the business combination or the transaction causing the stockholder to become an interested stockholder. If such advance approval is not received, then the business combination must meet all requirements of the Articles of Incorporation and either must be approved by a majority vote of the voting stock not owned by the interested stockholder and its associates at a meeting called for that purpose no earlier than five years after the interested stockholder’s share acquisition date or the proposed consideration to be paid in the business combination must satisfy certain fair price criteria. Under Indiana law, United Community Bancorp is permitted and has opted out of the application of the Business Combinations Chapter of the Indiana Business Corporations Law.

Control Share Acquisitions. Indiana law provides that if a person makes a “control share acquisition,” defined as an acquisition of voting stock having at least 20% of all voting power, those shares will be accorded the same voting rights as all other shares only if a resolution is approved at an annual or special stockholders meeting by the holders of a majority of all shares entitled to vote other than the control shares. The statute also provides that any person proposing to make or who has made a control share acquisition may, at the person’s election, deliver a statement to the corporation disclosing the information specified by the statute. Under Indiana law, United Community Bancorp is permitted and has opted out of the application of the Control Share Acquisitions Chapter of the Indiana Business Corporations Law.

Regulatory Restrictions

Federal Reserve Board Regulations. Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Home Owners’ Loan Act Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger provisions of the Home Owners’ Loan Act, the Change in Bank Control Act of 1978 and the OCC regulations. The Federal Reserve Board and the OCC also require persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Federal Reserve Board and the OCC.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Federal Reserve Board and OCC regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Federal Reserve Board and the OCC to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF NEW UNITED COMMUNITY BANCORP CAPITAL STOCK

The common stock of new United Community Bancorp represents nonwithdrawable capital, is not a deposit account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

New United Community Bancorp is authorized to issue 25,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01. Each share of new United Community Bancorp’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. New United Community Bancorp will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. New United Community Bancorp can pay dividends if, as and when declared by its board of directors. The payment of dividends by new United Community Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of new United Community Bancorp will be entitled to receive and share equally in dividends declared by the board of directors of new United Community Bancorp. If new United Community Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of new United Community Bancorp will possess exclusive voting rights in new United Community Bancorp. They will elect new United Community Bancorp’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of New United Community Bancorp,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If new United Community Bancorp issues preferred stock, holders of new United Community Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of United Community Bank, new United Community Bancorp, as the sole holder of United Community Bank’s capital stock, would be entitled to receive all of United Community Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of United Community Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of new United Community Bancorp, the holders of its common stock would be entitled to receive all of the assets of new United Community Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If new United Community Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of new United Community Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

New United Community Bancorp will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock of new United Community Bancorp will be Illinois Stock Transfer Company, Chicago, Illinois.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, DC. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. Clark, Schaefer, Hackett & Co. has provided an opinion to us regarding the Indiana income tax consequences of the conversion. Kilpatrick Townsend & Stockton LLP and Clark, Schaefer, Hackett & Co. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Elias, Matz, Tiernan & Herrick L.L.P.

EXPERTS

The consolidated financial statements of United Community Bancorp and subsidiaries as of June 30, 2012 and 2011, and for each of the two years then ended, have been included herein in reliance upon the report of Clark, Schaefer, Hackett & Co., an independent registered public accounting firm, which is included elsewhere herein, upon the authority of said firm as experts in accounting and auditing.

Keller & Co. has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

United Community MHC has filed an application for approval of the plan of conversion with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and the Federal Reserve Bank of Chicago, 230 South LaSalle Street, Chicago, Illinois 60604.

A copy of the plan of conversion is available without charge from United Community Bank by contacting the Stock Information Center.

The appraisal report of Keller & Co. has been filed as an exhibit to our registration statement and to our application to the Federal Reserve Board. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Federal Reserve Board as described above.

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for new United Community Bancorp have not been included in this prospectus because new United Community Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Report of Independent Registered

Public Accounting Firm

To the Board of Directors of

United Community Bancorp and Subsidiaries:

We have audited the consolidated statements of financial condition of United Community Bancorp and Subsidiaries as of June 30, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Community Bancorp and Subsidiaries as of June 30, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio

September 7, 2012

UNITED COMMUNITY BANCORP AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In thousands, except share amounts)	June 30, 2012	June 30, 2011
Assets
Cash and due from banks	$1,872	$2,543
Interest-earning deposits in other financial institutions	27,207	28,616

Cash and cash equivalents	29,079	31,159
Investment securities:
Securities available for sale - at estimated market value	21,275	49,230
Securities held to maturity - at amortized cost	493	564
Mortgage-backed securities available for sale - at estimated market value	124,621	74,119
Loans receivable, net	283,154	285,877
Loans available for sale	393	196
Property and equipment, net	7,062	7,396
Federal Home Loan Bank stock, at cost	6,588	2,507
Accrued interest receivable:
Loans	1,137	1,291
Investments and mortgage-backed securities	585	681
Other real estate owned, net	197	139
Cash surrender value of life insurance policies	10,010	7,882
Deferred income taxes	3,004	2,880
Prepaid expenses and other assets	4,913	5,060
Goodwill	2,522	2,522
Intangible asset	870	1,028

Total assets	495,903	$472,531

Liabilities and Stockholders’ Equity
Deposits	$426,967	$413,091
Advances from FHLB	10,833	1,833
Accrued interest on deposits	33	44
Accrued interest on FHLB advance	8	3
Advances from borrowers for payment of insurance and taxes	325	230
Accrued expenses and other liabilities	2,749	3,184

Total liabilities	440,915	418,385

Stockholders’ equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 19,000,000 shares authorized, 8,464,000 shares issued at June 30, 2012 and 2011; 7,834,782 and 7,840,382 shares outstanding at June 30, 2012 and 2011, respectively	36	36
Additional paid-in capital	36,958	37,089
Retained earnings	27,060	26,435
Less shares purchased for stock plans	(2,416)	(2,775)
Treasury Stock, at cost - 629,218 shares at June 30, 2012 and 623,628 shares at June 30, 2011	(7,122)	(7,091)
Accumulated other comprehensive income:
Unrealized gain on securities available for sale, net of income taxes	472	452

Total stockholders’ equity	54,988	54,146

Total liabilities and stockholders’ equity	$495,903	$472,531

See accompanying notes to the consolidated financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

	For the Year Ended June 30,
(In thousands, except per share data)	2012	2011
Interest income:
Loans	$15,159	$16,958
Investments and mortgage-backed securities	3,027	2,888

Total interest income	18,186	19,846

Interest expense:
Deposits	4,176	5,516
Borrowed funds	112	71

Total interest expense	4,288	5,587

Net interest income	13,898	14,259
Provision for loan losses	3,662	4,140

Net interest income after provision for loan losses	10,236	10,119

Other income:
Service charges	2,423	2,392
Gain on sale of loans	505	519
Gain on sale of investments	1,464	584
Loss on sale of other real estate owned	(9)	(10)
Income from bank owned life insurance	321	274
Other	273	279

Total other income	4,977	4,038

Other expense:
Compensation and employee benefits	6,826	6,610
Premises and occupancy expense	1,317	1,325
Deposit insurance premium	281	775
Advertising expense	379	408
Data processing expense	1,356	1,161
Provision for loss on real estate owned	47	—
Acquisition expense	—	38
Intangible amortization	158	372
Professional fees	767	522
Other operating expenses	1,305	1,275

Total other expense	12,436	12,486

Income before income taxes	2,777	1,671
Income tax provision	788	501

Net income	$1,989	$1,170

Basic and diluted earnings per share	$0.26	$0.15

See accompanying notes to the consolidated financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

	For the Year Ended June 30,
	2012	2011
Net income	$1,989	$1,170
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale	913	311
Reclassification adjustment for gains on securities available for sale included in income	(893)	(356)

Total comprehensive income	$2,009	$1,125

See accompanying notes to consolidated financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

(In thousands, except per share data)	Common Stock	Additional Paid-In Capital	Retained Earnings	Shares Purchased for Stock Plans	Treasury Stock	Unrealized Gain (Loss) on Securities Available for Sale	Total

Balance at June 30, 2010	$36	$36,995	$26,622	$(3,042)	$(7,054)	$497	$54,054
Net income	—	—	1,170	—	—	—	1,170
Cash dividends of $0.44 per share*	—	—	(1,357)	—	—	—	(1,357)
Stock-based compensation expense	—	157	—	—	—	—	157
Amortization of ESOP shares	—	(63)	—	267	—	—	204
Shares repurchased	—	—	—	—	(37)	—	(37)
Unrealized loss on investments:
Net change during the period, net of deferred taxes of $23	—	—	—	—	—	(45)	(45)

Balance at June 30, 2011	$36	$37,089	$26,435	$(2,775)	$(7,091)	$452	$54,146
Net income	—	—	1,989	—	—	—	1,989
Cash dividends of $0.44 per share*	—	—	(1,364)	—	—	—	(1,364)
Stock-based compensation expense	—	48	—	—	—	—	48
Amortization of ESOP shares	—	(179)	—	359	—	—	180
Shares repurchased	—	—	—	—	(31)	—	(31)
Unrealized gain on investments:
Net change during the period, net of deferred taxes of $14	—	—	—	—	—	20	20

Balance at June 30, 2012	$36	$36,958	$27,060	$(2,416)	$(7,122)	$472	$54,988

*	Paid on all shares other than those held by United Community MHC.

See accompanying notes to consolidated financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Year Ended June 30,
(In thousands)	2012	2011
Operating activities:
Net income	$1,989	$1,170
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	569	551
Provision for loan losses	3,662	4,140
Provision for loss on real estate owned	47	—
Deferred loan origination costs	(212)	(216)
Amortization of premium on investments	2,524	1,447
Proceeds from sale of loans	15,668	21,748
Loans disbursed for sale in the secondary market	(15,360)	(21,061)
Gain on sale of loans	(505)	(519)
Amortization of intangible asset	158	372
Amortization of acquisition-related loan yield adjustment	(182)	(124)
Amortization of acquisition-related credit risk adjustment	—	(102)
Amortization of acquisition-related CD yield adjustment	(26)	(97)
Gain on sale of investment securities	(1,464)	(584)
Loss on sale of other real estate owned	9	10
Increase in cash surrender value of life insurance	(321)	(274)
ESOP shares committed to be released	180	(87)
Stock-based compensation expense	48	157
Deferred income taxes	(139)	1,711
Effects of change in operating assets and liabilities:
Accrued interest receivable	250	318
Prepaid expenses and other assets	147	(1,608)
Accrued interest	(6)	(75)
Accrued expenses and other	(432)	16

Net cash provided by operating activities	6,604	6,893

Investing activities:
Proceeds from maturity of available for sale investment securities	14,000	29,802
Proceeds from sale of available for sale investment securities	29,216	17,712
Proceeds from maturity of held to maturity securities	71	67
Proceeds from repayment of mortgage-backed securities available for sale	25,254	18,572
Proceeds from sale of mortgage-backed securities available for sale	56,278	32,910
Proceeds from sale of other real estate owned	480	541
Purchases of available for sale investment securities	(14,170)	(35,817)
Purchases of mortgage-backed securities available for sale	(134,153)	(68,065)
Proceeds from sale of Federal Home Loan Bank stock	—	8
Purchases of Federal Home Loan Bank stock	(4,081)	(499)
Net decrease (increase) in loans	(1,139)	17,269
Purchase of bank owned life insurance	(1,807)	(499)
Capital expenditures	(235)	(434)

Net cash provided by (used in) investing activities	(30,286)	11,567

Financing activities:
Net increase (decrease) in deposits	13,902	(16,992)
Borrowings from Federal Home Loan Bank	10,000	—
Repayments of Federal Home Loan Bank advances	(1,000)	(1,000)
Dividends paid to stockholders	(1,364)	(1,357)
Repurchases of common stock	(31)	(37)
Net increase in advances from borrowers for payment of insurance and taxes	95	62

Net cash provided by (used in) financing activities	21,602	(19,324)

Net decrease in cash and cash equivalents	(2,080)	(864)
Cash and cash equivalents at beginning of period	31,159	32,023

Cash and cash equivalents at end of period	$29,079	$31,159

See accompanying notes to consolidated financial statements.

UNITED COMMUNITY BANCORP

Notes to Consolidated Financial Statements

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Community Bancorp (the “Company”) is a federally chartered corporation, which was organized to be the mid-tier holding company for United Community Bank (the “Bank”), which is a federally chartered, FDIC-insured savings bank. The Company was organized in conjunction with the Bank’s reorganization from a mutual savings bank to the mutual holding company structure on March 30, 2006. United Community MHC, a federally chartered corporation, is the mutual holding company parent of the Company. At June 30, 2012, United Community MHC owned 59% of the Company’s outstanding common stock and must always own at least a majority of the voting stock of the Company. In addition to the shares of the Company, United Community MHC was capitalized with $100,000 in cash from the Company. The Company, through the Bank, operates in a single business segment providing traditional banking services through its office and branches in Southeastern Indiana. UCB Real Estate Management Holdings, LLC, a wholly-owned subsidiary of the Bank, was formed for the purpose of holding and operating real estate assets that are acquired by the Bank through, or in lieu of, foreclosure. UCB Financial Services, Inc., a wholly-owned subsidiary of the Bank, was formed for the purpose of collecting commissions on investments referred to Lincoln Financial Group.

The Company evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements.

PRINCIPLES OF CONSOLIDATION – The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated.

RECLASSIFICATIONS – Certain year-to-date and prior year amounts presented have been reclassified in order to conform to the current year presentation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS – The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions in the Company’s financial statements are recorded in the allowances for loan and other real estate losses and deferred income taxes. Actual results could differ significantly from those estimates.

CASH AND CASH EQUIVALENTS – For purposes of reporting cash flows, cash and cash equivalents include cash and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

INVESTMENT SECURITIES – Investment and mortgage-backed securities are classified upon acquisition into one of three categories: held to maturity, trading and available for sale, in accordance with FASB Accounting Standards Codification (ASC) Topic 320, Investments. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near-term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. The Bank had no trading securities at June 30, 2012 or 2011. Debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders’ equity, net of deferred taxes.

Securities are recorded net of applicable premium or discount with the premium or discount being amortized on the interest method over the estimated average life of the investment.

The Bank designates its investment in the U. S. League Intermediate-Term Portfolio, certain municipal bonds, and mortgage-backed securities as available for sale.

Gains and losses realized on the sale of investment securities are accounted for on the trade date using the specific identification method.

LOANS RECEIVABLE – Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation allocations and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans held for sale are recorded at lower of cost or market, determined in the aggregate. Loans are designated for sale as a part of the Bank’s asset/liability management strategy. Market value is determined based on expected volatility in interest rates and the anticipated holding period before the loan is sold. Due to the holding period being short term, the market value and cost of the loan are approximately the same. The Bank had $393,000 and $196,000 in loans held for sale at June 30, 2012 and 2011, respectively.

The Bank defers all loan origination fees, net of certain direct loan origination costs, and amortizes them over the contractual life of the loan as an adjustment of yield in accordance with ASC 310-20, Receivables – Nonrefundable Fees and Other Costs.

The Bank retains the servicing on loans sold and agrees to remit to the investor loan principal and interest at agreed-upon rates. These rates can differ from the loan’s contractual interest rate resulting in a “yield differential.” In addition to previously deferred loan origination fees and cash gains, gains on the sale of loans can represent the present value of the future yield differential less normal servicing fees, capitalized over the estimated life of the loans sold. Normal servicing fees are determined by reference to the stipulated minimum servicing fee set forth by the government agencies to which the loans are sold. Such servicing fees are amortized to operations over the life of the loans using the interest method. If prepayments are higher than expected, an immediate charge to operations is made. If prepayments are lower than original estimates, then the related adjustments are made prospectively.

The mortgage servicing rights recorded by the Bank are segregated into pools for valuation purposes using as pooling criteria the loan term and coupon rate in accordance with ASC 860-50-30. Once pooled, each grouping of loans is evaluated on a discounted earnings basis to determine the present value of the future earnings that a purchaser could expect to realize from each portfolio. Earnings are projected from a variety of sources including loan-servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income and costs to service the loans. The present value of future earnings is the “economic” value for the pool. The Company has selected the amortized cost method for valuation under guidance of ASC 860-50, Transfers and Servicing – Servicing Assets and Liabilities.

The allowance for loan and lease losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s evaluation, which occurs no less than quarterly, of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent losses such as amount of loan, type of loan, concentrations, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, present value of expected future cash flows to support the loan, and current economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

Although Management uses the best information available to make these estimates, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank’s control.

The Bank’s internal asset review committee reviews each loan with three or more delinquent payments, and each loan ninety days or more past due as to principal or interest, and decides whether the circumstances involved give reason to place the loan on non-accrual status. The Board of Directors reviews this information as determined by the internal asset review committee each month. While a loan is classified as non-accrual, cash receipts are applied to principal and interest in accordance with its contractual terms unless full payment of principal is not expected, in which case cash receipts, whether designated as principal or interest, are applied as a reduction in the carrying value of the loan. A nonaccrual loan is generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance has been demonstrated. Interest income is generally recognized on a cash basis.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Bank’s investment in multi-family and nonresidential loans, such loans are determined to be cash flow dependent or collateral dependent.

Collateral dependent loans, as a practical expedient, are carried at the lower of cost or fair value based upon the most recent real estate appraisals. Cash flow dependent loans are carried at lower of cost or fair value based on the present value of expected future cash flows. Loans which are more than ninety days delinquent and are considered to constitute more than a minimum delay in repayment are evaluated for impairment at that time. It is the Bank’s policy to charge off unsecured credits that are one hundred and twenty days or more delinquent.

Cash receipts on a nonaccrual loan are applied to principal and interest in accordance with its contractual terms unless full payment of principal is not expected, in which case cash receipts, whether designated as principal or interest, are applied as a reduction of the carrying value of the loan. A nonaccrual loan is generally returned to accrual status when principal and interest payments are current, full collectibility of principal and interest is reasonably assured and a consistent record of performance has been demonstrated.

From time to time, as part of our loss mitigation strategy, loans may be renegotiated in a troubled debt restructuring (“TDR”) when we determine that greater economic value will ultimately be recovered under the new terms than through foreclosure, liquidation, or bankruptcy. We may consider the borrower’s payment status and history, the borrower’s ability to pay upon a rate reset on an adjustable rate mortgage, size of the payment increase upon a rate reset, period of time remaining prior to the rate reset, and other relevant factors in determining whether a borrower is experiencing financial difficulty. TDRs are considered to be nonperforming, until they have been performing under the new terms for at least six consecutive months. TDRs are accounted for as set forth in ASC 310, Receivables. A TDR may be on nonaccrual or it may accrue interest. A TDR is typically on nonaccrual until the borrower successfully performs under the new terms for six consecutive months. However, a TDR may be placed on accrual immediately following the TDR in those instances where a borrower’s payments are current prior to the modification and management determines that principal and interest under the new terms are fully collectible.

Existing performing loan customers who request a loan modification (“non-TDR”) and who meet the Bank’s underwriting standards may, usually for a fee, modify their original loan terms to terms currently offered. The modified terms of these loans are similar to the terms offered to new customers. The fee assessed for modifying the loan is deferred and amortized over the life of the modified loan using the level-yield method and is reflected as an adjustment to interest income. Each modification is examined on a loan-by-loan basis and if the modification of terms represents more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs associated with the mortgage loan are recognized in interest income at the time of the modification. If the modification of terms does not represent more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs continue to be deferred.

CONCENTRATION OF CREDIT RISK – The Bank has residential and commercial loans to customers in local counties in Southeastern Indiana, Northern Kentucky, and Southwestern Ohio. Although the Bank has a diversified loan portfolio, the ability of a substantial portion of its debtors to honor their contracts is dependent upon the local economy. Management maintains deposit accounts with financial institutions in excess of federal deposit insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

OTHER REAL ESTATE OWNED – Real estate properties acquired through, or in lieu of, foreclosure are initially recorded at lower of cost or market, with fair value based on the value of the underlying collateral at the date of foreclosure, and are transferred to the Bank’s wholly-owned subsidiary, UCB Real Estate Management Holdings, LLC. Holding costs, including losses from operations, are expensed when incurred. Valuations are periodically performed, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

PROPERTY AND EQUIPMENT – Property and equipment is carried at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Land improvements	7 - 15 years
Buildings	15 -39 years
Furniture and equipment	3 -10 years

Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are charged to operations in the period incurred.

INCOME TAXES – The Company accounts for income taxes in accordance with ASC 740-10-50. Pursuant to the provisions of ASC 740-10-50, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible or taxable temporary differences or carry forward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carry forward attributes exceeds management’s estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future. The Company applies a more likely than not recognition threshold for all tax uncertainties.

The Company’s principal temporary differences between pretax financial income and taxable income result primarily from timing differences for certain components of compensation and post-retirement expense, book and tax bad debt deductions, depreciation and amortization of goodwill and other intangible assets.

The determination of current and deferred income taxes is an accounting estimate which is based on the analyses of many factors including interpretation of federal and state income tax laws, the evaluation of uncertain tax positions, differences between the tax and financial reporting basis of assets and liabilities (temporary differences), estimates of amounts due or owed such as the timing of reversal of temporary differences and current financial accounting standards. Actual results could differ from the estimates and tax law interpretations used in determining the current and deferred income tax liabilities.

EMPLOYEE STOCK OWNERSHIP PLAN – The Company accounts for the United Community Bank Employee Stock Ownership Plan (“ESOP”) in accordance with ASC 718-40, Compensation – Stock Compensation – Employee Stock Ownership Plans. ESOP shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are committed to be released from collateral, the Bank will record compensation expense equal to the current market price of the shares. To the extent that the fair value of the ESOP shares differs from the cost of such shares, the difference is recorded to stockholders’ equity as an adjustment to capital. Additionally, the shares become outstanding for basic net income per share computations.

STOCK-BASED COMPENSATION – The Company applies the provisions of ASC 718, Compensation – Stock Compensation, which requires the Company to measure the cost of employee services received in exchange for awards of equity instruments and to recognize this cost in the financial statements over the period during which the employee is required to provide such services. The Company has elected to recognize compensation cost associated with its outstanding stock-based compensation awards with graded vesting on an accelerated basis pursuant to ASC 718. The expense is calculated for stock options at the date of grant using the Black-Scholes option pricing model. The expense associated with restricted stock awards is calculated based upon the value of the common stock on the date of grant.

EARNINGS PER SHARE – Effective July 1, 2009, the Company adopted ASC 260-10-65-2, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities. This guidance concludes that non-vested shares with non-forfeitable dividend rights are considered participating securities and, thus, subject to the two-class method pursuant to ASC 260, Earnings per Share, when computing basic and diluted earnings per share. The Company’s restricted share awards contain non-forfeitable dividend rights but do not contractually obligate the holders to share in the losses of the Company. Accordingly, during periods of net income, unvested restricted shares are included in the determination of both basic and diluted EPS. During periods of net loss, these shares are excluded from both basic and diluted EPS.

Basic earnings per share (“EPS”) is based on the weighted average number of common shares and unvested restricted shares outstanding, adjusted for ESOP shares not yet committed to be released. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effects of contracts or securities exercisable or which could be converted into common stock, if dilutive, using the treasury stock method.

For each of the years ended June 30, 2012 and 2011, outstanding options to purchase 346,304 shares were excluded from the computations of diluted earnings per share as their effect would have been anti-dilutive. The following is a reconciliation of the basic and diluted weighted average number of common shares outstanding:

	June 30,
	2012	2011
Basic weighted average outstanding shares	7,645,075	7,627,418
Effect of dilutive stock options	—	—

Diluted weighted average outstanding shares	7,645,075	7,627,418

COMPREHENSIVE INCOME – The Company presents in the consolidated statement of comprehensive income those amounts from transactions and other events which currently are excluded from the consolidated statement of income and are recorded directly to stockholders’ equity.

GOODWILL – In June 2010, the Company acquired three branches from Integra Bank National Association (“Integra”), which was accounted for under the purchase method of accounting. Under the purchase method, the Company is required to allocate the cost of an acquired company to the assets acquired, including identified intangible assets, and liabilities assumed based on their estimated fair values at the date of acquisition. The excess cost over the value of net assets acquired represents goodwill, which is not subject to amortization.

Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements in the business acquired. Goodwill recorded by the Company in connection with its acquisition relates to the inherent value in the business acquired and this value is dependent upon the Company’s ability to provide quality, cost-effective services in a competitive market place. As such, goodwill value is supported ultimately by revenue that is driven by the volume of business transacted. A decline in earnings as a result of a lack of growth or the inability to deliver cost-effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.

Goodwill is not amortized but is tested for impairment when indicators of impairment exist, or at least annually, to determine the reasonableness of the recorded amount. Potential goodwill impairment exists when the fair value of the reporting unit (as defined by GAAP) is less than its carrying value. An impairment loss is recognized in earnings only when the carrying amount of goodwill is less than its implied fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS – ASC 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not recognized in the consolidated balance sheet, for which it is practicable to estimate the value. For financial instruments where quoted market prices are not available, fair values are estimated using present value or other valuation methods.

The following methods and assumptions are used in estimating the fair values of financial instruments:

Cash and cash equivalents

The carrying values presented in the consolidated statements of position approximate fair value.

Investments and mortgage-backed securities

For investment securities (debt instruments) and mortgage-backed securities, fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

Loans receivable

The fair value of the loan portfolio is estimated by evaluating homogeneous categories of loans with similar financial characteristics. Loans are segregated by types, such as residential mortgage, commercial real estate, and consumer. Each loan category is further segmented into fixed and adjustable-rate interest, terms, and by performing and nonperforming categories. The fair value of performing loans, except residential mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value for significant nonperforming loans is based on recent internal or external appraisals. Assumptions regarding credit risk, cash flow, and discount rates are judgmentally determined by using available market information.

Federal Home Loan Bank stock

The Bank is a member of the Federal Home Loan Bank system and is required to maintain an investment based upon a pre-determined formula. The carrying values presented in the consolidated statements of position approximate fair value.

Deposits

The fair values of passbook accounts, interest-bearing checking accounts, noninterest-bearing accounts, and money market savings and demand deposits approximate their carrying values. The fair values of fixed maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar maturities.

Advance from Federal Home Loan Bank

The fair value is calculated using rates available to the Company on advances with similar terms and remaining maturities.

Off-balance sheet items

Carrying value is a reasonable estimate of fair value. These instruments are generally variable rate or short-term in nature, with minimal fees charged.

ADVERTISING – The Company expenses advertising costs as incurred. Advertising costs consist primarily of television, radio, newspaper and billboard advertising.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

In September 2011, the FASB issued Accounting Standards Update (ASU) 2011-08, Testing Goodwill for Impairment, to simplify how entities test goodwill for impairment. This guidance permits an entity to assess qualitative factors to determine whether it is more likely than not (defined as more than fifty percent) that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the current two-step goodwill impairment test. The two-step goodwill impairment test is only required if the entity determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The adoption of this guidance did not have a material effect on the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this ASU will not impact the way the Company currently reports comprehensive income, and will not have a material impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which generally represents clarifications of Topic 820, Fair Value Measurements, but also includes certain instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This ASU is intended to result in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRS). ASU 2011-04 is effective prospectively for interim and annual periods beginning after December 15, 2011 with earlier application not permitted. This ASU did not have a material impact on the Company’s financial statements.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310) – A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, which clarifies which loan modifications constitute TDRs. In evaluating whether a restructuring constitutes a TDR, a creditor must separately conclude under the guidance in ASU 2011-02 that the restructuring constitutes a concession and that the debtor is experiencing financial difficulties. The amendments also clarify that a creditor is precluded from using the effective interest rate test in the debtor’s guidance on restructuring of payables when evaluating whether a restructuring constitutes a TDR. ASU 2011-02 is effective for the first interim or annual period beginning on or after June 15, 2011. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosure about Fair Value Measurements, under Topic 820, Fair value Measurements and Disclosures, to improve and provide new disclosures for recurring and nonrecurring fair value measurements under the three-level hierarchy of inputs for transfers in and out of Levels 1 and 2, and activity in Level 3. This update also clarifies existing disclosures of the level of disaggregation for the classes of assets and liabilities and the disclosure about inputs and valuation techniques. ASU No. 2010-06 became effective during the year ended June 30, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which became effective for the interim period ending September 30, 2011. The adoption of this remaining guidance did not have a material impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. In order to defer only those changes in Update 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in this Update supersede certain pending paragraphs in Update 2011-05. Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before Update 2011-05. All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. This ASU is not expected to have a significant impact on the Company’s financial statements.

NOTE 2 – PLAN OF CONVERSION AND REORGANIZATION

The Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the “Plan”) on March 10, 2011 as amended on September 6, 2012. Pursuant to the Plan, the MHC will convert from the mutual holding company form of organization to the fully public form. The MHC will be merged into the Company, and the MHC will no longer exist. The Company will merge into a new Indiana corporation named United Community Bancorp. As part of the conversion, the MHC’s ownership interest of the Company will be offered for sale in a public offering. The existing publicly held shares of the Company, which represents the remaining ownership interest in the Company, will be exchanged for new shares of common stock of United Community Bancorp, the new Indiana corporation. The exchange ratio will ensure that immediately after the conversion and public offering, the public shareholders of the Company will own the same aggregate percentage of United Community Bancorp common stock that they owned immediately prior to that time (excluding shares purchased in the stock offering and cash received in lieu of fractional shares). When the conversion and public offering are completed, all of the capital stock of the Bank will be owned by United Community Bancorp, the Indiana corporation.

The Plan provides for the establishment, upon the completion of the conversion, of special “liquidation accounts” for the benefit of certain depositors of the Bank in an amount equal to the greater of the MHC’s ownership interest in the retained earnings of the Company as of the date of the latest balance sheet contained in the prospectus or the retained earnings of the Bank at the time it reorganized into the MHC. Following the completion of the conversion, under the rules of the Board of Governors of the Federal Reserve System, the Bank will not be permitted to pay dividends on its capital stock to United Community Bancorp, its sole shareholder, if the Bank’s shareholder’s equity would be reduced below the amount of the liquidation accounts. The liquidation accounts will be reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s or a supplemental eligible account holder’s interest in the liquidation accounts.

Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering. If the conversion and public offering are not completed, all costs will be charged to expense in the period in which the public offering is terminated. Costs of $557,000 had been incurred and capitalized related to the conversion as of June 30, 2011. Additional costs of $712,000 have been incurred and capitalized related to the conversion during the year ended June 30, 2012. The Company previously filed a registration statement on Form S-1 with the SEC relating to the conversion and the public offering.

NOTE 3 – INVESTMENT AND MORTGAGE-BACKED SECURITIES

Investment securities available for sale at June 30, 2012 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(In thousands)

Mortgage-backed securities	$124,354	$566	$299	$124,621
Municipal bonds	20,548	693	93	21,148
Other equity securities	210	—	83	127

Total	$145,112	$1,259	$475	$145,896

Investment securities held to maturity at June 30, 2012 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(In thousands)

Municipal bonds	$493	$—	$—	$493

Investment securities available for sale at June 30, 2011 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(In thousands)

Mortgage-backed securities	$73,827	$364	$72	$74,119
U.S. Government corporations and agencies	28,817	39	—	28,856
Municipal bonds	19,744	544	44	20,244
Other equity securities	210	—	80	130

Total	$122,598	$947	$196	$123,349

Investment securities held to maturity at June 30, 2011 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(In thousands)

Municipal bonds	$564	$—	$—	$564

Gross proceeds on the sale of investment and mortgage-backed securities were $85,494,000 and $50,622,000 for the years ended June 30, 2012 and 2011, respectively. Gross realized gains for the years ended June 30, 2012 and 2011 were $1,525,000 and $662,000, respectively. Gross realized losses for the years ended June 30, 2012 and 2011 were $61,000 and $78,000, respectively.

The amount of investment securities pledged as security for municipal deposits totaled $35.6 million as of June 30, 2012.

The mortgage-backed securities and municipal bonds available for sale have the following maturities at June 30, 2012:

	Amortized Cost	Estimated Market Value
	(In thousands)

Due or callable in one year or less	$—	$—
Due or callable in 1 - 5 years	64,324	64,661
Due or callable in 5 - 10 years	70,110	70,410
Due or callable in greater than 10 years	10,468	10,698

Total debt securities	$144,902	$145,769

All other securities available for sale at June 30, 2012 are saleable within one year. The Company held $493,000 and $564,000 in investment securities that are being held to maturity at June 30, 2012 and 2011, respectively. The investment securities held to maturity have annual returns of principal and will be fully matured between 2014 and 2019.

The expected returns of principal of investments held to maturity are as follows as of June 30, 2012 (in thousands):

2013	$18
2014	49
2015	176
2016	56
2017	60
2018 and thereafter	134

$493

The table below indicates the length of time individual investment securities and mortgage-backed securities have been in a continuous loss position at June 30, 2012 and 2011:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
June 30, 2012
Municipal bonds	$7,334	$93	$—	$—	$7,334	$93
Mortgage-backed securities	48,166	299	—	—	48,166	299
Other equity securities	—	—	127	83	127	83

	$55,500	$392	$127	$83	$55,627	$475

Number of investments	24		1		25

June 30, 2011
Municipal bonds	$1,971	$26	$497	$18	$2,468	$44
Mortgage-backed securities	18,202	43	2,238	29	20,440	72
Other equity securities	—	—	130	80	130	80

	$20,173	$69	$2,865	$127	$23,038	$196

Number of investments	11		3		14

Securities available for sale are reviewed for possible other-than-temporary impairment on a quarterly basis. During this review, management considers the severity and duration of the unrealized losses as well as its intent and ability to hold the securities until recovery, taking into account balance sheet management strategies and its market view and outlook. Management also assesses the nature of the unrealized losses, taking into consideration factors such as changes in risk-free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer or any credit enhancement providers, and the quality of the underlying collateral. Management does not intend to sell these securities in the foreseeable future, and does not believe that it is more likely than not that the Bank will be required to sell a security in an unrealized loss position prior to a recovery in its value. The decline in market value is due to changes in market interest rates. The fair values are expected to recover as the securities approach maturity dates.

The detail of interest and dividends on investment securities is as follows:

	For the Year Ended June 30,
	2012	2011
	(In thousands)

Taxable interest income	$2,081	$2,197
Nontaxable interest income	753	639
Dividends	193	52

Total	$3,027	$2,888

Mortgage-backed securities available for sale at June 30, 2012 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
		(In thousands)

FNMA	$67,299	$259	$132	$67,426
FHLMC	22,845	240	—	23,085
GNMA	34,210	67	167	34,110

	$124,354	$566	$299	$124,621

Mortgage-backed securities available for sale at June 30, 2011 consist of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
		(In thousands)

FNMA	$51,620	$236	$4	$51,852
FHLMC	17,103	107	68	17,142
GNMA	5,104	21	—	5,125

	$73,827	$364	$72	$74,119

NOTE 4 – FINANCING RECEIVABLES

Financing receivables consist of the following:

	At June 30,
	2012	2011
	(In thousands)
Residential real estate
One- to four-family	$139,522	$131,153
Multi-family	42,325	46,296
Construction	1,189	1,084
Nonresidential real estate – commercial and office buildings	59,123	65,156
Agricultural	3,150	1,661
Land	3,441	3,985
Commercial	3,854	4,860
Consumer	35,595	36,639

	288,199	290,834
Less:
Allowance for losses, restated	5,614	5,335
Undisbursed portion of loans in process	355	333
Deferred loan costs, net	(924)	(711)

	$283,154	$285,877

As of June 30, 2012 and 2011, the Company was servicing loans for the benefit of others in the amount of $59,630,000 and $60,833,000, respectively. The Company recognized $505,000 and $519,000 of pre-tax gains on sale of loans during the years ended June 30, 2012 and 2011, respectively. The carrying value of mortgage servicing rights approximated $537,000 and $547,000 as of June 30, 2012 and 2011, respectively. No impairment has been identified on the mortgage servicing assets and correspondingly, no valuation allowance has been recognized as of June 30, 2012 and 2011. Amortization expense associated with mortgage servicing assets totaled $151,000 and $67,000 for the years ended June 30, 2012 and 2011, respectively.

The Company sells loans in the secondary market. Proceeds from the sales of mortgage loans totaled $15,668,000 and $21,748,000 during the years ended June 30, 2012 and 2011, respectively. The Company had $393,000 and $196,000 in one- to four-family fixed-rate loans designated as held for sale at June 30, 2012 and 2011, respectively. It is generally management’s intention to hold all other loans originated to maturity or earlier repayment.

The following table provides information with respect to nonaccrual loans.

	At June 30,
	2012	2011
	(Dollars in thousands)
Nonaccrual loans:
One- to four-family – owner-occupied	$2,322	$1,418
One- to four-family – non-owner-occupied	90	234
Multi-family residential real estate	2,034	1,742

Nonresidential real estate – commercial and office buildings	1,077	566
Land	29	—
Consumer	508	240
Commercial	240	240
Restructured nonaccrual loans:
One- to four-family – owner-occupied	$2,404	$1,318
One- to four-family – non-owner-occupied	197	335
Multi-family residential real estate	4,251	10,358

Nonresidential real estate – commercial and office buildings	2,987	4,146

Total nonperforming loans	$16,139	$20,597

Number of nonaccrual loans	74	61

From time to time, as part of the loss mitigation process, loans may be renegotiated in a TDR when we determine that greater economic value will ultimately be recovered under the new terms than through foreclosure, liquidation, or bankruptcy. Management may consider the borrower’s payment status and history, the borrower’s ability to pay upon a rate reset on an adjustable-rate mortgage, size of the payment increase upon a rate reset, period of time remaining prior to the rate reset, and other relevant factors in determining whether a borrower is experiencing financial difficulty. TDRs are considered to be nonperforming until they have been performing under the new terms for at least six consecutive months. TDRs are accounted for as set forth in ASC 310 Receivables (“ASC 310”). A TDR may be on nonaccrual or it may accrue interest. A TDR is typically on non-accrual until the borrower successfully performs under the new terms for six consecutive months.

Existing performing loan customers who request a loan modification (non-TDR) and who meet the Bank’s underwriting standards may, usually for a fee, modify their original loan terms to terms currently offered. The modified terms of these loans are similar to the terms offered to new customers. The fee assessed for modifying the loan is deferred and amortized over the life of the modified loan using the level-yield method and is reflected as an adjustment to interest income. Each modification is examined on a loan-by-loan basis and if the modification of terms represents more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs associated with the mortgage loan are recognized in interest income at the time of the modification. If the modification of terms does not represent more than a minor change to the loan, then the unamortized balance of the pre-modification deferred fees or costs continue to be deferred.

During the third quarter of the fiscal year ended June 30, 2011, Management began restructuring loans into a Note A/Note B format. Upon performing a global analysis of the relationship with the borrower, the terms of Note A are calculated using current financial information to determine the amount of payment at which the borrower would have a debt service coverage ratio of 1.5x or better. That payment is calculated based upon a 20 to 30-year amortization period, then fixed for two years, with the loan maturing at the end of the two years. The amount for Note B is the difference of Note A and the original amount to be refinanced, plus reasonable closing costs. It is given the same interest rate and balloon term as Note A, but no principal or interest payments are due until maturity. While no amount of the original indebtedness of the borrower is forgiven through this process, the full amount of Note B is charged-off. Note A is treated as any other TDR and, generally, may return to accrual status after a history of performance in accordance with the restructured terms of at least six consecutive months is established.

The following tables summarize TDRs by loan type and accrual status.

	At June 30, 2012
	Loan Status		Total Unpaid Principal Balance	Related Allowance	Recorded Investment	Number of Loans	Average Recorded Investment
(Dollars in thousands)	Accrual	Nonaccrual
One- to four-family residential real estate	$2,374	$2,601	$4,975	$26	$4,949	28	$5,365
Multi-family residential real estate	7,715	4,251	11,966	165	11,801	12	11,514
Nonresidential real estate	3,122	2,987	6,109	465	5,644	8	6,194

Total	$13,211	$9,839	$23,050	$656	$22,394	48	$23,073

	At June 30, 2011
	Loan Status		Total Unpaid Principal Balance	Related Allowance	Recorded Investment	Number of Loans	Average Recorded Investment
(Dollars in thousands)	Accrual	Nonaccrual
One- to four-family residential real estate	$4,128	$1,653	$5,781	$—	$5,781	34	$3,474
Multi-family residential real estate	2,041	10,358	12,399	1,173	11,226	11	7,800
Nonresidential real estate	2,599	4,146	6,745	—	6,745	7	4,976

Total	$8,768	$16,157	$24,925	$1,173	$23,752	52	$16,250

Interest income recognized on TDRs is as follows:

(In thousands)	For the Year Ended June 30, 2012

One- to four-family residential real estate	$81
Multi-family residential real estate	314
Nonresidential real estate	119
Construction	—
Commercial	—
Consumer	—

Total	$514

At June 30, 2012, the Bank had 48 loans totaling $23.1 million that qualified as TDRs, and has established an allowance for losses on these loans of $656,000. With respect to the $23.1 million in TDRs, the Bank charged off $5.3 million with respect to these loans at the time of the restructuring into the Note A/B format. At June 30, 2011, the Bank had 52 loans totaling $24.9 million that qualified as TDRs, and had established a specific allocation of the allowance for loss on these loans of $1.2 million. At June 30, 2012, the Bank had no other commitments to lend on its TDRs. Management continues to monitor the performance of loans classified as TDRs on a monthly basis.

The following table is a rollforward of activity in our TDRs for the fiscal year ending June 30, 2012 and 2011.

	2012		2011
(Dollars in thousands)	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans

Beginning balance	$23,752	52	$11,372	19
Additions to TDRs	2,924	6	15,118	33
Removals	(1,880)	(10)	—	—
Charge offs	(1,386)	—	(1,995)	—
Payments	(1,016)	—	(743)	—

	$22,394	48	$23,752	52

The following table provides a summary of the loans that were restructured as TDRs during the year ended June 30, 2012:

	Number of Modifications	Recorded Investment Prior to Restructuring	Recorded Investment After Restructuring	Allocation of Allowance for Loan Loss
(Dollars in thousands)				Prior to Restructuring	After Restructuring

One- to four-family owner-occupied	4	$1,340	$1,181	$—	$—
Nonresidential real estate	1	722	615	93	—
Multi-family residential real estate mortgage	1	1,543	1,128	—	—

Totals	6	$3,605	$2,924	$93	$—

The mortgage one- to four-family owner-occupied loan restructurings consisted of an interest rate reduction to a below market interest rate. The nonresidential real estate loan restructuring consisted of a rate reduction to a below market interest rate. The multi-family residential real estate loan restructuring involved using the Note A/B format with a market rate of interest on Note A and a below market rate of interest on Note B.

The Company considers TDRs that become 90 days or more past due under the modified terms as subsequently defaulted. During the year ended June 30, 2012 the Company had one one- to four-family residential loan subsequently default after modification. The recorded investment in the loan at the time of default was approximately $81,000. The Company does not anticipate any further loss on the loan and the default of this loan had no material impact on the allowance for loan losses for the year.

Loans that were included in TDRs at June 30, 2012 and 2011 were generally given concessions of interest rate reductions of between 25 and 300 basis points, and/or structured as interest only payment loans for periods of one to three years. Many of these loans also have balloon payments due at the end of their lowered rate period, requiring the borrower to refinance at market rates at that time. At June 30, 2012, there were 39 loans with required principal and interest payments and 9 loans with required interest only payments. At June 30, 2011, there were 43 loans with required principal and interest payments, and 9 loans with required interest only payments.

No loans over ninety days past due accrued interest for the years ended June 30, 2012 and 2011. Interest income that would have been recorded for the years ended June 30, 2012 and 2011 had nonaccruing loans been current according to their original terms was $377,000 and $274,000, respectively. Interest related to nonaccrual loans included in interest income totaled $113,000 and $158,000 for the years ended June 30, 2012 and 2011, respectively.

The following table illustrates certain disclosures required by ASC 310-10-50-11B(c), (g) and (h).

For the year ended June 30, 2012:

Allowance for Credit Losses and Recorded Investment in Loans Receivable

	One- to Four- Family Mortgage Owner- Occupied	Consumer	One- to Four- Family Mortgage Non-owner- Occupied	Multi- Family Mortgage	Non- Residential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Allowance for Credit Losses:
Beginning Balance:	$800	$310	$112	$2,610	$1,462	$3	$12	$26	$5,335
Charge offs	(529)	(302)	—	(1,233)	(1,804)	—	(8)	(23)	(3,899)
Recoveries	135	105	—	256	4	—	—	16	516
Provision	260	364	124	282	2,620	—	7	5	3,662

Ending Balance:	$666	$477	$236	$1,915	$2,282	$3	$11	$24	$5,614
Balance, Individually Evaluated	$17	$—	$9	$487	$562	$—	$—	$—	$1,075
Balance, Collectively Evaluated	$649	$477	$227	$1,428	$1,720	$3	$11	$24	$4,539
Financing receivables:
Ending Balance	$121,701	$35,595	$17,821	$42,325	$59,123	$1,189	$3,441	$7,004	$288,199
Ending Balance: individually evaluated for impairment	$5,992	$1,652	$1,051	$14,000	$7,177	$—	$28	$240	$30,140
Ending Balance: collectively evaluated for impairment	$102,175	$28,561	$16,019	$27,914	$47,307	$1,189	$3,330	$5,616	$232,111
Ending Balance: loans acquired at fair value	$13,534	$5,382	$751	$411	$4,639	$—	$83	$1,148	$25,948

For the year ended June 30, 2011:

Allowance for Credit Losses and Recorded Investment in Loans Receivable

	One- to Four- Family Mortgage Owner- Occupied	Consumer	One- to Four- Family Mortgage Non-owner- Occupied	Multi- Family Mortgage	Non- Residential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Allowance for Credit Losses:
Beginning Balance:	$419	$908	$—	$3,159	$3,298	$4	$10	$221	$8,019
Charge offs	(803)	(959)	—	(2,008)	(3,065)	—	—	(38)	(6,873)
Recoveries	26	15	—	—	7	—	—	1	49
Provision	1,158	346	112	1,459	1,222	(1)	2	(158)	4,140

Ending Balance:	$800	$310	$112	$2,610	$1,462	$3	$12	$26	$5,335
Balance, Individually Evaluated	$18	$—	$—	$1,573	$—	$—	$—	$—	$1,591
Balance, Collectively Evaluated	$782	$310	$112	$1,037	$1,462	$3	$12	$26	$3,744
Financing receivables:
Ending Balance	$112,902	$36,639	$18,251	$46,296	$65,156	$1,084	$3,985	$6,521	$290,834
Ending Balance: individually evaluated for impairment	$—	$—	$531	$11,223	$4,545	$167	$—	$—	$16,466
Ending Balance: collectively evaluated for impairment	$97,258	$29,640	$16,744	$34,568	$53,694	$917	$3,743	$4,183	$240,747
Ending Balance: loans acquired at fair value	$15,644	$6,999	$976	$505	$6,917	$—	$242	$2,338	$33,621

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency (“OCC”) has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as special mention, we account for those classifications when establishing a general allowance for loan losses. If we classify an asset as substandard, doubtful or loss, we evaluate the need to establish a specific allocation for the asset at that time or charge off a portion of the loan if there is a known loss.

The following table illustrates certain disclosures required by ASC 310-10-50-29(b) at June 30, 2012 and 2011.

At June 30, 2012:

Credit Risk Profile by Internally Assigned Grade

	One- to Four- Family Mortgage Owner-Occupied	Consumer	One- to Four- Family Mortgage Non-Owner- Occupied	Multi- Family Mortgage	Non- Residential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Grade:
Pass	$108,642	$34,380	$11,836	$15,423	$30,379	$510	$2,577	$6,015	$209,762
Watch	6,503	683	4,059	10,223	11,250	479	836	615	34,648
Special mention	268	24	827	347	10,249	—	—	—	11,715
Substandard	6,288	508	1,099	16,332	7,245	200	28	374	32,074

Total:	$121,701	$35,595	$17,821	$42,325	$59,123	$1,189	$3,441	$7,004	$288,199

At June 30, 2011:

Credit Risk Profile by Internally Assigned Grade

	One- to Four- Family Owner- Occupied Mortgage	Consumer	One- to Four- Family Non- Owner-Occupied Mortgage	Multi- Family Mortgage	Non- Residential Real Estate	Construction	Land	Commercial and Agricultural	Total
	(In thousands)
Grade:
Pass	$100,380	$35,893	$13,234	$17,140	$36,307	$273	$2,663	$4,208	$210,098
Watch	6,805	378	2,865	13,023	11,845	644	1,322	1,911	38,793
Special mention	1,002	127	1,030	1,593	9,573	—	—	163	13,488
Substandard	4,715	241	1,122	14,540	7,431	167	—	239	28,455

Total:	$112,902	$36,639	$18,251	$46,296	$65,156	$1,084	$3,985	$6,521	$290,834

The following table illustrates certain disclosures required by ASC 310-10-50-7A for gross loans.

At June 30, 2012:

Age Analysis of Past Due Loans Receivable

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Total Current	Total Loans Receivable
	(In thousands)
One- to four-family mortgage – owner-occupied	$1,764	$355	$993	$3,112	$118,589	$121,701
Consumer	195	15	274	484	35,111	35,595
One- to four-family mortgage – non-owner- occupied	947	—	53	1,000	16,821	17,821
Multi-family mortgage	489	—	—	489	41,836	42,325
Nonresidential real estate mortgage – commercial and office buildings	207	306	698	1,211	57,912	59,123
Construction	—	—	—	—	1,189	1,189
Land	—	—	—	—	3,441	3,441
Commercial and agricultural	246	—	—	246	6,758	7,004

Total	$3,848	$676	$2,018	$6,542	$281,657	$288,199

At June 30, 2011:

Age Analysis of Past Due Loans Receivable
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Total Current	Total Loans Receivable
	(In thousands)
One- to four-family mortgage – owner- occupied	$978	$995	$939	$2,912	$109,990	$112,902
Consumer	425	187	54	666	35,973	36,639
One- to four-family mortgage – non- owner-occupied	177	98	301	576	17,675	18,251
Multi-family mortgage	—	—	—	—	46,296	46,296
Nonresidential real estate mortgage – commercial and office buildings	732	307	—	1,039	64,117	65,156
Construction	—	—	—	—	1,084	1,084
Land	—	—	—	—	3,985	3,985
Commercial and agricultural	240	—	204	444	6,077	6,521

Total	$2,552	$1,587	$1,498	$5,637	$285,197	$290,834

The following table illustrates certain disclosures required by ASC 310-10-50-15.

	Impaired Loans For the Year Ended June 30, 2012

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Interest Income Recognized	Average Recorded Investment
	(In thousands)
With an allowance recorded:
One- to four-family mortgage – owner occupied	$40	$70	$(17)	$—	$33
Consumer	—	—	—	—	—
One- to four-family mortgage – nonowner-occupied	476	485	(9)	14	238
Multi-family mortgage	4,266	4,754	(487)	119	5,375
Nonresidential real estate mortgage – commercial and office buildings	4,915	6,661	(562)	61	2,457
Construction	—	—	—	—	—
Land	—	—	—	—	—
Commercial and agricultural	—	—	—	—	—

Total	$9,697	$11,970	$(1,075)	$194	$8,103

	Impaired Loans For the Year Ended June 30, 2012

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Interest Income Recognized	Average Recorded Investment
	(In thousands)
Without an allowance recorded:
One- to four-family mortgage – owner-occupied	$6,476	$7,353	$—	$96	$6,293
Consumer	508	1,168	—	40	254
One- to four-family mortgage – non-owner-occupied	285	403	—	2	260
Multi-family mortgage	9,247	12,923	—	230	7,865
Nonresidential real estate mortgage – commercial and office buildings	1,709	4,216	—	39	4,510
Construction	—	—	—	—	—
Land	28	49	—	—	14
Commercial and agricultural	240	249	—	13	120

Total	$18,493	$26,361	$—	$420	$19,316

	Impaired Loans For the Year Ended June 30, 2012
	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Interest Income Recognized	Average Recorded Investment
	(In thousands)

One- to four-family mortgage – owner-occupied	$6,516	$7,423	$(17)	$96	$6,326
Consumer	508	1,168	—	40	254
One- to four-family mortgage – non-owner-occupied	761	888	(9)	16	498
Multi-family mortgage	13,513	17,677	(487)	349	13,240
Nonresidential real estate mortgage – commercial and office buildings	6,624	10,877	(562)	100	6,967
Construction	—	—	—	—	—
Land	28	49	—	—	14
Commercial and agricultural	240	249	—	13	120

Total	$28,190	$38,331	$(1,075)	$614	$27,419

	Impaired Loans For the Year Ended June 30, 2011
	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Interest Income Recognized	Average Recorded Investment
	(In thousands)
With an allowance recorded:
One- to four-family mortgage – owner-occupied	$26	$44	$(18)	$2	$26
Consumer	—	—	—	—	—
One- to four-family mortgage – nonowner-occupied	—	—	—	—	—
Multi-family mortgage	6,484	8,057	(1,573)	278	5,637
Nonresidential real estate mortgage – commercial and office buildings	—	—	—	—	—

Total	$6,510	$8,101	$(1,591)	$280	$5,663

	Impaired Loans For the Year Ended June 30, 2011
	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Interest Income Recognized	Average Recorded Investment
	(In thousands)
Without an allowance recorded:
One- to four-family mortgage – owner-occupied	$6,111	$6,301	$—	$148	$3,661
Consumer	—	—	—	—	—
One- to four-family mortgage – non-owner-occupied	234	352	—	7	117
Multi-family mortgage	6,483	6,483	—	108	5,261
Nonresidential real estate mortgage – commercial and office buildings	7,311	7,443	—	100	7,115

Total	$20,139	$20,580	$—	$363	$16,174

	Impaired Loans For the Year Ended June 30, 2011

	Recorded Investment	Unpaid Principal Balance	Specific Allowance	Interest Income Recognized	Average Recorded Investment
	(In thousands)

One- to four-family mortgage – owner-occupied	$6,137	$6,345	$(18)	$150	$3,687
Consumer	—	—	—	—	—
One- to four-family mortgage – non-owner-occupied	234	352	—	7	117
Multi-family mortgage	12,967	14,541	(1,573)	386	10,898
Nonresidential real estate mortgage – commercial and office buildings	7,311	7,443	—	100	7,115

Total	$26,649	$28,681	$(1,591)	$643	$21,817

Impaired loans at June 30, 2012 include TDRs with a principal balance of $23.1 million and a recorded investment of $22.4 million. The Bank did not have any investments in subprime loans at June 30, 2012 or 2011. Impaired loans at June 30, 2011 included TDRs with a principal balance of $24.9 million and a recorded investment of $23.8 million.

ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, requires acquired loans to be recorded at fair value and prohibits carrying over valuation allowances when initially accounting for acquired impaired loans. Loans carried at fair value, mortgage loans held for sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of this pronouncement. It limits the yield that may be accreted to the excess of the undiscounted expected cash flows over the investor’s initial investment in the loan. The excess of the contractual cash flows over expected cash flows may not be recognized as an adjustment of yield. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life. Decreases in expected cash flows are recognized as impairments.

The Company acquired loans pursuant to the acquisition of the Integra branches in June 2010. The Company reviewed the loan portfolio at acquisition to determine whether there was evidence of deterioration of credit quality since origination and if it was probable that it will be unable to collect all amounts due according to the loan’s contractual terms. When both conditions existed, the Company accounted for each loan individually, considered expected prepayments, and estimated the amount and timing of discounted expected principal, interest, and other cash flows (expected at acquisition) for each loan. The Company determined the excess of the loan’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted into interest income (nonaccretable difference). The remaining amount, representing the excess of the loan’s cash flows expected to be collected over the amount paid, is accreted into interest income over the remaining life of the loan (accretable yield).

Over the life of the loan, the Company continues to estimate cash flows expected to be collected. The Company evaluates at the balance sheet date whether the present value of its loans determined using the effective interest rates has decreased, and if so, the Company establishes a valuation allowance for the loan. Valuation allowances for acquired loans reflect only those losses incurred after acquisition; that is, the present value of cash flows expected at acquisition that are not expected to be collected. Valuation allowances are established only subsequent to our acquisition of the loans. For loans that are not accounted for as debt securities, the present value of any subsequent increase in the loan’s or pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that loan. For any remaining increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s remaining life.

The following table depicts the accretable yield (in thousands) at the beginning and end of the period.

Balance, June 30, 2010	$1,400
Accretion	124

Balance, June 30, 2011	$1,276
Accretion	182

Balance, June 30, 2012	$1,094

NOTE 5 – OTHER REAL ESTATE OWNED

Other real estate owned consists of the following at:

	June 30,
	2012	2011
	(In thousands)

One- to four-family residential	$95	$—
Land	340	340
Allowance for losses on real estate owned	(238)	(201)

	$197	$139

Activity in the allowance for losses on real estate owned is as follows:

	For the Year Ended June 30,
	2012	2011
	(In thousands)

Balance, beginning of period	$201	$212
Allowance for losses on real estate owned	47	—
Charged off upon sale of property	(10)	(11)

Balance, end of period	$238	$201

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:

	June 30,
	2012	2011
	(In thousands)

Land and land improvements	$3,013	$3,013
Building and building improvements	4,788	4,759
Furniture and equipment	3,966	3,871

	11,767	11,643
Less: accumulated depreciation	4,705	4,247

	$7,062	$7,396

NOTE 7 – DEPOSITS

Deposits at June 30, 2012 and 2011 consist of the following:

	June 30, 2012		June 30, 2011
	Weighted Average Rate	Balance	Weighted Average Rate	Balance
	(Dollars in thousands)

Demand deposit accounts	0.25%	$119,383	0.30%	$112,675
Savings	0.33	80,023	0.40	70,137
Money market deposit accounts	0.49	36,212	0.50	33,939

Total demand and passbook deposits		235,618		216,751

Certificates of deposit:
Less than 12 months	0.67%	28,568	1.05%	58,473
12 months to 24 months	1.19	90,561	1.71	77,496
24 months to 36 months	1.87	5,990	2.71	7,366
More than 36 months	2.77	23,497	3.10	14,648
Individual retirement accounts	2.23	42,733	2.78	38,357

Total certificates of deposit		$191,349		$196,340

Total deposit accounts		$426,967		$413,091

Interest expense on deposits is as follows:

	For the Year Ended June 30
	2012	2011
	(In thousands)

NOW and money market accounts	$596	$820
Savings	275	273
Certificates of deposit	3,305	4,423

	$4,176	$5,516

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $90,004,000 and $91,772,000 at June 30, 2012 and 2011, respectively. Individual deposits with denominations of more than $250,000 are not federally insured.

Total noninterest-bearing deposits were $57,771,000 and $30,844,000 at June 30, 2012 and 2011, respectively. Municipal deposits totaled $103,086,000 and $111,251,000 at June 30, 2012 and 2011, respectively.

Maturities of certificate accounts are as follows:

	June 30, 2012	June 30, 2011
	(In thousands)

One year or less	$117,645	$119,629
1 – 2 years	37,951	49,892
2 – 3 years	22,398	13,510
3 – 4 years	3,824	11,851
4 – 5 years	9,207	1,297
Over 5 years	324	161

Total	$191,349	$196,340

NOTE 8 – GOODWILL AND ACQUISITION INTANGIBLES

On June 4, 2010 the Company completed the purchase of three banking offices of Integra Bank Corporation’s wholly-owned bank subsidiary, Integra Bank N.A., located in Milan, Versailles, and Osgood, Indiana and a portfolio of selected loans originated by other offices of Integra Bank. This acquisition was consistent with the Bank’s strategy to strengthen and expand its Southeast Indiana market share. This transaction added $53.0 million in deposits and $45.9 million in loans. The deposits were purchased at a premium of 4.50%. As a result of the acquisition, the Company recorded a core deposit intangible asset of $1,400,000 and goodwill of $2,522,000.

Goodwill

As required by current accounting rules, the Company completed its annual goodwill impairment testing as of June 30, 2012. In performing this assessment, the carrying value of the reporting unit was compared to its estimated fair value, as calculated by a discounted present value of cash flows method. The estimated fair value exceeded the carrying value and, therefore, no impairment charge was recorded.

Intangible Assets

The Integra acquisition included a core deposit intangible asset of $1,400,000. Amortization expense for the years ended June 30, 2012 and 2011 totaled $158,000 and $372,000, respectively. Amortization of the core deposit intangible for future years is as follows (in thousands):

2013	$180
2014	143
2015	118
2016	117
2017	117
2018 and thereafter	195

$870

NOTE 9 – FAIR VALUES OF ASSETS AND LIABILITIES

The estimated fair values of the Company’s financial instruments are as follows:

	June 30,
	2012		2011
	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value
	(In thousands)
Financial assets:
Cash and interest-bearing deposits	$29,079	$29,079	$31,159	$31,159
Investment securities available for sale	21,275	21,275	49,230	49,230
Investment securities held to maturity	493	493	564	564
Mortgage-backed securities	124,621	124,621	74,119	74,119
Loans receivable and loans held for sale	283,547	280,244	286,073	280,040
Accrued interest receivable	1,722	1,722	1,972	1,972
Investment in FHLB stock	6,588	6,588	2,507	2,507

Financial liabilities:
Deposits	$426,967	$429,208	$413,091	$414,794
Accrued interest payable	33	33	47	47
FHLB advances	10,833	10,911	1,833	1,874
Off-balance sheet items	—	—	—	—

As discussed in Note 1, Basis of Presentation and Summary of Significant Accounting Pronouncements, ASC 820-10-50-2 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Fair value methods and assumptions are set forth below for each type of financial instrument. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 2 securities include U.S. Government and agency mortgage-backed securities, U.S. Government agency bonds, municipal securities, and other real estate owned. If quoted market prices are not available, the Bank utilizes a third party vendor to calculate the fair value of its available for sale securities. The third party vendor uses quoted prices of securities with similar characteristics when available. If such quotes are not available, the third party vendor uses pricing models or discounted cash flow models with observable inputs to determine the fair value of these securities. For other real estate owned, the Bank utilizes appraisals obtained from independent third parties to determine fair value.

Fair value measurements for certain assets and liabilities measured at fair value on a recurring basis:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
June 30, 2012:
Mortgage-backed securities	$124,621	$—	$124,621	$—
Municipal bonds	21,148	—	21,148	—
Other equity securities	127	127	—	—

June 30, 2011:
Mortgage-backed securities	$74,119	$—	$74,119	$—
U.S. Government corporations and agencies	28,856	—	28,856	—
Municipal bonds	20,244	—	20,244	—
Other equity securities	130	130	—	—

Fair value measurements for certain assets and liabilities measured at fair value on a nonrecurring basis:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
	(In thousands)
June 30, 2012:
Other real estate owned	$197	$—	$197	$—
Loans available for sale	393	—	393	—
Impaired loans	28,190	—	28,190	—

June 30, 2011:
Other real estate owned	$139	$—	$139	$—
Loans held for sale	196	—	196	—
Impaired loans	25,202	—	25,202	—

The adjustments to other real estate owned and impaired loans are based primarily on current appraisals of the real estate cash flow analysis or other observable market prices.

NOTE 10 – BORROWED FUNDS

Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB held by the Bank and a blanket pledge agreement for qualifying first mortgage loans. The Bank had $10,833,000 and $1,833,000 in outstanding FHLB advances at June 30, 2012 and 2011, respectively. At June 30, 2012, the Bank had seven outstanding advances from the FHLB, including six new advances totaling $10,000,000 during the current year at interest rates ranging from 0.63% to 2.63%. These advances require monthly interest payments and mature at dates ranging from January 2015 through January 2022. At June 30, 2011, the Bank had only one advance from the FHLB. The original amount of this advance was $5,000,000 at a fixed interest rate of 3.2%. Principal payments of $83,000 are due on a monthly basis until the loan is paid in full in April 2013. Interest payments are also due at the time that the principal payment is made. The weighted average interest rate on outstanding FHLB advances as of June 30, 2012 is 1.74%. Maturities of FHLB advances are as follows (in thousands):

2013	$833
2014	—
2015	2,000
2016	1,000
2017	1,500
Thereafter	5,500

Total	$10,833

NOTE 11 – EMPLOYEE BENEFIT PLANS

401(k) Profit Sharing Plan

The Bank has a standard 401(k) profit sharing plan. Eligible participants must be at least 18 years of age and have one year of service. The Bank makes matching contributions based on each employee’s deferral contribution. Total expense under the plan for the years ended June 30, 2012 and 2011 totaled $124,000 and $123,000, respectively.

ESOP

As of June 30, 2012 and 2011, the ESOP owned 151,632 and 202,061 shares, respectively, of the Company’s common stock, which were held in a suspense account until released for allocation to the participants. Additionally, as of June 30, 2012, the Company had committed to release from suspense 16,644 shares. The Company recognized compensation expense of $180,000 and $204,000 during the years ended June 30, 2012 and 2011, respectively, which equals the fair value of the ESOP shares during the periods in which they became committed to be released. The fair value of the unearned ESOP shares approximated $1,024,000 at June 30, 2012.

Contributions to the ESOP and shares released from the suspense account will be allocated to each eligible participant based on the ratio of each such participant’s compensation, as defined in the ESOP, to the total compensation of all eligible plan participants. Participants become 100% vested in their accounts upon three years of service. Participants with less than three years of service are 0% vested in their accounts.

The term loan, which bears interest at 7.75%, is payable in fifteen annual installments of $370,000 through December 31, 2020. Shares purchased with the loan proceeds are initially pledged as collateral for the term loan and are held in a suspense account for future allocation to the ESOP participants. Each plan year, in addition to any discretionary contributions, the Company shall contribute cash to the ESOP to enable the ESOP to make its principal and interest payments under the term loan. Company contributions may be increased by any investment earnings attributable to such contributions and any cash dividends paid with respect to Company stock held by the ESOP.

Deferred Compensation

In March 2002, the Bank adopted a supplemental retirement income program with selected officers and board members. To fund this plan, the Bank purchased single-premium life insurance policies on each officer and director, at a cumulative total cost of $5,100,000. During the year ended June 30, 2011, an additional insurance policy on a new director was purchased at a cost of $500,000. During the year ended June 30, 2012, policies were increased to offset and recover existing benefit expenses. The cash surrender value of these policies was $10,010,000 and $7,882,000 at June 30, 2012 and 2011, respectively. The directors’ liability is accrued based on life expectancies, return on investment and a discount rate. For the officers, an annual contribution based on actuarial assumptions is made to a secular trust with the employee as the beneficiary. Deferred compensation payments are funded by available assets in the secular trust. No further funding is required by the Bank, with the exception that upon a change in control of the Bank, the plan provides for full supplemental benefits which would have occurred at age 65.

Future expected contributions for the funding of officers’ deferred compensation are as follows:

2013	$507,000
2014	272,000
2015	173,000
2016	165,000
2017	160,000
2018 and thereafter	534,000

$1,811,000

At June 30, 2012 and 2011, the Bank had accrued directors’ supplemental retirement expense of $1,265,000 and $1,304,000, respectively. Officers and directors supplemental retirement expense totaled $473,000 and $397,000 for the years ended June 30, 2012 and 2011, respectively.

Supplemental Executive Retirement Plan

A Supplemental Executive Retirement Plan (SERP) was established to provide participating executives (as determined by the Company’s Board of Directors) with benefits that cannot be provided under the 401(k) Profit Sharing Plan or ESOP as a result of limitations imposed by the Internal Revenue Code. The SERP will also provide benefits to eligible employees if they retire or are terminated following a change in control before the complete allocation of shares under the ESOP. SERP expense totaled $6,000 and $6,000 for the years ended June 30, 2012 and 2011, respectively.

Employee Severance Compensation Plan

An Employee Severance Compensation Plan (Severance Plan) was established to provide eligible employees with severance benefits if a change in control of the Bank occurs causing involuntary termination of employment in a comparable position. Employees are eligible upon the completion of one year of service. Under the Severance Plan, eligible employees will be entitled to severance benefits ranging from one month of compensation, as defined in the plan, up to 199% of compensation. Such benefits are payable within five business days of termination of employment.

NOTE 12 – STOCK-BASED COMPENSATION

In November 2006, the Company adopted the United Community Bancorp 2006 Equity Incentive Plan (Equity Incentive Plan) for the issuance of restricted stock, incentive stock options and non-statutory stock options to employees, officers and directors of the Company. The aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the Equity Incentive Plan is 580,630. Of the total shares available, 414,736 may be issued in connection with the exercise of stock options and 165,894 may be issued as restricted stock. The maximum number of shares of common stock that may be covered by options granted under the Equity Incentive Plan to any one person during any one calendar year is 103,684.

In December 2006, the Board of Directors of the Company authorized the funding of a trust that purchased 165,894 shares of the Company’s outstanding common stock to be used to fund restricted stock awards granted under the Equity Incentive Plan.

In December 2006, the Company granted restricted stock awards totaling 149,297 shares of common stock, incentive stock option awards totaling 219,446 shares of common stock and non-statutory stock option awards totaling 153,815 shares of common stock. These awards vested at 20% annually from January 2008 through January 2012. The restricted stock awards were valued at the stock price on the date of grant, or $11.53 per share. The stock options were valued using the Black Scholes option pricing model with the following assumptions: expected volatility of 11.49%, risk-free interest rate of 4.6%, expected term of ten years and expected dividend yield of 2.3%.

During the year ended June 30, 2012, 27,702 restricted share awards and 69,260 stock options became fully vested. During the year ended June 30, 2011, 27,703 restricted share awards and 69,261 stock options became fully vested. Total recognized compensation expense for the years ended June 30, 2012 and 2011 was $48,000 and $157,000, respectively. There is no remaining unvested expense as of June 30, 2012 that will be recorded as expense in future periods.

Information related to stock options for the years ended June 30, 2012 and 2011 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term

Outstanding at June 30, 2010	346,304	$11.53
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at June 30, 2011	346,304	11.53
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at June 30, 2012	346,304	$11.53	4.5 years

Exercisable at June 30, 2012	346,304	$11.53	4.5 years

Fair value of options		$2.37

A summary of the status of unvested stock options for the years ended June 30, 2012 and 2011 is as follows:

	Shares	Weighted Average Grant Date Fair Value

Outstanding at June 30, 2010	138,521	$2.37
Granted	—	—
Vested	(69,261)	2.37
Forfeited	—	—

Outstanding at June 30, 2011	69,260	$2.37
Granted	—	—
Vested	(69,260)	2.37
Forfeited	—	—

Outstanding at June 30, 2012	—	$—

Information related to restricted stock grants for the years ended June 30, 2012 and 2011 is as follows:

	Shares	Weighted Average Grant Date Fair Value

Outstanding at June 30, 2010	55,405	$11.53
Granted	—	—
Vested	(27,703)	(11.53)
Forfeited	—	—

Outstanding at June 30, 2011	27,702	11.53
Granted	—	—
Vested	(27,702)	(11.53)
Forfeited	—	—

Outstanding at June 30, 2012	—	$—

NOTE 13 – SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended June 30,
	2012	2011
	(In thousands)
Supplemental disclosure of cash flow information is as follows:
Cash paid during the period for:
Income taxes, net of refunds received	$128	$733
Interest	$4,294	$5,666
Supplemental disclosure of non-cash investing and financing activities is as follows:
Unrealized gains (losses) on securities designated as available for sale, net of tax	$20	$(45)
Transfers of loans to other real estate owned	$594	$393

NOTE 14 – COMMITMENTS

Leases

The Bank is party to various operating leases for property and equipment. Lease expense for the years ended June 30, 2012 and 2011 was $16,000 and $56,000, respectively.

Future minimum lease payments under these lease agreements are as follows as of June 30, 2012:

2013	$16,000
2014	16,000
2015	1,000

$33,000

The Bank entered into lease agreements with various tenants who lease space from the Bank in certain locations where the Bank has a branch office. Revenue from these leases for the years ended June 30, 2012 and 2011 was $28,000 and $39,000, respectively.

Future minimum lease payments under these lease agreements are as follows as of June 30, 2012:

2013	$23,000
2014	23,000
2015	23,000
2016	14,000

$83,000

Loans

In the ordinary course of business, the Bank has various outstanding commitments to extend credit that are not reflected in the accompanying consolidated financial statements. These commitments involve elements of credit risk in excess of the amounts recognized in the balance sheet.

The Bank uses the same credit policies in making commitments for loans as it does for loans that have been disbursed and recorded in the consolidated balance sheet. The Bank generally requires collateral when it makes loan commitments, which generally consists of the right to receive first mortgages on improved or unimproved real estate when performance under the contract occurs.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some portions of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Certain of these commitments are for fixed-rate loans, and, therefore, their values are subject to market risk as well as credit risk. Generally, these commitments do not extend beyond 90 days.

At June 30, 2012 the Bank’s total commitment to extend credit at variable rates was $29,144,000. The amount of fixed-rate commitments was approximately $911,000 at June 30, 2012. The fixed-rate loan commitments at June 30, 2012 have interest rates ranging from 2.88% to 3.88%. In addition, the Bank had $334,000 of letters of credit outstanding at June 30, 2012.

At June 30, 2011 the Bank’s total commitment to extend credit at variable rates was $26,709,000. The amount of fixed-rate commitments was approximately $679,000 at June 30, 2011. The fixed-rate loan commitments at June 30, 2011 have interest rates ranging from 3.00% to 5.00%. In addition, the Bank had $590,000 of letters of credit outstanding at June 30, 2011.

NOTE 15 – RELATED PARTY TRANSACTIONS

Loans to executive officers, directors and their affiliated companies, totaled $3,481,000 and $3,923,000 at June 30, 2012 and 2011, respectively. All loans were current at June 30, 2012 and 2011, respectively.

The activity in loans to executive officers, directors and their affiliated companies are as follows:

	For the Year Ended June 30,
	2012	2011
	(In thousands)

Beginning balance	$3,923	$3,517
New loans	348	533
Payments on loans	(790)	(127)

Ending balance	$3,481	$3,923

Deposits from officers and directors and affiliates totaled $1,337,000 and $1,626,000 at June 30, 2012 and 2011, respectively.

NOTE 16 – REGULATORY CAPITAL

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulation involve quantitative measures of assets, liabilities, and certain off balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action that, if undertaken, could have a direct material effect on the consolidated financial statements.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept broker deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. In October, 2011, the most recent regulatory notifications categorized the Bank as well capitalized. There are no conditions or events since that notification that management believes have changed the institution’s category. Management believes that, under current regulatory capital regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future.

On June 7, 2012, the Federal Reserve Board issued a final rule substantially amending the regulatory risk-based capital rules applicable to the Company and the Bank. The FDIC and the OCC subsequently approved a similar final rule on June 13, 2012. The final rules set forth certain changes for the calculation of risk-weighted assets, which we would be required to utilize beginning January 1, 2013. The standardized approach proposed rule utilizes an increased number of credit risk exposure categories and risk weights, and also addresses: (i) a proposed alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; (iv) revised capital treatment for derivatives and repo-style transactions; and (v) disclosure requirements for top-tier banking organizations with $50 billion or more in total assets that are not subject to the “advance approach rules” that apply to banks with greater than $250 billion in consolidated assets.

On August 30, 2012, the federal banking agencies issued proposed rules that would implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements. The proposed rules are subject to a comment period running through October 22, 2012.

The proposed rules include new risk-based capital and leverage ratios, which would be phased in from 2013 to 2019, and would revise the definition of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to the Company and the Bank under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The proposed rules would also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

The following tables summarize the Bank’s capital amounts and the ratios required:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2012
Tier 1 capital to risk-weighted assets	$45,283	17.79%	$10,180	4%	$15,270	6%
Total capital to risk-weighted assets	48,476	19.05	20,360	8	25,451	10
Tier 1 capital to adjusted total assets	45,283	9.24	19,602	4	24,502	5
Tangible capital to adjusted total assets	45,283	9.24	7,351	1.5	NA	NA

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2011
Tier 1 capital to risk-weighted assets	$45,709	16.22%	$11,271	4%	$16,906	6%
Total capital to risk-weighted assets	49,213	17.47	22,416	8	28,177	10
Tier 1 capital to adjusted total assets	45,709	9.80	18,665	4	23,331	5
Tangible capital to adjusted total assets	45,709	9.80	6,999	1.5	NA	NA

Dividends from the Bank are one of the major sources of funds for the Company. These funds aid the parent company in payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. As of June 30, 2012, the Bank has never paid dividends to the Company in excess of regulatory limits.

Reconciliation of GAAP equity to regulatory capital is as follows for the Bank:

	June 30,
	2012	2011
	(In thousands)

GAAP equity	$49,961	$49,820
Intangible assets, net	(3,393)	(3,550)
Unrealized gain on securities available for sale	(529)	(506)
Disallowed servicing rights (10%)	(54)	(55)
Disallowed deferred tax assets	(702)	—

Tier 1 capital	45,283	45,709
General allowance for loan losses	3,193	3,504

Tangible capital	$48,476	$49,213

NOTE 17 – INCOME TAXES

The components of the provision (benefit) for income taxes are summarized as follows:

	For the Year Ended June 30,
	2012	2011
	(In thousands)
Current tax expense (benefit):
Federal	$813	$(971)
State	114	(239)

	927	(1,210)

Deferred tax expense (benefit):
Federal	(162)	1,404
State	23	307

	(139)	1,711

	$788	$501

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 30, 2012 and 2011 are as follows:

	June 30,
	2012	2011
	(In thousands)
Deferred tax assets arising from:
Loan loss allowance	$2,158	$2,080
Reserve for loss on real estate owned	—	79
Vacation and bonus accrual	231	303
Supplemental retirement	362	425
Stock-based compensation	140	251
Charitable contributions	15	63
Acquisition-related expenses	159	174
State depreciation differences	65	73
Amortization of intangible assets	3	43
Yield adjustment for purchased loans and deposits	425	513
Nonaccrual interest	145	—
Reserve for loss on deposit accounts	52	62
AMT credit carryforward	5	5
Federal net operating loss carryforward	417	—
Unrealized gain in market value of loans held for sale	—	5
Post-retirement health care benefits	49	50

Total deferred tax assets	$4,226	$4,126

Deferred tax liabilities arising from:
Mortgage servicing rights	(206)	(214)
Depreciation	(348)	(393)
Deferred loan fees	(355)	(278)
Unrealized gain in market value of investments	(313)	(361)

Total deferred tax liabilities	$(1,222)	$(1,246)

Net deferred tax asset	$3,004	$2,880

The rate reconciliation is as follows:

	For the Year Ended June 30,
	2012	2011
	(In thousands)

Federal income taxes at statutory rate	$945	$568
State taxes, net of federal benefit and impact of future change in state tax rates	98	148
Deferred tax adjustment for vested restricted shares	57	40
Increase (decrease) in taxes resulting primarily from:
Non-taxable income on bank-owned life insurance	(109)	(93)
Non-deductible stock-based compensation	3	10
Tax exempt income	(243)	(203)
Expiration of charitable contribution	—	83
Non-cash charitable contribution	—	(53)
Other	37	1

	$788	$501

Retained earnings at June 30, 2012, and 2011, include approximately $749,000 related to the pre-1987 allowance for loan losses for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. If the Bank no longer qualifies as a bank, or in the event of a liquidation of the Bank, income would be created for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was approximately $255,000.

The Company accounts for uncertainty in tax positions under ASC 275-10-50-8. The Company had no unrecognized tax benefits as of June 30, 2012 and 2011. The Company recognized no interest and penalties on the underpayment of income taxes during fiscal years June 30, 2012 and 2011, and had no accrued interest and penalties on the balance sheet as of June 30, 2012 and 2011. The Company has no tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase with the next twelve months. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for tax years ending on or before June 30, 2008.

NOTE 18 – PARENT ONLY FINANCIAL STATEMENTS

The following condensed financial statements summarize the financial position of the Company (parent company only) as of June 30, 2012 and 2011, and the results of its operations and cash flows for the fiscal years ended June 30, 2012 and 2011 (all amounts in thousands):

UNITED COMMUNITY BANCORP

STATEMENTS OF FINANCIAL CONDITION

June 30, 2012 and 2011

	2012	2011
Assets
Cash and cash equivalents	$2,029	$1,502
Securities available for sale – at estimated market value	127	130
Accrued interest receivable	67	78
Deferred income taxes	447	30
Prepaid expenses and other assets	2,382	2,679
Investment in United Community Bank	49,961	49,820

	$55,013	$54,239

Liabilities and Stockholders’ Equity
Other liabilities	$25	$93
Stockholders’ equity	54,988	54,146

	$55,013	$54,239

UNITED COMMUNITY BANCORP

STATEMENTS OF OPERATIONS

June 30, 2012 and 2011

	2012	2011
Interest income:
ESOP loan	$145	$168
Securities	8	8
Other income:
Equity in earnings of United Community Bank	2,118	1,350

Net revenue	2,271	1,526

Operating expenses:
Other operating expenses	364	333

Income before income taxes	1,907	1,193
Income tax expense (benefit)	(82)	23

Net income	$1,989	$1,170

UNITED COMMUNITY BANCORP

STATEMENTS OF CASH FLOWS

June 30, 2012 and 2011

	2012	2011
Operating activities:
Net income	$1,989	$1,170

Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of United Community Bank	(2,118)	(1,350)
Dividends received from United Community Bank	2,000	—
Shares committed to be released	180	(87)
Amortization and expense of stock-based compensation plans	48	157
Deferred income taxes	(417)	214
Effects of change in assets and liabilities	240	(5)

	1,922	99

Financing activities:
Purchase of treasury stock	(31)	(37)
Dividends paid to stockholders	(1,364)	(1,357)

	(1,395)	(1,394)

Net increase (decrease) in cash and cash equivalents	527	(1,295)
Cash and cash equivalents at beginning of year	1,502	2,797

Cash and cash equivalents at end of year	$2,029	$1,502

NOTE 19 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present quarterly financial information for the Company for 2012 and 2011:

	For the Year Ended June 30, 2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands)

Interest income	$4,509	$4,290	$4,700	$4,687
Interest expense	1,054	1,025	1,057	1,152

Net interest income	3,455	3,265	3,643	3,535
Provision for loan losses	1,750	333	681	898

Net interest income after provision for loan losses	1,705	2,932	2,962	2,637

Other income	1,758	888	1,205	1,126
Other expense	3,090	3,056	3,141	3,149

Income before income taxes	373	764	1,026	614
Provision for income taxes	29	307	314	138

Net income	$344	$457	$712	$476

	For the Year Ended June 30, 2011
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands)

Interest income	$4,907	$4,876	$5,033	$5,030
Interest expense	1,233	1,286	1,433	1,635

Net interest income	3,674	3,590	3,600	3,395
Provision for loan losses	755	2,204	538	643

Net interest income after provision for loan losses	2,919	1,386	3,062	2,752
Other income	1,275	795	973	995
Other expense	3,082	2,949	3,204	3,251

Income (loss) before income taxes	1,112	(768)	831	496
Provision (benefit) for income taxes	316	(125)	131	179

Net income (loss)	$796	$(643)	$700	$317

You should rely only on the information contained in this prospectus. Neither United Community Bank nor United Community Bancorp has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for United Community Bank)

Up to

4,013,888 Shares

COMMON STOCK

Prospectus

November 9, 2012

Until December 9, 2012, or 25 days after commencement of the syndicated offering or firm commitment underwritten offering, if any, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.